     As filed with the Securities and Exchange Commission on April 12, 2000
                                                       Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------
                                 Tuboscope Inc.
             (Exact name of Registrant as specified in its charter)

         Delaware                    1389                    76-0252850
                              (Primary Standard           (I.R.S. Employer
     (State or other      Industrial Classification     Identification No.)
     jurisdiction of             Code Number)
     incorporation or
      organization)

                                2835 Holmes Road
                              Houston, Texas 77051
                                 (713) 799-5100
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                             James F. Maroney, III
                 Vice President, Secretary and General Counsel
                                2835 Holmes Road
                              Houston, Texas 77051
                                 (713) 799-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ---------------
                                   Copies to:
   Larry M. Meeks, Esq.       Donald L. Stichler      Patrick T. Seaver, Esq.
 Pircher, Nichols & Meeks      Vice President,          R. Scott Shean, Esq.
 1999 Avenue of the Stars  Controller-Treasurer and       Latham & Watkins
 Los Angeles, California          Secretary            650 Town Center Drive,
          90067           Varco International, Inc.          20th Floor
      (310) 201-8900       743 North Eckhoff Street    Costa Mesa, California
                           Orange, California 92868            92626
                                (714) 978-1900             (714) 540-1235

                                ---------------
   Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and the merger of Varco International, Inc. with and into Tuboscope Inc., as described in the Agreement and Plan of Merger dated as of March 22, 2000, becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                                Proposed
                                                  Proposed      Maximum
                                    Amount        Maximum      Aggregate    Amount of
     Title of each Class of          to be     Offering Price   Offering   Registration
  Securities to be Registered    Registered(1)    Per Unit      Price(2)      Fee(3)
---------------------------------------------------------------------------------------
Common Stock, par value $.01
 per share......................  48,040,991   Not applicable $752,220,777   $198,587
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) This Registration Statement covers the maximum number of shares of Tuboscope common stock, par value of $.01 per share, that are issuable, or to be reserved for issuance, in the merger described in the proxy statement/prospectus herein, calculated as the product obtained by multiplying (a) the exchange ratio of 0.7125 shares of Tuboscope common stock for each share of Varco common stock, by (b) 67,425,952, the sum of
    (i) the aggregate number of shares of Varco common stock outstanding on April 7, 2000 and (ii) the aggregate number of shares of Varco common stock issuable pursuant to outstanding options that are exercisable prior to the date the merger is expected to be consummated.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(f) and 457(c) under the Securities Act, and based upon the average of the high and low sales prices of the common stock of Varco International, Inc. on the New York Stock Exchange on April 5, 2000 ($11.375 and $10.9375, respectively).
(3) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act.
                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8, may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        [PRELIMINARY DRAFT DATED APRIL 11, 2000, SUBJECT TO COMPLETION]

                                          [LOGO OF VARCO APPEARS HERE]
   [LOGO OF TUBOSCOPE APPEARS HERE]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

   The Boards of Directors of Tuboscope Inc. and Varco International, Inc. have agreed on a merger of equals designed to create one of the world's premier oilfield services and equipment companies. The combined company will be named "Varco International, Inc." and will be headquartered in Houston, Texas and Orange, California.

   If the merger is completed, Varco shareholders will receive 0.7125 shares of Tuboscope common stock for each share of Varco common stock that they own. Tuboscope stockholders will continue to own their existing shares after the merger. We estimate that after the merger Varco shareholders will hold
approximately     % of the outstanding shares of the combined company and
Tuboscope stockholders prior to the merger will hold approximately     %.

   The merger cannot be completed unless the stockholders of both companies approve it. Tuboscope stockholders will be asked to vote upon the merger at the Tuboscope 2000 annual meeting of stockholders. Varco shareholders will be asked to vote upon the merger at a special meeting of Varco shareholders. In addition, Tuboscope stockholders will be asked to vote upon other proposals at the Tuboscope meeting relating to:

  . the election of six directors to serve on the Tuboscope board of directors;

  . the approval of amendments to Tuboscope's certificate of incorporation to increase the number of authorized shares of Tuboscope common stock and to increase the maximum number of authorized directors of Tuboscope; and

  .  the approval of Tuboscope's Amended and Restated 1996 Equity
     Participation Plan, which amends Tuboscope's Amended 1996 Equity Participation Plan by, among other things, increasing the number of shares of Tuboscope common stock reserved for issuance under the plan.

   Your vote is very important. Whether or not you plan to attend your meeting, please take the time to vote by completing and mailing the enclosed proxy card to us.

   The dates, times and places of the meetings are as follows:

     For Tuboscope stockholders:            For Varco shareholders:
             , 2000, 10:00 a.m.                     , 2000, 9:00 a.m.
     The Doubletree Hotel                   The Doubletree Hotel
     2001 Post Oak Boulevard                100 The City Drive
     Houston, Texas 77056                   Orange, California 92868

   This proxy statement/prospectus provides you with detailed information about the proposed merger and the other matters to be voted upon at your meeting. You should consider the matters discussed under "Risk Factors" beginning on page 13 of the enclosed proxy statement/prospectus before voting.

     Sincerely,                             Sincerely,

     John F. Lauletta                       George Boyadjieff
     President and Chief Executive Officer  Chairman of the Board and
     Tuboscope Inc.                         Chief Executive Officer
                                            Varco International, Inc.


   Neither the Securities and Exchange Commission nor any state securities regulators have approved the Tuboscope common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.


   The proxy statement/prospectus is dated         , 2000 and is being first
mailed to Tuboscope stockholders and Varco shareholders on          , 2000.

                      REFERENCES TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about Tuboscope and Varco from documents that are not included or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

             Tuboscope Inc.                    Varco International, Inc.
            2835 Holmes Road                    743 North Eckhoff Street
          Houston, Texas 77051                  Orange, California 92868
   Attention: James F. Maroney, III,         Attention: Donald L. Stichler,
               Secretary                               Secretary
       Telephone: (713) 799-5100               Telephone: (714) 978-1900

   To obtain timely delivery of requested documents prior to the meetings, you
must request them no later than        , 2000, which is five business days
prior to the date of the meetings.

   See "Where You Can Find More Information" on page 111 of this proxy statement/prospectus.

                              [Logo of Tuboscope]

                               ----------------
                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON           , 2000
                               ----------------

To the stockholders of Tuboscope:

   The 2000 annual meeting of the stockholders of Tuboscope Inc. will be held
on          , 2000, at The Doubletree Hotel, 2001 Post Oak Boulevard, Houston,
Texas 77056, starting at 10:00 a.m., local time, for the following purposes:

  1. To approve an Agreement and Plan of Merger, dated as of March 22, 2000, between Tuboscope and Varco International, Inc., which provides that:

    (a) Varco will be merged with and into Tuboscope, with Tuboscope continuing as the surviving corporation; and

    (b) each issued and outstanding share of Varco common stock will be converted into and represent the right to receive 0.7125 shares of Tuboscope common stock.

  2. To approve an amendment to Tuboscope's certificate of incorporation, increasing the number of shares of Tuboscope common stock authorized for issuance from 60,000,000 to 200,000,000;

  3. To approve an amendment to Tuboscope's certificate of incorporation, increasing the maximum number of authorized directors of Tuboscope from ten to fifteen;

  4. To approve Tuboscope's Amended and Restated 1996 Equity Participation Plan, which amends Tuboscope's Amended 1996 Equity Participation Plan by, among other things, increasing the number of shares of Tuboscope common stock reserved for issuance under the plan by 4,100,000, from 3,450,000 to 7,550,000;

  5. To elect a board of six directors to serve until the next annual meeting or until the election and qualification of their respective successors; and

  6. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

   The Tuboscope board of directors has fixed the close of business on April 21, 2000 as the record date for determining the Tuboscope stockholders who are entitled to notice of, and to vote at, the annual meeting.

   The approval of the merger agreement and the amendment to Tuboscope's certificate of incorporation to increase the number of authorized shares of Tuboscope common stock will require the affirmative vote of the holders of a majority of the outstanding shares of Tuboscope common stock as of the record date. The approval of the amendment to Tuboscope's certificate of incorporation to increase the maximum number of authorized directors will require the affirmative vote of the holders of two-thirds of the outstanding shares of Tuboscope common stock as of the record date. The approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan will require the affirmative vote of the holders of a majority of the shares of Tuboscope common stock represented and entitled to vote at the annual meeting. For the election of the members of the Tuboscope board of directors, the six nominees receiving the highest vote totals will be elected.

   The completion of the merger is conditioned upon your approval of the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock, but is not conditioned upon your approval of any other proposal. In addition, both amendments to Tuboscope's certificate of incorporation and Tuboscope's Amended and Restated 1996 Equity Participation Plan will only become effective if the merger agreement is approved. The election of directors is not conditioned upon the approval of any other proposal and will become effective immediately.

   All Tuboscope stockholders are cordially invited to attend the Tuboscope annual meeting in person. However, to ensure your representation at the meeting, please take the time to vote on the proposals submitted to you by completing and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the Tuboscope annual meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of all of the above proposals. If you fail to return a properly executed proxy card and do not vote your shares in person at the meeting, it will have the same effect as a vote against approval of the merger agreement and both amendments to Tuboscope's certificate of incorporation.

                                          By Action of the Board of Directors,

                                          James F. Maroney, III
                                          Vice President, Secretary and
                                       General Counsel

Houston, Texas
        , 2000

                        [LOGO OF VARCO(R) APPEARS HERE]

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON           , 2000

                               ----------------

To the shareholders of Varco:

   A special meeting of the shareholders of Varco International, Inc. will be
held on          , 2000, at The Doubletree Hotel, 100 The City Drive, Orange,
California 92868, starting at 9:00 a.m., local time, for the following purposes:

  1. To approve an Agreement and Plan of Merger, dated as of March 22, 2000, between Varco and Tuboscope Inc. which provides that:

    (a) Varco will be merged with and into Tuboscope, with Tuboscope continuing as the surviving corporation under the name Varco International, Inc.; and

    (b) each issued and outstanding share of Varco common stock will be converted into 0.7125 shares of Tuboscope common stock; and

  2. To transact such other business as may properly come before the meeting or any adjournments of the meeting.

   The Varco board of directors has fixed the close of business on April 21, 2000 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the special meeting.

   The approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Varco common stock as of the record date.

   All Varco shareholders are cordially invited to attend the Varco meeting in person. However, to ensure your representation at the meeting, please take the time to vote on the proposal submitted to you by completing and mailing the enclosed proxy card in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the merger agreement. If you fail to return a properly executed proxy card and do not vote your shares in person at the meeting, it will have the same effect as a vote against the merger agreement.

                                        By Order of the Board of Directors,


                                        Donald L. Stichler
                                        Secretary
Orange, California
        , 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
SUMMARY....................................................................   1
 The Companies.............................................................   1
 The Meetings..............................................................   2
 Stockholders and Shareholders Entitled to Vote............................   2
 Purposes of the Meetings..................................................   2
 The Merger................................................................   3
 Risk Factors..............................................................   3
 Recommendations...........................................................   3
 Opinions of Financial Advisors............................................   3
 Interests of Certain Persons in the Merger................................   3
 Management Following the Merger...........................................   4
 Conditions to the Merger..................................................   4
 Termination...............................................................   4
 Dissenters' and Appraisal Rights..........................................   4
 Stock Option Agreements...................................................   5
 Material United States Federal Income Tax Consequences....................   5
 Accounting Treatment......................................................   5
 Surrender of Certificates.................................................   5
 Effects of the Merger on the Rights of Holders of Varco Common Stock......   5
 Stockholders Rights Agreement.............................................   5
 Authorized Shares Amendment...............................................   6
 Authorized Directors Amendment............................................   6
 Tuboscope's Amended and Restated 1996 Equity Participation Plan...........   6
 Election of Tuboscope Directors...........................................   6
 Selected Historical Financial Data--Tuboscope.............................   8
 Selected Historical Financial Data--Varco.................................   9
 Selected Unaudited Pro Forma Combined Financial Data......................  10
 Comparative Per Share Data................................................  11
 Comparative Market Price Information......................................  12
RISK FACTORS...............................................................  13
 Risks Relating to the Merger..............................................  13
 Risks Relating to Tuboscope and Varco.....................................  15
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...........................  19

THE TUBOSCOPE ANNUAL MEETING...............................................  20
 Date, Time and Place......................................................  20
 Matters to be Considered at the Tuboscope Annual Meeting..................  20
 The Tuboscope Board of Directors Recommendations..........................  20
 Vote Required.............................................................  20
 Voting of Proxies.........................................................  21
 Revocability of Proxies...................................................  21
 Record Date; Stock Entitled to Vote; Quorum...............................  21
 Solicitation of Proxies...................................................  22
THE VARCO SPECIAL MEETING..................................................  23
 Date, Time and Place......................................................  23
 Matters to be Considered at the Varco Special Meeting.....................  23
 The Varco Board of Directors Recommendation...............................  23

                                                                           Page
                                                                           ----
 Vote Required............................................................  23
 Voting of Proxies........................................................  23
 Revocability of Proxies..................................................  23
 Record Date; Stock Entitled to Vote; Quorum..............................  24
 Solicitation of Proxies..................................................  24

THE MERGER................................................................  25
 General..................................................................  25
 Background of the Merger.................................................  25
 Reasons for the Merger...................................................  27
 Opinions of Financial Advisors...........................................  29
 Interests of Certain Persons in the Merger...............................  40
 Determination of Exchange Ratio..........................................  42
 Regulatory Approval Required.............................................  42
 Management and Operations Following the Merger...........................  43
 Accounting Treatment.....................................................  43
 Material United States Federal Income Tax Consequences...................  43
 Dissenters' and Appraisal Rights.........................................  45
 Listing of the Tuboscope Common Stock to be Issued in the Merger.........  46
 Delisting and Deregistration of Varco Common Stock after the Merger......  47
 Federal Securities Law Consequences......................................  47
THE MERGER AGREEMENT......................................................  48
 General..................................................................  48
 Conversion of Shares.....................................................  48
 Procedure for the Exchange of Stock Certificates.........................  48
 Representations and Warranties...........................................  49
 Certain Covenants........................................................  50
 No Solicitation..........................................................  52
 Stock Options and Employee Benefits......................................  53
 Director and Officer Indemnification.....................................  53
 Conditions to the Merger.................................................  54
 Termination; Termination Fees and Expenses...............................  55
 Amendment and Waiver.....................................................  58
THE STOCK OPTION AGREEMENTS...............................................  59
 General..................................................................  59
 Exercise of the Option...................................................  59
 Adjustments to Number and Type of Shares.................................  60
 Limit on Total Profit....................................................  60
 Conditions to Delivery of Shares.........................................  60
 Right of First Refusal...................................................  61
 Right of Repurchase......................................................  61
 Registration Rights and Listing..........................................  61
 Assignability; Transfers.................................................  61
 Effect of Stock Option Agreements........................................  61
TUBOSCOPE.................................................................  62
 Business.................................................................  62
 General..................................................................  62
 Our Tubular Services Product Line........................................  62
 Our Solids Control Products and Services Product Line....................  63
 Our Coiled Tubing and Wireline Products Product Line.....................  64

                                                                          Page
                                                                          ----
 Pipeline and Other Industrial Services..................................  65
 The History of Tuboscope................................................  65
 Security Ownership of Certain Beneficial Owners and Management..........  65

VARCO....................................................................  68
 Business................................................................  68
 General.................................................................  68
 Our Pipe Handling Systems...............................................  68
 Our Rig Tools and Equipment.............................................  69
 Our Instrumentation and Control Systems.................................  69
 Our Pressure Control and Motion Compensation Systems....................  69
 Our Solids Control Equipment............................................  70
 The History of Varco....................................................  70
 Security Ownership of Certain Beneficial Owners and Management..........  70
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS..............  72
 Unaudited Pro Forma Condensed Combined Balance Sheet....................  73
 Unaudited Pro Forma Condensed Combined Statement of Operations December
  31, 1999...............................................................  74
 Unaudited Pro Forma Condensed Combined Statement of Operations December
  31, 1998...............................................................  75
 Unaudited Pro Forma Condensed Combined Statement of Operations December
  31, 1997...............................................................  76
 Note to Unaudited Pro Forma Condensed Combined Financial Statements.....  77
 Unaudited Financial Projections.........................................  78
DESCRIPTION OF TUBOSCOPE CAPITAL STOCK...................................  79
 General.................................................................  79
 Preferred Stock.........................................................  79
 Tuboscope Common Stock..................................................  79
 Delaware General Corporation Law........................................  79
 Transfer Agent..........................................................  80
COMPARISON OF STOCKHOLDER RIGHTS.........................................  81
 Capital Stock...........................................................  81
 Number, Election and Removal of Directors...............................  81
 Amendments to Charter and Bylaws........................................  82
 Special Meetings of Stockholders........................................  83
 Action Without a Meeting................................................  83
 Inspection of Stockholder List..........................................  84
 Limitation of Directors' Liability......................................  84
 Indemnification of Directors and Officers...............................  85
 Dissenters' and Appraisal Rights........................................  86
 Rights Plan.............................................................  87
 Interested Stockholder Transactions.....................................  88
AMENDMENT TO TUBOSCOPE'S CERTIFICATE OF INCORPORATION TO INCREASE THE
 NUMBER OF AUTHORIZED SHARES OF TUBOSCOPE COMMON STOCK...................  89
 Reasons for the Authorized Shares Amendment.............................  89
 Effects of the Authorized Shares Amendment..............................  89
 Vote Required for the Authorized Shares Amendment.......................  90

AMENDMENT TO TUBOSCOPE'S CERTIFICATE OF INCORPORATION TO INCREASE THE
 MAXIMUM NUMBER OF AUTHORIZED DIRECTORS..................................  91
 Reasons for the Authorized Directors Amendment..........................  91
 Vote Required for the Authorized Directors Amendment....................  91

                                                                          Page
                                                                          ----


TUBOSCOPE'S AMENDED AND RESTATED 1996 EQUITY PARTICIPATION PLAN..........  92
 Reasons for Adopting Tuboscope's Amended and Restated 1996 Equity
  Participation Plan.....................................................  92
 Description of the Plan.................................................  92
 Certain Federal Income Tax Consequences of the Proposed Amended and
  Restated 1996 Equity Participation Plan................................  96
 Vote Required for the Proposed Plan and Recommendation..................  97
ELECTION OF TUBOSCOPE DIRECTORS..........................................  98
 General.................................................................  98
 Tuboscope Directors.....................................................  98
 Meetings and Committees.................................................  99
 Board Compensation and Benefits......................................... 100
 Vote and Recommendation................................................. 100
 Executive Officers...................................................... 100
 Executive Compensation.................................................. 101
 Management Agreements................................................... 104
 Compensation Committee Report on Executive Compensation................. 104
 Compensation Committee Interlocks and Insider Participation............. 108
 Compliance With Section 16(a) of the Securities Exchange Act of 1934.... 109
 Stockholder Return Performance Graph.................................... 109
 Certain Relationships and Related Transactions.......................... 110
STOCKHOLDER PROPOSALS.................................................... 110
LEGAL MATTERS............................................................ 110

EXPERTS.................................................................. 110
INDEPENDENT AUDITORS..................................................... 110
WHERE YOU CAN FIND MORE INFORMATION...................................... 111
Annex I--Agreement and Plan of Merger
Annex II-- Opinion of J.P. Morgan Securities, Inc.
Annex III--Opinion of Credit Suisse First Boston Corporation
Annex IV--Chapter 13 of the California Corporations Code
Annex V--Tuboscope Stock Option Agreement
Annex VI--Varco Stock Option Agreement
Annex VII--Amended and Restated 1996 Equity Participation Plan

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why have Tuboscope and Varco proposed that the two companies merge?

A: Tuboscope and Varco are proposing to merge because we believe that the combination will create a stronger, more competitive company capable of achieving greater financial strength, operational efficiencies, earnings power and growth potential than either Tuboscope or Varco would have on its own. We believe the merger will allow the combined company to provide a broader offering of oilfield equipment and services on both land and offshore rigs.

Q: What will happen to my common stock in the merger?

A: In the merger, each share of your Varco common stock will be converted into
   0.7125 shares of Tuboscope common stock. Each share of Tuboscope common stock will be unaffected by the merger and remain outstanding. At that ratio, Tuboscope stockholders and Varco shareholders will each own approximately one-half of the combined company. After the merger, Varco will cease to exist as a separate entity and, accordingly, no shares of Varco common stock will exist.

Q: When do you expect the merger to be completed?

A: We are working toward completing the merger as quickly as possible. We
   expect to complete the merger by         , 2000. If necessary or desirable,
   either party may postpone the merger until December 31, 2000, and Tuboscope and Varco may agree to an even later date.

Q: What do I need to do now?

A: We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger would affect you as a stockholder. You also may want to review the documents referenced under "Where You Can Find More Information" on page 111.

Q: How do I vote?

A: Please indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your shares may be represented at your meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of each proposal applicable to you, unless your shares are held in a brokerage account. If you fail to return your proxy card and do not vote in person at your meeting, the effect will be the same as a vote against the merger proposals applicable to you.

Q: If my shares are held in a brokerage account, how will my shares be voted?

A: Your broker will not vote your shares for you unless you provide your broker with written instructions on how to vote, except in the case of the Tuboscope stockholders' vote on the election of directors. As a result, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: May I change my vote after I have mailed a signed proxy card?

A: Yes. You may change your vote in one of the following three ways at any time before your proxy is voted at your meeting. First, you may send a written notice stating that you would like to revoke your proxy. Second, you may complete a new, later-dated proxy card. Third, you can attend the appropriate meeting and vote in person. If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Varco if you are a Varco shareholder or to the Secretary of Tuboscope if you are a Tuboscope stockholder, at the applicable address listed below. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote or to vote in person at your meeting.

Q: Should I send my certificates now?

A: No. If you are a Varco shareholder, after the merger is completed, we will send you written instructions for exchanging your stock certificates. Tuboscope stockholders will not exchange their stock certificates.

Q: Whom do I call with questions?

A: Tuboscope stockholders who have questions about the merger should contact:

                               Joseph C. Winkler
                          Executive Vice President and
                            Chief Financial Officer
                                 Tuboscope Inc.
                                2835 Holmes Road
                              Houston, Texas 77051
                                 (713) 799-5100

  Varco shareholders who have questions about the merger should contact:

                                Wallace K. Chan
                            Vice President-Finance
                          and Chief Financial Officer
                           Varco International, Inc.
                            743 North Eckhoff Street
                            Orange, California 92868
                                 (714) 978-1900

                                       or

                             The Altman Group, Inc.
                              60 East 42nd Street
                            New York, New York 10165
                                 (800) 206-0007

                                    SUMMARY

   This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger. In addition, we incorporate by reference important business and financial information about Tuboscope and Varco into this proxy statement/prospectus. You may obtain the information incorporated by reference without charge by following the instructions in the section "Where You Can Find More Information" on page 111. We have included page references to direct you to a more complete description of the topics in this summary.
                                 The Companies

Tuboscope (Page 62)

   Tuboscope is a leading supplier of technical services and highly-engineered products to the oil and gas drilling, completion, remediation, production and transmission industries worldwide.

   Tuboscope has four main product lines:

  .  Tubular Services, which consists of:

    (a) providing internal coating products and services for tubular goods, such as drill pipe, tubing, line pipe and casing;

    (b) inspecting and providing quality assurance services for tubular goods;

    (c) manufacturing fiberglass tubular goods; and

    (d) selling and leasing proprietary equipment used to inspect tubular products at steel mills;

  . Solids Control Products and Services, which consists of selling and renting technical equipment used in, and providing services related to, separating drill cuttings from fluids used in oil and gas drilling processes;

  . Coiled Tubing and Wireline Products, which consists of selling highly-engineered coiled tubing equipment, related pressure control equipment, pressure pumping equipment, wireline units and related tools to companies engaged in oil and gas well drilling, completion and remediation services; and

  .  Pipeline and Other Industrial Services, which consists of:

    (a) providing technical inspection services and quality assurance for in-service pipelines used to transport oil and gas; and

    (b) a wide variety of technical industrial inspection, monitoring and quality assurance services related to constructing, operating and maintaining major projects in energy-related industries.

   For the year ended December 31, 1999, Tuboscope had total revenues of approximately $385 million.

Varco (Page 68)

   Varco is engaged in the design, manufacture, sale and rental of drilling tools, equipment and integrated systems and rig instrumentation used for oil and gas drilling worldwide.

   Varco has five divisions:

  . the Varco Systems Division, which manufactures, sells and rents drilling systems;

  .  the Varco BJ Division, which manufactures and sells oil tools;

  . the M/D Totco Division, which manufactures, sells and rents drilling rig instrumentation and control products;

  . the Shaffer Division, which manufactures and sells pressure control and motion compensation equipment; and

  . the Rigtech Division, which sells and rents solids control equipment and fluid handling systems.

   For the year ended December 31, 1999, Varco had total revenues of approximately $593 million.

                                  The Meetings
                               (Pages 20 and 23)

   The Tuboscope annual meeting will be held on           , 2000, at The
Doubletree Hotel, 2001 Post Oak Boulevard, Houston, Texas, starting at 10:00 a.m., local time.

   The Varco special meeting will be held on           , 2000, at The
Doubletree Hotel, 100 The City Drive, Orange, California 92868, starting at 9:00 a.m., local time.

                         Stockholders and Shareholders
                                Entitled to Vote
                               (Pages 21 and 24)

   Holders of record of shares of Tuboscope common stock at the close of business on the record date are entitled to notice of, and to vote at, the
Tuboscope annual meeting. On the record date, there were              shares of
Tuboscope common stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Tuboscope annual meeting.

   Holders of record of shares of Varco common stock at the close of business on the record date are entitled to notice of, and to vote at, the Varco special
meeting. On the record date, there were              shares of Varco common
stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Varco special meeting.

                            Purposes of the Meetings

Tuboscope Annual Meeting (Page 20)

   At the Tuboscope annual meeting, holders of Tuboscope common stock will be asked to consider and vote upon proposals to approve:

  .  the merger agreement;

  . an amendment to Tuboscope's certificate of incorporation, increasing the number of shares of Tuboscope common stock authorized for issuance from 60,000,000 to 200,000,000;

  . an amendment to Tuboscope's certificate of incorporation, increasing the maximum number of authorized directors of Tuboscope from ten to fifteen;

  . Tuboscope's Amended and Restated 1996 Equity Participation Plan, which amends Tuboscope's Amended 1996 Equity Participation Plan by, among other things, increasing the number of shares of Tuboscope common stock reserved for issuance under the plan by 4,100,000, from 3,450,000 to 7,550,000;

  . the election of six directors to serve on the Tuboscope board of directors until the next annual meeting or until the election and qualification of their respective successors; and

  . any other matters that are properly brought before the Tuboscope annual meeting or any adjournment or postponement of the meeting.

   The completion of the merger is conditioned upon Tuboscope's stockholders' approval of the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock, but is not conditioned upon the approval of any other proposal. In addition, both amendments to Tuboscope's certificate of incorporation and Tuboscope's Amended and Restated 1996 Equity Participation Plan will only become effective if the merger agreement is approved. The election of the six nominees will be effective regardless of the outcome of the other matters to be voted upon at the Tuboscope annual meeting.

Varco Special Meeting (Page 23)

   At the Varco special meeting, holders of Varco common stock will be asked to consider and vote upon:

  .  the merger agreement; and

  . any other matters that are properly brought before the Varco special meeting or any adjournment or postponement of the meeting.

                                   The Merger
                                   (Page 25)

   Upon completion of the merger, Varco will be merged with and into Tuboscope, which will survive the merger. Each issued and outstanding share of Varco common stock will be converted into 0.7125, referred to as the exchange ratio, shares of Tuboscope common stock. The name of the combined company will be Varco International, Inc. Each outstanding share of Tuboscope common stock will remain outstanding and be unaffected by the merger.

   Based upon the number of outstanding shares of Tuboscope common stock and Varco common stock as of the record date, the holders of Varco common stock
immediately prior to the merger will own approximately     % of the outstanding
shares of Tuboscope common stock immediately following the merger. This percentage assumes no exercise or conversion of outstanding stock options of Tuboscope or Varco.

                                  Risk Factors
                                   (Page 13)

   In evaluating the merger and the proposals set forth in this proxy statement/prospectus, you should carefully consider the "Risk Factors" beginning on page 13.

                                Recommendations

   The boards of directors of Tuboscope and Varco believe that the merger represents a strategic fit between two leading companies with similar business strategies, as well as complementary operations. Both boards of directors believe that the combined company will have greater financial strength, operating efficiencies, earning power and growth potential than either Tuboscope or Varco would have on its own. See "The Merger-- Reasons for the Merger" on page 27.

   The Tuboscope board of directors has unanimously approved the merger agreement, both amendments to Tuboscope's certificate of incorporation, Tuboscope's Amended and Restated 1996 Equity Participation Plan and the election of all six of the nominees, and recommends that holders of Tuboscope common stock vote FOR approval of all proposals being presented.

   The Varco board of directors has unanimously approved the merger agreement and recommends that holders of Varco common stock vote FOR the approval of the merger agreement.

                         Opinions of Financial Advisors


Varco (Page 29)

   On March 22, 2000, J.P. Morgan Securities, Inc. delivered its written opinion to the Varco board of directors to the effect that, as of that date, the exchange ratio was fair to the Varco shareholders from a financial point of view.

   The full text of J.P. Morgan's opinion, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex II and is to be considered a part of this proxy statement/prospectus. Varco shareholders are urged to read carefully J.P. Morgan's opinion in its entirety.

Tuboscope (Page 34)

   Tuboscope's financial advisor, Credit Suisse First Boston Corporation, has delivered a written opinion to the Tuboscope board of directors to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tuboscope. The full text of Credit Suisse First Boston's written opinion, dated March 22, 2000, is attached to this document as Annex III. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Credit Suisse First Boston's opinion is directed to the Tuboscope board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger.

                   Interests of Certain Persons in the Merger
                                   (Page 40)

   Directors and officers of Tuboscope and Varco have interests in the merger as directors or officers that are different from, or in addition to, those of other stockholders or shareholders. Pursuant to the merger agreement, the combined company is obligated to indemnify each present and former director and officer of Varco against certain liabilities and expenses incurred in connection with claims relating to certain matters prior to the closing of the merger. See also "The Merger Agreement--Director and Officer Indemnification" on page 53. All of the options and restricted stock units held by certain officers of Tuboscope will become fully vested as a result of the merger. Also, the merger will trigger certain rights under agreements between Tuboscope and some of its officers and between Varco and its executive officers.

                        Management Following the Merger
                                   (Page 43)

   The board of directors of the combined company following the merger will consist of ten persons, five of whom are currently directors of Tuboscope and are nominees for election at the Tuboscope annual meeting, and five of whom are currently directors of Varco.

   Upon the closing of the merger, George Boyadjieff, who is currently Chairman of the Board and Chief Executive Officer of Varco, will serve as Chairman of the Board and Chief Executive Officer of the combined company; John F. Lauletta, who is currently President and Chief Executive Officer of Tuboscope, will serve as President and Chief Operating Officer of the combined company; and Joseph C. Winkler, who is currently Executive Vice President and Chief Financial Officer of Tuboscope, will serve as Executive Vice President and Chief Financial Officer of the combined company.

                            Conditions to the Merger
                                   (Page 54)

   The obligations of Tuboscope and Varco to complete the merger are subject to the satisfaction of certain conditions, including:

  . obtaining the requisite approvals of Tuboscope stockholders and Varco shareholders;

  .  obtaining the requisite regulatory approvals;

  . the continuing accuracy at the time of the merger of the representations and warranties made by Tuboscope and Varco in the merger agreement;

  .  the receipt of legal opinions with respect to tax matters;

  . the receipt of a letter from Tuboscope's auditors with respect to the appropriateness of pooling-of-interests accounting for the merger; and

  . Varco shareholders shall not have made effective demands for appraisal with respect to more than specified percentages of the outstanding shares of Varco common stock.

   Each party may waive the closing conditions referred to above. See also "The Merger--Regulatory Approval Required" on page 42.

                                  Termination
                                   (Page 55)

   The merger agreement may be terminated as follows:

  .  by mutual written consent of Tuboscope and Varco;

  . at the option of either Tuboscope or Varco if the merger is not completed by September 30, 2000, although either Tuboscope or Varco may unilaterally extend this date to December 31, 2000; and

  .  upon the occurrence of certain other events.

Under some circumstances, either Tuboscope or Varco may be required to reimburse the other for expenses of up to $5 million. Under certain other circumstances, either Tuboscope or Varco may be required to pay the other a termination fee of $30 million.

                        Dissenters' and Appraisal Rights
                                   (Page 45)

   Tuboscope stockholders will not be entitled to exercise dissenters' or appraisal rights under Delaware law as a result of the merger.

   If holders of 5% or more of the outstanding shares of Varco common stock entitled to vote at the Varco special meeting vote against the merger agreement and comply with certain procedures and requirements, Varco shareholders who take these actions will be entitled to exercise dissenters' rights under the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Varco shareholders will have the right to be paid in cash the fair market value (excluding any appreciation or depreciation as a consequence of the merger) of their shares of Varco common stock as agreed upon by Varco and the shareholder or, if they cannot agree, as determined by appraisal, by fully complying with the procedures set forth in the California Corporations Code. The failure of a dissenting Varco shareholder to comply timely and properly with these procedures will result in the termination or waiver of the appraisal rights.

                            Stock Option Agreements
                                   (Page 59)

   In connection with the merger agreement, Tuboscope and Varco entered into a stock option agreement dated as of March 22, 2000, pursuant to which Tuboscope granted Varco the right, under certain circumstances, to purchase up to 8,908,653 shares of Tuboscope common stock (representing approximately 19.9% of the issued and outstanding shares of Tuboscope common stock) at a price of $17.00 per share. Tuboscope and Varco also entered into a stock option agreement dated as of March 22, 2000, pursuant to which Varco granted Tuboscope the right, under certain circumstances, to purchase up to 13,023,985 shares of Varco common stock (representing approximately 19.9% of the issued and outstanding shares of Varco common stock) at a price of $14.56 per share. Each option agreement limits to $35 million the total amount that Tuboscope or Varco may receive from (1) the stock option and (2) any termination fee payable by the other party if the merger agreement is terminated.

             Material United States FederalIncome Tax Consequences
                                   (Page 43)

   The merger is intended to qualify as a reorganization under the Internal Revenue Code, and it is a condition to the merger that Tuboscope and Varco receive tax opinions from Latham & Watkins and Pircher, Nichols & Meeks, dated as of the closing date, each to the effect that the merger will so qualify. Assuming the merger qualifies as a reorganization, no gain or loss will be recognized by Tuboscope, Varco, or Varco shareholders as a result of the merger, except with respect to the receipt of cash in lieu of fractional shares of Tuboscope common stock by Varco common shareholders. For a further discussion of the United States federal income tax consequences of the merger, see also, "The Merger Agreement--Conditions to the Merger" on page 54.

                              Accounting Treatment
                                   (Page 43)

   The merger will be accounted for as a pooling-of-interests for accounting purposes in accordance with generally accepted accounting principles.

                           Surrender of Certificates
                                   (Page 48)

   Following the merger, the combined company will mail a letter of transmittal to all holders of record of Varco common stock, which will contain instructions for surrendering the holders' stock certificates in exchange for certificates representing shares of Tuboscope common stock. Certificates should not be surrendered until the letter of transmittal is received.

      Effects of the Merger on the Rights of Holders of Varco Common Stock
                                   (Page 81)

   Upon completion of the merger, holders of Varco common stock will become stockholders of Tuboscope as the surviving corporation. The internal affairs of Tuboscope are governed by the Delaware General Corporation Law and Tuboscope's certificate of incorporation and bylaws, which are different than the law governing the internal affairs of Varco and the articles of incorporation and bylaws of Varco.

                         Stockholders Rights Agreement

   Tuboscope and Varco expect that the Tuboscope board of directors will adopt a stockholders rights agreement for the combined company effective as of the effective time of the merger.

   If adopted, the rights to be issued under the stockholders rights agreement will have certain anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire the combined company on terms not approved by the board of directors of the combined company. The rights should not interfere, however, with any merger, other business combination or acquisition of shares pre-approved by the board of directors of the combined company.

                          Authorized Shares Amendment
                                   (Page 89)

   The first proposed amendment to Tuboscope's certificate of incorporation would increase the number of authorized shares of Tuboscope common stock from 60,000,000 to 200,000,000 shares. The amendment is needed in order for Tuboscope to complete the merger and issue shares of Tuboscope common stock to holders of Varco common stock as there are currently not enough authorized shares of Tuboscope common stock to issue shares to the Varco shareholders in the merger. Accordingly, the completion of the merger is conditioned on the approval of this amendment to Tuboscope's certificate of incorporation. As a result of the amendment, Tuboscope will have approximately 108,000,000 authorized shares of common stock available for issuance after the merger. This amendment to Tuboscope's certificate of incorporation will only become effective if the merger agreement is approved.

   Varco shareholders will not be asked to vote on this amendment to Tuboscope's certificate of incorporation at the Varco special meeting.

                         Authorized Directors Amendment
                                   (Page 91)

   The second proposed amendment to Tuboscope's certificate of incorporation would increase the maximum number of authorized directors of Tuboscope from ten to fifteen. Upon completion of the merger, Tuboscope would have ten directors. To provide for flexibility to expand the size of the combined company's board of directors after the merger, the managements of Tuboscope and Varco desire to increase the maximum number of authorized directors. Approval of this amendment is not necessary to complete the merger. However, this amendment will become effective only if the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing its authorized shares are approved. This amendment will require the approval of the holders of two-thirds of the outstanding shares of Tuboscope common stock.

   Varco shareholders will not be asked to vote on this amendment to Tuboscope's certificate of incorporation at the Varco special meeting.

        Tuboscope's Amended and Restated 1996 Equity Participation Plan
                                   (Page 92)

   At the Tuboscope annual meeting, the Tuboscope stockholders will be asked to approve Tuboscope's Amended and Restated 1996 Equity Participation Plan, which amends Tuboscope's Amended 1996 Equity Participation Plan by, among other things, increasing the total number of shares of Tuboscope common stock reserved for issuance under the plan by 4,100,000, from 3,450,000 to 7,550,000.
As of the record date,         shares of Tuboscope common stock were available
for issuance under the plan. The amended plan will ensure that an adequate number of shares of common stock will be available for future grants to provide incentives to employees of the combined company after the merger. Approval of the amended plan is not necessary to complete the merger. However, Tuboscope's Amended and Restated 1996 Equity Participation Plan will only become effective if the merger proposals are approved.

   Varco shareholders will not be asked to vote on Tuboscope's Amended and Restated 1996 Equity Participation Plan at the Varco special meeting.

                        Election of Tuboscope Directors
                                   (Page 98)

   Tuboscope stockholders will be asked to elect six directors at the Tuboscope annual meeting.

The following individuals, each of whom is currently a director of Tuboscope, have been nominated for election to the Tuboscope board of directors: L.E. Simmons, John F. Lauletta, Jerome R. Baier, Eric L. Mattson, Douglas E. Swanson and Jeffery A. Smisek. If the proposals related to the merger are approved and the merger is completed, the following will occur:

  .  the authorized number of directors will be increased to ten;

  . all of the Tuboscope directors except Mr. Baier will become directors of the combined company; and

  . George Boyadjieff, George S. Dotson, Andre R. Horn, Eugene R. White and James D. Woods, each of whom is currently a member of the Varco board of directors, will become directors of the combined company.

   Varco shareholders will not be asked to vote on the election of the Tuboscope directors at the Varco special meeting.

Selected Historical Financial Data--Tuboscope

   The following selected historical financial data of Tuboscope for the years ended December 31, 1995 through 1999 is derived from audited historical financial statements of Tuboscope incorporated by reference in this proxy statement/prospectus. The information in this section should be read along with Tuboscope's consolidated financial statements, accompanying notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 111.

                                                 Fiscal Years Ended
                          ----------------------------------------------------------------
                          December 31, December 31, December 31, December 31, December 31,
                              1995       1996(1)        1997         1998       1999(2)
                          ------------ ------------ ------------ ------------ ------------
                                       (In thousands, except per share data)
Statement of Operations
 Data:
Revenues................    $190,015     $341,431     $525,231     $567,701     $385,474
Operating profit
 (loss).................      27,460      (21,281)     100,925       87,081       11,035
Net income (loss).......       8,819      (49,599)      53,104       41,945       (7,156)
Earnings (Loss) Per
 Common Share:
  Basic.................        0.44        (1.35)        1.22         0.94        (0.16)
  Diluted...............        0.44        (1.35)        1.14         0.89        (0.16)
Balance Sheet Data:
Working capital.........      44,623       74,393       81,294      114,099       86,822
Total assets............     306,679      505,165      686,167      712,172      676,039
Total debt..............     111,617      184,743      218,377      250,744      233,335
Common stockholders'
 equity.................     121,441      218,902      300,033      339,074      333,497
Other Selected Financial
 Data:
EBITDA(3)...............      42,570       72,633      125,515      116,084       52,236
Adjusted earnings before
 goodwill
 amortization(4)........      10,129       28,010       58,385       48,592        5,185
Adjusted dilutive
 earnings per share
 before goodwill
 amortization(4)........        0.55         0.76         1.24         1.04         0.12
Net cash from operating
 activities.............      21,581       10,563       46,868       59,435       49,674
Net cash used for
 investing activities...      (1,084)     (60,457)     (73,587)     (74,651)     (29,744)
Net cash from (used for)
 financing activities...     (19,875)      50,465       28,969       11,616      (23,116)

--------
(1) The 1996 net loss includes non-recurring charges of $68,610,000 (net of tax) and an extraordinary charge of $6,373,000 (net of tax). Excluding these charges, the 1996 net income would have been $25,384,000 or $0.69 per share.
(2) The 1999 net loss includes non-recurring charges of $4,878,000 (net of tax). Excluding these charges, the 1999 net loss would have been $2,278,000 or $(0.05) per share.
(3) "EBITDA" means earnings (loss) before interest, taxes, depreciation, amortization, non-recurring transaction costs and write-offs and extraordinary items. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance as an indicator of Tuboscope's operating performance or as a measure of liquidity. Tuboscope believes that EBITDA is a widely accepted financial indicator of a company's ability to service debt.
(4) Adjusted earnings before goodwill amortization excludes non-recurring transaction costs and write-offs and extraordinary items. Adjusted earnings before goodwill amortization or the related per share amount should not be considered to be an alternative to net income or earnings per share or any other generally accepted accounting principles measure of performance as an indicator of Tuboscope's operating performance or as a measure of liquidity. Tuboscope believes that adjusted earnings before goodwill amortization and the related per share amounts are meaningful measures of financial performance.

Selected Historical Financial Data--Varco

   The following selected historical financial data of Varco for the years ended December 31, 1995 through 1999 is derived from audited historical financial statements of Varco incorporated by reference in this proxy statement/prospectus. The information in this section should be read along with Varco's consolidated financial statements, accompanying notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 111.

                                                 Fiscal Years Ended
                          ----------------------------------------------------------------
                          December 31, December 31, December 31, December 31, December 31,
                              1995         1996         1997         1998         1999
                          ------------ ------------ ------------ ------------ ------------
                                       (In thousands, except per share data)
Statement of Operations
 Data:
Revenues................    $273,731     $368,422     $545,789     $740,979     $592,752
Operating profit........      26,424       42,036       80,379       92,980       58,691
Net income..............      14,439       24,542       49,875       60,338       36,965
Earnings Per Common
 Share:
  Basic.................        0.23         0.39         0.78         0.94         0.57
  Diluted...............        0.23         0.38         0.76         0.92         0.56
Balance Sheet Data:
Working capital.........      89,187      120,246      137,477      176,299      216,853
Total assets............     246,571      316,021      471,129      546,920      459,685
Total debt..............      39,539       32,715       19,848        9,948          --
Common shareholders'
 equity.................     151,179      195,508      253,199      319,367      360,748
Other Selected Financial
 Data:
EBITDA(1)...............      38,711       55,285       97,350      117,501       81,740
Adjusted earnings before
 goodwill
 amortization(2)........      15,566       25,662       50,988       63,857       38,130
Adjusted dilutive
 earnings per share
 before goodwill
 amortization(2)........        0.25         0.40         0.78         0.97         0.58
Net cash from (used in)
 operating activities...      15,456       (1,118)      77,310       31,219       62,846
Net cash (used in)
 investing activities...      20,532      (10,364)     (33,841)     (34,963)     (12,603)
Net cash from (used in)
 financing activities...     (38,019)      10,514       (9,436)      (6,945)      (6,775)

--------
(1) "EBITDA" means earnings before interest, taxes, depreciation, amortization and the non-severance portion of the 1998 non-recurring special charge. EBITDA is included because management understands that such information is considered by certain lendors and investors to be an additional basis for evaluating Varco's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to income from operations or to cash flows from operating activities (as determined with generally accepted accounting principles) or as a measure of profitability or liquidity. The EBITDA measures presented herein may not be comparable to similarly titled measures of other companies.
(2) Adjusted earnings before goodwill amortization excludes the non-severance portion of the non-recurring 1998 special charge. Adjusted earnings before goodwill amortization or the related per share amount should not be considered to be an alternative to net income or earnings per share or any other generally accepted accounting principles measure of performance as an indicator of Varco's operating performance or as a measure of liquidity. Varco believes that adjusted earnings before goodwill amortization and the related per share amounts are meaningful measures of financial performance.

Selected Unaudited Pro Forma Combined Financial Data

   The following table sets forth certain unaudited pro forma combined financial information for the combined company for the years ended December 31, 1997 through 1999 for the "Pro Forma Condensed Combined Statements of Operations" and year ended December 31, 1999 for the "Pro Forma Condensed Combined Balance Sheet" giving effect to the merger of Tuboscope and Varco accounted for as a pooling-of-interests. The pro forma financial data was derived from the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

   The unaudited pro forma combined financial information is presented to show what Tuboscope's and Varco's businesses might have looked like had they been combined during the periods shown. The information below may not be indicative of the results of operations or financial position of Tuboscope or Varco that would actually have occurred if the merger had been completed or that will be obtained by the combined company after the merger. Tuboscope stockholders and Varco shareholders should read the information in this section along with Tuboscope's and Varco's historical financial statements, accompanying notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 111.

                                                  Fiscal Years Ended
                                        --------------------------------------
                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
                                        (In thousands, except per share data)
Pro Forma Combined Statements of
 Operations:
Revenues...............................  $1,070,318   $1,307,681   $  975,848
Net income.............................     102,979      102,283       29,809
Basic earnings per share...............        1.16         1.13         0.33
Dilutive earnings per share............        1.10         1.09         0.32
Pro Forma Combined Balance Sheet Data:
Working capital........................                            $  279,975
Total assets...........................                             1,112,024
Total debt(1)..........................                               233,335
Common stockholders' equity............                               672,745
Pro Forma Combined Other Data:
EBITDA(2)..............................  $  222,865   $  231,185   $  133,976
Adjusted earnings before goodwill
 amortization(3).......................     109,373      110,049       43,315
Adjusted dilutive earnings per share
 before goodwill amortization(3).......        1.17         1.17         0.46
Net cash from operating activities.....     109,714       90,654      112,520
Net cash used for investing
 activities............................     (86,190)    (109,614)     (42,347)
Net cash from (used for) financing
 activities............................      22,194        4,671      (29,891)

--------
(1) The Unaudited Pro Forma Condensed Combined Balance Sheet reflects consolidated cash holdings of $58.1 million. Management intends to pay off outstanding debt with excess cash that would have approximated $50.0 million at December 31, 1999. If the $50.0 million of excess cash had been reclassified against outstanding debt at December 31, 1999, the combined debt to equity ratio would have been 27.4% and outstanding debt would have been reduced to $183.3 million.

(2) "EBITDA" means earnings (loss) before interest, taxes, depreciation, amortization, certain non-recurring charges and extraordinary items. EBITDA should not be considered as an alternative to net income or any other generally accepted accounting principles measure of performance as an indicator of the combined company's operating performance or as a measure of liquidity. Tuboscope and Varco believe that EBITDA is a widely accepted financial indicator of a company's ability to service debt.

(3) Adjusted earnings before goodwill amortization excludes certain non-recurring charges and extraordinary items. Adjusted earnings before goodwill amortization or the related per share amount should not be considered to be an alternative to net income or earnings per share or any other generally accepted accounting principles measure of performance as an indicator of the combined company's operating performance or as a measure of liquidity. Tuboscope and Varco believe that adjusted earnings before goodwill amortization and the related per share amounts are meaningful measures of financial performance.

Comparative Per Share Data

   The following tables set forth historical per share data of Tuboscope and Varco and unaudited combined per share data on a pro forma basis assuming that the merger had been accounted for as a pooling-of-interests. The pro forma combined financial data is not necessarily indicative of the operating results or financial position that would have been achieved if the merger were completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. Tuboscope has never paid any cash dividends on its common stock, and Varco has not paid a cash dividend on its common stock since 1982.

   Tuboscope stockholders and Varco shareholders should read the information in this section along with Tuboscope's and Varco's historical financial statements, accompanying notes and other financial information incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 111.

                                        Per Share Data For Fiscal Years Ended
                                        --------------------------------------
                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Historical--Tuboscope:
Net earnings (loss)--basic.............    $1.22        $0.94        $(0.16)
Net earnings (loss)--diluted...........     1.14         0.89         (0.16)
Book value.............................     6.78         7.69          7.47
                                        Per Share Data For Fiscal Years Ended
                                        --------------------------------------
                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Historical--Varco:
Net earnings--basic....................    $0.78        $0.94        $ 0.57
Net earnings--diluted..................     0.76         0.92          0.56
Book value.............................     3.95         4.94          5.52
                                        Per Share Data For Fiscal Years Ended
                                        --------------------------------------
                                        December 31, December 31, December 31,
                                            1997         1998         1999
                                        ------------ ------------ ------------
Pro Forma Combined--Per Combined
 Company Share:
Net earnings--basic....................    $1.16        $1.13        $ 0.33
Net earnings--diluted..................     1.10         1.09          0.32
Book value.............................     6.15         7.30          7.61
Equivalent Pro Forma Combined--Per
 Varco Share:
Net earnings--basic....................    $0.83        $0.81        $ 0.24
Net earnings--diluted..................     0.78         0.78          0.23
Book value.............................     4.38         5.20          5.42

Comparative Market Price Information

   Both Tuboscope common stock and Varco common stock are traded on the New York Stock Exchange. Tuboscope common stock trades under the symbol "TBI," and Varco common stock trades under the symbol "VRC." The table below sets forth, for the quarters indicated, the reported high and low sales prices of Tuboscope common stock and Varco common stock.

                                                    Tuboscope         Varco
                                                  Common Stock    Common Stock
                                                 --------------- ---------------
                                                  High     Low    High     Low
                                                 ------- ------- ------- -------
Fiscal Year Ended December 31, 1998:
  First Quarter................................. $24.063 $16.188 $28.125 $15.250
  Second Quarter................................  26.500  18.875  32.188  18.813
  Third Quarter.................................  23.000   9.000  21.375   7.125
  Fourth Quarter................................  13.813   6.313  13.500   5.438
Fiscal Year Ended December 31, 1999:
  First Quarter................................. $12.500 $ 5.000 $13.000 $ 6.938
  Second Quarter................................  15.250   7.750  12.688   8.688
  Third Quarter.................................  16.875  12.375  14.250   9.563
  Fourth Quarter................................  16.500  10.000  12.625   9.188
Fiscal Year Ended December 31, 2000:
  First Quarter................................. $19.875 $12.000 $15.875 $ 9.125
  Second Quarter (through April 10, 2000).......  16.938  14.438  13.000  10.500

   On March 21, 2000, the last full trading day prior to the public announcement of the merger agreement, the New York Stock Exchange reported that the last sale price of Tuboscope common stock was $17.00 per share, and the last sale price of Varco common stock was $14.56 per share.

   On         , 2000, the most recent practicable date prior to the printing of this proxy statement/ prospectus, the New York Stock Exchange reported that the last sale price of Tuboscope common stock was $ per share, and the last sale
price of Varco common stock was $    per share.

   Because the market price of Tuboscope common stock is subject to fluctuation, the market value of the shares of Tuboscope common stock that holders of Varco common stock will receive in the merger may increase or decrease prior to the merger.

   We urge you to obtain current market quotations for Tuboscope common stock and Varco common stock.

                                  RISK FACTORS

   In addition to the other information included and incorporated by reference in this proxy statement/prospectus, Tuboscope stockholders and Varco shareholders should consider carefully the matters described below in determining whether to approve the merger proposals.

Risks Relating to the Merger

   We may not be able to effectively and efficiently integrate our operations.

   Integrating the operations and management of Tuboscope and Varco will be a complex process, and we cannot assure you that this integration will be completed rapidly or will achieve all of the anticipated synergies and other benefits we expect from the merger. Moreover, the integration of Tuboscope and Varco will require significant management attention, which may temporarily distract management from its usual focus on the daily operations of the combined company. Management's inability to integrate successfully the operations of Tuboscope and Varco, or any significant delay in achieving this integration, could cause our business to suffer after the merger. See "The Merger--Reasons for the Merger."

   We may not be able to realize the expected benefits of the merger.

   Achieving the benefits we expect from the merger will depend in large part on integrating our technology, operations and personnel in a timely and efficient manner to minimize the impact on customers, employees and management. Among the challenges involved in this integration is demonstrating to our customers the benefits of using the additional products and services to be offered and that the merger will not lower client service standards. In addition, we must persuade our personnel that our business cultures are compatible. We cannot assure you that we will realize any of the anticipated benefits of the merger, and failure to do so could adversely affect the business of the combined company after the merger.

   The combined company will incur significant merger-related charges.

   We expect the total merger-related costs to be approximately $25 million, consisting primarily of financial advisory, legal and accounting fees, employee benefit costs, financial printing costs and other related charges. The amount of these expenses is a preliminary estimate and is subject to change. In addition, the combined company will incur certain integration costs, including costs associated with consolidating administrative functions and the closure of certain facilities.

   The exchange ratio will not be adjusted for changes in stock prices.

   The number of shares of Tuboscope common stock into which each share of Varco common stock is to be converted in the merger is fixed at 0.7125 shares of Tuboscope common stock for each share of Varco common stock. The market value of Tuboscope common stock and/or Varco common stock at the effective time of the merger may vary significantly from the price as of the date the merger agreement was executed, the date of this proxy statement/prospectus or the date on which Tuboscope stockholders and Varco shareholders vote on the merger. These changes may result from a number of factors, including:

  . market perception of the synergies expected to be achieved by the merger;

  .  changes in the business, operations or prospects of Tuboscope or Varco;

  . market assessments of the likelihood that the merger will be completed and the timing of the merger; and

  .  general market and economic conditions.

   Because the exchange ratio will not be adjusted to reflect changes in the market value of Tuboscope common stock or Varco common stock, the market value of the Tuboscope common stock issued in the merger, and the market value of the Varco common stock surrendered in the merger, may be higher or lower than the value of these shares at the time the merger was negotiated or approved by the Tuboscope board of directors and the Varco board of directors. Neither Tuboscope nor Varco is permitted to terminate the merger agreement or resolicit the vote of Tuboscope stockholders or Varco shareholders because of changes in the market price of the Tuboscope common stock or Varco common stock.

   Tuboscope's and Varco's officers and directors have conflicts of interest that may influence them to support or approve the merger.

   The directors and officers of Varco and some officers of Tuboscope participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, your interests as a stockholder or shareholder.

   In particular, certain of Tuboscope's officers have an agreement with Tuboscope that provides that all of the unvested stock options and restricted stock units held by these officers will become immediately vested upon completion of a transaction that constitutes a change in control of Tuboscope. The completion of the merger would constitute a change in control of Tuboscope under these agreements and, as a result, all unvested stock options and restricted stock units held by these officers will become immediately vested upon the completion of the merger. As a result, the vesting of options to purchase 818,866 shares of Tuboscope common stock and 251,290 restricted stock units held by Tuboscope's officers will be accelerated upon the completion of the merger. Also, because the merger constitutes a change of control, certain officers of Tuboscope and Varco are entitled to severance benefits if certain events occur after the effective time of the merger, including an involuntary termination of their employment.

   As a result, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

   If Tuboscope or Varco fails to obtain all required consents and waivers, third parties may terminate or alter existing contracts.

   Tuboscope and Varco are each required to obtain the consent of, and certain waivers from, their lenders under their primary bank credit facilities in connection with the merger. If the approvals and waivers are not obtained, the credit facilities could be declared in default and the borrowings under the credit facilities would become immediately due and payable. In addition, certain other agreements with suppliers, customers, licensors or other business partners may require Tuboscope or Varco to obtain the approval or waiver of these other parties in connection with the merger. Tuboscope and Varco have agreed to use reasonable efforts to secure the necessary approvals and waivers. However, we cannot assure you that we will be able to obtain all of the necessary approvals and waivers, and failure to do so could have a material adverse effect on our business after the merger.

   Failure to complete the merger or delays in completing the merger could negatively impact Tuboscope's and Varco's stock prices and future business and operations.

   If the merger is not completed for any reason, Tuboscope and Varco may be subject to a number of material risks, including the following:

  . Tuboscope or Varco may be required to pay the other a termination fee of $30 million or to reimburse the other for up to $5 million in merger related expenses;

  . the stock option held by Tuboscope to purchase up to 13,023,985 shares of Varco common stock or the stock option held by Varco to purchase up to 8,908,653 shares of Tuboscope common stock may become exercisable;

  . the price of Tuboscope or Varco common stock may decline to the extent that the current market price of the common stock reflects a market assumption that the merger will be completed; and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   In addition, in response to the announcement of the merger, Varco's or Tuboscope's customers may delay or defer purchasing decisions. Any delay or deferral of purchasing decisions by customers could negatively affect the business and results of operations of Tuboscope and Varco, regardless of whether the merger is ultimately completed. Similarly, current and prospective employees of Tuboscope and Varco may experience uncertainty about their future roles with the companies until after the merger is completed or if the merger is not completed. This may adversely affect the ability of Tuboscope and Varco to attract and retain key management, marketing and technical personnel.

   Further, if the merger is terminated and the Tuboscope or Varco board of directors determines to seek another merger or business combination, we cannot assure you that it will be able to find a transaction providing as much stockholder value as this merger. While the merger agreement is in effect, subject to certain limited exceptions, Tuboscope and Varco are prohibited from soliciting, initiating or encouraging or entering into any extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party.

Risks Relating to Tuboscope and Varco

   Tuboscope and Varco face intense competition in their existing markets and expect to face tough competition in any markets in which they seek to expand.

   Both Tuboscope and Varco operate in highly competitive markets in which they compete with various third parties. Tuboscope competes with national and regional competitors in each of its four major product lines. Varco also faces competition from national and regional competitors. These competitors may have greater financial, technical, manufacturing and marketing resources than Tuboscope or Varco, even on a combined basis, and may be in a better competitive position. In addition, certain foreign jurisdictions and government-owned petroleum companies located in some of the countries in which Tuboscope and Varco operate have adopted policies or regulations which may give local nationals in these countries competitive advantages over Tuboscope and Varco and which could impact the operations of the combined company after the merger.

   We cannot assure you that the competitive environment in which Tuboscope and Varco operate will not have an adverse effect on the combined company after the merger.

   Tuboscope has aggressively expanded its business, and the combined company intends to maintain an aggressive growth strategy after the merger.

   Tuboscope aggressively expanded and grew its business during the past several years. Since January 1, 1997, Tuboscope has completed 25 acquisitions or investments for common stock, cash and notes. In these transactions, Tuboscope issued 2,415,842 shares of its common stock, paid $85.8 million in cash and issued $15.8 million in notes. We anticipate that the combined company will continue to pursue an aggressive growth following the merger. However, we cannot assure you that attractive acquisitions will be available to us after the merger, at reasonable prices or at all. In addition, we cannot assure you that we will successfully integrate the operations and assets of any acquired business with our own or that our management will be able to manage effectively the increased size of the combined company or operate a new line of business. Any inability on the part of management to integrate and manage acquired businesses and their assumed liabilities could adversely affect our business and financial performance. In addition, after the merger, we may need to incur substantial indebtedness to finance future acquisitions. We cannot assure you that we will be able to obtain this financing or that, if available, the financing will be on terms acceptable to us. Future acquisitions may result in increased depreciation and amortization expense, increased interest expense, increased financial leverage or decreased operating income for the combined company, any of which could cause our business to suffer.

   Both Tuboscope's and Varco's operating results have fluctuated during recent years and these fluctuations may continue for the combined company after the merger.

   Both Tuboscope and Varco have experienced in the past, and the combined company may experience in the future, fluctuations in its quarterly operating results. We cannot assure you that the combined company will realize expected earnings growth or that earnings in any particular quarter will not fall short of either a prior fiscal quarter or investors' expectations. The following factors, in addition to others not listed, may affect the combined company's quarterly operating results in the future:

  .  fluctuations in the oil and gas industry;

  .  competition;

  . the ability to effectively and efficiently integrate the operations and businesses of Tuboscope and Varco;

  .  the ability to service the debt obligations of the combined company;

  .  the ability to identify strategic acquisitions at reasonable prices;

  . the ability to manage and control operating costs of the combined company;

  . fluctuations in political and economic conditions in the United States and abroad; and

  . the ability to protect Tuboscope's and Varco's intellectual property rights.

   Varco's operating results are heavily dependent on offshore rig activity and this dependence may continue for the combined company after the merger.

   Varco's business is heavily dependent on major retrofitting and/or upgrading activity on existing offshore rigs and on the construction of new offshore rigs. New orders relating to these activities have declined to a low level during the past two years, and may remain at low levels for the foreseeable future. Any improvement in offshore rig activity may fail to materialize for any of the following reasons:

  .  continued low utilization of the existing offshore rigs;

  . substantial cost overruns on many rigs built during the 1997-2000 period, resulting in poor economic returns; or

  . less than acceptable results in finding economically viable oil and gas discoveries in ultra deep water, where the majority of newly built rigs are designed to operate.

   There are risks associated with Tuboscope's and Varco's presence in international markets, including political or economic instability and currency restrictions.

   Approximately 65% of Tuboscope's revenues in 1999 were derived from operations outside the United States. Tuboscope's foreign operations include significant operations in Europe, Latin America, Canada, the Far East and the Middle East. Varco's products are sold for use in approximately 80 countries by United States customers operating in the United States and abroad, as well as by foreign customers such as privately-owned corporations and national oil companies. Varco includes as an international sale any sale where the product is designated for use other than in the United States. Revenues from products sold for use outside the United States accounted for approximately 47% of Varco's total revenues for the year ended December 31, 1999. Varco has significant foreign operations in the United Kingdom, the Netherlands and Singapore. Both companies' revenues and operations are subject to the risks normally associated with conducting business in foreign countries, including uncertain political and economic environments, which may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Government-owned petroleum companies located in some of the countries in which Tuboscope or Varco operates have adopted policies, or are subject to governmental policies, giving preference to the purchase of goods and services from companies that are majority-owned by local nationals. As a result of these policies, Tuboscope and Varco rely on joint ventures, license arrangements and other business combinations with local nationals in these countries. In addition, political considerations may disrupt the commercial relationships between Tuboscope and Varco and government-owned petroleum companies. Although neither Tuboscope nor Varco has experienced any significant problems in foreign countries arising from nationalistic policies, political instability, economic instability or currency restrictions, we cannot assure you that these problems will not arise in the future.

   Tuboscope and Varco are dependent upon the oil and gas industry, which may be volatile.

   The oil and gas industry in which we participate historically has experienced significant volatility. Demand for our services and products depends primarily upon the number of oil rigs in operation, the number of oil and gas wells being drilled, the depth and drilling conditions of these wells, the volume of production, the number of well completions and the level of workover activity. Drilling and workover activity can fluctuate significantly in a short period of time, particularly in the United States and Canada. The willingness of oil and gas operators to make capital expenditures to explore for and produce oil and natural gas will continue to be influenced by numerous factors over which we have no control, including:

  . the ability of the members of the Organization of Petroleum Exporting Countries to maintain price stability through voluntary production limits, the level of production by non-OPEC countries and worldwide demand for oil and gas;

  .  general economic and political conditions;

  .  costs of exploration and production;

  .  availability of new leases and concessions; and

  . governmental regulations regarding, among other things, environmental protection, taxation, price controls and product allocations.

   Worldwide rig activity declined 21% in 1999 compared to 1998. The 1999 decline in rig activity has been sharpest in the U.S. market, where rig activity in 1999 decreased 24.8% from 1998.

   We cannot make any assurances as to the level of future oil and gas industry activity or demand for our combined services and products after the merger.

   We cannot assure you that the combined company will be able to protect its intellectual property rights.

   Tuboscope and Varco rely on a combination of trade secret, copyright, trademark, patent and other proprietary rights laws to protect their rights to valuable intellectual property. Tuboscope and Varco cannot assure you that these intellectual property rights can be successfully asserted in the future or will not be invalidated, circumvented or challenged. Technological developments may also create new risks to the combined company's ability to protect its intellectual property. In addition, the laws of some foreign countries in which the combined company's products and services may be sold do not protect intellectual property rights to the same extent as the laws of the United States. The failure of the combined company to protect its proprietary information and any successful intellectual property challenges or infringement proceedings against the combined company could adversely affect our competitive position.

   We could be adversely affected if we fail to comply with any of the numerous federal, state and local laws, regulations and policies that govern environmental protection, zoning and other matters applicable to our businesses.

   These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. If existing regulatory requirements change, we may be required to make significant unanticipated capital and operating expenditures. We cannot assure you that our operations will continue to comply with future laws and regulations. Governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits for failure to comply with applicable laws and regulations. Under these circumstances, we might be required to reduce or cease operations or conduct site remediation or other corrective action which could adversely impact our operations and financial condition.

   Our businesses expose us to potential environmental liability.

   Our businesses expose us to the risk that harmful substances may escape into the environment, which could result in:

  .  personal injury or loss of life;

  .  severe damage to or destruction of property; or

  .  environmental damage and suspension of operations.

   Our current and past activities, as well as the activities of our former divisions and subsidiaries, could result in our facing substantial environmental, regulatory and other liabilities. These could include the costs of cleanup of contaminated sites and site closure obligations. These liabilities could also be imposed on the basis of one or more of the following theories:

  .  negligence;

  .  strict liability;

  .  breach of contract with customers; or

  . as a result of our contractual agreement to indemnify our customers in the normal course of our business, which is normally the case.

   We may not have adequate insurance for potential environmental liabilities.

   While Tuboscope and Varco maintain liability insurance, this insurance is subject to coverage limits. In addition, certain policies do not provide coverage for damages resulting from environmental contamination. We face the following risks with respect to our insurance coverage:

  . we may not be able to continue to obtain insurance on commercially reasonable terms;

  . we may be faced with types of liabilities that will not be covered by our insurance;

  . our insurance carriers may not be able to meet their obligations under the policies; or

  .  the dollar amount of any liabilities may exceed our policy limits.

   Even a partially uninsured claim, if successful and of significant size, could have a material adverse effect on our consolidated financial statements.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Tuboscope and Varco, based on information currently available to each company's management. When we use words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, we are making forward-looking statements. Forward-looking statements include statements by Tuboscope or Varco concerning:

  .  financial projections;

  . the benefits expected to result from the merger, including the synergies that are expected to result in increased revenues, decreased expenses and avoided expenses after the closing of the merger; or

  . the expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

   The management of Tuboscope and Varco caution the reader that the actual results or experience could differ materially from the forward-looking statements as a result of many factors, including:

  . failure by Tuboscope and Varco to complete the merger on a timely basis or at all;

  . the inaccuracy of financial, regulatory and market trend projections used by Tuboscope and Varco and their financial advisors in evaluating the merger;

  .  competition in Tuboscope's and Varco's markets;

  . the potential for rapid and significant changes in technology and their effect on Tuboscope's or Varco's operations;

  . failure to achieve anticipated cost savings and revenue enhancements as a result of the merger;

  . the risk that the combined company encounters greater than expected costs and difficulties in integrating the businesses of Tuboscope and Varco;

  .  inability to retain key personnel after the merger;

  .  operating, legal and regulatory risks; and

  . economic, political and competitive forces affecting our businesses and Tuboscope's and Varco's analysis of these forces.

   In addition, these risks and uncertainties include those uncertainties and risk factors identified, among other places, under "Summary--Selected Unaudited Pro Forma Combined Financial Data," "Risk Factors," "The Merger--Reasons for the Merger," "--Opinions of Financial Advisors," and "Unaudited Pro Forma Condensed Combined Financial Statements."

   You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by Tuboscope or Varco or persons acting on their behalf. Neither Tuboscope nor Varco undertakes any obligation to release publicly any revisions to any forward-looking statements contained in this proxy statement/prospectus to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                          THE TUBOSCOPE ANNUAL MEETING

Date, Time and Place

   This proxy statement/prospectus is being furnished to holders of Tuboscope common stock in connection with the solicitation of proxies by the Tuboscope board of directors for use at the Tuboscope annual meeting of stockholders to
be held on           , 2000, at The Doubletree Hotel, 2001 Post Oak Boulevard,
Houston, Texas, starting at 10:00 a.m., local time, and at any adjournment or postponement of the annual meeting.

Matters to be Considered at the Tuboscope Annual Meeting

   At the Tuboscope annual meeting, Tuboscope stockholders will be asked to consider and vote upon proposals to approve:

  .  the merger agreement, which provides for:

    (a) the merger of Varco with and into Tuboscope, with Tuboscope continuing as the surviving corporation under the name Varco International, Inc.; and

    (b) the conversion of each issued and outstanding share of Varco common stock into 0.7125 shares of Tuboscope common stock; and

  . an amendment to Tuboscope's certificate of incorporation, increasing the number of shares of Tuboscope common stock authorized for issuance from 60,000,000 to 200,000,000;

  . an amendment to Tuboscope's certificate of incorporation, increasing the maximum number of authorized directors of Tuboscope from ten to fifteen;

  . Tuboscope's Amended and Restated 1996 Equity Participation Plan, which amends Tuboscope's Amended 1996 Equity Participation Plan by, among other things, increasing the number of shares of Tuboscope common stock reserved for issuance under the plan by 4,100,000, from 3,450,000 to 7,550,000;

  . To elect a board of six directors to serve until the next annual meeting or until the election and qualification of their respective successors; and

  . any other matters that are properly brought before the Tuboscope annual meeting or any adjournment or postponement of the meeting.

The Tuboscope Board of Directors Recommendations

   The Tuboscope board of directors has unanimously approved the merger agreement, both amendments to Tuboscope's certificate of incorporation, Tuboscope's Amended and Restated 1996 Equity Participation Plan and the nomination of the nominees to serve on the Tuboscope board of directors, and recommends that holders of Tuboscope common stock vote FOR the proposals being presented.

Vote Required

   The approval of the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock will require the affirmative vote of the holders of a majority of the outstanding shares of Tuboscope common stock. The approval of the amendment to Tuboscope's certificate of incorporation increasing the maximum number of authorized directors of Tuboscope will require the affirmative vote of the holders of two-thirds of the outstanding shares of Tuboscope common stock. The approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan will require the affirmative vote of the holders of a majority of the shares of Tuboscope common stock represented and entitled to vote at the Tuboscope annual meeting. For the election of the nominees to the Tuboscope board of directors, the six nominees receiving the highest vote totals will be elected. The completion of the merger is conditioned upon the approval of the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock, but is not conditioned upon the approval of the amendment to Tuboscope's certificate of incorporation increasing the maximum number of authorized directors of Tuboscope, the approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan or the election of the six nominees to the Tuboscope board of directors. However, each amendment to Tuboscope's certificate of incorporation and Tuboscope's Amended and Restated 1996 Equity Participation Plan will only become effective if the merger agreement is approved. The election of the six nominees to the Tuboscope board of directors is not conditioned upon the approval of any other proposal being submitted to Tuboscope stockholders.

Voting of Proxies

   All shares of Tuboscope common stock which are entitled to vote and are represented at the Tuboscope annual meeting by properly executed proxies received prior to or at the annual meeting, and not revoked, will be voted at the Tuboscope annual meeting in accordance with the instructions indicated on the proxies. If no instructions are indicated, the proxies will be voted for approval of the merger agreement, both amendments to Tuboscope's certificate of incorporation and Tuboscope's Amended and Restated 1996 Equity Participation Plan and for each of the six nominees to the Tuboscope board of directors.

   If any other matters are properly presented at the Tuboscope annual meeting for consideration, including, among other things, consideration of a motion to adjourn the Tuboscope annual meeting to another time or place, including for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment. Proxies voted against all of the proposals at the Tuboscope annual meeting will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the Secretary of Tuboscope, at or before the voting at the Tuboscope annual meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a proxy with a later date and delivering it to the Secretary of Tuboscope before the voting at the Tuboscope annual meeting; or

  . attending the Tuboscope annual meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to Tuboscope Inc., 2835 Holmes Road, Houston, Texas 77051, Attention: Secretary, or hand delivered to the Secretary of Tuboscope at or before the voting at the Tuboscope annual meeting.

Record Date; Stock Entitled to Vote; Quorum

   The Tuboscope board of directors has fixed April 21, 2000 as the record date for determining the Tuboscope stockholders entitled to notice of and to vote at the Tuboscope annual meeting. Accordingly, only Tuboscope stockholders of record on the record date will be entitled to notice of and to vote at the
Tuboscope annual meeting. As of the record date,            shares of Tuboscope
common stock, constituting all of the voting stock of Tuboscope, were outstanding and entitled to vote, which shares were held by approximately holders of record. Each holder of shares of Tuboscope common stock on the record date is entitled to one vote per share. Votes may be cast either in person or by a properly executed proxy.

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Tuboscope common stock entitled to vote at the Tuboscope annual meeting is necessary for a quorum. Shares of Tuboscope common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Tuboscope annual meeting. Abstentions will have the same effect as a vote against the merger agreement and both amendments to Tuboscope's certificate of incorporation since these proposals require the affirmative vote of the holders of a specified percentage of the outstanding shares of Tuboscope common stock. Abstentions by stockholders represented at the meeting will have the same effect as a vote against Tuboscope's Amended and Restated 1996 Equity Participation Plan since this proposal requires the affirmative vote of the holders of a majority of the Tuboscope common stock represented and entitled to vote at the meeting. Abstentions will have no effect on the election of the six nominees to the Tuboscope board of directors.

   Shares represented by "broker non-votes," that is, shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal, will be counted as present for purposes of determining whether there is a quorum at the Tuboscope annual meeting. The New York Stock Exchange rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against the proposals being presented, other than the election of directors, without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares, this will have the same effect as voting against the proposal to approve the merger agreement and the proposals to approve the amendments to Tuboscope's certificate of incorporation. However, because broker non-votes represent shares as to which the beneficial owner has not empowered the broker to vote at the meeting, these shares are considered not entitled to vote, and thus broker non-votes will have no effect on the approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan or the election of the six nominees to the Tuboscope board of directors.

   As of the record date, directors and executive officers of Tuboscope and their affiliates may be deemed to have or share beneficial ownership of
approximately    % of the outstanding shares of Tuboscope common stock. Each of the directors and executive officers of Tuboscope has advised Tuboscope that he intends to vote or direct the vote of all shares of Tuboscope common stock over which he has or shares voting control for approval of each of the proposals being presented at the annual meeting. See "Tuboscope--Security Ownership of Certain Beneficial Owners and Management."

Solicitation of Proxies

   All expenses of Tuboscope's solicitation of proxies, including the cost of mailing this proxy statement/prospectus to Tuboscope stockholders, will be borne by Tuboscope. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Tuboscope in person or by telephone or other means of communication. These directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. In addition, Tuboscope has retained the services of Morrow & Company to assist in the solicitation of proxies by Tuboscope. Tuboscope will pay $5,000, plus reimbursement for some out of-pocket expenses, to Morrow & Company for its services. Tuboscope will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries. Tuboscope will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

   Tuboscope stockholders will not receive new stock certificates upon the completion of the merger. Accordingly, please do not send stock certificates with your proxy.

                           THE VARCO SPECIAL MEETING

Date, Time and Place

   This proxy statement/prospectus is being furnished to holders of Varco common stock in connection with the solicitation of proxies by the Varco board of directors for use at the Varco special meeting to be held on
                , 2000, and at any adjournment or postponement of the special meeting. The Varco special meeting will be held at The Doubletree Hotel, 100 The City Drive, Orange, California 92868, starting at 9:00 a.m., local time.

Matters to be Considered at the Varco Special Meeting

   At the Varco special meeting, holders of Varco common stock will be asked to consider and vote upon proposals to approve:

  .  the merger agreement, which provides for:

    (a) the merger of Varco with and into Tuboscope, with Tuboscope continuing as the surviving corporation under the name Varco International, Inc.; and

    (b) the conversion of each issued and outstanding share of Varco common stock into 0.7125 shares of Tuboscope common stock; and

  . any other matters that are properly brought before the Varco special meeting, or any adjournment or postponement of the meeting.

The Varco Board of Directors Recommendation

   The Varco board of directors has unanimously approved the merger agreement and recommends that holders of Varco common stock vote FOR the merger agreement.

Vote Required

   The approval of the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Varco common stock.

Voting of Proxies

   All shares of Varco common stock which are entitled to vote and are represented at the Varco special meeting by properly executed proxies received prior to or at the special meeting, and not revoked, will be voted at the Varco special meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated, the proxies will be voted for approval of the merger agreement.

   If any other matters are properly presented at the Varco special meeting for consideration, including, among other things, consideration of a motion to adjourn the Varco special meeting to another time or place, including for the purposes of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the merger, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgment. Proxies voted against the merger agreement will not be voted in favor of adjournment for the purpose of the continued solicitation of proxies.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by:

  . filing with the Secretary of Varco, at or before the voting at the Varco special meeting, a written notice of revocation bearing a later date than the proxy;

  . duly executing a proxy with a later date and delivering it to the Secretary of Varco before the voting at the Varco special meeting; or

  . attending the Varco special meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of a proxy.

   Any written notice of revocation or subsequent proxy should be sent to Varco International, Inc., 743 North Eckhoff Street, Orange, California 92868,
Attention: Secretary, or hand delivered to the Secretary of Varco at or before the voting at the Varco special meeting.

Record Date; Stock Entitled to Vote; Quorum

   The Varco board of directors has fixed April 21, 2000 as the record date for determining the Varco shareholders entitled to notice of and to vote at the Varco special meeting. Accordingly, only Varco shareholders of record on the record date will be entitled to notice of and to vote at the Varco special
meeting. As of the record date,            shares of Varco common stock were
outstanding and entitled to vote, which shares were held by approximately holders of record. Each holder of shares of Varco common stock on the record date is entitled to one vote per share. Votes may be cast either in person or by a properly executed proxy.

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Varco common stock entitled to vote at the Varco special meeting is necessary for a quorum. Shares of Varco common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Varco special meeting. Abstentions will have the same effect as a vote against the merger agreement since this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Varco common stock.

   Shares represented by broker non-votes at the Varco special meeting will be counted as present for purposes of determining whether there is a quorum at the Varco special meeting. The New York Stock Exchange rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against the merger proposal without specific instructions from the person who beneficially owns those shares. Therefore, if your shares are held by a broker or other nominee and you do not give them instructions on how to vote your shares on the merger proposal, this will have the same effect as voting against this proposal.

   As of the record date, directors and executive officers of Varco and their affiliates may be deemed to have or share beneficial ownership of approximately
   % of the outstanding shares of Varco common stock. Each of the directors and executive officers of Varco has advised Varco that he intends to vote or direct the vote of all shares of Varco common stock over which he has or shares voting control for approval of the merger agreement. See "Varco--Security Ownership of Certain Beneficial Owners and Management."

Solicitation of Proxies

   All expenses of Varco's solicitation of proxies, including the cost of mailing this proxy statement/prospectus to Varco shareholders, will be borne by Varco. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Varco in person or by telephone or other means of communication. These directors, officers and employees will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation. In addition, Varco has retained The Altman Group, Inc., a proxy solicitation firm, to assist Varco with soliciting proxies for the Varco special meeting, at a cost of approximately $10,000 plus reimbursement of reasonable out-of-pocket expenses. Varco will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries. Varco will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for Varco common stock will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this proxy statement/prospectus, the merger agreement and the other documents referred to carefully for a more complete understanding of the merger.

General

   The merger will be completed if the required approvals of the Tuboscope stockholders and Varco shareholders are obtained and all other conditions to the merger are satisfied or waived. Upon completion of the merger, Varco will be merged with and into Tuboscope, and the name of the surviving corporation will be changed to Varco International, Inc. Tuboscope will survive the merger and the separate corporate existence of Varco will cease. In the merger, each issued and outstanding share of Varco common stock will be converted into
0.7125 shares of Tuboscope common stock. Each outstanding share of Tuboscope common stock will remain outstanding and be unaffected by the merger.

   Based on the number of outstanding shares of Tuboscope common stock and Varco common stock as of the record date, the holders of Varco common stock
immediately prior to the merger would own approximately       % of the
outstanding shares of the combined company immediately after the merger. This percentage assumes no exercise or conversion of the outstanding stock options and other convertible securities of Tuboscope or Varco.

   After the merger, each outstanding option to purchase Varco common stock will be converted into an option to purchase shares of common stock of the combined company. See "The Merger Agreement--Stock Options and Employee Benefits."

Background of the Merger

   In early 1999, George Boyadjieff, Chairman and Chief Executive Officer of Varco, contacted L. E. Simmons, Chairman of Tuboscope, regarding the possibility of a merger between Varco and Tuboscope. At a subsequent meeting in mid-1999, Mr. Boyadjieff again expressed Varco's interest in a merger. However, at that time, Tuboscope was in negotiations concerning a business combination with another company and was not in a position to discuss a transaction with Varco.

   In early December, 1999, Mr. Boyadjieff called Mr. Simmons and arranged for a meeting which took place on January 12, 2000 in Houston, Texas. The call and meeting followed a series of meetings and discussions between each party and Credit Suisse First Boston regarding the merits of a potential merger. At the January 12 meeting, Mr. Simmons, John Lauletta, Tuboscope's President and Chief Executive Officer, and Mr. Boyadjieff discussed the potential benefits of a merger and agreed that a combination would likely be structured as a merger of equals.

   Over the next three weeks, representatives of Varco and Tuboscope had several telephone conversations in which they discussed the merits and terms of a potential merger, an overview of each company's business operations and the outlook for the each company's operating results and markets. In addition, Mr. Simmons, Mr. Lauletta and Joseph Winkler, Tuboscope's Executive Vice President and Chief Financial Officer, met with representatives of Credit Suisse First Boston to evaluate the prospects of Varco's business and to review the strategic fit between the two companies. As of January 14, 2000, Tuboscope and Varco entered into a confidentiality agreement for the exchange of information which contained customary terms and conditions.

   On February 3, 2000, Messrs. Lauletta, Winkler and Boyadjieff and Richard Kertson, then Varco's Vice President-Finance and Chief Financial Officer, met to discuss numerous issues related to a potential merger, including several possible management structures of the combined company and the roles of senior officers in the combined company.

   On February 10, 2000, Messrs. Simmons, Lauletta and Winkler discussed the potential merger and its potential benefits with the Tuboscope board of directors at a regular meeting of the board. Later that day, Mr. Simmons and Mr. Boyadjieff met, together with representatives of Credit Suisse First Boston, to discuss the potential merger. The discussions at this meeting focused on the management structure of the combined company. Mr. Simmons indicated that he had discussed the potential merger with the Tuboscope board of directors and that the board was generally in favor of pursuing further discussions with Varco.

   On February 17, 2000, Mr. Boyadjieff briefed the Varco board of directors on the merger discussions with Tuboscope, and Mr. Kertson presented an overview of Tuboscope's business and historical financial results. It was the consensus of the board that Mr. Boyadjieff should pursue merger discussions with Tuboscope. On February 18, 2000, Mr. Boyadjieff called Mr. Simmons to indicate that the Varco board of directors had authorized Varco management to continue discussions concerning a merger with Tuboscope.

   On February 23, 2000, Mr. Boyadjieff and Mr. Kertson met with representatives of J.P. Morgan to discuss the potential terms of a merger with Tuboscope, including board composition, management composition and range of ownership for the Varco shareholders.

   On February 25, 2000, Mr. Simmons, Mr. Lauletta, Mr. Winkler and Mr. Boyadjieff met to discuss the relative interest each company's stockholders would have in the combined company. Mr. Simmons presented his analysis of the proposed merger, which focused on the historical and projected earnings before interest, tax, depreciation and amortization and other non-cash expenses, or EBITDA, of the two companies. The parties discussed the potential range of ownership for each company and generally viewed a 50/50 ownership as possibly acceptable to both companies. The parties also discussed the relative historical trading prices of the Varco common stock and the Tuboscope common stock and noted that a 50/50 ownership deal might result in a premium for one company or the other at the time of agreement depending upon then current trading prices.

   Between March 1, 2000 and March 7, 2000, the parties met and discussed further the proposed terms of a merger, the relative ownership of the combined company and the possible management structure and their expectations for the combined company.

   On March 2 and 6, 2000, representatives of J.P. Morgan held teleconferences with Mr. Boyadjieff and Mr. Kertson to discuss the potential terms for a merger with Tuboscope, and J.P. Morgan reviewed financial information regarding the merger, including a range of ownership for Varco shareholders in the combined company.

   On March 7, 2000, Mr. Simmons and Mr. Boyadjieff met with the intent of reaching agreement on the relative ownership of the combined company. At this meeting, the parties conceptually agreed on an equal split of ownership of the combined company by each company's stockholders based on the fully diluted shares of each company at the time of signing a merger agreement. The parties acknowledged, however, that several open issues needed to be resolved before entering into an agreement, including issues related to management structure and due diligence review.

   Between March 9, 2000 and March 22, 2000, representatives of Tuboscope and Varco, together with their legal and financial advisors, conducted due diligence and held numerous telephonic meetings to discuss and negotiate the terms and conditions of the merger agreement and the stock option agreements.

   On March 14, 2000, the Tuboscope board of directors discussed in general the merits of a merger given the current business environment. The board also discussed whether it was in the best interests of Tuboscope for management to divert its attention from executing Tuboscope's strategic plan to pursue discussions with Varco or any other company. After discussion, the board determined that it would be in Tuboscope's best interests for management to continue its current discussions regarding the proposed merger with Varco.

   On March 15, 2000, representatives of Varco and Varco's legal and financial advisors and representatives of Tuboscope and Tuboscope's legal advisors held a meeting in Costa Mesa, California at which the parties discussed the proposed structure of the merger, general comments on the proposed merger agreement and due diligence matters.

   On March 16, 2000, the Varco board of directors held a meeting in Orange, California. Mr. Kertson made a presentation to the board regarding the proposed transaction, including the principal terms of the merger, Tuboscope's evolution and product lines, historical and combined financial information for Varco and Tuboscope, and comparative historical market prices for Varco's and Tuboscope's common stocks. Following Mr. Kertson's presentation, J.P. Morgan made a presentation to the board regarding its preliminary fairness opinion with respect to the proposed exchange ratio. The members of the board asked various questions and engaged in a lengthy discussion of the proposed merger.

   On March 17, 2000, the Tuboscope board of directors held a meeting in Houston, Texas at which Mr. Lauletta and Mr. Winkler reviewed the progress of discussions with Varco since the previous board meeting. Representatives of Credit Suisse First Boston also attended the meeting. After thorough discussion, the board authorized Tuboscope management to continue pursuing discussions for a merger with Varco.

   On the morning of March 22, 2000, the Tuboscope board of directors held a telephonic meeting to discuss the final terms of the proposed merger with Varco. Prior to the meeting, each board member received drafts of the proposed merger agreement and the proposed stock option agreements. At the meeting, Tuboscope's management and legal and financial advisors reviewed with the board:

  .  the principal terms of the merger agreement and related documents;

  .  the potential benefits and risks of the transaction with Varco; and

  . the strategic rationale for, and financial analyses relating to, the proposed merger.

   In addition, at this meeting, Credit Suisse First Boston rendered to the Tuboscope board of directors its opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tuboscope. Following lengthy discussion, the Tuboscope board of directors determined that the proposed merger was advisable and unanimously approved the merger agreement and the stock option agreements and unanimously resolved to recommend that the Tuboscope stockholders approve the merger agreement and the stock option agreements.

   On the morning of March 22, 2000, the Varco board of directors held a meeting in Orange, California to discuss the final terms of the proposed business combination of Tuboscope and Varco. Prior to the meeting, each board member received drafts of the proposed merger agreement and the proposed stock option agreements. At the meeting, Varco's management and legal and financial advisors reviewed with the board:

  .  the principal terms of the merger agreement and related documents;

  .  the potential benefits and risks of the transaction with Tuboscope; and

  . the strategic rationale for, and financial analyses relating to, the proposed merger.

   In addition, at this meeting, J.P. Morgan rendered to the Varco board of directors its opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Varco's shareholders. Following lengthy discussion, the Varco board of directors determined that the proposed merger was advisable and unanimously approved the merger agreement and the stock option agreements and unanimously resolved to recommend that the Varco shareholders approve the merger agreement and the stock option agreements.

   The merger agreement and the stock option agreements between Tuboscope and Varco were signed by the parties on the afternoon of March 22, 2000 and, thereafter, Tuboscope and Varco issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

   In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement by Tuboscope stockholders and Varco shareholders, both the Tuboscope board of directors and the Varco board of directors consulted with their managements, as well as their legal and financial advisors, and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. In unanimously approving the merger agreement and the merger, the Tuboscope board of directors and the Varco board of directors considered a number of factors, including the following:

  .  current industry, market and economic conditions;

  . the strategic fit between the two companies and the potential for a combined company with greater financial strength;

  . the ability of the combined company to offer expanded product and service offerings;

  .  the ability to expand Tuboscope's and Varco's customer bases;

  . the complementary nature of the companies' product and service offerings;

  . the operating efficiencies and the earnings power of the combined company;

  . Tuboscope's business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects, including, in the case of the Tuboscope board of directors, Tuboscope's prospects if it were to continue as a separate company;

  . Varco's business, financial condition, results of operations, assets, management, competitive position, operating performance, trading performance and prospects, including, in the case of the Varco board of directors, Varco's prospects if it were to continue as a separate company; and

  . the financial condition of the combined company after the transaction, including its market capitalization, revenues, profits and earnings per share.

   In the course of deliberations, the Tuboscope board of directors and the Varco board of directors also considered a number of additional factors relevant to the merger, including:

  . the possibility of strategic alternatives to the merger for enhancing long-term stockholder value, including investigating strategic transactions with other companies;

  .  the exchange ratio;

  . the market price of Tuboscope common stock over the last several years and the potential for an increase or decrease in the market price of Tuboscope common stock in the future;

  .  the market price of Varco common stock over the last several years;

  . the potential for improved trading liquidity for stockholders of the combined company;

  . in the case of the Tuboscope board of directors, the opinion of Credit Suisse First Boston to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to Tuboscope;

  . in the case of the Varco board of directors, the opinion of J.P. Morgan that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the exchange ratio provided for in the merger was fair to the Varco shareholders from a financial point of view;

  . the terms and conditions of the merger agreement, including the termination fees, the stock option agreements and the closing conditions;

  .  the expected qualification of the merger as a reorganization under
     Section 368(a) of the Internal Revenue Code;

  .  the expected accounting of the merger as a pooling-of-interests;

  . the impact of the merger on Tuboscope's and Varco's customers, suppliers and employees;

  . the likelihood of the merger being approved by the appropriate regulatory authorities;

  .  the likelihood that the merger will be completed; and

  . the effect of the public announcement of the merger on the market price of Tuboscope's and Varco's common stock.

   The Tuboscope board of directors and the Varco board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

  . the risk that, despite Tuboscope's and Varco's efforts after the merger, the combined company may lose key personnel;

  . the risk that a significant number of Tuboscope's and Varco's customers and suppliers might cease doing business with the combined company;

  . the difficulty of managing operations in the different geographic locations in which Tuboscope and Varco operate; and

  . the risk that the potential benefits of the merger might not be fully realized.

   The Tuboscope board of directors and the Varco board of directors determined that Tuboscope and Varco could avoid or mitigate these and other risks, and that, overall, these risks were outweighed by the potential benefits of the merger.

   The above discussion of the factors considered by the Tuboscope board of directors and the Varco board of directors in making their decisions is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger agreement and the merger, the two boards of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Tuboscope board of directors and the Varco board of directors may have given different weight to different factors.

Opinions of Financial Advisors

   The financial information reviewed by each company's financial advisor included projections of future operations of each of Varco and Tuboscope prepared by the management teams of the respective companies and independently by financial analysts who publish research reports on each of the companies. The projections used vary based on their source and the time that they were prepared. Actual results of the companies could differ materially from the projections used as a result of many factors, including those described under "Risk Factors" and "Information Regarding Forward-Looking Statements."

   Varco

   Pursuant to an engagement letter, dated March 10, 2000, Varco retained J.P. Morgan Securities Inc. as its financial advisor and to deliver a fairness opinion in connection with the proposed merger.

   At the meeting of the Varco board of directors on March 16, 2000, J.P. Morgan rendered its oral opinion that, as of that date, and subject to completion of due diligence and review of final documentation, the exchange ratio was fair to Varco's shareholders from a financial point of view. J.P. Morgan confirmed its oral opinion by delivering its written opinion to the Varco board of directors, dated March 22, 2000, to the same effect.

   The full text of J.P. Morgan's written opinion, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex II and is incorporated by reference with the consent of J.P. Morgan. This opinion should be read carefully and in its entirety. J.P. Morgan's opinion is addressed to the Varco board of directors, is directed only to the fairness of the exchange ratio, does not address any other aspect of the merger and does not constitute a recommendation to any Varco shareholder as to how to vote with respect to the merger. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In rendering its opinion, J.P. Morgan reviewed, among other things:

  .  the merger agreement;

  . certain publicly available information concerning the businesses of Varco and Tuboscope and of certain other companies engaged in businesses that J.P. Morgan deemed comparable to those of Varco and Tuboscope, and the reported market prices for the securities of certain other companies that J.P. Morgan deemed comparable;

  . publicly available terms of certain transactions involving companies comparable to Varco and Tuboscope and the consideration received for those companies;

  . current and historical market prices of the common stock of Varco and Tuboscope;

  . the audited financial statements of Varco and Tuboscope for the fiscal years ended December 31, 1995 through 1999, and the unaudited quarterly financial statements of Varco and Tuboscope for the periods ended March 31, June 30 and September 30 for each of the years 1995 through 1999;

  . certain agreements with respect to outstanding indebtedness or obligations of Varco and Tuboscope;

  . certain internal financial analyses and forecasts prepared by the managements of Varco and Tuboscope, including the amount and timing of cost savings expected to result from the merger; and

  . the terms of other business combinations that J.P. Morgan deemed relevant.

   In addition, J.P. Morgan held discussions with certain members of the management of Varco and Tuboscope with respect to certain aspects of the merger, and the past and current business operations of Varco and Tuboscope, the financial condition and future prospects and operations of Varco and Tuboscope, and the effects of the merger on the financial condition and future prospects and operations of Varco and Tuboscope, and certain other matters J.P. Morgan deemed necessary or appropriate to its inquiry. In addition, J.P. Morgan conducted summary level due diligence with management of Varco and Tuboscope and considered other information as it deemed appropriate for the purposes of its opinion.

   In giving its opinion, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to it by Varco and Tuboscope or otherwise reviewed by it, and J.P. Morgan did not assume any responsibility or liability for this information. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to J.P. Morgan. J.P. Morgan assumed that financial analyses and forecasts provided to it were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations, synergies and financial condition of Varco and Tuboscope to which the analyses or forecasts relate. J.P. Morgan assumed that these expected future results of operations and synergies would be realized as described by management. J.P. Morgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to it by, representatives of the Company, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

   J.P. Morgan's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Subsequent developments may affect the opinion. However, J.P. Morgan does not have any obligation to update, revise, or reaffirm this opinion. J.P. Morgan expressed no opinion as to the price at which the combined company's common stock will trade at any future time. J.P. Morgan's opinion related only to the fairness, from a financial point of view, to Varco's shareholders of the exchange ratio, and J.P. Morgan did not express any opinion as to any other alternative transactions that may have been considered or available to the management or the board of directors of Varco.

   In accordance with customary investment banking practices, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following table summarizes some of the material financial analyses utilized by J.P. Morgan in conjunction with providing its opinion. These and other financial analyses performed by J.P. Morgan are described below. This table should be read with the more detailed description set forth below:

                                                                    Implied
                                                        Varco       Exchange
Valuation Methodology                                Contribution    Ratio
---------------------                                ------------ ------------
Discounted Cash Flow Analysis....................... 49.1%--52.7% 0.69x--0.79x
Perpetuity Value Analysis........................... 48.7%--59.2% 0.68x--1.03x
Comparable Company Analysis......................... 46.0%--53.1% 0.61x--0.81x
Comparable Transaction Analysis..................... 45.2%--53.8% 0.59x--0.83x
Relative Contribution Analysis...................... 46.8%--66.3% 0.63x--1.40x
Relative Market Value Analysis...................... 47.5%--58.4% 0.65x--1.00x
Varco's Shareholders Approximate Continuing
 Ownership Position in Combined Company.............        50.0%      0.7125x

   Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Varco's and Tuboscope's common stock. J.P. Morgan calculated the unlevered free cash flows that Varco and Tuboscope are expected to generate during fiscal years 2000 through 2001 based upon information and financial projections prepared by management of both companies and upon management projections adjusted by J.P. Morgan to reflect a more moderate cyclical recovery in revenues and EBITDA for Varco. J.P. Morgan also calculated estimated terminal values based on multiples of equity value plus net debt, commonly referred to as FV, to historical average earnings before interest, tax, depreciation and amortization and other non-cash expenses, commonly referred to as EBITDA, from 10.0x to 12.0x, based upon selected FV/ EBITDA trading multiples of similar publicly-traded companies for each company. The unlevered free cash flows and estimates of terminal values for Varco were discounted to present values using a range of discount rates from 10% to 12%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Varco. The unlevered free cash flows and estimates of terminal values for Tuboscope were discounted to present values using a range of discount rates from 9% to 11%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Tuboscope. The present value of the unlevered free cash flows and the range of terminal asset values for Varco and Tuboscope were then adjusted for Varco's and Tuboscope's 1999 fiscal year-end excess cash and total debt. The discounted cash flow analysis resulted in an implied contribution to the combined company by Varco of between 49.1% and 52.7%, which implies an exchange ratio of 0.69x to 0.79x.

   Perpetuity Value Analysis. J.P. Morgan also conducted a perpetuity value analysis based on historical average EBITDA for the purpose of determining the fully diluted equity value per share for Varco's and Tuboscope's common stock. J.P. Morgan calculated the average annualized quarterly EBITDA during the periods ended March 31, June 30, September 30, and December 31 for each of the years 1995 through 1999, which in J.P. Morgan's view reflects the most recent business cycle in the oil service sector. J.P. Morgan capitalized in perpetuity the average annualized quarterly historical EBITDA figures for Varco and Tuboscope, respectively, based upon discount rates ranging from 10% to 12% and 9% to 11%, respectively. The perpetuity values for Varco and Tuboscope were then adjusted for Varco's and Tuboscope's 1999 fiscal year-end excess cash and total debt. The perpetuity value analysis resulted in an implied contribution to the combined company by Varco of between 48.7% and 59.2%, which implies an exchange ratio of 0.68x to 1.03x.

   Comparable Company Analysis. J.P. Morgan reviewed and compared financial information relating to Varco and Tuboscope to corresponding financial information, ratios and public market multiples for selected

   Comparable Company Analysis. J.P. Morgan reviewed and compared financial information relating to Varco and Tuboscope to corresponding financial information, ratios and public market multiples for selected publicly-traded companies engaged in businesses which J.P. Morgan judged to be analogous to Varco and Tuboscope, respectively. The companies selected by J.P. Morgan were as follows:

Varco Trading Comparables        Tuboscope Trading Comparables
-------------------------        -----------------------------
Dril-Quip, Inc.                  Smith International, Inc.
Weatherford International, Inc.  BJ Services Co.
Smith International, Inc.        Newpark Resources, Inc.
National-Oilwell, Ltd.           ICO, Inc.
Cooper Cameron Corporation
Tesco Corporation
IRI International Corporation

   J.P. Morgan noted that none of these companies are identical to either Varco or Tuboscope. Accordingly, a comparison of these companies to Varco or Tuboscope is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of the comparable companies.

   J.P. Morgan analyzed relevant trading multiples for Varco and Tuboscope, including, among others (i) FV divided by EBITDA; (ii) share price divided by after-tax operating cash flow per share; and (iii) share price divided by earnings per share, commonly referred to as EPS. Each multiple was calculated on a one and two-year prospective basis using selected analysts' estimates for EBITDA and First Call estimates for after-tax operating cash flow and EPS.

   J.P. Morgan observed that the relative contribution by Varco to the combined company based on the comparable company analyses would have been between 46.0% and 53.1%, depending on the selected measure used, which implies an exchange ratio of 0.61x to 0.81x.

   Comparable Transaction Analysis. Using publicly available information, J.P. Morgan reviewed and compared financial information relating to the following selected transactions which it deemed relevant since 1995:

                         Varco Transaction Comparables
                         -----------------------------
                      Emerson Electric Co. / Daniel Industries Inc. Schlumberger Ltd. / Camco International Inc.
                      EVI, Inc. / Weatherford Enterra Inc.
                      Halliburton Co. / Dresser Industries Inc.
                      Smith International, Inc. / Wilson Industries, Inc. National-Oilwell, Ltd. / Dreco Energy Services Ltd. Baker Hughes Inc. / Drilex International Inc.
                      Camco International Inc. / Production Operators Corp. Weatherford International, Inc. / Enterra Corp.

                       Tuboscope Transaction Comparables
                       ---------------------------------
                      Halliburton Co. / Dresser Industries Inc.
                      Smith International, Inc. / Wilson Industries, Inc. Baker Hughes Inc. / Drilex International Inc.
                      Camco International Inc. / Production Operators Corp. Baker Hughes Inc. / Petrolite Corp.
                      BJ Services Co. / Nowsco Well Service, Ltd.
                      Tuboscope Inc. / Drexel Oilfield Services

   J.P. Morgan analyzed relevant transaction multiples including, among others:
(i) FV divided by EBITDA; (ii) share price divided by after-tax operating cash flow per share; and (iii) share price divided by EPS. Each multiple was calculated on a last twelve months' basis as well as on a one and two-year prospective basis using selected analysts' estimates for EBITDA and First Call estimates for after-tax operating cash flow and EPS.

   J.P. Morgan observed that the relative contribution by Varco to the combined company based on the selected transaction analyses would have been between 45.2% and 53.8%, depending on the selected measure used, which implies an exchange ratio of 0.59x to 0.83x.

   Relative Contribution Analysis. J.P. Morgan reviewed and analyzed selected measures of historical and forecast financial contribution of Varco and Tuboscope to the combined company. Using actual 1999 results and management forecasts for 2000 and 2001 for Varco and Tuboscope, J.P. Morgan analyzed the following relative contribution measures: (i) EBITDA; (ii) net income; and
(iii) net income plus depreciation and amortization adjusted for non-recurring charges. J.P. Morgan also analyzed the relative book value of equity for each company as of December 31, 1999. Analyzing selected measures J.P. Morgan deemed relevant, J.P. Morgan observed that the relative contribution of equity value by Varco to the combined company would have been between 46.8% and 66.3%, depending on the selected measure used, which implies an exchange ratio of 0.63x to 1.40x.

   Relative Market Value Analysis. J.P. Morgan reviewed and analyzed the relative equity value contributions of Varco and Tuboscope to a pro forma combined entity based upon historical relative market values. The following historical periods were reviewed:

                             Varco diluted Tuboscope diluted  Implied  Implied
                             equity value    equity value      Varco   Exchange
Period                         per share       per share     ownership  Ratio
------                       ------------- ----------------- --------- --------
Average for the twelve
 months prior to
 March 20, 2000.............    $10.92          $13.85         52.5%    0.79x
Average for the 180 trading
 days prior to
 March 20, 2000.............    $11.20          $14.45         52.1%    0.78x
Average for the 90 trading
 days prior to
 March 20, 2000.............    $10.76          $14.99         50.2%    0.72x
Average for the ten trading
 days prior to
 March 20, 2000.............    $13.39          $17.69         51.5%    0.76x
At closing on March 20,
 2000.......................    $13.25          $16.44         53.1%    0.81x

   J.P. Morgan also analyzed the frequency of the ratio of Varco's share price to Tuboscope's share price during the twelve months prior to March 20, 2000 on a daily basis. During this period, J.P. Morgan observed that, approximately 88% of the time, Varco's implied ownership was between 47.5% and 58.4%, which implies an exchange ratio of 0.65x to 1.00x.

   J.P. Morgan also analyzed the historical multiples of share price to selected analysts' estimates of projected after-tax operating cash flow for Varco and Tuboscope during the most recent business cycle for the oil service industry, which J.P. Morgan judged to be during the period from 1995 through 1999. During this period, J.P. Morgan observed that Tuboscope generally traded at a higher price / after-tax operating cash flow multiple than Varco during the first half of the cycle, and that Varco generally traded at a higher price / after-tax operating cash flow multiple during the second half of the cycle. J.P. Morgan also observed that current business conditions in the oil service industry are representative of the first half of an oil service business cycle, and that Varco's currently lower price / after-tax operating cash flow multiples and relative contribution of forecast EBITDA and after-tax operating cash flow in 2001 are consistent with J.P. Morgan's analysis of the past oil service business cycle.

   Pro Forma Merger Analysis. J.P. Morgan analyzed the then-current pro forma combined company after-tax operating cash flow and EBITDA per share forecasts for 2000 and 2001 based on internal financial projections prepared by Varco and Tuboscope and their respective management. The analysis showed, assuming synergies of $10 million per year, on an equivalent share basis, that the merger would be accretive to after-tax operating cash flow in 2000 and 2001, and accretive to EPS in 2001, to Varco's shareholders.

   The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions of them, without considering all of its analyses, would create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values or results may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

   As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Varco and to deliver a fairness opinion with respect to the merger on the basis of this experience and its familiarity with Varco.

   For services rendered in connection with the merger and the delivery of its opinion, Varco has agreed to pay J.P. Morgan a fee of $3,500,000, payable as follows: (i) $150,000 upon signing of its engagement letter; (ii) $1,000,000 upon announcement of the merger; and (iii) $2,350,000 upon closing of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to Varco, Varco has agreed to pay J.P. Morgan a fee equal to 20% of any termination fee for its services, up to a maximum of $3,000,000, less any amounts paid to J.P. Morgan under (i) and (ii) above. Varco has also agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities.

   J.P. Morgan has in the past provided financial advisory services to Varco, and an affiliate of J.P. Morgan maintains a banking relationship with Varco for which it has received customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Varco and Tuboscope for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in these securities.

   Tuboscope

   Credit Suisse First Boston has acted as Tuboscope's exclusive financial advisor in connection with the merger. Tuboscope selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with Tuboscope's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, Tuboscope requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Tuboscope of the exchange ratio provided for in the merger. On March 22, 2000, at a meeting of the Tuboscope board held to consider the merger, Credit Suisse First Boston rendered to the Tuboscope board an oral opinion, which opinion was confirmed by delivery of a written opinion dated March 22, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to Tuboscope.

   The full text of Credit Suisse First Boston's written opinion dated March 22, 2000 to the Tuboscope board, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex III and is incorporated into this document by reference. Holders of Tuboscope common stock are urged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the Tuboscope board and relates only to the fairness of the exchange ratio from a financial point of view to Tuboscope, does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Tuboscope and Varco. Credit Suisse First Boston also reviewed other information relating to Tuboscope and Varco, including financial forecasts, which Tuboscope and Varco provided to or discussed with Credit Suisse First Boston, and met with the managements of Tuboscope and Varco to discuss the businesses and prospects of Tuboscope and Varco.

   Credit Suisse First Boston also considered financial and stock market data of Tuboscope and Varco and compared those data with similar data for other publicly held companies in businesses similar to Tuboscope and Varco and considered, to the extent publicly available, the financial terms of other business combinations and transactions recently announced or completed. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tuboscope and Varco as to the future financial performance of Tuboscope and Varco and the potential synergies and strategic benefits anticipated to result from the merger, including the amount, timing and achievability of those synergies and benefits. Credit Suisse First Boston also assumed, with the Tuboscope board's consent, that the merger will be treated as a pooling-of-interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes.

   Credit Suisse First Boston was not requested to, and did not, make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Tuboscope or Varco, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based on information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, Credit Suisse First Boston on the date of its opinion. Credit Suisse First Boston did not express any opinion as to what the value of Tuboscope common stock actually would be when issued in the merger or the prices at which Tuboscope common stock would trade after the merger. Although Credit Suisse First Boston evaluated the exchange ratio from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the merger, which consideration was determined between Tuboscope and Varco. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

   In preparing its opinion to the Tuboscope board, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tuboscope and Varco. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Tuboscope or Varco or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Tuboscope board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Tuboscope board or management with respect to the merger or the exchange ratio.

   The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion, dated March 22, 2000, delivered to the Tuboscope board in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Aggregate Exchange Ratio Reference Range. Credit Suisse First Boston derived implied exchange ratio reference ranges for Tuboscope and Varco based on a discounted cash flow analysis, selected companies analysis and selected acquisition analysis more fully described below. Based on the equity reference ranges for Tuboscope and Varco implied by those analyses, Credit Suisse First Boston derived the following aggregate implied exchange ratio reference range, as compared to the exchange ratio in the merger:

       Aggregate Implied Exchange Ratio Range            Merger Exchange Ratio
       --------------------------------------            ---------------------
                    0.51 to 1.03                                0.7125

   Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that each of Tuboscope and Varco could produce over calendar years 2000 through 2005, based on internal estimates of the managements of Tuboscope and Varco and adjustments to those estimates, reflecting the potential for higher revenue growth and margins, developed by the management of Tuboscope. Ranges of estimated terminal values were calculated by multiplying calendar year 2005 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for each of Tuboscope and Varco by EBITDA multiples ranging from 7.0x to 8.0x. The free cash flows of Tuboscope and Varco were then discounted to present value using discount rates of 9.5% to 10.5% for Tuboscope and 11.0% to 12.0% for Varco. This analysis indicated an implied exchange ratio reference range of 0.60 to 0.89.

   Selected Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Tuboscope to corresponding data of the following publicly traded companies in the oil services business:

  .  BJ Services Company

  .  National-Oilwell, Inc.

  .  Smith International, Inc.

  .  Varco

  .  Weatherford International, Inc.

   In addition, Credit Suisse First Boston compared financial operating and stock market data of Varco to corresponding data of the following publicly traded companies in the oil services business:

  .  Cooper Cameron Corporation

  .  Dril-Quip, Inc.

  .  National-Oilwell, Inc.

  .  Tuboscope

   Credit Suisse First Boston reviewed adjusted market values, calculated as equity market value, plus total debt and minority interests, less cash, as multiples of estimated calendar years 2000 and 2001 EBITDA and equity market values as multiples of estimated calendar years 2000 and 2001 after-tax cash flow and net income. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of estimated calendar years 2000 and 2001 EBITDA, after-tax cash flow and net income to corresponding financial data of Tuboscope and Varco. All multiples were based on closing stock prices on March 20, 2000. Estimated financial data for the selected companies were based on publicly available research analysts' estimates, estimated financial data for Tuboscope were based on internal estimates of the management of Tuboscope, and estimated financial data for Varco were based on internal estimates of the managements of Tuboscope and Varco. This analysis indicated an implied exchange ratio reference range of 0.54 to 1.09.

   Selected Mergers and Acquisitions Analysis. Credit Suisse First Boston analyzed the implied transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the oil services business:

Selected Mergers and Acquisitions for Tuboscope

Acquiror                                       Target
--------                                       ------
National-Oilwell, Inc.                         IRI International Corporation
Schlumberger Limited                           Camco International, Inc.
Halliburton Company                            Dresser Industries, Inc.
EVI, Inc.                                      Weatherford Enterra, Inc.
National-Oilwell, Inc.                         Phoenix Energy Products, Inc.
BJ Services Company                            Nowsco Well Service Limited
Tuboscope Vetco International Corporation      Drexel Oilfield Services, Inc.
Dresser Ltd.                                   Wheatley TXT Corporation
Tuboscope                                      Baker Hughes Incorporated
                                                (BHTS Eastern Hemisphere Division)

Selected Mergers and Acquisitions for Varco

Acquiror                                 Target
--------                                 ------
National-Oilwell, Inc.                   IRI International Corporation
National-Oilwell, Inc.                   Hitec ASA
Aker RGI ASA                             Aker Maritime ASA
Schlumberger Limited                     Camco International, Inc.
National-Oilwell, Inc.                   Dreco Energy Services Ltd.
Energy Ventures, Inc.                    XL Systems, Inc.
Cooper Cameron Corporation               Ingram Cactus Company
Weatherford Enterra, Inc.                NODECO AS
Inverness/Phoenix L.L.C., First Reserve  National-Oilwell, Inc.
 Corporation and management
Baroid Corporation                       Sub Sea International, Inc.
Cooper Industries Inc.                   Cameron Iron Works Inc.

   Credit Suisse First Boston compared purchase prices in the selected transactions as multiples of latest 12 months revenues, EBITDA and earnings before interest and taxes, commonly referred to as EBIT. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of latest 12 months revenues, EBITDA and EBIT to the average revenues, EBITDA and EBIT of Tuboscope and Varco over calendar years 1996 through 1999. All multiples were based on publicly available financial information. This analysis indicated an implied exchange ratio reference range of 0.64 to 1.31.

   Relative Analyses. Credit Suisse First Boston also conducted the following relative analyses and compared the exchange ratio in the merger of 0.7125 with the exchange ratios implied by these analyses:

   Relative Contribution Analysis. Credit Suisse First Boston performed an exchange ratio analysis, based on internal estimates of the managements of Tuboscope and Varco, comparing the relative contributions of Tuboscope and Varco to the estimated calendar years 2000 and 2001 revenues, EBITDA, EBIT, net income and after-tax cash flows of the combined company. Exchange ratios implied by the relative contributions of revenues, EBITDA and EBIT were adjusted for each company's financial leverage. This analysis yielded, after adjustment for extraordinary items, an implied exchange ratio reference range of 0.63 to 1.21, as indicated in the following table:

                                                                        Implied
                                                                        Exchange
                                                                         Ratios
                                                                        --------
      Revenues
       2000E...........................................................   0.78
       2001E...........................................................   0.84
      EBITDA
       2000E...........................................................   0.70
       2001E...........................................................   0.70
      EBIT
       2000E...........................................................   0.63
       2001E...........................................................   0.66
      Net Income
       2000E...........................................................   1.21
       2001E...........................................................   0.83
      After-Tax Cash Flow
       2000E...........................................................   0.69
       2001E...........................................................   0.63

   Historical Stock Trading Analysis. Credit Suisse First Boston performed an exchange ratio analysis comparing the average daily closing stock prices for Tuboscope and Varco one year, six months, three months, one month and one-week preceding March 20, 2000 and on March 20, 2000. This comparison yielded an implied exchange ratio reference range of 0.692 to 0.806, as indicated in the following table:

                                                                     Implied
   Period                                                         Exchange Ratio
   ------                                                         --------------
   One year......................................................     0.788
   Six months....................................................     0.773
   Three months..................................................     0.692
   One month.....................................................     0.708
   One week......................................................     0.805
   March 20, 2000................................................     0.806

   Pro Forma Merger Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger on Tuboscope's earnings per share and cash flow per share for estimated calendar years 2000 and 2001 based both on internal estimates of the managements of Tuboscope and Varco and publicly available research analysts' estimates, both before and after giving effect to potential cost savings and other synergies anticipated by the managements of Tuboscope and Varco to result from the merger. This analysis assumed that the merger would qualify for pooling-of-interests accounting treatment. Based on the exchange ratio in the merger of 0.7125, this analysis indicated that the proposed merger would be accretive with or without synergies in each of the years analyzed on an earnings per share basis, accretive with synergies in each of the years analyzed on a cash flow per share basis, and dilutive without synergies in each of the years analyzed on a cash flow per share basis utilizing management estimates. The actual results achieved by the combined company may vary from projected results and the variations may be material.

   Other Factors. In the course of preparing its opinion, Credit Suisse First Boston also reviewed and considered other information and data, including:

  . the quarterly earnings performance of Tuboscope and Varco over the period 1995 through 2000 based on publicly available research analysts' estimates;

  . the trading characteristics of Tuboscope common stock and Varco common stock and the relationship between movements in Tuboscope common stock and Varco common stock and movements in the common stock of the selected companies;

  . selected market premium data in selected transactions in the oil services business announced during the period 1997 to 2000;

  . the maximum, minimum and current ratio of enterprise value to gross invested capital for Tuboscope, Varco and selected oil service companies over the period 1994 through 1999; and

  . the pro forma capitalization of Tuboscope and stockholder profiles of Tuboscope and Varco.

   Miscellaneous. Tuboscope has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the merger an aggregate fee equal to 0.55% of Tuboscope's market value on a diluted basis, plus the net debt of Tuboscope, up to a maximum fee of $6.0 million. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to Tuboscope, Tuboscope has agreed to pay Credit Suisse First Boston a fee equal to a minimum of $600,000 and up to a maximum of $1.5 million. Tuboscope also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston and its affiliates have in the past provided services to Tuboscope and Varco, and are currently participating in a bank credit facility to Tuboscope, unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received and will receive compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Tuboscope and Varco for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Interests of Certain Persons in the Merger

   When considering the recommendations of the Tuboscope and Varco boards of directors, you should be aware that certain Tuboscope and Varco directors and officers have interests in the merger that are different from, or are in addition to, your interests.

   In particular, ten executive officers of Tuboscope are parties to severance agreements with Tuboscope. These agreements provide that all of the unvested stock options and restricted stock awards held by these officers will become immediately vested upon completion of a transaction that constitutes a change in control of Tuboscope. The completion of the merger will constitute a change in control of Tuboscope under these agreements and, as a result, all unvested stock options and restricted stock awards held by these officers will become immediately vested upon the completion of the merger. As a result, the vesting of options to purchase 818,866 shares of Tuboscope common stock and 251,290 restricted stock units held by Tuboscope's officers will be accelerated upon the completion of the merger.

   In addition, these severance agreements provide severance benefits in the event that a covered officer is terminated by Tuboscope other than for cause, which is limited to events such as conviction of a felony, commission of theft or fraud, serious dereliction of duty, and unauthorized disclosure of confidential information. The severance benefits are enhanced in the case of a change in control of Tuboscope, such as the merger, and are available if, within two years of the change in control, the officer is terminated other than for cause or if the officer terminates his employment for good reason. Under the agreements, a "good reason" includes failure to re-elect the officer to any corporate office or a reduction in the officer's authority or responsibility, which the officer determines has detrimentally and materially affected the terms of his employment, a material reduction in compensation or benefits, and relocation to an office more than 50 miles away. Upon a qualifying termination following a change in control of Tuboscope, the covered officers would be entitled to change in control severance benefits, including the following:

  . base salary for a period ranging from 18 months to three years, depending upon the particular officer, payable on a regular payroll basis;

  . a cash bonus for the salary payout period ranging from 40% to 60% of base salary, depending upon the particular officer, payable in installments with base salary;

  . full vesting of all accrued benefits under Tuboscope's pension, profit sharing, 401(k) and similar plans;

  . continued participation in Tuboscope's medical and dental health benefits and disability coverage or equivalent coverage during the payout period, subject to reduction to the extent that the officer receives similar benefits from another employer;

  . full vesting of all outstanding stock options under Tuboscope's stock option plans; and

  . the gross-up of any payments, which are subject to excise taxes under the Internal Revenue Code as "parachute payments," so that the officer receives the same amount he would have received had there been no applicable excise taxes.

The Tuboscope officers covered by these severance agreements, their titles, the terms of their payout periods, and their bonus percentages are as follows:

             Name                         Title                Payout Period Bonus %
             ----                         -----                ------------- -------
   John F. Lauletta........ President and Chief Executive         3 years      60%
                            Officer

   Joseph C. Winkler....... Executive Vice President and          2 years      50%
                            Chief Financial Officer

   Charles N. Gricher...... Vice President, Solids Control       18 months     40%
                            Technology

   James F. Maroney, III... Vice President, Secretary and        18 months     40%
                            General Counsel

   Joe E. McAnally......... Vice President-Coiled                18 months     40%
                            Tubing/Wireline

   John M. Nelson.......... Vice President and General           18 months     40%
                            Manager-Coating Services

   Kenneth L. Nibling...... Vice President-Human Resources       18 months     40%
                            and Administration

   Haynes B. Smith, III.... Vice President-Western Hemisphere    18 months     40%
                            Operations

   Peter J. Stuart......... Vice President-Eastern Hemisphere    18 months     40%
                            Operations

   Clay C. Williams........ Vice President and General           18 months     40%
                            Manager-Pipeline Services

   In March 2000, Varco entered into severance agreements with nine of its executive officers. The completion of the merger will constitute a change in control as defined in these agreements. These agreements are substantially identical to the Tuboscope severance agreements described above, except that there is no vesting of performance awards, restricted stock or restricted stock units because Varco's plans do not provide these benefits, and although all stock options would vest in connection with any future change in control, they will not vest in connection with the merger. In addition, the agreement with Michael W. Sutherlin provides for a retention bonus in the amount of $600,000, payable to Mr. Sutherlin if he does not exercise his right to terminate his employment for good reason for a period of 12 months following the merger. If after Mr. Sutherlin receives his retention bonus he terminates his employment for good reason within the two-year period following the merger, his retention bonus would be offset against his severance pay and bonus. The Varco officers covered by these severance agreements, their titles, the terms of their payout periods, and their bonus percentages are as follows:

             Name                         Title                Payout Period Bonus %
             ----                         -----                ------------- -------
   George Boyadjieff....... Chairman of the Board and Chief       3 years      60%
                            Executive Officer

   Michael W. Sutherlin.... President and Chief Operating         3 years      60%
                            Officer

   Wallace K. Chan......... Vice President-Finance and Chief      2 years      50%
                            Financial Officer

   Robert J. Gondek........ Vice President and President-M/D     18 months     40%
                            Totco Division

   Mark A. Merit........... Vice President and President-        18 months     40%
                            Shaffer Division

   Roger D. Morgan......... Vice President and President-        18 months     40%
                            Varco Systems Division

   Dietmar Neidhardt....... President-Rigtech Division           18 months     40%

   James G. Renfro......... President-Varco BJ Division          18 months     40%

   Donald L. Stichler...... Vice President, Controller-          18 months     40%
                            Treasurer and Secretary

   Pursuant to the merger agreement, Tuboscope has agreed to indemnify each present and former director and officer of Varco against all liabilities or expenses incurred in connection with claims relating to matters that occur prior to the closing of the merger. See "The Merger Agreement--Director and Officer Indemnification."

Determination of Exchange Ratio

   The exchange ratio for the Varco common stock was determined through arm's-length negotiations between Tuboscope and Varco.

Regulatory Approval Required

   Antitrust. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission. In addition, a waiting period must expire. Tuboscope and Varco filed the required notifications and report forms with the Department of Justice and the Federal Trade Commission on March 31, 2000, and applied for early termination of the waiting period. Unless terminated earlier, the applicable waiting period expires on April 30, 2000.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds even after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade

Commission could take any action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons, including private parties, could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take any action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the merger will not be made or that, if a challenge were made, it would be defeated.

   Any Varco shareholder that acquires Tuboscope common stock valued in excess of $15 million in the merger may also be required to make a filing under the Hart-Scott-Rodino Act. We advise you to consult with legal advisors regarding your potential filing obligation.

   Foreign Regulatory Approvals. Because both Tuboscope and Varco have international operations, they may be subject to review by foreign governmental agencies. As of the date of this proxy statement/prospectus, Tuboscope and
Varco have made filings with regulatory authorities in         .

Management and Operations Following the Merger

   If the merger is completed, the board of directors of the combined company will consist of the following ten people: John F. Lauletta, Eric L. Mattson, L.E. Simmons, Jeffery A. Smisek and Douglas E. Swanson, all of whom are currently directors of Tuboscope, and George Boyadjieff, George S. Dotson, Andre R. Horn, Eugene R. White and James D. Woods, all of whom are currently directors of Varco.

   Upon the closing of the merger, the management of the combined company will be as follows:

  . George Boyadjieff, who is currently Chairman of the Board and Chief Executive Officer of Varco, will serve as Chairman of the Board and Chief Executive Officer of the combined company;

  . John F. Lauletta, who is currently President and Chief Executive Officer of Tuboscope, will serve as President and Chief Operating Officer of the combined company; and

  . Joseph C. Winkler, who is currently Executive Vice President and Chief Financial Officer of Tuboscope, will serve as Executive Vice President and Chief Financial Officer of the combined company.

   The corporate headquarters of the combined company will be located in Orange, California and Houston, Texas, at the location of the current headquarters of Varco and Tuboscope.

Accounting Treatment

   The merger is expected to be treated as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of Tuboscope and Varco will be carried forward in the combined company at their recorded amounts, the operating results of the combined company will include the operating results of Tuboscope and Varco for the entire fiscal year in which the combination occurs, and the reported operating results of the separate companies for prior periods will be combined and restated as the operating results of the combined company. A condition to the merger is that by the closing date Tuboscope and Varco shall have each received a letter from Ernst & Young LLP regarding its concurrence with the conclusions of Tuboscope's and Varco's management as to the appropriateness of pooling-of-interests accounting, under Accounting Principles Board Opinion No. 16, for the merger. See "The Merger Agreement--Conditions to the Merger" and "Unaudited Pro Forma Condensed Combined Financial Statements."

Material United States Federal Income Tax Consequences

   The following summary of material United States federal income tax consequences of the merger to the Varco common shareholders is based upon current provisions of the Internal Revenue Code of 1986, as amended, currently applicable United States Treasury regulations and judicial and administrative rulings and decisions as of the date hereof. The following summary is not binding on the Internal Revenue Service, and no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the merger. In addition, legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to particular holders of Varco common stock in light of their individual circumstances, nor with certain types of holders who are subject to special treatment under the federal income tax laws (including, without limitation, tax-exempt organizations; insurance companies; financial institutions; broker-dealers; persons who hold such stock as part of a hedge, appreciated financial position, straddle or conversion transaction; holders whose functional currency is not the United States dollar; holders who acquired their stock pursuant to the exercise of employee stock options or otherwise as compensation or who receive in the merger Tuboscope common stock in excess of the value of the Varco common stock surrendered in the merger; and holders who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for United States federal income tax purposes). The summary also assumes that a Varco common shareholder holds its shares of Varco common stock as a capital asset. Finally, no foreign, state or local tax considerations are addressed herein. Consequently, each holder of Varco common stock is strongly urged to consult its tax advisor regarding the tax consequences of the merger in light of each such holder's particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws.

   Completion of the merger is conditioned upon, among other things, the receipt by Tuboscope and Varco of tax opinions of Latham & Watkins and Pircher, Nichols & Meeks, respectively, dated as of the closing date, each to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary assumptions and representations made by Varco and Tuboscope. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. The following discussion assumes that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   Consequences of the Merger

   Based on the above assumptions and qualifications, the merger will generally result in the following United States federal income tax consequences:

  . no gain or loss will be recognized by Varco or Tuboscope solely as a result of the merger;

  . no gain or loss will be recognized by Varco common shareholders on the exchange of their Varco common stock solely for Tuboscope common stock (except to the extent of cash received in lieu of fractional shares);

  . the holding period of Tuboscope common stock received will include the holding period of shares of Varco common stock surrendered in the merger;

  . the aggregate tax basis of Tuboscope common stock received by Varco common shareholders who exchange all of their Varco common stock solely for Tuboscope common stock in the merger will be the same as the aggregate tax basis of Varco common stock surrendered in the merger (reduced by any portion of such tax basis allocable to a fractional share of Tuboscope common stock for which cash is received); and

  . cash payments received by Varco common shareholders in lieu of a fractional share of Tuboscope common stock will be treated as capital gain or loss measured by the difference, if any, between the cash payment received and the portion of the tax basis in the shares of Varco common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss if the holder's holding period in the Varco common stock exchanged for the fractional share of Tuboscope common stock is more than one year at the time the merger is completed.

   Varco Shareholders Exercising Dissenters' Rights

   A Varco shareholder who exercises dissenters' rights and receives cash in exchange for its Varco common stock will generally recognize capital gain or loss equal to the difference between the cash received and the shareholder's tax basis in the Varco common stock exchanged therefor.

   Capital gains of non-corporate shareholders are generally taxable at a maximum United States federal income tax rate of 20% if the shareholder's holding period in its shares is more than one year at the time of the completion of the merger. Capital gains of corporate shareholders are generally taxable at the regular tax rates applicable to corporations.

   Backup Withholding

   Backup withholding at the rate of 31% may apply with respect to certain cash payments received by a Varco common shareholder in connection with the merger unless:

  . the recipient is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  . the recipient provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

A Varco common shareholder who does not provide Tuboscope with its correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Dissenters' and Appraisal Rights

   Tuboscope stockholders will not be entitled under Delaware law to exercise dissenters' or appraisal rights as a result of the merger or to demand payment for their shares. Tuboscope does not intend to make available these rights to its stockholders.

   Varco shareholders will be entitled to dissenters' rights as a result of the merger and may demand payment for their shares under California law. If holders of 5% or more of the outstanding shares of Varco common stock entitled to vote at the Varco special meeting vote against the merger proposals and comply with certain other procedures, Varco shareholders of record who take the required actions will be entitled to exercise dissenters' rights pursuant to the provisions of Chapter 13 of the California Corporations Code. In accordance with these provisions, dissenting Varco shareholders who fully comply with the procedures set forth in the California Corporations Code will have the right to be paid in cash the fair market value of their shares of Varco common stock (excluding any appreciation or depreciation as a consequence of the merger) as determined by agreement between the shareholder and Varco or the combined company. If they cannot agree, the court will determine the fair market value or order an appraisal of the shares. The failure of a dissenting Varco shareholder to timely and properly comply with such procedures will result in the termination or waiver of such rights. In addition, the merger agreement provides that a condition to Tuboscope's obligation to close is that holders of more than 5.0% of the outstanding shares of Varco common stock shall not have elected to exercise their dissenters' rights pursuant to the California Corporations Code. The merger agreement further provides that a condition to Varco's obligation to close is that holders of more than 10% of the outstanding shares of Varco common shall not have exercised these dissenters' rights. See "The Merger Agreement--Conditions to the Merger." The text of Chapter 13 of the California Corporations Code is attached as Annex IV.

   Dissenters' rights cannot be validly exercised by persons other than Varco shareholders of record regardless of the beneficial ownership of the shares. Persons who are beneficial owners of shares held of record by another person, such as brokers, banks or nominees, should instruct the record holder to follow the procedures outlined below if they wish to dissent from the merger with respect to any or all of their shares.

   Dissenting Varco shareholders must submit to Varco at its principal office, 743 North Eckhoff Street, Orange, California 92868, Attention: Secretary, a written demand that Varco purchase for cash some or all of their shares. The notice must state the number of shares held of record which the Varco shareholder demands to be purchased and the amount claimed to be the "fair market value" of those shares. The statement of fair market value will constitute an offer by the dissenting Varco shareholder to sell the shares at that price. A Varco shareholder's demand will not be effective unless it is received not later than the date of the Varco special meeting.

   If Varco shareholders have a right to require Varco or the combined company to purchase their shares for cash under the dissenters' rights provisions of the California Corporations Code, Varco will mail to each dissenting shareholder a notice of approval of the merger within ten days after the date Varco shareholders approve the merger, stating the price determined by it to represent the "fair market value" of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise such dissenters' rights. The statement of price will constitute an offer to purchase any dissenting shares at that price.

   To perfect their dissenters' rights, Varco shareholders of record must:

  . make written demand for the purchase of their dissenting shares upon Varco on or before the date of the Varco special meeting;

  .  vote their shares against adoption and approval of the merger agreement;
     and

  . within 30 days after the mailing to shareholders by Varco or the combined company of the notice of approval of the principal terms of the merger, submit the certificate(s) representing their dissenting shares to Varco or the combined company or its transfer agent for notation thereon that they represent dissenting shares.

The notice of approval of the merger will specify the date by which the submission of certificates for endorsement must be made, and a submission made after that date will not be effective for any purpose. Your failure to follow any of these procedures may result in your loss of statutory dissenters' rights.

   If a dissenting Varco shareholder and Varco or the combined company agree that shares are dissenting shares and agree upon the price of the shares, Varco or the combined company, upon surrender of the certificates, will make payment of that amount (plus interest at the legal rate on judgments from the date of the agreement) within 30 days after the shareholder and Varco or the combined company reached the agreement. Any agreement between dissenting Varco shareholders and Varco or the combined company fixing the "fair market value" of any dissenting shares must be filed with the Secretary of Varco or the combined company.

   If Varco denies that the shares are dissenting shares, or Varco and a dissenting stockholder fail to agree upon the "fair market value" of the shares, the dissenting stockholder may, within six months after the date on which notice of approval of the merger was mailed to the Varco shareholder, file a complaint (or intervene in a pending action, if any) requesting that the court determine whether the shares are dissenting shares and the "fair market value" of the dissenting shares. The court may appoint one or more impartial appraisers to determine the "fair market value" per share of the dissenting shares. The costs of the action will be assessed or apportioned as the court considers equitable, but if the "fair market value" is determined by the court to exceed 125% of the price offered in the merger, Varco or the combined company will be required to pay the costs including, in the discretion of the court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments. A dissenting shareholder must bring an action within six months after the date on which the notice of approval of the merger agreement was mailed to the Varco shareholders, whether or not Varco responds within that time to the shareholder's written demand that Varco or the combined company purchase for cash shares voted against the merger agreement.

Listing of the Tuboscope Common Stock to be Issued in the Merger

   Tuboscope will use its best efforts to cause the shares of Tuboscope common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger. The listing of the shares of Tuboscope common stock is a condition to the completion of the merger. At the time of the merger, the trading symbol of Tuboscope's common stock will be changed to "VRC."

Delisting and Deregistration of Varco Common Stock after the Merger

   If the merger is completed, Varco common stock will be delisted from the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Federal Securities Law Consequences

   All shares of Tuboscope common stock received by Varco shareholders in the merger will be freely transferable, except that shares of Tuboscope common stock received by persons who are deemed to be affiliates of Varco prior to the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or Rule 144 in the case of persons who become affiliates of Tuboscope, or otherwise in compliance with, or pursuant to an exemption from, the registration requirements of the Securities Act. Persons deemed to be affiliates of Tuboscope or Varco are those individuals or entities that control, are controlled by, or are under common control with, the party and generally include executive officers, directors and principal stockholders of the party. This proxy statement/prospectus does not cover any resales of Tuboscope common stock received by affiliates of Varco in the merger.

                              THE MERGER AGREEMENT

   A copy of the merger agreement is attached to this proxy statement/prospectus as Annex I. While the discussion below summarizes many of the material provisions of the merger agreement, we urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

   The merger agreement provides that Varco will be merged with and into Tuboscope at the effective time of the merger. Tuboscope will continue as the surviving corporation in accordance with the Delaware General Corporation Law. As part of the merger, Tuboscope's name will be changed so that the name of the surviving corporation will be Varco International, Inc. At the effective time of the merger, all the property, rights, privileges, immunities, powers and franchises of Varco and Tuboscope before the merger will vest in the surviving corporation, and all debts, liabilities and duties of Varco and Tuboscope before the merger will become the debts, liabilities and duties of the surviving corporation.

   The merger will be completed after all conditions in the merger agreement are met or waived and Tuboscope and Varco file a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Secretary of State of the State of California. The merger agreement provides that the closing of the merger will take place at a time and date agreed to by Tuboscope and Varco but not later than the second business day after satisfaction or waiver of the conditions to the merger. Tuboscope and Varco have tentatively agreed, and they presently expect, that the merger will be
completed by            , 2000. However, Tuboscope and Varco may agree to a
different date.

Conversion of Shares

   The merger agreement provides that each issued and outstanding share of Varco common stock, other than dissenting shares and shares owned by Varco or Tuboscope, will be converted into 0.7125 shares of Tuboscope common stock. However, if prior to the merger, the outstanding shares of Varco common stock or Tuboscope common stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio will be adjusted accordingly.

   Each share of Tuboscope common stock, other than any shares owned by Varco which will be cancelled, will be unaffected by the merger and will remained outstanding.

   No fractional shares of Tuboscope common stock will be issued in the merger. Each holder of Varco common stock who would have otherwise been entitled to receive a fraction of a share of Tuboscope common stock will receive cash in lieu of a fractional share of Tuboscope common stock. The amount of cash will be equal to the relevant fraction times the average of the closing prices of a share of Tuboscope common stock on the New York Stock Exchange on the ten trading days prior to the date of the merger.

Procedure for the Exchange of Stock Certificates

   Exchange of Stock Certificates. Tuboscope and Varco have designated ChaseMellon Shareholder Services, L.L.C. to serve as exchange agent for the exchange of certificates representing Varco common stock for certificates representing Tuboscope common stock and for the payment of cash in lieu of fractional shares. Promptly after the merger is completed, the exchange agent will mail transmittal forms and exchange instructions to each holder of record of Varco common stock. After receiving the transmittal form, each holder of certificates formerly representing Varco common stock will be able to surrender the certificates to the exchange agent and receive certificates evidencing the appropriate number of whole shares of Tuboscope common stock. After the merger, each certificate formerly representing Varco common stock, until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive a certificate representing the number of whole shares of Tuboscope common stock which the holder's shares of Varco common stock were converted in the merger, plus cash in lieu of fractional shares, if any. For stockholder meeting quorum and notice purposes, holders of unsurrendered Varco certificates will be considered to be record holders of the shares of Tuboscope common stock represented by their Varco certificates.

   Dividends and Distributions. The holder of an unexchanged Varco certificate will not be entitled to receive any dividends or other distributions otherwise payable by Tuboscope until the certificate has been exchanged. Subject to applicable laws, following surrender of the certificates by the holder, Tuboscope will pay the holder any accrued and unpaid dividends and distributions that have become payable between the effective time of the merger and the time the certificate is surrendered, without interest.

   Lost Certificates. A stockholder must provide an appropriate affidavit to the exchange agent if any Varco common stock certificates are lost, stolen or destroyed, in order to receive Tuboscope common stock or cash in lieu of fractional shares in respect of the lost, stolen or destroyed certificates. In addition, the surviving corporation may require the holder of lost, stolen or destroyed certificates to post a bond as indemnity against any claim that may be made against the surviving corporation or the exchange agent with respect to the certificates.

   No Liability. Neither the surviving corporation nor the exchange agent will be liable to any former holder of shares of Varco common stock for shares of Tuboscope common stock, or dividends or distributions made with respect to those shares, delivered to a public official under any applicable abandoned property, escheat or similar law.

   Withholding Right. Either the surviving corporation or the exchange agent, on behalf of the surviving corporation, is entitled to deduct and withhold from the consideration payable to any former holder of shares of Varco common stock the amount it is required to deduct and withhold from the consideration under the Internal Revenue Code or any provision of state, local or foreign tax law. Any amounts withheld will be treated as having been paid to the former holder of the Varco common stock.

   Please do not send in any stock certificates with your proxies. Please wait for the transmittal form and instructions from the exchange agent.

Representations and Warranties

   Tuboscope and Varco have made mutual representations and warranties in the merger agreement relating to the following:

  .  their organization and the organization of their subsidiaries;

  .  their capital structures;

  . the authorization, execution, delivery and enforceability of the merger agreement and related matters;

  . the absence of conflicts under their certificates or articles of incorporation, bylaws, agreements and applicable laws;

  .  required consents or approvals;

  . documents and financial statements filed with the Securities and Exchange Commission and the accuracy of the information contained in those documents and financial statements;

  .  the absence of material undisclosed liabilities;

  .  the absence of material adverse events or changes;

  .  taxes and tax returns;

  .  properties;

  .  intellectual property;

  .  agreements, contracts and commitments;

  .  litigation;

  .  environmental matters;

  .  employee benefit plans;

  .  compliance with laws;

  .  accounting and tax matters;

  . the accuracy of information contained in the registration statement filed by Tuboscope and this proxy statement/prospectus;

  .  labor matters;

  .  insurance;

  .  the absence of existing discussions with other parties;

  .  opinions of financial advisors; and

  .  the inapplicability to the merger of anti-takeover laws.

   In addition, Varco has made representations in the merger agreement with respect to amendments to the Varco shareholder rights agreement and with respect to the termination of the rights outstanding under the rights agreement immediately prior to the effectiveness of the merger.

Certain Covenants

   Covenants of Tuboscope and Varco. Tuboscope and Varco have agreed that, during the period from the date of the merger agreement until the completion of the merger, except as otherwise consented to in writing by the other party or as contemplated by the merger agreement, each will, and will cause its subsidiaries to:

  .  carry on its business in the ordinary course;

  .  pay its debts and taxes when due, subject to good faith disputes;

  .  pay or perform other obligations when due;

  . use reasonable efforts to preserve intact its present business organization, management team and business relationships;

  . refrain from accelerating, amending or changing the period of exercisability of options or restricted stock granted under any employee stock plan or authorizing cash payments in exchange for any options granted under any employee stock plan, except as required pursuant to the plan or any related agreement;

  . not declare or pay any dividends on or make other distributions in respect of any of its capital stock;

  .  not effect certain other changes in its capitalization;

  . not purchase or otherwise acquire any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with the termination of service;

  . not issue, sell, authorize or propose to issue or sell any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants or options to acquire or other agreements obligating it to issue any shares or other convertible securities, subject to certain exceptions;

  . not make any acquisitions involving total consideration of more than $3 million;

  . not sell, lease, license or otherwise dispose of material properties or assets outside the ordinary course of business;

  . not increase the compensation payable to its officers or employees, except for increases to employees consistent with past practices, including bonuses;

  . not grant additional severance or termination pay or enter into employment or severance agreements with any employees or officers, other than payments or agreements paid to or entered into with employees, other than officers:

    (a) in the ordinary course of business in accordance with past practices, or

    (b) in accordance with the performance of agreements in effect on the date of the merger agreement;

  . not enter into any collective bargaining agreement except as required by law;

  . not adopt or amend any benefit plan for any directors, officers or employees;

  . not amend its charter or bylaws, except as contemplated by the merger agreement;

  .  not incur debt other than:

    (a) in the case of Varco, up to $2 million under credit facilities in effect on the date of the merger agreement and up to $1 million under loan agreements entered into after the date of the merger agreement; or

    (b) in the case of Tuboscope, pursuant to credit agreements in effect as of the date of the merger agreement or up to $1 million in borrowings under loan agreements entered into after the date of the merger agreement;

  . not initiate, compromise or settle any material litigation or arbitration proceeding;

  . not modify, amend or terminate any material contract or waive, release or assign any material rights or claims, except in the ordinary course of business;

  . not make or commit to any capital expenditure that would cause the total capital budget furnished by each party to the other to be exceeded; and

  . not take any action to jeopardize the treatment of the merger as a pooling-of-interests for accounting purposes.

   Certain Additional Agreements. In addition, Tuboscope and Varco also have each agreed to use its best efforts to:

  .  cause the merger to qualify as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code;

  .  take all appropriate action to complete the merger promptly;

  . obtain any required consents, licenses, permits, waivers, approvals, authorizations or orders from governmental entities or other third parties required to complete the merger;

  . make all necessary filings and submissions required by federal, state and foreign securities laws, antitrust laws and other applicable laws; and

  . obtain any governmental clearances required for the closing of the merger, to respond to any government requests for information and to contest and resist any government action which would prohibit the merger.

   However, neither Tuboscope nor Varco nor any of their subsidiaries are required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Tuboscope or on the combined company after the merger.

No Solicitation

   Under the merger agreement, Tuboscope and Varco have each agreed not to:

  .  solicit, initiate, or encourage an acquisition proposal;

  . engage in negotiations or discussions concerning, or provide any non-public information to any third party or entity relating to, an acquisition proposal; or

  .  agree to or recommend an acquisition proposal.

   However, the Tuboscope board of directors and the Varco board of directors may furnish non-public information to, or enter into discussions or negotiations with, any third party regarding an unsolicited written acquisition proposal, if:

  . the board of directors believes in good faith, and after consultation with its financial advisor, that the acquisition proposal is reasonably capable of being completed on the terms proposed and would, if completed, result in a transaction more favorable to its stockholders than the merger;

  . the board of directors determines in good faith, and after consultation with outside legal counsel, that failure to take these actions would be reasonably likely to be a breach of its fiduciary duties under applicable law;

  . prior to taking these actions, the board of directors receives an executed confidentiality agreement from the third party with terms no less favorable than those contained in the confidentiality agreement between Tuboscope and Varco; and

  . prior to taking these actions, Tuboscope or Varco, as applicable, notifies the other party, orally and in writing, of the existence of the acquisition proposal or a request for non-public information or access to its properties, books or records in connection with an acquisition proposal.

   The Tuboscope board of directors and the Varco board of directors also may respond to any tender offer that may be made in order to comply with the requirements of Rule 14e-2 under the Securities Exchange Act of 1934.

   Tuboscope and Varco each agree that if it receives an acquisition proposal which its board of directors determines is more favorable, it will, for a period of five days, offer to negotiate with the other to attempt to make commercially reasonable adjustments to the merger agreement to enable the merger to proceed.

   An acquisition proposal is any inquiry or proposal that is, or could reasonably be expected to lead to a proposal or offer for an alternative transaction, which is:

  . a transaction in which any third party acquires more than 25% of the outstanding shares of Tuboscope or Varco common stock pursuant to a tender offer, exchange offer or other transaction;

  . a merger or similar combination involving Tuboscope or Varco where any third party acquires more than 25% of the outstanding shares of Tuboscope or Varco common stock, or the entity surviving the combination;

  . any other transaction in which a third party acquires control of assets (including equity in subsidiaries) of Tuboscope or Varco with a value of more than 25% of the total value of all of Tuboscope's or Varco's assets; or

  . any public announcement of a proposal, plan or intention to do any of the transactions described above or any agreement to do any of the above.

Stock Options and Employee Benefits

   Stock Options. As of the record date, Varco had outstanding options to
purchase a total of                 shares of Varco common stock. These options
were issued under Varco's employee and non-employee directors stock option plans. The merger agreement provides that each of these stock options will be assumed by Tuboscope in the merger and will be converted into an option to purchase the number of shares of Tuboscope common stock equal to 0.7125 times the number of shares of Varco common stock which would have been received if the holder exercised the option in full prior to the merger, rounded down to the nearest whole share. The exercise price will be equal to the aggregate exercise price of Varco common stock subject to the option before conversion divided by 0.7125, rounded up to the nearest whole cent. The other terms of each option and the stock plans and agreements under which the options were issued will continue to apply in accordance with their terms.

   Tuboscope has agreed to reserve enough shares of Tuboscope common stock to cover the exercise of Varco stock options. As soon as practicable after the merger is completed, Tuboscope will file a registration statement on Form S-8 with respect to the shares of Tuboscope common stock subject to these options and has agreed to use its best efforts to maintain the effectiveness of the registration statement for so long as these options remain outstanding.

   The Varco board of directors will take any necessary actions to convert the Varco stock options into options to acquire Tuboscope common stock as described above without the consent of the holders of the Varco stock options.

   Stock Purchase Plan. Under Varco's employee stock purchase plan, employees may purchase Varco common stock at a discount through payroll deductions. The stock purchase plan provides for six-month purchase periods ending on March 31 and September 30 of each year. At the end of a purchase period, payroll deductions are applied to the purchase of Varco common stock at a price per share equal to 85% of the fair market value of the Varco common stock at the beginning or end of the plan period, whichever is lower. The merger agreement provides for the boards of directors of Tuboscope and Varco to take all actions required for Tuboscope to assume Varco's obligations under the stock purchase plan with appropriate adjustments to substitute Tuboscope common stock for Varco common stock. Tuboscope agrees to reserve enough shares of Tuboscope common stock to cover the exercise of purchase rights under the plan. Tuboscope may terminate the Varco stock purchase plan following the exercise of all purchase rights outstanding at the time of the merger. Employees of Varco at the time of the merger will be given credit for service with Varco for purposes of determining eligibility to participate in Tuboscope's employee stock purchase plan as of the six-month period beginning October 1, 2000.

   Employee Benefits. From the date the merger is completed and until December 31, 2000, Tuboscope will provide the employees of the combined company who were, prior to the merger, employees of Varco or its subsidiaries with benefits which are not materially less favorable on the whole than the employee benefits provided to those employees by Varco and its subsidiaries prior to the merger.

Director and Officer Indemnification

   The merger agreement provides that, after the merger, Tuboscope will indemnify and hold harmless each present and former director and officer of Varco against all liabilities or expenses, including attorneys' fees, arising out of any matters existing or occurring before the completion of the merger. This right to indemnification will apply regardless of whether the claim was asserted before or after the merger is completed. Tuboscope's indemnification obligations will be to the fullest extent permitted under Delaware law and are in addition to any other indemnification rights available to Varco's current and former directors and officers.

Conditions to the Merger

   Joint Conditions to the Merger. The merger agreement provides that the obligations of Tuboscope and Varco to effect the merger are subject to the satisfaction or waiver of the following conditions:

  . the Tuboscope stockholders must approve the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock;

  .  the Varco shareholders must approve the merger agreement;

  . any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire;

  . all required approvals and clearances must be obtained from government agencies under any other antitrust or competition law that applies to any significant operations;

  . all material governmental consents and approvals must be obtained and all waiting periods imposed by any governmental entity must expire, unless the failure to obtain approval or the continuation of the waiting period of any of these is not reasonably likely to have a material adverse effect;

  . Tuboscope's registration statement must be effective under the Securities Act of 1933 and not be the subject of a stop order or proceeding seeking a stop order;

  . the absence of any order, injunction, judgment, statute, rule or regulation that makes the merger illegal or otherwise prohibits the completion of the merger;

  . the shares of Tuboscope common stock to be issued in the merger must be approved for listing on the New York Stock Exchange; and

  . receipt of a letter from Tuboscope's and Varco's accountants agreeing with Tuboscope's management's conclusions that pooling-of-interests accounting is applicable to the merger.

   Tuboscope's Conditions to the Merger. In addition, the merger agreement provides that Tuboscope's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . Varco's representations and warranties must be true and correct as of the date of the closing of the merger, except:

    (a) to the extent the representations and warranties speak as of an earlier date;

    (b) for changes contemplated by the merger agreement; and

    (c) where the failure to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect upon Varco's business, properties, financial condition or results of operations or the completion of the merger;

  . Varco must have performed, in all material respects, all of its obligations under the merger agreement prior to the closing of the merger;

  . Tuboscope must receive a written legal opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger--Material United States Federal Income Tax Consequences"; and

  . dissenters' rights shall not have been perfected with respect to more than 5% of the outstanding shares of Varco common stock. See "The Merger--Dissenters' and Appraisal Rights."

   Varco's Conditions to the Merger. In addition, the merger agreement provides that Varco's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

  . Tuboscope's representations and warranties must be true and correct as of the date of the closing of the merger, except:

    (a) to the extent the representations and warranties speak as of an earlier date;

    (b) for changes contemplated by the merger agreement; and

    (c) where the failure to be true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a material adverse effect upon Tuboscope's business, properties, financial condition or results of operations or the completion of the merger;

  . Tuboscope must have performed, in all material respects, all of its obligations under the merger agreement prior to the date of the closing of the merger; and

  . Varco must receive a written legal opinion to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. See "The Merger--Material United States Federal Income Tax Consequences"; and

  . dissenters' rights shall not have been perfected with respect to more than 10% of the outstanding shares of Varco common stock. See "The Merger--Dissenters' and Appraisal Rights."

Termination; Termination Fees and Expenses

   Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the completion of the merger, before or after approval of the merger and related matters by the Tuboscope stockholders or the Varco shareholders:

  .  by mutual written consent of Tuboscope and Varco; or

  .  by either Tuboscope or Varco if:

    (a) the merger is not consummated by September 30, 2000, subject to extension by either Tuboscope or Varco to December 31, 2000 by providing notice of the extension prior to September 30, 2000, so long as the terminating party did not prevent the completion of the merger by failing to fulfill any of its obligations under the merger agreement; or

    (b) a court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which prohibits the completion of the merger;

  .  by Tuboscope if:

    (a) the Varco shareholders do not approve the merger agreement at Varco's special meeting;

    (b) the Varco board of directors withdraws or modifies its recommendation of the merger;

    (c) the Varco board of directors fails, within ten business days after its receipt of Tuboscope's request, to reconfirm its recommendation of the merger after Varco receives an acquisition proposal from a third party;

    (d) the Varco board of directors recommends an alternative transaction to the Varco shareholders;

    (e) a tender or exchange offer for 25% or more of the outstanding shares of Varco common stock is commenced, other than by Tuboscope, and the Varco board of directors recommends that the Varco shareholders tender their shares in the tender or exchange offer or fails to recommend that shareholders reject the tender or exchange offer within ten business days after receipt of Tuboscope's request to do so;

    (f) Varco fails to call and hold a shareholders' meeting by September 30, 2000 or December 31, 2000, if the deadline has been extended, so long as Tuboscope has not breached a representation, warranty, covenant or agreement contained in the merger agreement which has not been cured within 20 business days after receiving notice of the breach; or

    (g) Varco has breached a representation, warranty, covenant or agreement contained in the merger agreement, which has not been cured within 20 business days after receiving notice of the breach.

  .  by Varco, if:

    (a) the Tuboscope stockholders do not approve the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock at Tuboscope's annual meeting;

    (b) the Tuboscope board of directors withdraws or modifies its recommendation of the merger;

    (c) the Tuboscope board of directors fails, within ten business days after its receipt of Varco's request, to reconfirm its recommendation of the merger after Tuboscope receives an acquisition proposal from a third party;

    (d) the Tuboscope board of directors recommends an alternative transaction to the Tuboscope stockholders;

    (e) a tender or exchange offer for 25% or more of the outstanding shares of Tuboscope common stock is commenced, other than by Varco, and the Tuboscope board of directors recommends that the Tuboscope stockholders tender their shares in the tender or exchange offer or fails to recommend that stockholders reject the tender or exchange offer within ten business days after receipt of Varco's request to do so;

    (f) Tuboscope fails to call and hold a stockholders' meeting by September 30, 2000 or December 31, 2000, if the deadline has been extended, so long as Varco has not breached a representation, warranty, covenant or agreement contained in the merger agreement which has not been cured within 20 business days after receiving notice of the breach; or

    (g) Tuboscope has breached a representation, warranty, covenant or agreement contained in the merger agreement, which has not been cured within 20 business days after receiving notice of the breach.

   If the merger agreement is terminated by either Tuboscope or Varco as provided above, the merger agreement will become void and neither Tuboscope nor Varco will have any continuing liabilities or obligations under the merger agreement, except for:

  . any obligation to reimburse expenses or pay a termination fee under the circumstances described below; and

  . its obligations to pay, and indemnify the other party against, any investment bankers' fees or similar fees incurred by it.

   In addition, the confidentiality agreement between Tuboscope and Varco will remain in effect even if Tuboscope or Varco terminates the merger agreement.

   Obligation to Pay Expenses. The merger agreement provides that, except as set forth below, whether or not the merger is completed, each party will pay its own expenses, except that Tuboscope and Varco will each pay one-half of the expenses incurred in filing, printing and mailing this proxy statement/prospectus.

   In addition, Tuboscope has agreed to reimburse Varco for up to $5 million in merger-related expenses incurred by Varco prior to the termination of the merger agreement where Varco terminates the merger agreement because:

  . Tuboscope's stockholders fail to approve the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock, except that under certain circumstances Varco is not entitled to reimbursement of expenses if it is entitled to the termination fee discussed below;

  . the failure of the merger to be completed by September 30, 2000, or December 31, 2000, if the deadline is extended, as a result of the failure of the closing conditions relating to the accuracy of Tuboscope's representations and warranties or the performance by Tuboscope of its covenants; or

  . Tuboscope breaches any representation, warranty, covenant or agreement in the merger agreement and fails to cure the breach within 20 business days after notice and the breach results in the failure of the closing conditions relating to the accuracy of Tuboscope's representations and warranties or the performance by Tuboscope of its covenants.

   Varco has agreed to reimburse Tuboscope for up to $5 million in merger-related expenses incurred by Tuboscope prior to termination of the merger agreement where Tuboscope terminates the merger agreement because:

  . Varco's shareholders fail to approve the merger agreement, except that under certain circumstances Tuboscope is not entitled to reimbursement of expenses if it is entitled to the termination fee discussed below;

  . the failure of the merger to be completed by September 30, 2000, or December 31, 2000, if the deadline is extended, as a result of the failure of the closing conditions relating to the accuracy of Varco's representations and warranties or the performance by Varco of its covenants; or

  . Varco breaches any representation, warranty, covenant or agreement in the merger agreement and fails to cure the breach within 20 business days after notice and the breach results in the failure of the closing conditions relating to the accuracy of Varco's representations and warranties or the performance by Varco of its covenants.

   These expense reimbursements must be made within one business day after the happening of the event giving rise to the payment obligation.

   Obligation to Pay a Termination Fee. Tuboscope and Varco may be required to pay a termination fee of $30 million under the following circumstances:

  . Tuboscope will be required to pay Varco a termination fee of $30 million if Varco terminates the merger agreement for any of the following reasons:

    (a) the Tuboscope stockholders do not approve the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock where a proposal for an alternative transaction has been made and the Tuboscope board of directors withdraws or modifies its recommendation of the merger or fails to reconfirm its recommendation;

    (b) the Tuboscope board of directors does any of the following:

      .  withdraws or modifies its recommendation of the merger;

      . after receipt of an acquisition proposal, fails to reconfirm its recommendation of the merger within ten business days of Varco's request;

      . recommends an alternative transaction to the Tuboscope stockholders;

      . after a tender or exchange offer for 25% or more of the outstanding shares of Tuboscope common stock has commenced, the board of directors recommends that Tuboscope stockholders tender their shares in the tender or exchange offer or fails to recommend that the Tuboscope stockholders reject the tender or exchange offer within ten business days after receipt of Varco's request to do so; or

      . fails to call and hold a stockholders' meeting by September 30, 2000, or December 31, 2000, if the deadline is extended, unless Varco has breached a representation, warranty, covenant or agreement and the breach has not been cured within 20 business days after notice; or

    (c) Tuboscope completes an alternative transaction within twelve months after the termination of the merger agreement.

  . Varco will be required to pay Tuboscope a termination fee of $30 million if Tuboscope terminates the merger agreement for any of the following reasons:

    (a) the Varco shareholders do not approve the merger agreement where a proposal for an alternative transaction has been made and the Varco board of directors withdraws or modifies its recommendation of the merger or fails to reconfirm its recommendation;

    (b) the Varco board of directors does any of the following:

      .  withdraws or modifies its recommendation of the merger;

      . after receipt of an acquisition proposal, fails to reconfirm its recommendation of the merger within ten business days of Tuboscope's request;

      .  recommends an alternative transaction to the Varco shareholders;

      . after a tender or exchange offer for 25% or more of the outstanding shares of Varco common stock has commenced, the board of directors recommends that the Varco shareholders tender their shares in the tender or exchange offer or fails to recommend that the Varco shareholders reject the tender or exchange offer within ten business days after receipt of Tuboscope's request to do so; or

      . fails to call and hold a shareholders' meeting by September 30, 2000, or December 31, 2000, if the deadline is extended, unless Tuboscope has breached a representation, warranty, covenant or agreement and the breach has not been cured within 20 business days after notice; or

    (c) Varco completes an alternative transaction within twelve months after the termination of the merger agreement.

   Tuboscope's or Varco's payment of the $30 million termination fee is the sole and exclusive remedy of the other party with respect to the matters giving rise to the payment obligation.

Amendment and Waiver

   The merger agreement may be amended at any time by action taken by the boards of directors of Tuboscope and Varco, before or after stockholder approval of the merger agreement. However, once the merger agreement is approved by the stockholders, no change can be made to the number of shares of Tuboscope common stock into which the Varco common stock will be converted or where further stockholder approval is required by law. Tuboscope and Varco also may extend the time for performance of the obligations or other acts of the other, may waive inaccuracies in the representations or warranties contained in the merger agreement and may waive compliance with any agreements or conditions contained in the merger agreement.

                          THE STOCK OPTION AGREEMENTS

   Copies of the Tuboscope stock option agreement and the Varco stock option agreement are attached to this proxy statement/prospectus as Annexes V and VI. While the discussion below summarizes many of the material provisions of the stock option agreements, we urge you to read the Tuboscope stock option agreement and the Varco stock option agreement in their entirety for a more complete description of the terms and conditions of the agreements.

General

   Concurrently with the execution and delivery of the merger agreement, Tuboscope and Varco entered into the Tuboscope stock option agreement dated as of March 22, 2000, pursuant to which Tuboscope granted to Varco the right, under certain circumstances, to purchase up to 8,908,653 shares of Tuboscope common stock (representing approximately 19.9% of the issued and outstanding shares of Tuboscope common stock) at an exercise price of $17.00 per share. Tuboscope and Varco also entered into the Varco stock option agreement dated as of March 22, 2000, pursuant to which Varco granted to Tuboscope the right, under certain circumstances, to purchase up to 13,023,985 shares of Varco common stock (representing approximately 19.9% of the issued and outstanding shares of Varco common stock) at an exercise price of $14.56 per share. The terms and conditions of the Tuboscope stock option agreement and the Varco stock option agreement are parallel in all material respects, except for certain provisions in the Varco stock option agreement that relate to Varco's shareholder rights agreement.

Exercise of the Option

   Except as described below, Tuboscope and Varco may exercise their respective options with respect to any or all the option shares only after the occurrence of any event unconditionally entitling the exercising party to receive the termination fee under the merger agreement. The right to purchase shares under each stock option agreement expires at earlier to occur of:

  .  the effective time of the merger;

  . the termination of the merger agreement under circumstances which do not entitle the option holder to receive the termination fee;

  . the date the option holder recognizes a total profit from the termination fee and the stock option equal to $35 million; and

  . 180 days after the merger agreement is terminated due to circumstances which entitle the option holder to receive the termination fee, subject to extension if certain conditions to exercise have not been satisfied.

   The option holder may exercise its option with respect to all or a portion of its option shares by delivering to the option issuer an exercise notice specifying the number of shares of common stock the option holder wishes to purchase and the closing date for the purchase. Any purchase of option shares is subject to applicable laws and regulations, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and obtaining any other necessary regulatory approvals.

   If the option becomes exercisable, then the option holder may elect, in lieu of exercising the option to purchase shares of common stock, to be paid cash by the option issuer equal to:

  . the excess, if any, over the option exercise price of the higher of (i) the highest price per share of common stock paid by any person in connection with an alternative transaction and (ii) the average of the closing prices of the shares on the New York Stock Exchange for the five consecutive trading days ending five days prior to the date of notice of the cash exercise; multiplied by

  .  all or any lesser number of shares specified by the option holder.

   In addition, at any time prior to 30 days after the first anniversary of the termination of the merger agreement, an option holder may require the option issuer to repurchase any option shares previously purchased by the option holder, at a price per share equal to:

  . the highest price per share of common stock paid by any person in connection with an alternative transaction; or

  . the average of the closing prices of the shares on the New York Stock Exchange for the five consecutive trading days ending five days prior to the date the option holder requested that the option issuer repurchase the option shares.

Adjustments to Number and Type of Shares

   The number and type of securities subject to an option and the purchase price will be proportionally adjusted for any change in the option issuer's common stock by reason of a stock dividend, stock split, split-up, merger, recapitalization or other change in the corporate or capital structures of the option issuer, to restore the option holder to its rights under the option agreement, including the right to purchase 19.9% of the common stock of the option issuer at an aggregate purchase price equal to the number of option shares the option holder was entitled to purchase prior to the adjustment multiplied by the option exercise price.

Limit on Total Profit

   Each stock option agreement provides that in no event will the option holder's total profit from the option plus any termination fee paid to the option holder under the merger agreement exceed $35 million and, if the option holder's total profit would otherwise exceed that amount, the option holder, at its discretion, is required to do one or a combination of the following:

  . deliver to the option issuer for cancellation option shares previously purchased valued at the average closing price of the option issuer's common stock on the New York Stock Exchange for the five trading days ending on the trading day immediately before the date of delivery; or

  .  pay cash to the option issuer,

so that the option holder's total profit from the option plus the termination fee paid to the option holder does not exceed $35 million.

   In addition, each stock option agreement provides that the option may not be exercised by the option holder for a number of option shares that would result in a "notional total profit" which, together with the termination fee payable to the option holder pursuant to the merger agreement, would exceed $35 million. Each stock option agreement defines "notional total profit" as total profit from an exercise of the option assuming that the option shares to be purchased plus all other option shares owned by the option holder were sold for cash at the closing market price on the New York Stock Exchange for the option issuer's common stock as of the close of business on the date of the exercise notice, less customary brokerage commissions. The option holder may elect to reduce the notional total profit by increasing the purchase price of the shares being purchased.

Conditions to Delivery of Shares

   The option issuer's obligation to deliver shares of common stock upon exercise of an option is subject to the following conditions:

  . the absence of any preliminary or permanent injunction or other court order prohibiting the delivery of the shares;

  . the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

  . the option holder must have the right to terminate the merger agreement under circumstances that would entitle the option holder to receive the termination fee.

Right of First Refusal

   Before an option holder may sell any option shares purchased under an option agreement (except for some limited exceptions), the option holder must first give the option issuer the opportunity to purchase the shares at the price the shares are proposed to be sold. The option issuer's right of first refusal expires on the earlier of:

  . 30 days after the first anniversary of the termination of the merger agreement; and

  .  a change in control of the option issuer.

   A change in control occurs if:

  . any person acquires more than 50% of the common stock of the option issuer;

  . the option issuer enters an agreement for any merger or other business combination; or

  . the option issuer enters an agreement for the sale of 30% or more of its assets.

Right of Repurchase

   If a change in control of the option issuer has not occurred prior to the first anniversary of the termination of the merger agreement, the option issuer has the right to repurchase all, but not less than all, the option shares acquired by the option holder under the option agreement. This repurchase right is exercisable for 30 days after the first anniversary of the termination of the merger agreement. The price per option share would be equal to greater of:

  .  the option exercise price; and

  . the average of the closing prices for the option issuer's common stock on the New York Stock Exchange for the five trading days ending five days prior to the date the option issuer delivered notice of its desire to repurchase the option shares.

Registration Rights and Listing

   Tuboscope and Varco have certain rights to require registration under the securities laws of any shares purchased under an option if necessary for it to be able to sell those shares and to require the listing of the option shares on the New York Stock Exchange.

Assignability; Transfers

   The stock option agreements may not be assigned by Tuboscope or Varco without the prior written consent of the other party, except that Tuboscope may assign its rights under the Varco stock option agreement and Varco may assign its rights under the Tuboscope option agreement to a wholly-owned subsidiary. No assignment will relieve the assigning party of its obligations if the transferee does not perform the obligations.

Effect of Stock Option Agreements

   The stock option agreements are intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. Consequently, certain aspects of the stock option agreements may discourage persons who might now or prior to the merger be interested in acquiring all of or a significant interest in Tuboscope or Varco from considering or proposing an acquisition, even if those persons were prepared to offer higher consideration per share for Tuboscope common stock or Varco common stock than that implicit in the 0.7125 exchange ratio.

                                   TUBOSCOPE

Business

   The information in this section describes the business of Tuboscope as it is currently conducted, without giving effect to the merger. For a more comprehensive discussion of Tuboscope's business, you should read our recent annual report on Form 10-K, which we filed with the Securities and Exchange Commission on February 22, 2000.

General

   Tuboscope is a supplier of technical services and highly-engineered products to the oil and gas drilling, completion, production and transmission industries worldwide. We operate primarily in North America and have operations in approximately 49 countries, including countries located in Latin America, Europe, Africa, the Middle East and the Far East.

   We have four main product lines:

  .  Tubular Services;

  .  Solids Control Products and Services;

  .  Coiled Tubing and Wireline Products; and

  .  Pipeline and Other Industrial Services.

Our Tubular Services Product Line

   Our Tubular Services product is our largest business line and operates in the oilfield tubular markets of approximately 49 countries in North America, Latin America, Europe, Africa, the Middle East and the Far East. We provide the following products and services through our tubular services product line:

  .  internal coating products and services for tubulars;

  . inspection and quality assurance services for tubular goods, such as drill pipe, tubing, line pipe, coiled tubing and casing; and

  .  fiberglass tubulars, including tubing, casing and line pipe.

   In addition, our Tubular Services product line includes the sale and leasing of proprietary equipment used to inspect tubular products at steel mills.

   Tubular Coating Products and Services for Tubulars. We develop, manufacture and apply our proprietary tubular coatings, known as Tube-Kote(R) coatings, to new and used tubulars. Tubular coatings help prevent corrosion of tubulars by providing a tough plastic shield to isolate steel from corrosive oilfield fluids such as CO\\2\\, H\\2\\S and brine. Delaying or preventing corrosion extends the life of existing tubulars, reduces the frequency of well remediation and reduces expensive interruptions in production for oil and gas producers. In addition, we design our coatings to increase the fluid flow through tubulars by decreasing or eliminating paraffin and scale build-up, which can reduce or block oil flow in producing wells. The smooth inner surfaces of coated tubulars often increase the fluid through-put on certain high-rate oil and gas wells.

   In 1998, we introduced TK(R)-Liner, a fiberglass liner product which offers the strength of steel tubing and the corrosion resistance of fiberglass, and which supplements our traditional plastic coating lines. In 1997, we acquired Fiber Glass Systems, a leading provider of high pressure fiberglass tubulars used in oilfield applications. Fiber Glass Systems has manufactured fiberglass pipe since 1968 under the name "Star(R)" and was the first manufacturer of high-pressure fiberglass pipe to be licensed by the API in 1992. Like coated tubulars, fiberglass pipe is used to guard against corrosive fluids produced in the oilfield.

   Tubular Inspection. Newly manufactured pipe sometimes contains serious defects that are not detected at the mill. In addition, pipe can be damaged in transit and during handling prior to use at the well site. As a result, exploration and production companies often have new tubulars inspected before they are placed in service to reduce the risk of tubular failures during drilling, completion or production of oil and gas wells. We also inspect used tubulars to detect service-induced flaws after the tubulars are removed from operation. Used drill pipe and used tubing inspection programs allow operators to replace defective lengths, thereby prolonging the life of the remaining pipe and saving the customer the cost of unnecessary tubular replacements and expenses related to tubular failures.

   Our tubular inspection services employ all major non-destructive inspection techniques, including electromagnetic, ultrasonic, magnetic flux leakage and gamma ray. Our inspection services are provided both by mobile units which work at the wellhead, as used tubing is removed from a well, and at fixed site tubular inspection locations. We also provide an ultrasonic inspection service for detecting potential fatigue cracks in the end area of used drill pipe, the portion of the pipe that traditionally has been the most difficult to inspect. Our tubular inspection facilities also offer a wide range of related services, such as API thread inspection and ring and plug gauging, and a complete line of reclamation services necessary to return tubulars to useful service, including tubular cleaning and straightening, hydrostatic testing and re-threading.

   In addition to our new and used tubular inspection and reclamation services, we also offer a comprehensive proprietary tubular inventory management system, TDSTM, which permits the real-time tracking of our customers' tubular inventories within our facilities. The system permits our customers to dial-in to monitor tubular inspection and coating progress.

   We have pioneered many tubular inspection technologies used in the oilfield and continue to expand our product offerings through innovation and acquisition. In 1996, we installed our first proprietary high-speed full-body ultrasonic tubular inspection unit, TruScope(R). The new service provides 100% ultrasonic coverage of tubulars at a rate of up to 200 feet per minute. In 1997, we began offering a proprietary, patented external tubular connection pressure test, the ISO-Gator(TM), for use at the rig site. In 1998, we introduced a new coiled tubing inspection service with our electromagnetic CT Scope(R).

   Mill Systems and Sales. We engineer and fabricate inspection equipment for steel mills and then sell or lease this equipment to our customers. The equipment is operated by the steel mills and is used in quality control to detect transverse, longitudinal and three-dimensional defects in the pipe during the high-speed manufacturing process. Each piece of mill inspection equipment is designed to customer specifications and is installed and serviced by us. Since 1962, we have installed more than 80 units worldwide, in most major steel mills. The equipment is manufactured at our Houston, Texas facility.

Our Solids Control Products and Services Product Line

   Our Solids Control Products and Services product line consists of selling and renting of technical equipment used in, and providing of services related to, separating of solid drill cuttings from fluids used in oil and gas drilling processes. Our Solids Control Products and Services business serves oilfield drilling markets and other small industrial markets in North America, Latin America, Europe, Africa, the Middle East and the Far East.

   Solids control is the application of highly-engineered products and services to extract drill cuttings from fluids used in oil and gas drilling operations. The removal of drill cuttings is required to permit the reuse of expensive drilling fluids. By removing rock cuttings and other solid contaminants from the fluids used in drilling operations, solids control equipment reduces the volume of drilling fluids and solids which must be disposed of subsequent to drilling operations, which minimizes the environmental impact of drilling and reduces post-drilling reclamation costs. Efficient separation of rock cuttings also reduces the volume of drilling fluids consumed by the operation, further reducing drilling costs. Effective solids control also reduces the probability of sticking and losing expensive downhole drilling equipment in the well bore and the resulting need to redrill the well. Solids control technology also improves the efficiency of the drilling process by preventing the recirculation and subsequent recutting of solids at the drill bit and by reducing wear on mechanical components such as mud pumps and mud motors.

   We have a long history of introducing new solids control products and services obtained both through our internal development and through acquiring or licensing technologies from others. We acquired the Gumbo Chain from Nu-Tec, Inc. in 1997, which provided us with a product that removes sticky shale or "gumbo," which is encountered in certain geologic environments, from drilling fluid. In 1998, we initiated operations on a unit which uses heat to desorb hydrocarbons from drill cuttings. The processed cuttings are rendered inert and can be disposed of with minimal environmental impact. We began operating a second drill cuttings thermal desorption unit in the first quarter of 1999. We also introduced our new Cobra(TM) shale shaker in 1998. The Cobra(TM) has a small foot print and a lightweight design and is priced to compete in the more price-sensitive segment of the market. In 1998, we enhanced our instrumentation and cuttings slurrification and injection capabilities through acquisitions. We also manufacture conventional and linear motion shale shakers, high speed and conventional centrifuges, desanders, desilters, screens, degassers and closed loop drilling fluids systems.

Our Coiled Tubing and Wireline Products Product Line

   Our Coiled Tubing and Wireline Products product line consists of the sale of highly-engineered coiled tubing equipment, related pressure control equipment, pressure pumping equipment, wireline units and related tools to companies engaged in providing oil and gas well drilling, completion and remediation services.

   Coiled tubing consists of flexible steel tubing manufactured in a continuous string and spooled on a reel. It can extend several thousand feet in length and is run in and out of the well bore at a high rate of speed by a hydraulically operated coiled tubing unit. A coiled tubing unit is typically mounted on a truck or skid and consists of a hydraulically operated tubing reel or drum, an injector head which pushes or pulls the tubing in or out of the well bore and various power and control systems. Coiled tubing is typically used with sophisticated pressure control equipment which permits the operator to continue to safely produce the well. We manufacture and sell both coiled tubing units and the ancillary pressure control equipment used in these operations.

   Coiled tubing provides a number of significant functional advantages over the principal alternatives of conventional drillpipe and workover pipe. Coiled tubing allows faster "tripping," since the coiled tubing can be reeled very quickly on and off a drum and in and out of a well bore. In addition, the small size of the coiled tubing unit compared to an average workover rig reduces preparation time at the well site. Coiled tubing permits a variety of workover and other operations to be performed without having to pull the existing production tubing from the well and allows ease of operation in horizontal or highly deviated wells. Thus, operations using coiled tubing can be performed much more quickly and, in many instances, at a significantly lower cost. Finally, use of coiled tubing generally allows continuous production of the well, eliminating the need to temporarily stop the flow of hydrocarbons. As a result, the economics of a workover are improved because the well can continue to produce hydrocarbons and thus produce revenues while the well treatments are occurring. Continuous production also reduces the risk of formation damage which can occur when the well is "shut in."

   There are certain limitations, however, to the use of coiled tubing. Coiled tubing generally is made of high strength, alloy steel which wears down or fatigues over time as a result of internal pressure, acidic operating environments and normal bending cycles. Thus, operators must carefully monitor the use of the tubing. In addition, coiled tubing will buckle if the weight the coiled tubing is pushing becomes too great or if the tube becomes inhibited by some obstacle or irregularity in the well bore. Buckling has not proven to be a significant obstacle in most well remediation applications, and we believe it will become less of an issue as the result of the availability of stronger and larger diameter coiled tubing.

   We have a long history of engineering new technologies and products for our Coiled Tubing and Wireline Products markets. We recently introduced the DSH "Sidedoor" Stripper/Packer, which allows packer and bushing replacement while the operator has coiled tubing in the wellbore, and the CT Slimhole BHA Jetting Tool Assembly, a small diameter jetting tool, which can traverse small diameter well completion configurations. Our coiled tubing product offering also includes sophisticated downhole tools engineered to enable oil and gas producers to re-enter complex multilateral wells, to install coiled tubing velocity strings, to bypass electrical submersible pumps and to perform a variety of other remediation and completion activities utilizing coiled tubing.

Pipeline and Other Industrial Services

   Our Pipeline and Other Industrial Services product line consists primarily of providing technical inspection services and quality assurance for in-service pipelines used to transport oil and gas. Additionally, this product line includes a wide variety of technical industrial inspection, monitoring and quality assurance services provided by Tuboscope for constructing, operating and maintaining major projects in energy-related industries.

   Pipeline Services. In-place inspection services for oil and gas pipelines identify defects in the pipelines without removing or dismantling the pipelines or disrupting the product flow, giving our customers a convenient and cost-effective method of identifying defects in pipelines. We inspect pipelines by launching a sophisticated survey instrument into the pipeline. Propelled by the product flow, the instrument uses electromagnetics and digital and analog recording devices to monitor the severity and location of internal and external pitting-type corrosion as well as defects in the pipeline, providing a basis for evaluation and repair by the customer. Once the test is complete, the survey instrument is returned to us, refurbished and used for future pipeline inspections.

   Industrial Inspection Services. We also provide industrial inspection and monitoring services for constructing, operating and maintaining major projects in energy-related industries. Inspection techniques include the x-raying of pipeline girth welds and ultrasonic or eddy current inspection of refinery equipment. Monitoring services include various quality assurance and control and supervision services. We provide most of these services during the fabrication, installation and maintenance of energy-related facilities.

The History of Tuboscope

   We are a successor to one of the first companies to provide tubular inspection services to the oil and gas industry, which commenced operations in 1937. We have since grown through a series of mergers and acquisitions which have added to our product lines. In addition, we entered the Solids Control Products and Services and the Coiled Tubing and Wireline Products businesses on April 24, 1996, when we merged with D.O.S., Ltd. Our principal executive offices are located at 2835 Holmes Road, Houston, Texas 77051. Our telephone number is (713) 799-5100.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information concerning the beneficial ownership of Tuboscope common stock as of March 20, 2000 and as of the completion of the merger for the following:

  . each stockholder known by us to beneficially own 5% or more of the outstanding shares of Tuboscope common stock;

  . each of our directors (each of whom is a nominee for election at our annual meeting);

  . our chief executive officer and certain other highly compensated executive officers of Tuboscope at the end of the last fiscal year; and

  .  all of our executive officers and directors as a group.

   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the stockholder has voting power or investment power and any shares that the stockholder has the right to acquire within 60 days of March 20, 2000, through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the footnotes or the table, each stockholder has sole voting and investment power or shares such powers with his spouse, with respect to the shares shown as beneficially owned. The information relating to beneficial ownership after the merger does not include shares of Varco common stock beneficially owned by the listed stockholders. We are not aware that any of these stockholders beneficially own shares of Varco common stock.

                                             Shares Beneficially Owned
                                    -------------------------------------------
                                        Before Merger         After Merger
                                    --------------------- ---------------------
                                               Percent of            Percent of
Beneficial Owner                      Shares     Class      Shares     Class
----------------                    ---------- ---------- ---------- ----------
Directors, Nominees and Executive
 Officers
Jerome R. Baier(1)(2).............     816,953     1.8%      816,953       *
John F. Lauletta(1)...............     310,552       *       715,159       *
Eric L. Mattson(1)................      18,000       *        18,000       *
L.E. Simmons(3)...................  14,164,516    31.6    14,164,516    15.5%
Jeffery A. Smisek(1)..............      10,000       *        10,000       *
Douglas E. Swanson(1).............       7,000       *         7,000       *
Joseph C. Winkler(1)..............     164,968       *       359,418       *
Haynes B. Smith, III(1)...........      61,198       *       162,330       *
Peter J. Stuart(1)................      51,617       *       144,353       *
Clay C. Williams(1)...............      52,496       *       153,133       *
All directors and executive
 officers as a group
 (12 persons)(1)..................  15,280,049    34.1    16,264,537     7.8
5% Beneficial Holders
SCF-III, L.P.(4)..................   6,733,000    15.0     6,733,000     7.4
6600 Texas Commerce Tower
Houston, Texas 77002
DOS Partners, L.P.(5).............   5,336,417    11.9     5,336,417     5.8
6600 Texas Commerce Tower
Houston, Texas 77002
Baker Hughes Incorporated(6)......   3,102,347     6.9     3,102,347     3.4
3900 Essex Lane, Suite 1200
Houston, Texas 77027
Kadoorie McAuley International
 Ltd.(7)..........................   3,394,316     7.6     3,394,316     3.7
23rd Floor, St. George's Building
2 Ice House Street, Central Hong
 Kong
Actinium Holding Corporation(8)...   3,254,967     7.3     3,254,967     3.6
Nauru Trustee Corporation Building
Aiwo, Nauru
Franklin Resources, Inc.(9).......   2,294,747     5.1     6,689,762     7.3
777 Mariners Island Boulevard, 6th
 Floor
San Mateo, California 94404

--------
* Less than one percent.
(1) Includes shares which may be purchased upon the exercise of stock options which are exercisable as of March 20, 2000, or become exercisable within 60 days thereafter, for the following: Mr. Baier--38,000 shares; Mr. Lauletta--219,583 shares; Mr. Mattson--14,000 shares; Mr. Smisek--3,000 shares; Mr. Swanson--3,000 shares; Mr. Winkler--103,716 shares; Mr. Smith-- 29,974 shares; Mr. Stuart--

   36,617 shares; Mr. Williams--27,394 shares; and all directors and executive officers as a group--3,221,521 shares. Includes (a) shares which may be purchased upon the exercise of stock options which will vest if the merger is completed and (b) shares which may be received upon exercise of restricted stock units which will vest if the merger is completed for the following: Mr. Lauletta--404,607 shares; Mr. Winkler--194,450 shares; Mr. Smith--101,132 shares; Mr. Stuart--92,736 shares; Mr. William--100,673 shares; and all directors and executive officers as a group--984,488 shares.
(2) Includes 774,953 shares beneficially owned by The Northwestern Mutual Life Insurance Company. Mr. Baier is Managing Director of Northwestern Investment Management Company and, as such, has shared voting and investment power with respect to the shares owned by The Northwestern Mutual Life Insurance Company. However, Mr. Baier disclaims beneficial ownership of these shares.
(3) Includes 5,366,417 shares which are beneficially owned by DOS Partners, L.P. See footnote 5 below. The general partner of DOS Partners, L.P. is SCF Partners, L.P. and the general partner of SCF Partners, L.P. is L.E. Simmons & Associates, Incorporated, of which L.E. Simmons is the president, a director and sole stockholder. Also includes 4,200,000 shares and 2,533,000 warrants which are beneficially owned by SCF-III, L.P. See footnote 4 below. The general partner of SCF-III, L.P. is SCF-II, L.P. and the general partner of SCF-II, L.P. is L.E. Simmons & Associates, Incorporated. Also includes 1,999,999 shares which are beneficially owned by FGSI Partners, L.P. The general partner of FGSI Partners, L.P. is SCF Partners, L.P. and the general partner of SCF Partners, L.P. is L.E. Simmons & Associates, Incorporated. Mr. Simmons disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Also includes 55,100 shares directly owned by Mr. Simmons and 6,000 shares subject to options exercisable by Mr. Simmons within 60 days of March 20, 2000.
(4) According to Schedule 13D/A filed by SCF-III, L.P. dated May 2, 1996. Includes 2,533,000 shares that may be acquired upon exercise of warrants. See footnote 3.
(5) According to Schedule 13D/A filed by DOS Partners, L.P., dated May 2, 1996. See footnote 3.
(6) According to Schedule 13D/A filed by Baker Hughes Incorporated, dated March 9, 2000.
(7) According to Schedule 13D filed by Kadoorie McAuley International Ltd., dated May 1, 1996. Kadoorie McAuley International Ltd. and its affiliate, Kadoorie McAuley Holdings Ltd., and R.J. McAuley, who is deemed to control Kadoorie McAuley Holdings Ltd., may be deemed to share voting and dispositive power over these shares.
(8) According to Schedule 13D filed by Actinium Holding Corporation, dated May 1, 1996. These shares are owned by private trust companies, as trustees of certain discretionary trusts for the benefit of the Kadoorie family. As a result of these trusts, Michael D. Kadoorie is deemed to control Actinium Holding Corporation, and Actinium Holding Corporation and Mr. Kadoorie may be deemed to share voting and dispositive power of these shares.
(9) According to Schedule 13G filed by Franklin Resources, Inc., dated February 2, 2000. Represents shares owned by investment companies or other managed accounts, which are advised by investment advisory subsidiaries of Franklin Resources, Inc. The investment advisory subsidiaries of Franklin Resources, Inc. exercise voting and dispositive power over the securities owned by its advisory clients. Charles B. Johnson and Rupert H. Johnson, principal stockholders of Franklin Resources, Inc., may be deemed to beneficially own these shares. Franklin Resources, Inc., its investment advisory subsidiaries and Messrs. Johnson and Johnson disclaim beneficial ownership of these securities.

                                     VARCO

Business

   The information in this section describes the business of Varco as it is currently conducted, without giving effect to the merger. For a more comprehensive discussion of Varco's business, you should read our recent annual report on Form 10-K, which we filed with the Securities and Exchange Commission on March 24, 2000.

General

   Varco's principal products are drilling equipment, drilling rig instrumentation and controls, pressure control and motion compensation equipment, solids control equipment and fluid handling systems. We operate through five independent but complementary Divisions, each providing a portion of the equipment and systems which are integral to the drilling process. When sold as replacement equipment or as a typical upgrade to an existing rig, the products of our Divisions are usually purchased independently. However, when equipping a new rig or providing a major retrofit of an existing offshore rig, our products and systems are frequently sold as a "package," which often involves some level of physical and electronic integration.

   Although our products are used both offshore and onshore, the cost and complexity of offshore drilling requires a substantially greater investment in drilling equipment. Additionally, when our customers drill in extremely deep water from a floating rig, such as a semi-submersible or drillship, they require significantly more equipment than a jackup rig or fixed platform. For example, the value of the equipment which we could potentially supply to a deep water rig is approximately $50 million, as compared to approximately
$19 million for a harsh environment jackup or platform rig. By comparison, a typical new land rig would create a potential of approximately $3 million of revenue for Varco.

   While our five Divisions are all influenced primarily by general industry and market conditions, each is also uniquely affected by factors specific to its primary markets and products.

Our Pipe Handling Systems

   Through our Varco Systems Division we design and manufacture systems and equipment for rotating and handling the various types and sizes of pipe used on a drilling rig. Our products are designed to make the drilling process more productive and safer for our customers. At the time of their introduction, Varco Systems' products have typically represented innovative new methods for performing critical drilling functions.

   Our principal products at the Varco Systems Division are the Top Drive Drilling System, commonly referred to as TDS, and pipe handling systems. Introduced in 1982, the TDS is recognized as a more productive means of drilling an oil or gas well than the traditional rotary table. Although the initial applications were primarily offshore and high-cost land drilling where the initial investment could be more quickly returned, more recently the TDS concept has gained acceptance in conventional land drilling.

   Sales of the TDS are primarily influenced by the construction of new offshore rigs, retrofitting of land rigs and existing offshore rigs, and replacement of previously sold units with newer, upgraded models. To a lesser extent, we also derive revenue from the rental of TDS units.

   Pipe handling systems are automated or semi-automated devices which provide both vertical and horizontal pipe handling. Vertical pipe racking systems are used to move sections of pipe between the storage ("racking") area on the rig floor and the well center, and to provide the spinning and torquing functions necessary to couple and uncouple sections of pipe. Horizontal pipe racking systems are used to handle various sizes and types of pipe while stored on the pipe deck of an offshore rig, transport pipe sections up to the rig floor, and raise them to a vertical position from which they are passed to a vertical racking system.

   We introduced automated pipe handling systems in 1987 and most units sold to date have been for new offshore rigs. Although new rig construction has been the predominant market, we are currently developing systems more specifically directed to the retrofit market.

Our Rig Tools and Equipment

   Our Varco BJ Division manufactures a complete line of conventional drilling rig tools and equipment. Our product offering has evolved from the combination of the original Varco products with several complementary and competitive product lines acquired over the past 10 years. Examples of Varco BJ's products include: elevators, devices which hold pipe while it is being lifted from, or lowered into, the bore hole; slips, which grip pipe and hold it in suspension while in the well; the spinning wrench, a pneumatic or hydraulic powered device used to screw together and unscrew threaded pipe connections; manual tongs, used to make up or break out connections; and casing elevators and spiders, gripping devices used to hold heavy sections of casing while being lowered into the well. Many of these products were original Varco innovations at the time of their introduction, and we are regarded as the industry leader in providing quality and reliability.

   As the Varco product line has moved toward automation and the elimination of personnel from the rig floor, our products have evolved to facilitate this result by providing mechanization and remote activation to tools previously operated manually. While products with these capabilities would be considered mandatory when used in conjunction with a fully automated pipe handling system, they provide sufficient safety and efficiency benefits that they are also sold independently for upgrading existing rigs.

Our Instrumentation and Control Systems

   Our M/D Totco Division designs and sells computer-based drilling information and control systems, as well as conventional drilling rig instrumentation. Instrumentation systems, at a minimum, consist of sensors which monitor and measure various data relevant to drilling operations and an output or display device. Their basic purpose is to provide the driller and other rig personnel with the information necessary to operate the drilling rig. In recent years, the drilling industry has moved from basic instrumentation toward computer-based information and control systems designed to make the drilling process safer and more efficient.

   Leading that transition, we introduced the TOTAL system in 1991. It consists of sensors, a Data Acquisition Unit ("DAQ") or computer processor, graphical output devices, and data storage and transmission capability. In its basic form, TOTAL collects data and presents it to the driller in an individually configurable graphic or digital format, while also storing it for subsequent analysis. More advanced capabilities include software applications that analyze and interpret the data to assist rig personnel in optimizing drilling operations and anticipating and avoiding potential problems.

   In 1997 we introduced the Varco Integrated Control and Information System, or V-ICIS, a computer-based system which combines the physical control of all of our automated equipment, and potentially that of third parties, into a common, user-friendly system which also incorporates the analytical capabilities of the TOTAL system.

   Like our other Divisions, M/D Totco's revenues are influenced by the overall level of drilling activity, rig upgrade and refurbishment, and new rig construction. In general, the nature of its products has caused the first two of these elements to have a relatively greater impact on this portion of our business than on Varco as a whole. In particular, the rental business, which has typically constituted 40 to 45% of M/D Totco's revenues, is directly influenced by the level of drilling activity, especially in North America.

Our Pressure Control and Motion Compensation Systems

   We manufacture and sell pressure control and motion compensation equipment through our Shaffer Division. Our pressure control equipment includes blowout preventers ("BOP's") and the control systems that enable their remote activation and riser, which is large diameter pipe used to connect a floating offshore rig (semi-submersible or drillship) to the ocean floor. Motion compensation equipment is used on floating rigs to offset the effect of wind and wave action on the drilling process.

   We experienced dramatic growth at our Shaffer Division during the three years 1996 through 1998 as a result of the increase in deepwater drilling (in excess of 3,000 feet) and the demand for rigs having such capability. During that period, Shaffer benefited from rig owners upgrading the water depth capacity of existing rigs and from the building of new deepwater rigs. The impact on Shaffer of either is substantial, as a new deepwater rig requires equipment of the type supplied by Shaffer valued in excess of $30 million, and a major upgrade offers a potential of approximately half that figure. New orders relating to these new or upgraded deepwater drilling rigs declined significantly during 1999 and it is uncertain when the demand for additional rigs with deepwater drilling capability will materialize.

Our Solids Control Equipment

   Our Rigtech Division designs and sells solids control equipment and fluid handling systems. During drilling operations drilling fluid, or mud, is circulated through the well bore to contain formation pressure, lubricate the drill bit, and return cuttings to the surface. Rigtech's revenues result primarily from the sale of solids removal equipment, primarily shale shakers, which remove cuttings ("solids") from the drilling fluid so that it may be re-circulated, and from the sale of spare and expendable parts for such equipment.

   We have also developed equipment and systems which automate the process of handling drilling fluids on a drilling rig. Included are devices which monitor and control the mixing of drilling fluids, the dispensing of chemical additives, and the movement of fluids between mixing hoppers, the mud pits (from which it is pumped into the bore hole), and back through the cleaning process.

The History of Varco

   Varco was founded in 1908 and incorporated under the laws of the State of California in 1911. During the late 1980s and early 1990s, Varco significantly expanded its product lines by the acquisitions of the BJ Machinery Division and the TOTCO Product Line of Baker Hughes Incorporated, the Martin-Decker Division of Cooper Industries, Inc., the Shaffer Product Line of Bariod Corporation, Metrox, Inc. and Rig Technology Limited. Our principal executive offices are located at 743 North Eckhoff Street, Orange, California 92868. Our telephone number is (714) 978-1900.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth information concerning the beneficial ownership of Varco common stock as of March 1, 2000 and as of the completion of the merger for the following:

  . each shareholder known by us to beneficially own 5% or more of the outstanding shares of Varco common stock;

  .  each of our directors;

  . our chief executive officer and certain other highly compensated executive officers of Varco; and

  .  all of our executive officers and directors as a group.

   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the shareholder has voting power or investment power and any shares that the shareholder has the right to acquire within 60 days of March 1, 2000 through the exercise of any stock option, warrant or other right. Unless otherwise indicated in the footnotes or the table, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned. The information relating to beneficial ownership after the merger does not include shares of Tuboscope common stock beneficially owned by the listed shareholders. We are not aware that any of these shareholders beneficially own shares of Tuboscope common stock.

                                              Shares Beneficially Owned
                                      -----------------------------------------
                                         Before Merger         After Merger
                                      -------------------- --------------------
                                                Percent of           Percent of
Beneficial Owner                       Shares     Class     Shares     Class
----------------                      --------- ---------- --------- ----------
Directors and Executive Officers
George Boyadjieff(1)................    721,983    1.1%      514,413      *
George S. Dotson(1)(2)..............     30,000      *        21,375      *
Andre R. Horn(1)....................     35,000      *        24,938      *
Richard A. Kertson(1)...............    100,977      *        71,946      *
Jack W. Knowlton(1).................     72,800      *        51,870      *
Mark A. Merit(1)....................     92,987      *        66,253      *
Roger D. Morgan(1)..................    106,101      *        75,597      *
Leo J. Pircher(1)(3)(4).............    661,258    1.0       471,146      *
Walter B. Reinhold(4)(5)............  1,267,945    1.9       903,411      *
Carroll W. Suggs(1).................     46,000      *        32,755      *
Michael W. Sutherlin(1).............    146,318      *       104,252      *
Robert A. Teitsworth(1).............     43,000      *        30,638      *
Eugene R. White(1)..................     65,000      *        46,313      *
James D. Woods(1)...................     24,000      *        17,100      *
All directors and executive officers
 as a group(19 persons)(1)..........  3,504,715    5.3     2,525,069    2.7

5% Beneficial Holders
Franklin Resources, Inc.(6).........  6,168,443    9.4     4,395,016    4.8
777 Mariners Island Boulevard, 6th
 Floor
San Mateo, California 94404

--------
* Less than 1% of the shares of common stock outstanding on March 1, 1999.
(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of March 1, 2000, or become exercisable within 60 days thereafter, for the following: Mr. Boyadjieff--483,193 shares; Mr. Dotson-- 25,000 shares; Mr. Horn--27,500 shares; Mr. Kertson--49,755 shares;
    Mr. Knowlton--45,000 shares; Mr. Merit--77,063 shares; Mr. Morgan--96,248 shares; Mr. Pircher--25,000 shares; Ms. Suggs--45,000 shares; Mr. Sutherlin--52,669 shares; Mr. Teitsworth--20,000; Mr. White--20,000 shares; Mr. Woods--20,000 shares; and all directors and executive officers as a group--1,180,466 shares.
(2) Does not include 1,000 shares held by Mr. Dotson's spouse with respect to which she has sole voting and investment power and Mr. Dotson disclaims beneficial ownership.
(3) Includes 431,921 shares held by trusts of which Mr. Pircher is the sole trustee and has sole voting and investment power. Mr. Pircher disclaims beneficial ownership of such shares.
(4) Includes 156,800 shares held by a trust of which Mr. Pircher and Mr. Reinhold are trustees and share voting and investment power. Messrs. Pircher and Reinhold disclaim beneficial ownership of such shares.
(5) Includes 200 shares Mr. Reinhold owns jointly with his spouse, with respect to which he shares voting and investment power with his spouse. Also includes 90,040 additional shares, all owned by Mr. Reinhold's spouse, with respect to which Mr. Reinhold shares voting and investment power and disclaims beneficial ownership. Does not include 182,273 shares with respect to which Mr. Reinhold's spouse acts as custodian and with respect to which she has sole voting and investment power and Mr. Reinhold disclaims beneficial ownership.
(6) Franklin Resources, Inc., as the parent holding company for investment advisory subsidiaries to closed-end investment companies or other managed accounts, and Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of Franklin Resources are the beneficial owners of 6,168,443 shares. Franklin Advisors, Inc., an investment advisory subsidiary of Franklin Resources, is the beneficial owner of 5,897,400 of such shares with respect to which it has sole voting and dispositive power. Franklin Management, Inc., also an investment advisory subsidiary of Franklin Resources, has sole dispositive power with respect to 271,043 shares. Franklin Small Cap Growth Fund, a registered investment company, has an interest in more than 5% of the Varco common stock. The foregoing information is taken from a Schedule 13G/A, dated February 2, 2000, filed by Franklin Resources with the Securities and Exchange Commission.

                         UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS

   The following tables set forth certain unaudited pro forma condensed combined financial information for the combined company giving effect to the merger accounted for as a pooling-of-interests. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto of Tuboscope and Varco incorporated in this proxy statement/prospectus by reference.

   The unaudited pro forma condensed combined balance sheet was prepared using the historical balance sheets of Tuboscope and Varco as of December 31, 1999. The fiscal year ends of Varco and Tuboscope are both December 31. The unaudited pro forma condensed combined statements of operations for each of the three years in the period ended December 31, 1999 were prepared using the historical statements of operations of Tuboscope and Varco for the years ended December 31, 1999, 1998 and 1997.

   The unaudited pro forma condensed combined financial information was included for comparative purposes only and does not purport to be indicative of the results of operations or financial position that actually would have been obtained if the merger had been effected at the dates indicated or of the financial position or results of operations that may be obtained in the future. See "Where You Can Find More Information," "Summary--Selected Historical Financial Information," "--Selected Unaudited Pro Forma Combined Financial Data" and "--Comparative Per Share Data."

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               December 31, 1999

                                    Historical              Pro Forma
                                ------------------  ---------------------------
                                 Varco   Tuboscope  Adjustments       Combined
                                -------- ---------  -----------      ----------
                                               (in thousands)
Assets
Current assets:
  Cash and cash equivalents.... $ 77,859 $  5,258    $(25,000)  (B)  $   58,117
  Accounts receivable, net.....  140,399  109,908         --            250,307
  Inventory, net...............   67,811   70,890         --            138,701
  Prepaid expenses and other...   13,960   12,574       1,300   (B)      27,834
                                -------- --------    --------        ----------
    Total current assets.......  300,029  198,630     (23,700)          474,959
Property and equipment, net....   96,439  242,825         --            339,264
Identified intangibles.........      --    21,685         --             21,685
Goodwill, net..................   32,229  210,114         --            242,343
Other assets, net..............   30,988    2,785         --             33,773
                                -------- --------    --------        ----------
    Total assets............... $459,685 $676,039    $(23,700)       $1,112,024
                                ======== ========    ========        ==========
Liabilities and Equity:
Current liabilities:
  Accounts payable............. $ 29,643 $ 31,818    $    --         $   61,461
  Accrued liabilities..........   51,884   42,842         --             94,726
  Income taxes payable.........    1,649    3,262         --              4,911
  Current portion of long-term
   debt and short-term
   borrowings..................      --    33,886         --             33,886
                                -------- --------    --------        ----------
    Total current liabilities..   83,176  111,808         --            194,984
Long-term debt.................      --   199,449         --            199,449
Pension liabilities and
 postretirement obligations....    6,898    8,658         --             15,556
Deferred taxes payable.........      --    21,848     (2,200)   (B)      19,648
Other liabilities..............    8,863      779         --              9,642
                                -------- --------    --------        ----------
    Total liabilities..........   98,937  342,542      (2,200)          439,279
Common stockholders' equity:
  Common stock.................   55,702      461     (55,237)   (A)        926
  Paid-in capital..............  106,184  314,313      55,237    (A)    475,734
  Retained earnings............  198,581   44,944     (21,500)   (B)    222,025
  Accumulated other
   comprehensive income........      281  (10,891)        --            (10,610)
  Less treasury stock..........      --   (15,330)        --            (15,330)
                                -------- --------    --------        ----------
    Total common stockholders'
     equity....................  360,748  333,497     (21,500)          672,745
                                -------- --------    --------        ----------
      Total liabilities and
       equity.................. $459,685 $676,039    $(23,700)       $1,112,024
                                ======== ========    ========        ==========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               December 31, 1999

                               Historical              Pro Forma
                          ---------------------  ------------------------
                            Varco    Tuboscope   Adjustments    Combined
                          ---------- ----------  -----------   ----------
                               (In thousands, except per share data)
Revenue
  Sales.................. $  568,024 $  140,563    $  --       $  708,587
  Services and rentals...     24,728    244,911    (2,378)(C)     267,261
                          ---------- ----------    ------      ----------
    Total................    592,752    385,474    (2,378)        975,848
Costs and expenses
  Cost of sales..........    407,645     83,836       --          491,481
  Cost of services and
   rentals...............      7,808    217,628       --          225,436
  Amortization of
   goodwill..............        --       7,266     1,165 (D)       8,431
  Selling, general, and
   administrative........     85,266     46,534    (1,165)(D)     130,635
  Research and
   engineering costs.....     28,782     11,367       --           40,149
  Transaction costs,
   severance, and write-
   offs..................      4,560      7,808       --           12,368
                          ---------- ----------    ------      ----------
    Total................    534,061    374,439       --          908,500
Operating profit.........     58,691     11,035    (2,378)         67,348
Other expense (income)
  Interest expense.......        745     18,181       --           18,926
  Interest income........        --        (316)   (2,378)(C)      (2,694)
  Foreign exchanges
   gains.................        --        (473)      --             (473)
  Other..................        --       1,527       --            1,527
                          ---------- ----------    ------      ----------
Income (loss) before
 income taxes............     57,946     (7,884)      --           50,062
Provision (benefit) for
 income taxes............     20,981       (728)      --           20,253
                          ---------- ----------    ------      ----------
Net income (loss)........ $   36,965 $   (7,156)   $  --       $   29,809
                          ========== ==========    ======      ==========
Earnings (loss) per
 common share
  Basic earnings (loss)
   per common share...... $     0.57 $    (0.16)   $  --       $     0.33
                          ========== ==========    ======      ==========
  Dilutive earnings
   (loss) per common
   share................. $     0.56 $    (0.16)   $  --       $     0.32
                          ========== ==========    ======      ==========
Weighted average number
 of common shares
 outstanding
  Basic.................. 65,046,000 44,314,495    $  --       90,659,770
                          ========== ==========    ======      ==========
  Dilutive............... 65,879,000 44,314,495    $  --       92,693,264
                          ========== ==========    ======      ==========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               December 31, 1998

                                Historical              Pro Forma
                           ---------------------  ------------------------
                             Varco    Tuboscope   Adjustments    Combined
                           ---------- ----------  -----------   ----------
                                (In Thousands, except per share data)
Revenue
  Sales..................  $  699,966 $  238,091    $  --       $  938,057
  Services and rentals...      41,013    329,610      (999)(C)     369,624
                           ---------- ----------    ------      ----------
    Total................     740,979    567,701      (999)      1,307,681
Costs and expenses
  Cost of sales..........     484,165    141,708       --          625,873
  Cost of services and
   rentals...............      11,688    264,993       --          276,681
  Amortization of
   goodwill..............         --       6,647     1,119 (D)       7,766
  Selling, general, and
   administrative........     109,079     54,534    (1,119)(D)     162,494
  Research and
   engineering costs.....      34,567     12,738       --           47,305
  Transaction costs,
   severance, and write-
   offs..................       8,500        --        --            8,500
                           ---------- ----------    ------      ----------
    Total................     647,999    480,620       --        1,128,619
Operating profit.........      92,980     87,081      (999)        179,062
Other expense (income)
  Interest expense.......       1,823     18,122       --           19,945
  Interest income........         --        (601)     (999)(C)      (1,600)
  Foreign exchanges
   losses................         --         848       --              848
  Other..................         --       1,601       --            1,601
                           ---------- ----------    ------      ----------
Income before income
 taxes...................      91,157     67,111       --          158,268
Provision for income
 taxes...................      30,819     25,166       --           55,985
                           ---------- ----------    ------      ----------
Net income...............  $   60,338 $   41,945    $  --       $  102,283
                           ========== ==========    ======      ==========
Earnings per common share
  Basic earnings per
   common share..........  $     0.94 $     0.94    $  --       $     1.13
                           ========== ==========    ======      ==========
  Dilutive earnings per
   common share..........  $     0.92 $     0.89    $  --       $     1.09
                           ========== ==========    ======      ==========
Weighted average number
 of common shares
 outstanding
  Basic..................  64,451,000 44,686,631       --       90,607,969
                           ========== ==========    ======      ==========
  Dilutive...............  65,594,000 46,912,536       --       93,648,261
                           ========== ==========    ======      ==========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                               December 31, 1997

                                 Historical                Pro Forma
                            ---------------------  --------------------------
                              Varco    Tuboscope   Adjustments      Combined
                            ---------- ----------  -----------     ----------
                                 (In thousands, except per share data)
Revenue
  Sales.................... $  500,067 $  189,892    $  --         $  689,959
  Services and rentals.....     45,722    335,339      (702)   (C)    380,359
                            ---------- ----------    ------        ----------
    Total..................    545,789    525,231      (702)        1,070,318
Costs and expenses
  Cost of sales............    334,729    120,460       --            455,189
  Cost of services and
   rentals.................     13,199    236,510       --            249,709
  Amortization of
   goodwill................        --       5,281     1,113    (D)      6,394
  Selling, general, and
   administrative..........     96,398     51,475    (1,113)   (D)    146,760
  Research and engineering
   costs...................     21,084     10,580       --             31,664
                            ---------- ----------    ------        ----------
    Total..................    465,410    424,306                     889,716
Operating profit...........     80,379    100,925      (702)          180,602
Other expense (income)
  Interest expense.........      3,683     14,456       --             18,139
  Interest income..........        --        (331)     (702)   (C)     (1,033)
  Foreign exchanges
   losses..................        --          69       --                 69
  Other....................        --       1,782       --              1,782
                            ---------- ----------    ------        ----------
Income before income
 taxes.....................     76,696     84,949       --            161,645
Provision for income
 taxes.....................     26,821     31,845       --             58,666
                            ---------- ----------    ------        ----------
Net income................. $   49,875 $   53,104    $  --         $  102,979
                            ========== ==========    ======        ==========
Earnings per common share
  Basic earnings per common
   share................... $     0.78 $     1.22    $  --         $     1.16
                            ========== ==========    ======        ==========
  Dilutive earnings per
   common share............ $     0.76 $     1.14    $  --         $     1.10
                            ========== ==========    ======        ==========
Weighted average number of
 common shares outstanding
  Basic.................... 63,650,000 43,575,458       --         88,926,083
                            ========== ==========    ======        ==========
  Dilutive................. 65,201,000 46,946,432       --         93,402,145
                            ========== ==========    ======        ==========


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                         COMBINED FINANCIAL STATEMENTS

   The Unaudited Pro Forma Condensed Combined Financial Statements were prepared for comparative purposes only and do not purport to indicate what would have occurred had Varco and Tuboscope been merged at the beginning of the periods presented, or what results may be in the future.

   The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the conversion of each outstanding share of Varco common stock into 0.7125 shares of Tuboscope common stock at the date and for the periods presented and reflects the following pro forma adjustments:

  (A) To reflect the assumed issuance of 46,550,553 shares of Tuboscope common stock at an exchange ratio of 0.7125.

  (B) To reflect nonrecurring charges of approximately $21.5 million which will be expensed in connection with the merger, net of related tax benefits of $3.5 million. The nonrecurring charges are primarily related to transaction costs and employee benefit costs associated with the merger. Such expenses are not reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations.

   The Unaudited Pro Forma Condensed Combined Statements of Operations were prepared to reflect the following reclassifications to give pro forma effect to the merger:

  (C) To reclassify interest income of Varco to conform financial presentations.

  (D) To reclassify goodwill amortization of Varco to conform financial presentations.

   The Unaudited Pro Forma Condensed Combined Balance Sheet reflects consolidated cash holdings of $58.1 million. Management intends to pay off outstanding debt with excess cash that would have approximated $50.0 million at December 31, 1999. If the $50.0 million of excess cash had been reclassified against outstanding debt at December 31, 1999, the combined debt to equity ratio would have been 27.4% and outstanding debt would have been reduced to $183.3 million. The remaining debt includes $100 million of 7 1/2% senior notes due in 2008.

                        UNAUDITED FINANCIAL PROJECTIONS

   The financial projections set forth below reflect information that was presented in the form of a joint slide show by the management of Varco and Tuboscope on April 5, 2000 to institutional investors attending the Howard Weil Twenty-eighth Annual Energy Conference. These financial projections were included in a filing made by Tuboscope with the Securities and Exchange Commission on April 5, 2000 pursuant to Rule 425 under the Securities Act of 1933.

   The financial projections are "forward-looking statements" and Varco's, Tuboscope's or the combined company's actual results may differ materially from those set forth in the projections. See "Information Regarding Forward-Looking Statements" and "Risk Factors" for a discussion of the risks you should consider in reviewing the projections and other forward-looking statements included in this proxy statement/prospectus.

   Using financial analysts' estimates published by First Call, a market research company, in March 2000 and various other financial analysts' estimates, the management of Varco and Tuboscope prepared the following financial projections for Varco, Tuboscope and the combined company for the years ended December 31, 2000 and 2001.

  . for Varco: projected revenue of approximately $350 million in 2000 and approximately $442 million in 2001; projected earnings before interest, taxes, depreciation and amortization of approximately $55 million in 2000 and approximately $75 million in 2001; and projected net income plus depreciation and amortization of approximately $48 million in 2000 and approximately $59 million in 2001;

  . for Tuboscope: projected revenue of approximately $457 million in 2000 and approximately $535 million in 2001; projected earnings before interest, taxes, depreciation and amortization of approximately $80 million in 2000 and approximately $108 million in 2001; and projected net income plus depreciation and amortization of approximately $50 million in 2000 and approximately $66 million in 2001; and

  . for the combined company: projected earnings per share of $0.45 in 2000 and $0.82 in 2001; and projected net income plus depreciation and amortization per share of $1.09 in 2000 and $1.46 in 2001.

   The financial projections set forth above are inherently subject to significant business, economic and competitive risks and uncertainties, all of which are difficult to predict and many of which are beyond either Varco's or Tuboscope's control. We cannot assure you that actual results will not be significantly better or worse than the projected results. The inclusion of these projections should not be regarded as a representation by Varco or Tuboscope or any of their affiliates or representatives that the projected results will be achieved. In addition, the financial projections were not prepared in compliance with the published guidelines established by the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections.

   Neither Varco nor Tuboscope, as a matter of course, publicly discloses internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. Accordingly, Varco and Tuboscope do not intend to, and specifically decline any obligation to, update or otherwise revise the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events. In addition, Varco and Tuboscope do not intend to, and specifically decline any obligation to, update or revise the financial projections to reflect changes in general economic or industry conditions.

   Neither Tuboscope nor Varco's independent accountants have compiled, examined or applied any procedures to these financial projections, nor have they expressed any opinion or other form of assurance on this information or its achievability and assume no responsibility for, and disclaim any association with, this information. The independent public accountants' reports incorporated by reference in this proxy statement/prospectus relate to the historical financial statements of Varco and Tuboscope. These reports do not extend to these unaudited financial projections and should not be read to do so.

                     DESCRIPTION OF TUBOSCOPE CAPITAL STOCK

   The following is a summary of the material terms of Tuboscope's capital stock. Because it is only a summary, it does not contain all the information that may be important to you. Accordingly, you should read carefully the more detailed provisions of Tuboscope's certificate of incorporation and bylaws.

General

   As of the date of this proxy statement/prospectus, Tuboscope's authorized capital stock consists of:

  . 5,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding; and

  .  60,000,000 shares of common stock, par value $.01 per share, of which shares were issued and outstanding as of the record date.

Preferred Stock

   The Tuboscope board of directors is authorized to issue the Tuboscope preferred stock in one or more series with such designations, powers, preferences and rights and qualifications, limitations or restrictions as it deems appropriate. Tuboscope may issue Tuboscope preferred stock in one or more series, at any time or from time to time as the Tuboscope board of directors determines, without further action of the stockholders.

Tuboscope Common Stock

   Holders of Tuboscope common stock are entitled to dividends as may be declared from time to time by the Tuboscope board of directors out of funds legally available for that purpose. However, a restrictive covenant contained in Tuboscope's Amended and Restated Secured Credit Agreement, dated as of February 9, 1998, as amended, expressly prohibits Tuboscope from paying dividends on the Tuboscope common stock except under certain circumstances. Tuboscope has not paid any dividends on the Tuboscope common stock since its inception.

   Holders of Tuboscope common stock have no preemptive, redemption, conversion or sinking fund rights. Holders of Tuboscope common stock are entitled to one vote per share on all matters submitted to a vote of holders of Tuboscope common stock and do not have any cumulative voting rights. Upon a liquidation, dissolution or winding up of Tuboscope, the holders of Tuboscope common stock are entitled to share equally and ratably in the assets of Tuboscope, if any, remaining after the payment of all debts and liabilities of Tuboscope and the liquidation preference of any outstanding Tuboscope preferred stock. As of the
record date, there were approximately      holders of record of Tuboscope
common stock. All issued and outstanding shares of Tuboscope common stock are validly issued, fully paid and nonassessable.

Delaware General Corporation Law

   Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified in Section 203, a corporation will not engage in any business combination with any "interested stockholder" for a three year period following the date that stockholder becomes an interested stockholder unless:

  . prior to that date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding:

    (a) stock held by directors who are also officers; and

    (b) shares subject to employee stock plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer; or

  . on or subsequent to that date the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Except as specified in Section 203 of the Delaware General Corporation Law, an interested stockholder includes a person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date; or

  .  the affiliates and associates of an interested stockholder.

Under certain circumstances, Section 203 of the Delaware General Corporation Law may make it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the corporation's certificate of incorporation or stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Tuboscope's certificate of incorporation does not exclude Tuboscope from the restrictions imposed under Section 203 of the Delaware General Corporation Law.

Transfer Agent

   The transfer agent for the Tuboscope common stock is ChaseMellon Shareholder Services, L.L.C.

                        COMPARISON OF STOCKHOLDER RIGHTS

   The following is a summary of certain of the material differences between the rights of holders of Tuboscope common stock and the rights of holders of Varco common stock. Tuboscope is organized under the laws of the State of Delaware and Varco is organized under the laws of the State of California. The rights of stockholders of the two corporations arise from both state laws and the certificate of incorporation and bylaws of Tuboscope and the articles of incorporation and bylaws of Varco, as applicable.

   The following summary is not a complete statement or comparison of the rights of holders of Tuboscope common stock or holders of Varco common stock and is qualified in its entirety by reference to the Delaware General Corporation Law and the California Corporations Code and the respective charter and bylaw documents of Tuboscope and Varco.

                   ----------------------------------------
                         Tuboscope Stockholder Rights
                   ----------------------------------------
                                 Capital Stock

The total number of authorized shares of Tuboscope capital stock is 65,000,000, which consists of 60,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. After the merger, the total number of authorized shares of Tuboscope capital stock will be 205,000,000, consisting of 200,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

                   Number, Election and Removal of Directors
                              Number of Directors

Under the Delaware General Corporation Law, the certificate of incorporation or bylaws of a corporation may specify the number of directors of the corporation. Tuboscope's certificate of incorporation and bylaws provide that the number of directors of Tuboscope will be between one and ten, with the exact number of directors to be fixed by the board of directors. The Tuboscope board of directors is currently set at six, but will be increased to ten if the merger is approved. In addition, if the proposed amendment to Tuboscope's certificate of incorporation increasing the maximum number of authorized directors is approved, the maximum number of authorized directors will be 15.

                             Election of Directors

Tuboscope's bylaws provide that directors will be elected at the annual meeting of stockholders by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Under the Delaware General Corporation Law, stockholders do not have the right to cumulative voting unless a corporation's certificate of incorporation provides for


                   ----------------------------------------
                           Varco Shareholder Rights
                   ----------------------------------------
The total number of authorized shares of Varco capital stock is 130,000,000, which consists of 120,000,000 shares of common stock and 10,000,000 shares of preferred stock.

                   Number, Election and Removal of Directors
                              Number of Directors

Under the California Corporations Code, the board of directors of a corporation may fix the number of directors within a stated range set forth in the corporation's articles of incorporation or bylaws. Varco's bylaws provide that the number of directors will be not less than seven nor more than thirteen. The Varco board of directors is currently set at ten.

                             Election of Directors

Varco's bylaws provide that directors will be elected at the annual meeting of shareholders, but if such a meeting is not held the directors may be elected at a special meeting of shareholders held for that purpose. Under the California Corporations Code, shareholders have a right to cumulate their votes in the election of directors so long as at least one

                   ----------------------------------------
                         Tuboscope Stockholder Rights
                   ----------------------------------------

cumulative voting. Tuboscope's certificate of incorporation does not provide for cumulative voting. In addition, Tuboscope's certificate of incorporation provides that no director may serve on the Tuboscope board of directors if a majority of the directors determines that the director in question holds a position with a competitor of Tuboscope.

                      Vacancies on the Board of Directors

Vacancies on the Tuboscope board of directors and newly created directorships shall be filled by a majority of the directors then in office.

                                    Removal

Under Tuboscope's certificate of incorporation, any of Tuboscope's directors or its entire board of directors may be removed from office at any time, with cause, by the holders of at least two-thirds of the outstanding shares of Tuboscope common stock entitled to vote. In addition, under the Delaware General Corporation Law, Tuboscope's directors or its entire board of directors may be removed from office at any time, without cause, by the holders of at least a majority of the outstanding shares of Tuboscope common stock entitled to vote.

                        Amendments to Charter and Bylaws

                             Amendments to Charter

Most of the provisions of Tuboscope's certificate of incorporation may be amended by the holders of a majority of the outstanding Tuboscope common stock as provided under the Delaware General Corporation Law, since a greater vote is not required by Tuboscope's certificate of incorporation. However, as permitted by the Delaware General Corporation Law, the approval of two-thirds of the outstanding shares of Tuboscope common stock is required to amend those provision of Tuboscope's certificate of incorporation that:

 . authorize the directors to determine that a person may not serve as a director of Tuboscope if the director holds a position with


                   ----------------------------------------
                           Varco Stockholder Rights
                   ----------------------------------------

shareholder has given notice of its intention to cumulate its votes at the meeting prior to the voting, unless, in the case of a listed corporation, its charter documents eliminate such right. Varco's articles of incorporation do not eliminate the right to cumulative voting. Under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may give one nominee all such votes or distribute its votes among as many nominees as the shareholder desires.

                      Vacancies on the Board of Directors

Vacancies on the Varco board of directors (except for a vacancy created by the removal of a director) may be filled by a majority of the directors then in office. Any vacancy not filled by the directors may be filled by the holders of a majority of the then outstanding shares.

                                    Removal

Under the California Corporations Code, any director may be removed with or without cause upon the approval of a majority of the outstanding shares of common stock entitled to vote. No director, however, may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director under cumulative voting. A director may also be removed for cause under California law by the Superior Court in a suit by shareholders holding at least 10% of the outstanding shares.

                        Amendments to Charter and Bylaws

                             Amendments to Charter

Under the California Corporations Code, amendments to the articles of incorporation may be adopted if approved by the majority of the outstanding shares (unless the articles provide for a greater proportion), except that approval by the board of directors alone is sufficient for an amendment effecting only a stock split, unless the corporation has more than one class of shares outstanding.

                   ----------------------------------------
                         Tuboscope Stockholder Rights
                   ----------------------------------------

   another company which the directors determine to be a competitor;

 .  set the authorized number of directors;

 . give Tuboscope stockholders the authority to remove a director at any time for cause by a vote of the holders of at least two-thirds of the outstanding Tuboscope common stock; and

 .  deny the right of Tuboscope stockholders to act by written consent.

                              Amendments to Bylaws

The Delaware General Corporation Law provides that only the stockholders may amend the bylaws of a corporation unless this authority is conferred upon the board of directors in the certificate of incorporation. Tuboscope's certificate of incorporation and bylaws provide that its bylaws may be amended or new bylaws may be adopted by the stockholders or by the board of directors.



                        Special Meetings of Stockholders

Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized by the certificate of incorporation or bylaws. Tuboscope's bylaws provide that a special meeting of stockholders may be called by the president and must be called by the president or secretary if:

 .  a majority of the board of directors requests a meeting; or

 . stockholders owning a majority of the outstanding capital stock entitled to vote request a meeting.

A request by stockholders to hold a special meeting must be in writing and state the purpose of the proposed meeting.

                            Action Without a Meeting

The Delaware General Corporation Law provides that any action required or permitted to be taken at a stockholders meeting may be taken without a meeting by written consent, unless a corporation's certificate of incorporation provides otherwise.


                   ----------------------------------------
                           Varco Shareholder Rights
                   ----------------------------------------

                              Amendments to Bylaws

Under the California Corporations Code, bylaws may be adopted, amended or repealed either by approval of the holders of a majority of the outstanding shares entitled to vote or by the approval of the board of directors (other than an amendment fixing the authorized number of directors).

                        Special Meetings of Stockholders

The California Corporations Code provides that a special meeting of shareholders may be called by:

 .  the board of directors;

 .  the chairman of the board of directors;

 .  the president;

 . the holders of shares entitled to cast not less than 10% of the votes at the meeting; or

 . any additional persons as may be provided in the articles of incorporation or bylaws.

Varco's bylaws provide that a special meeting of shareholders may also be called by any vice president. In addition, the chairman of the board of directors, president, vice president or secretary must call a special meeting of shareholders upon written request that a meeting be called for any proper purpose by any person entitled to call a special meeting of shareholders.

                            Action Without a Meeting

As permitted by the California Corporations Code, and as provided in Varco's bylaws, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting by written consent of the holders of the number of shares that

                   ----------------------------------------
                         Tuboscope Stockholder Rights
                   ----------------------------------------
Tuboscope's certificate of incorporation does not permit action by written consent of stockholders.

                         Inspection of Stockholder List

The Delaware General Corporation Law permits any stockholder of record to inspect the stockholder list for any purpose reasonably related to the person's interest as a stockholder.

                       Limitation of Directors' Liability

As permitted by the Delaware General Corporation Law, Tuboscope's certificate of incorporation provides that a director shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability for:

 . any breach of the director's duty of loyalty to Tuboscope or its stockholders;

 . acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . liability associated with the unlawful payment of dividends or an unlawful stock purchase or redemption; or

 . any transaction from which the director derived an improper personal benefit.

Tuboscope's certificate of incorporation further provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a Tuboscope director shall be further eliminated or limited to the fullest extent permitted by law.

                   ----------------------------------------
                           Varco Shareholder Rights
                   ----------------------------------------
would have been required to effect the action at a meeting.

                         Inspection of Stockholder List

The California Corporation Code permits any shareholder of record to inspect the shareholder list for any purpose reasonably related to the person's interest as a shareholder. California law also provides for an absolute right to inspect and copy the shareholder list by persons holding 5% or more of the corporation's outstanding voting shares or any shareholders holding 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors.

                       Limitation of Directors' Liability

As permitted by California Corporations Code, Varco's articles of incorporation provide that a corporation's director shall not be personally liable for monetary damages for breach of a director's duties to the corporation and its shareholders, except liability for:

 . acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

 . acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

 .  any transaction from which a director derived an improper personal benefit;

 . acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

 . acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

 . interested transactions between the corporation and a director in which the director has a material financial interest; or

                    --------------------------------------
                         Tuboscope Stockholder Rights
                    --------------------------------------

                   Indemnification of Directors and Officers

The Delaware General Corporation Law provides that a corporation:

 . may indemnify a director or officer who is a party to any action or proceeding by reason of his position with the corporation against expenses, judgments, fines and settlements actually and reasonably incurred if that person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful;

 . may indemnify a director or officer who is a party to any action by or in the right of the corporation against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in or not opposed to the best interests of the corporation, provided that, if such person is adjudged to be liable to the corporation, indemnification of expenses is permitted only if and to the extent determined by the court in the proceeding;

 . shall indemnify a director or officer against expenses actually and reasonably incurred in successfully defending, on the merits or otherwise, any claim, issue or matter in any action or proceeding referred to above; and

 . may advance a director or officer the expenses incurred in defending any action, if the corporation first receives a commitment from the person to repay the amounts advanced if it is ultimately determined that the person is not entitled to indemnification.

Tuboscope's bylaws provide for indemnification of its officers and directors to the fullest extent provided by law.

                   -----------------------------------------
                           Varco Shareholder Rights
                   -----------------------------------------

 .  improper distributions, loans and guarantees.

Varco's articles of incorporation provide for the elimination of the liability of directors for monetary damages to the fullest extent permissible under the California Corporations Code.

                   Indemnification of Directors and Officers

The California Corporations Code provides that a corporation:

 . may indemnify a director or officer who is a party to any action or proceeding by reason of his position with the corporation against expenses, judgments, fines and settlements, and other amounts actually and reasonably incurred, if that person acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful;

 . may indemnify a director or officer who is a party to any action by or in the right of the corporation against expenses actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person believed to be in the best interests of the corporation and its shareholders, provided that if such person is adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, indemnification for expenses is permitted only if and to the extent determined by the court in the proceedings;

 . shall indemnify a director or officer against expenses actually and reasonably incurred in successfully defending on the merits any claim, issue or matter in any action or proceeding referred to above; and

 . may advance a director or officer the expenses incurred in defending any action if the corporation first receives a commitment from the person to repay the amounts advanced if it is ultimately determined that the person is not entitled to indemnification.

   Varco's bylaws provide for the indemnification

--------------------------------------------------------------------------------
    Tuboscope Stockholder Rights                Varco Shareholder Rights
--------------------------------------------------------------------------------

of its officers and directors except to the extent prohibited under California law, provided that no person will be indemnified for:

 . any proceeding brought by such person unless authorized by the board of directors;

 . any amount paid in settlement unless the settlement was approved in writing by Varco;

 . any expenses, liabilities and losses except to the extent the losses exceed the amount paid to the director or officer pursuant to any liability insurance policy maintained by Varco;

 . any expenses, liabilities and losses in connection with any action in which judgment is rendered against the director or officer for an accounting of profits made from the purchase or sale by the director or officer of Varco securities pursuant to Section 16(b) of the Securities Exchange Act of 1934 or similar provisions of federal, state or local law;

 . any expenses, liabilities and losses in connection with any action brought by or on behalf of Varco for breach of the director's or officer's duty to Varco and the Varco shareholders as a result of which the director or officer may not be relieved of liability under California Corporations Code;

 .  any matter for which a court determines that indemnification is unlawful.

Varco's articles of incorporation provide that Varco is authorized to provide indemnification of its officers and directors in excess of the indemnification otherwise permitted by the California Corporations Code, subject to the limitations on indemnification for breach of duty to the corporation or its shareholders.

                        Dissenters' and Appraisal Rights
Under the Delaware General Corporation Law, a stockholder of a corporation who does not vote in favor of certain merger or consolidation transactions and who demands appraisal of his shares in connection therewith may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his shares together with a fair rate of interest, if any, in lieu of Under the California Corporations Code, if holders of 5% or more of the outstanding shares of a corporation's stock entitled to vote at a meeting vote against the approval of a merger or certain other transactions (including a sale of assets in exchange for securities of another corporation) and comply with certain procedural requirements, such shareholders will be entitled to exercise dissenters' rights pursuant to which such shareholders will have

                   ----------------------------------------
                         Tuboscope Stockholder Rights
                   ----------------------------------------

the consideration he would otherwise receive in the transaction. Unless the corporation's certificate of incorporation provides otherwise, appraisal rights are not available:

 . in connection with the merger or consolidation with another corporation the shares of which are either listed on a national securities exchange (including the New York Stock Exchange) or designated as a national market security on Nasdaq or are held of record by more than 2,000 holders unless, in connection with the transaction, the stockholders will receive for their stock anything other than shares of stock of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or designated as a national market security on Nasdaq or held of record by more that 2,000 holders, or cash in lieu of fractional shares of the surviving corporation; or

 . to stockholders of a corporation surviving a merger if no vote of such stockholders is required to approve the merger or consolidation.

Tuboscope's certificate of incorporation does not provide for appraisal rights where such rights are not afforded by the Delaware General Corporation Law.

                                  Rights Plan

Tuboscope has not adopted a stockholders rights agreement. However, Tuboscope and Varco expect that the Tuboscope board of directors will adopt a stockholders rights agreement for the combined company effective as of or after the effective time of the merger.

If adopted, the rights to be issued under the stockholders rights agreement will have certain anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that attempts to acquire the combined company on terms not approved by the board of directors of the combined company. The rights should not interfere, however, with any merger, other business combination or acquisition of shares pre-approved by the board of directors of the combined company.

                   ----------------------------------------
                           Varco Shareholder Rights
                   ----------------------------------------

the right to receive cash in the amount of the fair market value of their shares together, in some cases, with interest, rather than the consideration they would otherwise receive in the transaction. See "The Merger--Dissenters' and Appraisal Rights."

                                  Rights Plan

The Varco board of directors adopted a shareholder rights agreement in November 1997, which provides that each outstanding share of Varco common stock carries with it one preferred share purchase right. Each right, when it becomes exercisable, initially entitles the holder to purchase one one-thousandth of a share of Series A participating preferred stock at an exercise price of $140. One one-thousandth of a share of the Series A participating preferred stock is intended to be the economic equivalent of one share of Varco common stock.

The rights become exercisable upon the earlier of:

 . the date of a public announcement that a person has become an acquiring person by acquiring 15% or more of the outstanding Varco common stock without the prior approval of the Varco board of directors; or

                    ---------------------------------------
                         Tuboscope Stockholder Rights
                    ---------------------------------------

                      Interested Stockholder Transactions

The Delaware General Corporation Law provides that, subject to certain exceptions, a corporation may not engage in any business combination with any "interested stockholder" (generally defined to mean any beneficial owner of more than 15% of the corporation's voting stock) for a three year period following the date that stockholder becomes an interested stockholder unless certain actions are taken by the corporation's board of directors or stockholders. See "Description of Tuboscope Capital Stock--Delaware General Corporation Law."


                   -----------------------------------------
                           Varco Shareholder Rights
                  -----------------------------------------


 . the tenth business day (or later at the discretion of the board of directors) following the commencement of an exchange offer for 15% or more of the outstanding Varco common stock.


The shareholder rights agreement also provides that:

 . if any person becomes an acquiring person, each right, other than rights owned by the acquiring person, will entitle the holder to purchase for the exercise price Varco common stock having a value equal to twice the exercise price; and

 . if after any person becomes an acquiring person, there is a merger of Varco or Varco sells more than 50% of its assets or earning power, each right, other than rights owned by the acquiring person, will subject to some exceptions, entitle the holder to purchase at the exercise price shares of common stock of the other party to the transaction with a value equal to twice the exercise price.

Prior to the time there is an acquiring person, Varco can redeem the rights for $.01 per right.

On March 22, 2000, Varco amended the rights agreement to provide that Tuboscope would not become an acquiring person under the agreement and the rights would not become exercisable as a result of the merger or the stock option agreements and that the rights would terminate immediately prior to the merger.

                     Interested Stockholder Transactions

Under the California Corporations Code, if a tender offer or a written proposal for approval of a reorganization or for a sale of assets is made to some or all of a corporation's shareholders by an "interested party," the interested party must provide an affirmative written opinion as to the fairness of the consideration to the shareholders of the corporation. An "interested party" means a person who is a party to the transaction and:

 . directly or indirectly controls the corporation that is the subject of the tender offer or proposal;

 . is, or is directly or indirectly controlled by, an officer or director of the subject corporation; or

 . is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

AMENDMENT TO TUBOSCOPE'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                  AUTHORIZED SHARES OF TUBOSCOPE COMMON STOCK

Reasons for the Authorized Shares Amendment

   Tuboscope is authorized to issue a maximum of 60,000,000 shares of Tuboscope common stock under its certificate of incorporation. There are currently not enough authorized shares of Tuboscope common stock to issue shares to the Varco shareholders in the merger, and Tuboscope's certificate of incorporation cannot be amended to increase the number of authorized shares of Tuboscope common stock under the Delaware General Corporation Law without the approval of the Tuboscope stockholders. Accordingly, approval of this amendment by the Tuboscope stockholders is necessary for the consummation of the merger. This amendment to Tuboscope's certificate of incorporation will only become effective if the merger agreement is approved.

   If this amendment to Tuboscope's certificate of incorporation is approved by Tuboscope stockholders, the first paragraph of the Second Restated Certificate of Incorporation of Tuboscope Inc. will be amended and restated to read as follows:

     "FOURTH: The Company shall be authorized to issue two classes of shares of stock to be designated respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company shall have authority to issue is 205,000,000. The total authorized number of shares of Common Stock shall be 200,000,000 and each such share shall have a par value of $.01. The total authorized number of shares of Preferred Stock shall be 5,000,000 and each such share shall have a par value of $.01."

   The amendment would provide the number of shares of Tuboscope common stock necessary to complete the merger and, when needed, for issuance from time to time for any proper purpose approved by the Tuboscope board of directors. These purposes may include:

  . issuances to raise capital or effect corporate mergers, acquisitions or other business combinations;

  .  stock dividends or splits;

  .  issuances under stock option and other employee benefit plans; and

  .  for other corporate purposes.

Although there are no present arrangements, agreements or understandings for the issuance of additional shares of Tuboscope common stock, other than the shares to be issued pursuant to the merger, employee benefit plans and in connection with acquisitions in the ordinary course of business, the Tuboscope board of directors believes that the availability of the additional authorized shares for issuance upon approval of the Tuboscope board of directors without the necessity for, or the delay inherent in, a meeting of the Tuboscope stockholders will be beneficial to Tuboscope and the Tuboscope stockholders by providing Tuboscope with the flexibility required to promptly consider and respond to future business opportunities and needs as they arise. As a result of the proposed amendment, there will be approximately 108 million authorized but unissued shares of Tuboscope common stock available for issuance after the
merger, approximately       of which are or will be reserved for issuance
pursuant to stock options outstanding as of the record date.

Effects of the Authorized Shares Amendment

   Tuboscope's stockholders should note that certain disadvantages may result from the adoption of the proposed amendment. The Tuboscope stockholders could experience a significant reduction in their interest in Tuboscope with respect to earnings per share, voting, liquidation value and book and market value per share if the additional authorized shares are issued.

   The availability for issuance of additional shares of Tuboscope common stock could also enable the Tuboscope board of directors to render more difficult or discourage an attempt to obtain control of Tuboscope. For example, the issuance of shares in a public or private sale, merger or similar transaction would increase the number of outstanding shares. This could dilute the interest of a party attempting to obtain control of Tuboscope. Tuboscope is not aware of any pending or threatened efforts to obtain control of Tuboscope.

   Each additional share of Tuboscope common stock authorized by this amendment to Tuboscope's certificate of incorporation would have the same rights and privileges as each share of Tuboscope common stock currently authorized or outstanding. The number of authorized shares of preferred stock would remain unchanged at 5,000,000 shares.

Vote Required for the Authorized Shares Amendment

   The approval of the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock will require the affirmative vote of the holders of a majority of the outstanding shares of Tuboscope common stock. See "The Tuboscope Annual Meeting--Vote Required."

   The Tuboscope board of directors recommends a vote FOR approval of the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock.

 AMENDMENT TO TUBOSCOPE'S CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM
                         NUMBER OF AUTHORIZED DIRECTORS

Reasons for the Authorized Directors Amendment

   Tuboscope's certificate of incorporation currently provides that the number of directors of Tuboscope will be not less than one and not more than ten. Upon completion of the merger, the number of directors of the combined company will be ten. To provide for flexibility to expand the size of the combined company's board of directors after the merger, the managements of Tuboscope and Varco desire to increase the maximum number of authorized directors. Pursuant to Tuboscope's certificate of incorporation and the Delaware General Corporation Law, Tuboscope's certificate of incorporation cannot be amended to increase the maximum number of authorized directors of Tuboscope without the approval of the Tuboscope stockholders. This amendment to Tuboscope's certificate of incorporation will only become effective if the merger agreement and the amendment to Tuboscope's certificate of incorporation increasing the number of authorized shares of Tuboscope common stock are approved.

   If this amendment to Tuboscope's certificate of incorporation is approved by Tuboscope's stockholders, the first paragraph of paragraph E of Article SIXTH will be amended to read as follows:

     "The number of directors which shall constitute the whole Board shall be not less than one (1) nor more than fifteen (15)."

   This amendment would allow the board of directors of the combined company to expand the board to a maximum of fifteen members by board resolution. Tuboscope and Varco anticipate that the combined company may expand the board of directors in the future to add directors qualified to direct the management of the combined company.

Vote Required for the Authorized Directors Amendment

   The approval of the amendment to Tuboscope's certificate of incorporation increasing the maximum number of authorized directors of Tuboscope will require the affirmative vote of the holders of two-thirds of the outstanding shares of Tuboscope common stock. See "The Tuboscope Annual Meeting--Vote Required."

   The Tuboscope board of directors recommends a vote FOR approval of the amendment to Tuboscope's certificate of incorporation increasing the maximum number of authorized directors of Tuboscope.

                        TUBOSCOPE'S AMENDED AND RESTATED
                         1996 EQUITY PARTICIPATION PLAN

Reasons for Adopting Tuboscope's Amended and Restated 1996 Equity Participation Plan

   On April , 2000, the Tuboscope board of directors adopted Tuboscope's Amended and Restated 1996 Equity Participation Plan, subject to stockholder approval. The Amended and Restated 1996 Equity Participation Plan of Tuboscope amends Tuboscope's Amended 1996 Equity Participation Plan by increasing the total number of shares of Tuboscope common stock with respect to which awards may be granted under the plan by 4,100,000 shares, from 3,450,000 shares to 7,550,000 shares. The plan was also amended to:

  . clarify that the board of directors of Tuboscope has discretion to grant and modify awards to non-employee directors;

  . permit the plan administrator to delegate to an executive officer or committee of executive officers the plan administrator's authority to grant awards to non-executive officers;

  .  extend the term of the plan until May  , 2010;

  .  permit the transferability of awards in certain limited circumstances;
     and

  . change the name of the plan to the "Amended and Restated 1996 Equity Participation Plan of Varco International, Inc." to reflect the name of Tuboscope after the merger.

A copy of the Amended and Restated 1996 Equity Participation Plan is attached to this proxy statement/prospectus as Annex VII.

   As of the record date,      shares of Tuboscope common stock were available
for issuance under the plan. In addition, as of the record date, approximately shares of Varco common stock were authorized but not issued under the Varco stock plans. However, effective as of completion of the merger, Tuboscope intends to cancel the unused portion of the Varco stock plans. As a result, the shares remaining under the Varco stock plans will not be available for issuance after the merger.

   The aggregate number of shares issuable upon exercise of currently outstanding Tuboscope and Varco options and the number of shares that may be granted in the future under the amended plan totals approximately 4,562,241 million shares, or 9.9% of the outstanding shares of Tuboscope common stock on a fully diluted basis after giving effect to the merger. The size of the proposed share increase under the plan was based, in part, on the expected needs of Tuboscope in the future, the growth stage of Tuboscope, and the competitive practices of companies in the oilfield services industry and companies of comparable size. The Tuboscope board of directors believes that stockholder approval of the proposed amendment to the plan is necessary to ensure that an adequate number of shares of Tuboscope common stock will be available for future grants to provide sufficient incentives to employees of Tuboscope and Varco after the merger.

   Approval of the proposed plan is not necessary for approval of the merger agreement, either amendment to Tuboscope's certificate of incorporation or the consummation of the merger. However, the proposed amendment to the plan will only become effective if the merger is consummated.

   For information on stock prices relating to the Tuboscope common stock, see "Summary--Comparative Market Price Information."

Description of the Plan

   The principal purposes of the plan are to provide incentives for officers, key employees and consultants of Tuboscope and its subsidiaries through the granting of options, restricted stock, stock appreciation rights, stock payments and other awards, thereby stimulating their personal and active interest in Tuboscope's development and financial success, and inducing them to remain in Tuboscope's employ. In addition to awards made to officers, employees and consultants, the plan provides for automatic annual option grants to non-employee directors of Tuboscope and, at the discretion of the Tuboscope board of directors, grants of options and other awards to non-employee directors.

   The principal features of the plan, as amended by the proposed amendment, are summarized below, but the summary is qualified by reference to the plan itself, a copy of which is attached as Annex VII. We strongly encourage you to read the plan carefully.

   Shares Issuable Under the Plan. The total number of shares authorized for
issuance under the plan is 7,550,000, with      shares issued or subject to
outstanding options or other awards as of the record date. The shares available under the plan may be either previously unissued shares or treasury shares, and may be equity securities of Tuboscope other than its common stock. The plan provides for appropriate adjustments in the number and kind of shares subject to the plan and to outstanding awards pursuant to the plan upon a stock split, stock dividend or certain other types of recapitalizations, including a restructuring.

   The maximum number of shares which may be subject to options, rights or other awards granted under the plan to any individual in any calendar year is 400,000.

   If any portion of an award expires, lapses or is canceled without being fully exercised, the shares which were subject to the unexercised portion of the award will continue to be available for issuance under the plan. Shares which are delivered or withheld upon exercise of any award in payment of the exercise price or tax withholding obligations, and any restricted stock that is forfeited or repurchased by Tuboscope, may be awarded under the plan, subject to the total share limitation.

   Administration. Except as to awards granted to non-employee directors of Tuboscope, the plan is administered by Tuboscope's compensation committee or a subcommittee of the Tuboscope board of directors, consisting of at least two members of the board of directors, each qualifying as "non-employee directors" for purposes of Rule 16b-3 of the Exchange Act of 1934 and as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The board of directors administers the plan for award grants to non-employee directors of Tuboscope. The committee may delegate to an executive officer or committee of officers its authority to grant and administer awards to non-executive officers. The applicable administrator is authorized to select the individuals to whom awards are to be granted and to determine the number of shares to be acquired upon exercise of the award and the terms and conditions of the award, consistent with the plan. The applicable administrator is also authorized to adopt, amend and rescind rules relating to the administration of the plan.

   Payment of Shares. The exercise or purchase price for all options, stock appreciation rights, restricted stock and other rights to acquire Tuboscope common stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the administrator, be paid in whole or in part in Tuboscope common stock owned by the optionee, or issuable upon exercise of the award, and having a fair market value on the date of exercise equal to the total exercise price of the shares to be purchased. The administrator may also provide that the purchase price may be payable within (a) thirty days after the date of exercise, (b) through delivery of a notice that the optionee has placed a market sell order with a broker for the shares issuable upon exercise and has directed the broker to pay the exercise price with sale proceeds or (c) through delivery of a full recourse promissory note.

   Amendment and Termination. Amendments to the plan to increase the number of shares as to which awards may be granted or to change the maximum number of shares that may be granted to any individual in any year, except for adjustments resulting from stock splits and the like, require stockholder approval. In all other respects the plan can be amended, modified, suspended or terminated by the administrator, unless the action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the plan will not, without the consent of the participant, affect a participant's rights under an award previously granted, unless the award itself otherwise expressly so provides. The plan expires on May , 2010.

   Eligibility. Awards under the plan may be granted to individuals who are employees or consultants of Tuboscope or any of its present or future subsidiaries. Non-employee directors of Tuboscope receive automatic annual grants of non-qualified stock options, and are eligible to receive other awards at the discretion of the

Board. More than one award may be granted to a plan participant, but the total fair market value, which is determined at the time of grant, of shares with respect to which an incentive stock option is first exercisable by an optionee during any calendar year cannot exceed $100,000.

   Awards under the Plan. The plan provides that the applicable administrator may grant or issue stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits or any combination thereof. Each grant or issuance will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

  . Nonqualified Stock Options. Nonqualified stock options will provide for the right to purchase Tuboscope common stock at a specified price, which may be less than fair market value on the date of grant, but not less than par value, and usually will become exercisable, in the discretion of the committee, in one or more installments after the grant date. Nonqualified stock options may be granted for any term specified by the committee.

  . Awards to Non-Employee Directors. The plan provides for certain automatic grants of nonqualified stock options as follows:

    (a) each non-employee director automatically will be granted an option to purchase 4,000 shares of Tuboscope stock, subject to adjustment upon certain corporate changes, on the date of each annual meeting of stockholders at which the non-employee director continues on the board of directors; and

    (b) a person who is initially elected or appointed to the board of directors and is at the time of election or appointment a non-employee director automatically will be granted:

      . an option to purchase 4,000 shares of Tuboscope stock, subject to adjustment upon certain corporate changes, on the date of initial election or appointment, provided that members of the board of directors who are employees of Tuboscope who subsequently retire from Tuboscope and remain on the board of directors will not receive this initial option grant; and

      . an option to purchase 4,000 shares of Tuboscope common stock on an annual basis as described in (a) above.

   The price per share of the shares subject to each such option granted to non-employee directors is equal to the fair market value of a share of Tuboscope common stock on the date the option was granted. The Board also has the authority to grant options and other awards, to non-employee directors on a discretionary basis.

  . Incentive Stock Options. Incentive stock options, if granted, will be designed to comply with the provisions of the Internal Revenue Code and will be subject to restrictions contained in the Internal Revenue Code, including exercise prices equal to at least the fair market value of Tuboscope common stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option. Incentive stock options may be granted only to employees.

  . Restricted Stock. Restricted stock may be sold to participants at various prices, but not below par value, and made subject to restrictions determined by the committee. Typically, restricted stock may be repurchased by Tuboscope at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold or otherwise transferred or hypothecated, until the restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and may receive dividends prior to the time when the restrictions lapse.

  . Deferred Stock. Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the administrator. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

  . Stock Appreciation Rights. Stock appreciation rights may be granted in connection with stock options or other awards, or separately. Stock appreciation rights granted by the committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Tuboscope common stock over the exercise price of the related option or other award, but alternatively may be based upon criteria such as book value. There are no restrictions specified in the plan on the exercise of stock appreciation rights or the amount of gain realizable upon exercise, although they can be imposed by the administrator in the stock appreciation right agreements. The administrator may elect to pay stock appreciation rights in cash or in Tuboscope common stock or in a combination of cash and stock.

  . Dividend Equivalents. Dividend equivalents may be credited to a participant in the plan. They represent the value of the dividends per share paid by Tuboscope, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

  . Performance Awards. Performance awards may be granted by the administrator on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Tuboscope common stock or in a combination of cash and stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of Tuboscope common stock over a predetermined period. Performance awards may also include bonuses which may be granted by the administrator on an individual or group basis and which may be payable in cash or in Tuboscope common stock or in a combination of cash and stock.

  . Stock Payments. Stock payments may be authorized by the administrator in the form of shares of Tuboscope common stock or an option or other right to purchase Tuboscope common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a participant in cash.

   Miscellaneous Provisions. The plan specifies that Tuboscope may make loans to plan participants to enable them to exercise options, purchase shares or realize the benefits of other awards granted under the plan. The terms and conditions of these loans, if any are made, will be set by the committee.

   In consideration of the granting of an award, the employee or consultant must agree in the written agreement embodying the award to remain in the employ of, or to continue as a consultant for, Tuboscope or any of its subsidiaries for at least one year after the award is granted or a shorter period fixed by agreement or by action of the committee following grant of the award.

   The dates on which options or other awards under the plan first become exercisable and on which they expire will be set forth in individual stock options or other agreements setting forth the terms of the awards. These agreements generally will provide that options and other awards expire shortly after termination of the optionee's status as an employee, consultant or director, although the committee may provide that the options continue to be exercisable following a termination or following a change in control of Tuboscope, or because of the grantee's retirement, death, disability or otherwise. Similarly, restricted stock granted under the plan which has not vested generally will be subject to repurchase by Tuboscope upon the grantee's termination of employment or consultancy, although the administrator may make exceptions, based on the reason for termination or on other factors, in the terms of an individual restricted stock agreement.

   Without the consent of the administrator, no option, stock appreciation right or other right to acquire Tuboscope common stock granted under the plan may be assigned or transferred by the grantee, except by will or the laws of intestate succession or pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code or Title I to the Employee Retirement Income Security Act of 1974 or the rules thereunder, although the shares underlying these rights may be transferred if all applicable restrictions have lapsed. The administrator has the authority to permit gifts or contributions of awards to certain family members and family trusts. During the lifetime of the holder of any award, the award may be exercised only by the holder or any such permitted family member or trust.

   Tuboscope requires participants to discharge tax withholding obligations in connection with the exercise of any option or other award granted under the plan, or the lapse of restrictions on restricted stock, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by, or to be issued to, a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the administrator to disapprove this use. In addition, the administrator may grant to employees a cash bonus in the amount of any tax related to awards.

Certain Federal Income Tax Consequences of the Proposed Amended and Restated 1996 Equity Participation Plan

   The federal income tax consequences of the plan under current federal law are summarized in the following discussion, which is intended for general information only. In addition, the tax consequences described below are subject to the limitation of the 1993 Omnibus Budget Reconciliation Act, or OBRA, as discussed in further detail below. Alternative minimum tax, employment taxes and state, local and foreign income taxes are not discussed, and may vary depending on individual circumstances and from locality to locality.

   Nonqualified Stock Options. The recipient of a nonqualified stock option granted under the plan will not have taxable income upon the grant of the option, nor will Tuboscope then be entitled to any deduction. Generally, upon exercise of the nonqualified stock option the recipient will realize ordinary income, and Tuboscope will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. A recipient's basis in the stock for purposes of determining gain or loss on the subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

   Incentive Stock Options. There is no taxable income to the recipient of an incentive stock option when the option is granted or when that option is exercised. Gain realized by the recipient upon sale of stock issued on exercise of an incentive stock option is taxable at capital gains rates and no tax deduction is available to Tuboscope, unless the recipient disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. If this occurs, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates and Tuboscope will be entitled to a deduction to the extent the recipient must recognize ordinary income. An incentive stock option exercised more than three months after the recipient's termination of employment, other than by reason of death or disability, will be taxed as an nonqualified stock option.

   Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right the fair market value of the shares, or cash in lieu of shares, received will be taxable as ordinary income to the recipient in the year of such exercise. Tuboscope will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

   Restricted Stock and Deferred Stock. A recipient to whom restricted or deferred stock is issued will not have taxable income upon issuance and Tuboscope will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, so that the shares are no longer subject to repurchase by Tuboscope or are transferable, the recipient will realize ordinary income and Tuboscope will be entitled to a deduction in an amount equal to the fair market value of the shares at the date the restrictions lapse, less the purchase price. Similarly, when deferred stock vests and is issued to the recipient, the recipient will realize ordinary income and Tuboscope will be entitled to a deduction in an amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to restricted stock, the recipient will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares at that date less the purchase price and Tuboscope will be entitled to a deduction in the same amount. The Internal Revenue Code does not permit a Section 83(b) election to be made with respect to deferred stock.

   Dividend Equivalents. A recipient of a dividend equivalent award will not realize taxable income at the time of grant and Tuboscope will not be entitled to a deduction at that time. When a dividend equivalent is paid, the recipient will recognize ordinary income and Tuboscope will be entitled to a corresponding deduction.

   Performance Awards. A recipient who has been granted a performance award will not realize taxable income at the time of grant and Tuboscope will not be entitled to a deduction at that time. When an award is paid, whether in cash or stock, the recipient will have ordinary income in the amount of the cash or the amount equal to the fair market value of the stock and Tuboscope will be entitled to a corresponding deduction, unless such stock is restricted stock. See "--Restricted Stock and Deferred Stock" above for a description of the tax consequences of a payment of restricted stock.

   Stock Payments. A recipient who receives a stock payment will be taxed when the payment is made, unless such stock is restricted stock. When a stock payment is made, the recipient will have ordinary income in the amount equal to the fair market value of the stock and Tuboscope will be entitled to a corresponding deduction. See "--Restricted Stock and Deferred Stock" above for a description of the tax consequences of a payment of restricted stock.

   Effect of 1993 Omnibus Budget Reconciliation Act on the Plan. Under OBRA, income tax deductions of publicly-traded companies generally may be limited to the extent the total compensation, including base salary, annual bonus, stock option exercises and non-qualified benefits for an executive officer exceeds $1 million, in any one taxable year. However, under OBRA, the deduction limit does not apply to certain "performance-based" compensation established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and stock appreciation rights will satisfy the performance-based exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any particular employee within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the stock option or stock appreciation right exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).

   It is Tuboscope's policy generally to design Tuboscope's compensation programs to conform with OBRA and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million which qualify as "performance-based." Tuboscope intends to administer its option grant program so as to comply with the requirements of the performance-based compensation exclusion under OBRA for options, including the requirements concerning option pricing, plan administration and annual award limits. Tuboscope may, however, grant options or otherwise make awards under the plan which may not meet the requirements of performance-based compensation exclusion under OBRA, and thus may not be deductible, when sound management of Tuboscope so requires.

Vote Required for the Proposed Plan and Recommendation

   The affirmative vote of a majority of the votes represented and entitled to vote at the Tuboscope annual meeting is required for approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan of Tuboscope.

   The Tuboscope board of directors recommends a vote FOR approval of Tuboscope's Amended and Restated 1996 Equity Participation Plan.

                        ELECTION OF TUBOSCOPE DIRECTORS

General

   Six directors are to be elected at the Tuboscope annual meeting. Directors are elected at each Tuboscope annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. If the merger is completed, however, the following will occur:

  . one of Tuboscope's directors, Jerome R. Baier, will resign as a member of the combined company's board of directors;

  . the authorized number of directors to serve on the Tuboscope board of directors will be increased from six to ten; and

  . George Boyadjieff, George S. Dotson, Andre R. Horn, Eugene R. White and James D. Woods, each of whom is currently a member of the Varco board of directors, will be appointed to the board of directors of the combined company until their successors are duly elected and qualified at the next annual meeting of the combined company.

   If any nominee should become unavailable to serve for any reason, proxies will be voted for another nominee or nominees to be selected by the Tuboscope board of directors. Tuboscope's certificate of incorporation currently requires that there be a minimum of one and a maximum of ten members of the Tuboscope board of directors.

   Set forth below are the names and descriptions of the backgrounds of the nominees for election as directors of Tuboscope. Each of the nominees currently serves as a director of Tuboscope and was elected to his present term of office or was appointed by the Tuboscope board of directors.

Tuboscope Directors

   The Tuboscope directors are as follows:

   Name                      Age Position with Tuboscope
   ----                      --- -----------------------
   L.E. Simmons.............  53 Chairman of the Board
   John F. Lauletta.........  55 Director, President and Chief Executive Officer
   Jerome R. Baier..........  48 Director
   Eric L. Mattson..........  48 Director
   Douglas E. Swanson.......  61 Director
   Jeffery A. Smisek........  45 Director

   L.E. Simmons. Mr. Simmons has been a director and Chairman of the Board of Tuboscope since April 1996. Mr. Simmons has for more than five years served as President and a director of L.E. Simmons & Associates, Incorporated, which, through an affiliate, manages private institutional investment partnerships. Mr. Simmons also serves as a director of Zions Bancorporation.

   John F. Lauletta. Mr. Lauletta has been the President and Chief Executive Officer and a director of Tuboscope since April 1996. From 1993 to April 1996, Mr. Lauletta was the President and Chief Executive Officer of D.O.S., Ltd. From 1973 until 1993, Mr. Lauletta was with Baker Hughes Incorporated, holding several executive positions, including President of Exlog/TOTCO, President of Milpark Drilling Fluids and Vice President of Baker Hughes INTEQ.

   Jerome R. Baier. Mr. Baier has been a director of Tuboscope since 1988. Mr. Baier is and has been a Managing Director of Northwestern Investment Management Company since January 1998. From October 1996 to December 1997, Mr. Baier was Vice President-Securities of the Northwestern Mutual Life Insurance Company. From October 1989 to October 1996, Mr. Baier was Director-Securities of Northwestern. For more than five years prior to October 1989, Mr. Baier was Associate Director-Securities of Northwestern.

   Eric L. Mattson. Mr. Mattson has been a director of Tuboscope since January 1994. Mr. Mattson has been Chief Financial Officer of Netrail, Inc., an Internet backbone and broadband service provider, since September 1999. From July 1993 to May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated. For more than five years prior to 1993, Mr. Mattson was Vice President and Treasurer of Baker Hughes. Mr. Mattson also serves as a director of Rental Service Corporation.

   Douglas E. Swanson. Mr. Swanson has been a director of Tuboscope since October 1997. Mr. Swanson is currently employed in private investments. Mr. Swanson was the President, Chief Executive Officer and Chairman of the Board of Cliffs Drilling Company from 1992 to July 1999. From 1978 to 1992, Mr. Swanson was an Executive Vice President of Cliffs Drilling Company.

   Jeffery A. Smisek. Mr. Smisek has been a director of Tuboscope since February 1998. Mr. Smisek has been Executive Vice President, General Counsel and Secretary of Continental Airlines since November 1996, and was previously Senior Vice President, General Counsel and Secretary of Continental Airlines. Prior to joining Continental Airlines in 1995, Mr. Smisek was a partner of Vinson & Elkins L.L.P., a law firm, for more than five years.

   The certificate of incorporation and bylaws of Tuboscope contain provisions eliminating or limiting the personal liability of directors for violations of a director's fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware.

Meetings and Committees

   The Tuboscope board of directors held seven meetings (including those held by written consent) during the fiscal year ended December 31, 1999. Each director attended at least 75% of the aggregate of the total number of meetings of the Tuboscope board of directors held during such period and the total number of meetings held during such period by all committees of the Tuboscope board of directors on which that director served.

   Tuboscope currently has standing audit, executive and compensation committees but does not have a nominating committee. The Tuboscope audit committee is comprised of Jerome R. Baier and Douglas E. Swanson. The Tuboscope audit committee met twice during the fiscal year ended December 31, 1999. The Tuboscope audit committee's responsibilities include:

  . recommending the selection of Tuboscope's independent auditors to the Tuboscope board of directors; and

  .  reviewing:

    (a) the scope and results of the audit engagement with the independent auditors and management;

    (b) the adequacy of Tuboscope's internal accounting control procedures;

    (c) the independence of the independent auditors;

    (d) the range of audit and non-audit fees charged by the independent auditors; and

    (e) the impact on Tuboscope's financial statements of any new or proposed changes in accounting principles or regulatory requirements.

   The Tuboscope compensation committee is comprised of Eric L. Mattson, Jeffery A. Smisek and L.E. Simmons. The Tuboscope compensation committee met four times (including those held by written consent) during the fiscal year ended December 31, 1999. The Tuboscope compensation committee's responsibilities include reviewing and approving the compensation of Tuboscope's directors, officers and employees and performing other related functions upon request of the Tuboscope board of directors.

   The Tuboscope executive committee is comprised of L.E. Simmons, John F. Lauletta and Eric L. Mattson. The Tuboscope executive committee met once during the fiscal year ended December 31, 1999. The Tuboscope executive committee is a general advisory committee which reviews ongoing operations of Tuboscope and performs other functions at the request of the Tuboscope board of directors.

Board Compensation and Benefits

   Each Tuboscope director who is neither an employee nor otherwise subject to an agreement to provide services to Tuboscope is entitled to receive $15,000 per year as compensation for membership on the Tuboscope board of directors, plus $1,500 for each attended regular and special meeting of the Tuboscope board of directors. In addition, if such a director is a member of a standing committee, he is entitled to receive an attendance fee of $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically.

   Under the terms of Tuboscope's Amended 1996 Equity Participation Plan, each non-employee director is automatically granted an initial option to purchase 4,000 shares of Tuboscope common stock on the date of such appointment or election to the Tuboscope board of directors or on April 24, 1996 for those non-employee directors serving at the time of initial plan adoption by the stockholders. In addition, each non-employee director of Tuboscope is granted automatically options to purchase an additional 4,000 shares on the date of each Tuboscope annual meeting following the initial grant during which such person continues as a non-employee director of Tuboscope. All options are granted with an exercise price equal to the fair market value of Tuboscope common stock on the date of grant. On May 13, 1999, Messrs. Baier, Mattson, Simmons, Smisek and Swanson were each granted options to purchase 4,000 shares of Tuboscope common stock at an exercise price of $13.375 per share.

Vote and Recommendation

   Tuboscope directors will be elected by a favorable vote of a plurality of the shares of Tuboscope common stock present and entitled to vote, in person or by proxy, at the Tuboscope annual meeting. Abstentions or broker non-votes as to the election of directors will not be treated as votes cast or shares entitled to vote with respect to such election and, thus, will not affect the election of the nominees receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the six nominees named above as directors. Should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Tuboscope board of directors.

   The Tuboscope board of directors recommends that you vote FOR the election of the nominees named above.

Executive Officers

   The following persons serve as Tuboscope's executive officers as of the date of the proxy statement/prospectus:

Name                     Age Position
----                     --- --------
John F. Lauletta........  55 Director, President and Chief Executive Officer
Joseph C. Winkler.......  48 Executive Vice President, Chief Financial Officer and Treasurer
Martin I. Greenberg.....  60 Vice President, Controller, Assistant Secretary and Assistant Treasurer
James F. Maroney, III...  49 Vice President, Secretary and General Counsel
Kenneth L. Nibling......  49 Vice President--Human Resources and Administration
Haynes B. Smith, III....  48 Vice President--Western Hemisphere Operations
Peter J. Stuart.........  42 Vice President--Eastern Hemisphere Operations

   Set forth below are descriptions of the backgrounds of our executive officers and their principal occupations for the past five years. For a description of the background of Mr. Lauletta, see "Election of Tuboscope Directors--Tuboscope Directors."

   Joseph C. Winkler. Mr. Winkler has been Executive Vice President, Chief Financial Officer and Treasurer of Tuboscope since April 1996. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd. Prior to joining D.O.S., Ltd., he was Chief Financial Officer of Baker Hughes INTEQ and served in a similar role for various companies owned by Baker Hughes including Eastman/Teleco and Milpark Drilling Fluids. For ten years prior to joining Baker Hughes, Mr. Winkler held the position of Chief Financial Officer of an independent oil and gas producer after having spent several years with Arthur Young & Company.

   Martin I. Greenberg. Mr. Greenberg has been Vice President, Controller, Assistant Secretary and Assistant Treasurer of Tuboscope since November 1991. From June 1991 to November 1991, Mr. Greenberg was Vice President-Finance and Controller of Tuboscope. Mr. Greenberg served as Vice President-Controller and Assistant Secretary of Tuboscope from July 1990 to June 1991. Mr. Greenberg was Assistant Controller of Tuboscope's wholly-owned subsidiary, Tuboscope Vetco International, Inc. from January 1974 to July 1990.

   James F. Maroney, III. Mr. Maroney has been Vice President of Tuboscope since May 1991, Secretary of Tuboscope since January 1991 and General Counsel of Tuboscope since November 1989. Mr. Maroney was Assistant Secretary of Tuboscope from December 1989 to January 1991. Mr. Maroney was Associate General Counsel and Head of Litigation for TransAmerican Natural Gas Corporation, a gas production company, from 1987 to 1989. From 1985 to 1987, Mr. Maroney was in a private law practice specializing in commercial litigation.

   Kenneth L. Nibling. Mr. Nibling has been Vice President-Human Resources and Administration of Tuboscope since December 1991. From July 1988 to November 1991, Mr. Nibling was Director of Human Resources for Union Texas Petroleum Corp., an international exploration and production company. From January 1984 to July 1988, Mr. Nibling was Manager, Compensation and Employment for Louisiana Land and Exploration Company.

   Haynes B. Smith, III. Mr. Smith has been Vice President-Western Hemisphere Operations of Tuboscope since February 1998 and of Tuboscope Vetco International since April 1996. From May 1991 to April 1996, Mr. Smith was Vice President and General Manager of Inspection Services of Tuboscope. From 1989 to May 1991, Mr. Smith was Northeast Zone Manager of Tuboscope. From June 1972 to 1989, Mr. Smith held various sales and managerial positions with Tuboscope and AMF Tuboscope Inc.

   Peter J. Stuart. Mr. Stuart has been Vice President-Eastern Hemisphere Operations of Tuboscope since February 1998 and of Tuboscope Vetco International since April 1996. Mr. Stuart has been Managing Director of Tuboscope (UK) Ltd. since January 1998 and of Tuboscope Vetco (UK) Ltd. since April 1996. From March 1992 to April 1996, Mr. Stuart was Managing Director of Drexel Equipment (UK) Ltd. From August 1985 to March 1992, Mr. Stuart was a Project Engineer, and latterly Operations Manager, for D.O.S., Ltd.'s operations in the United Kingdom. From August 1979 to July 1985, Mr. Stuart held engineering positions with Sparrows Offshore and Halliburton in the United Kingdom.

   Tuboscope is not aware of any family relationships between any of the foregoing directors or any of the foregoing executive officers or between any director and any executive officer.

Executive Compensation

   The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to Tuboscope for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 of those persons, referred to as Named Executive Officers, who were either:

  .  the chief executive officer of Tuboscope;

  . one of the other four most highly compensated executive officers of Tuboscope whose annual salary and bonuses exceeded $100,000; or

  . up to two other executive officer who would have qualified under the first two categories listed in this paragraph but for the fact that the individual was not serving as an executive officer of Tuboscope at the end of the 1999 fiscal year.

                           Summary Compensation Table

                                                                   Long-Term
                               Annual Compensation            Compensation Awards
                         --------------------------------    ---------------------
                                                             Restricted Securities    All Other
Name and Principal                                             Stock    Underlying     Annual
Position                 Year Salary(1)  Bonus   Other(2)    Awards(3)   Options   Compensation(4)
------------------       ---- --------- -------- --------    ---------- ---------- ---------------
John F. Lauletta........ 1999 $370,000  $      0 $      0    $       0   366,942       $11,098
 President and Chief     1998  376,046         0        0      332,028    43,680        11,783
 Executive Officer       1997  306,558   352,700   94,272(5) 1,011,498    49,107         6,491
Joseph C. Winkler....... 1999  212,000         0        0            0   168,198         6,360
 Executive Vice          1998
  President,             1997  214,334         0        0            0    19,814         6,150
 Chief Financial Officer       173,340   160,000        0      952,410    22,143         3,663
 and Treasurer
Haynes B. Smith,
 III(6)................. 1999  187,000         0        0            0    81,771         5,610
 Vice President--Western 1998  189,863         0        0            0    10,318         5,439
 Hemisphere Operations
Clay C. Williams(7)..... 1999  168,000         0        0            0    81,771           840
 Vice President--        1998  170,558         0        0            0    10,318         4,687
 Corporate Development   1997  138,165    95,880        0      503,474    11,429         2,935
Peter J. Stuart(6)...... 1999  164,095         0        0            0    81,771         8,759
 Vice President--Eastern 1998  164,345         0        0            0    10,318        10,954
 Hemisphere Operations

--------
(1) Includes amounts deferred by the Named Executive Officers under Tuboscope's 401(k) Thrift Savings Plan and Non-qualified Deferred Compensation Plan.
(2) Includes (a) living, travel and other expense reimbursement, (b) the cost of Company-provided automobiles, (c) club dues reimbursement, and (d) the value of the interest-free aspect of any outstanding loan, but only if such payments to the Named Executive Officer exceed the lesser of $50,000 or 10% of the total annual salary and bonus of the Named Executive Officer.
(3) Awards shown represent the value of the Restricted Stock Units granted pursuant to Tuboscope's Stock Ownership Program, employing the fair market value of Tuboscope common stock on the date of grant (i.e., June 30, 1997 of $19.875 and on January 2, 1998 of $23.00). The value of the shares of Tuboscope common stock underlying the unvested Restricted Stock Units as of December 31, 1999 were $829,675, $608,584, $376,365, $321,723 and $190,500 for Messrs. Lauletta, Winkler, Smith, Williams and Stuart, respectively, based on the closing sales price of the Tuboscope common stock ($15.875) on the New York Stock Exchange on December 31, 1999. Restrictions on the Restricted Stock Units generally lapse 10% per year for a period of ten years, subject to accelerated vesting in certain circumstances, and are subject to continued ownership of Tuboscope common stock in compliance with the Stock Ownership Program.
(4) Includes: (i) matching contributions by Tuboscope under Tuboscope's 401(k) Thrift Savings Plan in 1999, 1998 and 1997 in the amounts of $1,762, $1,764 and $2,523, respectively, for Mr. Lauletta; $1,590, $2,000 and $3,663, respectively, for Mr. Winkler; and $840, $4,687 and $2,935, respectively, for Mr. Williams; and in 1999 and 1998 in the amounts of $3,039 and $3,295 for Mr. Smith; and (ii) matching contributions by Tuboscope under Tuboscope's Non-qualified Deferred Compensation Plan in 1999, 1998 and 1997 in the amounts of $9,336, $10,019 and $3,968, respectively, for Mr. Lauletta; and $4,770, $4,150 and $0, respectively, for Mr. Winkler, and in 1999 and 1998 in the amounts of $2,571 and $2,144 for Mr. Smith. Mr. Williams did not participate in the Non-qualified Deferred Compensation Plan in 1999, 1998 or 1997. Represents for Mr. Stuart contributions by Tuboscope, or one of its subsidiaries, in the Tuboscope Holdings Ltd. pension plan in 1999 and 1998.

(5) Includes $79,107 representing the fair market value on April 10, 1997 ($13.625) of 5,806 shares of Tuboscope common stock granted under the 1996 Equity Participation Plan.
(6) Messrs. Smith and Stuart became executive officers of Tuboscope on February 19, 1998. Compensation shown includes compensation over the full 1998 fiscal year.
(7) Mr. Williams became an executive officer of Tuboscope on February 6, 1997. Compensation shown includes compensation over the full 1997 fiscal year.

   The following table sets forth certain information with respect to grants of stock options during fiscal 1999 to the Named Executive Officers pursuant to Tuboscope's 1996 Equity Participation Plan, as amended.

                       Option Grants in Last Fiscal Year

                                                                          Potential Realizable
                                                                            Value at Assumed
                         Number of  Percentage of                         Annual Rates of Stock
                         Securities Total Options                          Price Appreciation
                         Underlying   Granted to   Exercise or             for Option Term(2)
                          Options     Employees    Base Price  Expiration ---------------------
Name                     Granted(1) in Fiscal Year (per Share)    Date        5%        10%
----                     ---------- -------------- ----------- ---------- ---------- ----------
John F. Lauletta........  366,942        22.5%       $7.5625    1-27-09   $1,745,182 $4,222,634
Joseph C. Winkler.......  168,198        10.3         7.5625    1-27-09      799,952  2,027,236
Haynes B. Smith, III....   81,771         5.0         7.5625    1-27-09      388,904    985,559
Clay C. Williams........   81,771         5.0         7.5625    1-27-09      388,904    985,559
Peter J. Stuart.........   81,771         5.0         7.5625    1-27-09      388,904    985,559

--------
(1) The options reflected above become exercisable in five installments as follows: 1/9 is vested on January 27, 2000; 2/9 is vested on January 27, 2001; 1/3 is vested on January 27, 2002; 2/9 is vested on January 28, 2003; and 1/9 is vested on January 27, 2004. Options are granted for a term of ten years, subject to earlier termination in certain events. The exercise price is equal to the closing price of the Tuboscope common stock on the New York Stock Exchange on the date of the grant. These options will become fully exercisable upon completion of the merger.
(2) Assumes annual rates of stock price appreciation for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and Tuboscope's financial performance. No assurance can be given that such rates will be achieved.

   The following table sets forth certain information with respect to options exercised during fiscal 1999 and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 1999.

   Aggregated Option Exercises in Last Fiscal Year and Year-End Option Value

                           Shares                    Number of Securities       Value of Unexercised
                          Acquired      Value       Underlying Unexercised      In-the-Money Options
                         on Exercise Realized(1)  Options at Fiscal Year End    at Fiscal Year End(2)
                         ----------- ----------- ---------------------------- -------------------------
                                                 Exercisable Unexercisable(3) Exercisable Unexercisable
                                                 ----------- ---------------- ----------- -------------
John F. Lauletta........   25,000     $303,032     147,882       424,044      $1,295,972   $3,221,473
Joseph C. Winkler.......   20,000      244,250      71,042       188,788         634,814    1,411,985
Haynes B. Smith, III....   15,890      151,051      11,059        96,339          14,288      725,196
Clay C. Williams........    6,667       46,669      11,059       105,792          14,288      785,194
Peter J. Stuart.........        0            0      20,281        97,072         105,086      732,269

--------
(1) Determined by calculating the spread between the market value of the Tuboscope common stock on the date of exercise and the exercise price of the options.
(2) Based on the closing sales price of the Tuboscope common stock ($15.875) on the New York Stock Exchange on December 31, 1999, minus the exercise price of the option, multiplied by the number of shares to which the option relates.
(3) The options held by the Named Executive Officers will become fully exercisable upon completion of the merger.

Management Agreements

   Severance Agreements. In June 1997, Tuboscope adopted two severance plans in order to provide financial security to its senior management and to match similar plans adopted by competitors in Tuboscope's industry. These plans are designed to retain and to motivate key employees of Tuboscope. One of the severance plans, the standard severance plan, pertains to involuntary terminations and the other severance plan, the change in control severance plan, pertains to terminations following a change of control. The Chief Executive Officer, all of the Named Executive Officers and other members of Tuboscope's senior management team (currently numbering a total of 10) are eligible for participation in the standard severance plan and the change of control severance plan.

  . Standard Severance Plan. The standard severance plan provides certain officers of Tuboscope with severance compensation and benefits following the termination of their employment with Tuboscope without "cause," as defined in the plan. Upon an involuntary termination, the following officers will have the following rights:

     .  Mr. Lauletta is entitled to receive two full years of his salary;

     . Mr. Winkler is entitled to receive one and a half years of his salary; and

    . Messrs. Smith, Stuart and Williams (and all other covered officers) are entitled to receive one full year of salary,

     These payments are payable on a regular payroll basis following termination throughout the duration of the severance payment period. If a covered officer is re-employed during the severance payment period at a salary greater than or equal to what the covered officer had received at Tuboscope, the covered officer would receive 50% of full severance pay for the remainder of the severance period. If the covered officer is re-employed during the severance pay-out period at a salary less than what was received at Tuboscope, the covered officer would receive the difference in actual salary for the remainder of the severance period, plus 50% of the aggregate severance pay remaining that would have been paid throughout the severance period.

     In addition to salary, Mr. Lauletta and Mr. Winkler would be eligible to receive a full annual bonus in the year they are involuntarily terminated, while all other covered officers would be eligible to receive an annual bonus pro-rated to the date of their termination. All covered officers would also be eligible to receive a value plan award through the date of their termination and all restricted stock units would become 100% vested. See "--Compensation Committee Report on Executive Compensation."

  . Change of Control Severance Plan. The change of control severance plan provides income protection for eligible employees in the event of an adverse change in the terms and conditions of employment resulting in termination of employment by the participant or by Tuboscope within two years following a change of control of Tuboscope. See "The Merger-- Interests of Certain Persons in the Merger" for a more detailed discussion of Tuboscope's change of control severance plan.

   In addition to the foregoing, a participant would receive upon a qualifying termination under each of the plans, full medical, dental and automobile benefits throughout the pay-out period and outplacement services of up to 15% of base salary. The standard severance plan and change of control severance plan are effective as of June 25, 1997, are specified in separate agreements with each eligible participant and replace all previous severance and change of control arrangements.

Compensation Committee Report on Executive Compensation

   The compensation committee of the Tuboscope board of directors is pleased to present its annual report which is intended to update stockholders on the development of Tuboscope's executive compensation program.

This report summarizes the responsibilities of the Tuboscope compensation committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the chief executive officer, corporate officers and other key executives was determined for the calendar year ended December 31, 1999.

   During the 1999 fiscal year, the Tuboscope compensation committee was comprised of the following board members: Eric L. Mattson, Chair, L.E. Simmons and Jeffery A. Smisek. The Tuboscope compensation committee's responsibilities are to oversee the development and administration of the total compensation program for corporate officers and key executives, and administer the executive incentive and stock plans. During the year, the Tuboscope compensation committee met four times (including actions by unanimous written consent). In June 1997, the Tuboscope compensation committee retained J.E. Stone & Associates, an executive compensation and benefits consulting firm, to undertake a comprehensive review and restructuring of the executive compensation program following the merger of Tuboscope and D.O.S., Ltd. Throughout 1997 and 1998, the Tuboscope compensation committee implemented the initial recommendations made by HCC Employee Benefits (formerly J.E. Stone & Associates). In January 1999, HCC presented to the Tuboscope compensation committee a report, which included compensation studies from various executive compensation consulting firms, and made further recommendations concerning refining the compensation packages awarded to Tuboscope's executives and management, particularly in light of the retrenchment in the oil industry. The Tuboscope compensation committee implemented additional recommendations of HCC in 1999.

   Executive Compensation Philosophy

   In designing its compensation programs, Tuboscope follows its belief that compensation should reflect the value created for stockholders while supporting the business strategies and long-range plans of Tuboscope and the markets Tuboscope serves. The Tuboscope compensation committee reviews and determines the compensation of the executive officers of Tuboscope based on a compensation program that reflects the following themes:

  . A compensation program that stresses Tuboscope's annual financial performance and increase in value.

  . A compensation program that strengthens the relationship between pay and performance by providing variable, at-risk compensation based on predetermined objective performance measures.

  . A compensation program that will attract, motivate and retain high quality employees who will enable Tuboscope to achieve its strategic and financial performance goals.

  . An annual incentive plan that supports a performance-oriented environment with superior performance resulting in total annual compensation above competitive levels.

  . A long-term incentive plan that is designed to require executive officers and certain senior management to own significant portions of Tuboscope's stock and reward executive officers for the long-term strategic management of Tuboscope and the enhancement of stockholder value.

   Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to Tuboscope's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Tuboscope compensation committee intends to design Tuboscope's compensation to conform to Section 162(m) of the Code and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." Tuboscope may, however, pay compensation or grant options or other rights which do not meet the performance-based exclusion, and are thus not deductible, when sound management of Tuboscope so requires. Any cash compensation payable under Tuboscope's Annual Incentive Compensation Plan or the Value Plan currently does not qualify as "performance based compensation" as defined by Section 162(m) of the Code.

   Executive Compensation Components

   On an annual basis the Tuboscope compensation committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of Tuboscope to the compensation received by executives and the performance of similar companies. For 1999, the primary market comparisons were made to a broad group of oilfield manufacturing and service companies, adjusted for size and job responsibilities. Data sources include industry survey groups, national survey databases, proxy disclosures and general trend data which are updated annually.

   The following is a discussion of the principal components of the executive compensation program for fiscal 1999, each of which is intended to serve Tuboscope's overall compensation philosophy.

   Base Salary. The base salary program targets the median of the primary comparison group. Each executive's salary is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and Tuboscope's financial position. Due to these factors, an executive's base salary may be above or below the primary comparison group median at any point in time. Overall, the base salaries of the corporate officers and key executives were established in 1999 on the basis of the 55th percentile of the primary comparison group.

   Performance Incentive Compensation. The Tuboscope compensation committee administers management incentive plans for executive officers, general managers, operations and sales managers and sales representatives. The goal of the management incentive plans is to reward participants in proportion to the performance of Tuboscope and/or the business unit/region for which they have direct impact. Each of the plans reward participants according to predetermined objective performance standards.

  . Annual Incentive Compensation Plan. Tuboscope's Annual Incentive Compensation Plan (which was adopted by the Tuboscope compensation committee in 1997) rewards eligible employees for achievement of objective measurable financial performance of Tuboscope as a whole, and, in certain circumstances, on a business unit or regional or divisional basis. The Annual Incentive Compensation Plan is available to executive officers and senior management team members. The level of award is a variable of the targeted performance of Tuboscope or the business or regional unit compared to the actual performance of Tuboscope or the business or regional unit. The performance measurements for all participants in 1999 were Tuboscope's earnings before interest, taxes, depreciation and amortization and Tuboscope's earnings before taxes. The resulting performance incentive award is a percentage of the participant's base salary, depending on the level of employee and how close to target Tuboscope, unit or division performed. The retrenchment in the oil industry and the low price of crude oil has led to less than expected financial performance by Tuboscope. Due to the failure to meet targeted financial performance, no member of the senior management team earned an award for 1999 performance under the Annual Incentive Compensation Plan.

  . Intermediate Term Value Plan for Senior Management. Tuboscope's Value Plan (adopted in 1997) is an incentive award program based on the intermediate term performance of Tuboscope. This program is designed to encourage and reward sustained growth of profits over the intermediate term that are reflected in stockholder returns. Members of the senior management team (currently totaling 10 members) are eligible for awards under the Value Plan, with an opportunity to earn up to 1.25 times base salary at the beginning of the performance period. The initial performance period commenced January 1, 1997 and ended on December 31, 1999, and new three-year performance periods commence each January 1 thereafter. The amount of the performance award is determined at the end of the three year performance period based on Tuboscope's actual three year cumulative earnings per share compared to targeted cumulative earnings per share and Tuboscope's total stockholder return ranking as compared to the peer companies' stockholder return during the performance period. The initial peer group of companies used for comparison of stockholder return includes five comparable oil service companies of similar size. No pay outs have been made under this plan to date.

   Long-Term Incentive Compensation. The primary purpose of Tuboscope's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to Tuboscope and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of Tuboscope's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of Tuboscope in addition to annual operating profits. Tuboscope's primary forms of long-term incentive compensation are stock options and the Stock Ownership Program.

  . Stock Option Awards. The goal of the stock option program is to provide a compensation program that is competitive within the industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in Tuboscope. Tuboscope grants stock options to its key executives based on competitive multiples of the optionee's base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in stockholder value. In determining the appropriate grant multiples, Tuboscope compares itself to publicly traded oilfield manufacturing and service companies of comparable size and targets awards between the market median and 75th percentile. Senior executives and managers are eligible to receive stock options annually with other key managers becoming eligible on a discretionary basis. Eligibility for an award does not ensure receipt of a stock option award. Options are granted at the then current market price and generally vest over a three year period with one-third of the options granted vesting each year.

    In January 1999, the Tuboscope compensation committee discussed that the retrenchment in the oil industry and the low price of crude oil has led to less than expected financial performance by Tuboscope and a significant decrease in value of long-term incentives for the senior management team. Due to Tuboscope's failure to meet targeted financial performance, no member of the senior management team earned an annual bonus for 1999 and, in addition, the Tuboscope compensation committee decided against giving any salary increases. In order to reward individual performance of the members of the senior management team and to provide further incentives to enhance stockholder value, on January 27, 1999, the Tuboscope compensation committee granted stock options to each member of the senior management team at three times the normal annual grant level for 1999. The Tuboscope compensation committee intended that these 1999 stock options are to be granted in lieu of normal (based on multiples of salary) annual stock option grants to members of the senior management team in 1999, 2000 and 2001. The 1999 stock options' vesting schedule is that which would apply as if the grants were made over a three year period (i.e. 1999, 2000 and 2001).

  . Officer Stock Ownership Requirements. In 1997, the Tuboscope compensation committee established a Stock Ownership Program that requires members of Tuboscope's senior management team to achieve and maintain specific levels of ownership of Tuboscope common stock. The Tuboscope compensation committee adopted minimum ownership goals equal to 300% of base salary for the Chief Executive Officer, 200% of base salary for the Executive Vice President, and 100% of base salary for all other members of the senior management team. Currently all 10 members of the senior management team participate in the program. Participants were given the option of choosing between achieving the minimum ownership goal or a higher target ownership goal with a matching award by Tuboscope. The targeted goals were 500%, 400% and 300% of base salary for the Chief Executive Officer, Executive Vice President and other participants, respectively. Those participants who chose the higher target ownership goal received a matching award from Tuboscope of restricted stock units in an amount equal to the shares of Tuboscope common stock owned by such participant as of such date, but not to exceed 100% of the target ownership goal. As a result, Tuboscope issued an aggregate of 327,891 restricted stock units on June 30, 1997 and 14,436 restricted stock units on January 2, 1998 under Tuboscope's 1996 Equity Participation Plan. The restrictions on the restricted stock units lapse 10% on each June 30th, commencing June 30, 1998, for ten years, subject to acceleration in certain events, and require that the employee maintain ownership of shares of Tuboscope common stock in an amount equal to the number of restricted stock units granted.

   Compensation of the Chief Executive Officer. The Chief Executive Officer, John Lauletta, participates in the executive compensation programs described in this report. Mr. Lauletta's base salary was $370,000 in 1999. Mr. Lauletta's salary was based on the factors discussed above in "Base Salary," including a review of market pay trends and his efforts following the merger between Tuboscope and D.O.S., Ltd. Mr. Lauletta did not receive an Annual Incentive Compensation Plan award for 1999. During 1999, Mr. Lauletta received a grant under the 1996 Equity Participation Plan of 366,942 stock options pursuant to pre-established guidelines based on multiples of his base salary, representing three times the normal grant level for 1999 as discussed above.

                                         Eric L. Mattson
                                         L. E. Simmons
                                         Jeffery A. Smisek

Date: April  , 2000

   The above report of the Tuboscope compensation committee will not be deemed to be incorporated by reference to any filing by Tuboscope under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Tuboscope specifically incorporates same by reference.

Compensation Committee Interlocks and Insider Participation

   In 1999, the Tuboscope compensation committee, which is responsible for the compensation policies of Tuboscope with respect to its executive officers, was comprised of Messrs. Mattson, Simmons and Smisek, none of whom is an employee or officer of Tuboscope.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Exchange Act, requires Tuboscope's directors and executive officers, and persons who own more than 10% of a registered class of Tuboscope's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. These persons are required by regulations promulgated by the Securities and Exchange Commission to furnish Tuboscope with copies of all
Section 16(a) forms they file.

   To Tuboscope's knowledge, based solely on its review of copies of such reports received by Tuboscope or written representations from certain reporting persons that no other reports were required, during the year ended December 31, 1999, all of Tuboscope's directors and executive officers and persons who own more than 10% of the outstanding shares of Tuboscope common stock have complied with the reporting requirements of Section 16(a).

Stockholder Return Performance Graph

   The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Tuboscope common stock against the cumulative total return of a peer index of 75 oil service companies prepared by Simmons & Company International, an independent third party, known as the SCI Upstream Index, and the Standard & Poor's 500 Stock Index, each for the period from December 31, 1994 to December 31, 1999.

   Assumes $100 invested in Tuboscope common stock, the SCI Upstream Index and the Standard & Poor's 500 Stock Index on December 31, 1994 and the reinvestment of any and all dividends.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG [COMPANY MAME HERE], S&P 500 INDEX AND PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                                               SCI         TUBOSCOPE
Measurement Period            S&P            UPSTREAM        COMMON
(Fiscal Year Covered)         500             INDEX           STOCK
-------------------          ----            --------      ---------
12/31/94                     $100              $100           $100
 6/30/95                      119               122            106
12/31/95                      134               156             95
 6/30/96                      146               193            185
12/31/96                      161               248            258
 6/30/97                      193               309            331
12/31/97                      211               374            401
 6/30/98                      247               293            329
12/31/98                      268               155            135
 6/30/99                      299               210            228
12/30/99                      320               217            265

Certain Relationships and Related Transactions

   During 1999, Tuboscope sold goods and services in the aggregate amount of approximately $1 million to Conemsco, Inc. representing approximately 0.2% of total sales of the Company during 1999. SCF III, L.P. indirectly owns approximately 77% of Conemsco, Inc. and, as of March 25, 2000, owned approximately 14.4% of the Company. L.E. Simmons, a director of the Company, may be deemed to beneficially own the securities held by SCF III, L.P. See "Tuboscope--Security Ownership of Certain Beneficial Owners and Management."

                             STOCKHOLDER PROPOSALS

   It is currently contemplated that Tuboscope's 2001 Annual Meeting of Stockholders will be held on or about May 11, 2001. In the event that a stockholder desires to have a proposal considered for presentation at Tuboscope's 2001 Annual Meeting of Stockholders, and inclusion in the proxy statement/prospectus and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Secretary of Tuboscope so that
it is received no later than         . Any such proposal must comply with the
requirements of Rule 14a-8 promulgated under the Exchange Act.

   If a stockholder, rather than placing a proposal in Tuboscope's proxy statement/prospectus as discussed above, commences his or her own proxy solicitation for the 2001 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, Tuboscope must receive notice of such proposal on or before February 27, 2001.
If such notice is not received by              such notice will be considered
untimely under Rule 14a-4(c)(1) of the Commission's proxy rules, and the Tuboscope will have discretionary voting authority under proxies solicited for the 2001 Annual Meeting of Stockholders with respect to such proposal, if presented at the meeting. Proposals should be directed to the attention of the Secretary, Tuboscope Inc., 2835 Holmes Road, Houston, Texas 77051.

   Due to the contemplated merger, Varco does not currently expect to hold a 2000 annual meeting of shareholders, as Varco will not exist after the merger.

                                 LEGAL MATTERS

   The validity of the shares of Tuboscope common stock to be issued in the merger will be passed upon for Tuboscope by Latham & Watkins. Certain of the tax consequences of the merger will be passed upon for Tuboscope by Latham & Watkins and for Varco by Pircher, Nichols & Meeks.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules included in Tuboscope's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Tuboscope's financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have also audited the consolidated financial statements and schedule incorporated by reference in Varco's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus. Varco's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                              INDEPENDENT AUDITORS

   Representatives of Ernst & Young LLP are expected to be present at the Tuboscope annual meeting and at the Varco special meeting. The auditors will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

   Tuboscope and Varco file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file with the Securities and Exchange Commission at the following locations:

  Public Reference Room     New York Regional Office Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center       Citicorp Center
        Room 1024                  Suite 1300        500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048        Suite 1400
                                                     Chicago, Illinois 60661

   You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." In addition, you may inspect reports, proxy statement and other information that we file with the New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

   The following Tuboscope documents filed with the Commission are incorporated by reference in this proxy statement/prospectus:

  1. Annual Report on Form 10-K for the year ended December 31, 1999; and

  2. Current Report on Form 8-K filed with the Securities and Exchange Commission on March 23, 2000.

   The following Varco documents filed with the Commission are incorporated by reference in this proxy statement/prospectus:

  1. Annual Report on Form 10-K for the year ended December 31, 1999; and

  2. Current Report on Form 8-K filed with the Securities and Exchange Commission on March 24, 2000.

   We are also incorporating by reference all additional documents that we may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the Tuboscope annual meeting and the Varco special meeting.

   Tuboscope filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the Tuboscope common stock to be issued to the Varco shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Tuboscope in addition to being a proxy statement of Tuboscope and Varco for their meetings. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

   Tuboscope has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Tuboscope. Varco has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Varco.

   If you are a Tuboscope stockholder or a Varco shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Tuboscope stockholders and Varco shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

            Tuboscope Inc.     Varco International, Inc.
            2835 Holmes Road   743 North Eckhoff Street
            Houston, Texas     Orange, California 92868
             77051             Attention: Secretary
            Attn: Secretary    (714) 978-1900
            (713) 799-5100

   If you would like to request documents from us, please do so by May   , 2000
to receive them before the Tuboscope annual meeting or the Varco special meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the matters being considered at the meetings. We have not authorized anyone to provide you with information that is different from what is contained in this proxy
statement/prospectus. This proxy statement/prospectus is dated May   , 2000.
You should not assume that the information contained in this proxy
statement/prospectus is accurate as of any date other than May   , 2000, and
neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of Tuboscope common stock in the merger shall create any implication to the contrary.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                    between

                           Varco International, Inc.

                                      and

                                 Tuboscope Inc.

                                 March 22, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I. THE MERGER....................................................   1

    Section 1.01 The Merger..............................................    1
    Section 1.02 Effective Time of the Merger............................    1
    Section 1.03 Closing.................................................    2
    Section 1.04 Effects of the Merger...................................    2
    Section 1.05 Certificate of Incorporation; Bylaws....................    2
    Section 1.06 Directors and Officers..................................    2

 ARTICLE II. CONVERSION OF SECURITIES.....................................   2

    Section 2.01 Conversion of Capital Stock.............................    2
    Section 2.02 Exchange of Certificates................................    3

 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF VARCO.....................   5

    Section 3.01 Organization of Varco...................................    6
    Section 3.02 Varco Capital Structure.................................    6
    Section 3.03 Authority; No Conflict; Required Filings and Consents...    7
    Section 3.04 SEC Filings; Financial Statements.......................    8
    Section 3.05 No Undisclosed Liabilities..............................    8
    Section 3.06 Absence of Certain Changes or Events....................    8
    Section 3.07 Taxes...................................................    9
    Section 3.08 Properties..............................................    9
    Section 3.09 Intellectual Property...................................   10
    Section 3.10 Agreements, Contracts and Commitments...................   10
    Section 3.11 Litigation..............................................   10
    Section 3.12 Environmental Matters...................................   10
    Section 3.13 Employee Benefit Plans..................................   11
    Section 3.14 Compliance With Laws....................................   11
    Section 3.15 Accounting and Tax Matters..............................   11
    Section 3.16 Registration Statement; Proxy Statement/Prospectus......   11
    Section 3.17 Labor Matters...........................................   12
    Section 3.18 Insurance...............................................   12
    Section 3.19 No Existing Discussions.................................   12
    Section 3.20 Opinion of Financial Advisor............................   12
    Section 3.21 Anti-Takeover Laws......................................   12
    Section 3.22 Rights Plan.............................................   13

 ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF TUBOSCOPE..................  13

    Section 4.01 Organization of Tuboscope...............................   13
    Section 4.02 Tuboscope Capital Structure.............................   13
    Section 4.03 Authority; No Conflict; Required Filings and Consents...   14
    Section 4.04 SEC Filings; Financial Statements.......................   15
    Section 4.05 No Undisclosed Liabilities..............................   15
    Section 4.06 Absence of Certain Changes or Events....................   15
    Section 4.07 Taxes...................................................   16
    Section 4.08 Properties..............................................   16
    Section 4.09 Intellectual Property...................................   16
    Section 4.10 Agreements, Contracts and Commitments...................   16
    Section 4.11 Litigation..............................................   17

                                                                          Page
                                                                          ----
    Section 4.12 Environmental Matters..................................   17
    Section 4.13 Employee Benefit Plans.................................   17
    Section 4.14 Compliance With Laws...................................   18
    Section 4.15 Accounting and Tax Matters.............................   18
    Section 4.16 Registration Statement; Proxy Statement/Prospectus.....   18
    Section 4.17 Labor Matters..........................................   18
    Section 4.18 Insurance..............................................   19
    Section 4.19 No Existing Discussions................................   19
    Section 4.20 Opinion of Financial Advisor...........................   19
    Section 4.21 Anti-Takeover Laws.....................................   19

 ARTICLE V. CONDUCT OF BUSINESS..........................................  19

    Section 5.01 Covenants of Varco.....................................   19
    Section 5.02 Covenants of Tuboscope.................................   20
    Section 5.03 Reorganization.........................................   22
    Section 5.04 Cooperation............................................   22
    Section 5.05 Tuboscope Board Resolutions............................   22
    Section 5.06 Pooling Accounting.....................................   22

 ARTICLE VI. ADDITIONAL AGREEMENTS.......................................  22

    Section 6.01 No Solicitation........................................   22
    Section 6.02 Proxy Statement/Prospectus; Registration Statement.....   23
    Section 6.03 NYSE Listings..........................................   23
    Section 6.04 Access to Information..................................   23
    Section 6.05 Shareholders/Stockholders Meetings.....................   24
    Section 6.06 Legal Conditions to Merger.............................   24
    Section 6.07 Public Disclosure......................................   25
    Section 6.08 Affiliate Legends......................................   25
    Section 6.09 NYSE Listing...........................................   26
    Section 6.10 Stock Plans............................................   26
    Section 6.11 Brokers or Finders.....................................   27
    Section 6.12 Indemnification........................................   27
    Section 6.13 Letter of Varco's Accountants..........................   27
    Section 6.14 Letter of Tuboscope's Accountants......................   28
    Section 6.15 Benefit Plans..........................................   28
    Section 6.16 Rights Plan............................................   28
    Section 6.17 Stock Option Agreements................................   28

 ARTICLE VII. CONDITIONS TO MERGER.......................................  28

                 Conditions to Each Party's Obligation To Effect the
    Section 7.01 Merger.................................................   28
    Section 7.02 Additional Conditions to Obligations of Varco..........   29
    Section 7.03 Additional Conditions to Obligations of Tuboscope......   30

 ARTICLE VIII. TERMINATION AND AMENDMENT.................................  30

    Section 8.01 Termination............................................   30
    Section 8.02 Effect of Termination..................................   31
    Section 8.03 Fees and Expenses......................................   31
    Section 8.04 Amendment..............................................   33
    Section 8.05 Extension; Waiver......................................   33

                                                                          Page
                                                                          ----
 ARTICLE IX. MISCELLANEOUS...............................................  33

    Section 9.01 Nonsurvival of Representations, Warranties and
                 Agreements.............................................   33
    Section 9.02 Notices................................................   33
    Section 9.03 Interpretation.........................................   34
    Section 9.04 Counterparts...........................................   34
    Section 9.05 Entire Agreement; No Third Party Beneficiaries.........   34
    Section 9.06 Governing Law..........................................   35
    Section 9.07 Assignment.............................................   35
    Section 9.08 Waiver of Jury Trial...................................   35

Schedule 1--List of Corporate Executive Officers

Exhibit "A"............. Tuboscope Stock Option Agreement
Exhibit "B"............. Varco Stock Option Agreement
Exhibit "C"............. Tuboscope Tax Matters Certificate (Pircher, Nichols & Meeks)
Exhibit "D"............. Varco Tax Matters Certificate (Pircher, Nichols & Meeks)
Exhibit "E"............. Tuboscope Tax Matters Certificate (Latham & Watkins)
Exhibit "F"............. Varco Tax Matters Certificate (Latham & Watkins)

                             TABLE OF DEFINED TERMS

                                                                 Cross Reference
Terms                                                             in Agreement
-----                                                            ---------------

Acquisition Proposal............................................ Section 6.01(a)
Affiliate....................................................... Section 6.08
Affiliate Agreement............................................. Section 6.08
Agreement....................................................... Preamble
Agreement of Merger............................................. Section 1.02
Alternative Transaction......................................... Section 8.03(g)
Antitrust Laws.................................................. Section 6.06(b)
Bankruptcy and Equity Exception................................. Section 3.03(a)
Certificate of Merger........................................... Section 1.02
Certificates.................................................... Section 2.02(b)
CGCL............................................................ Section 1.02
Closing......................................................... Section 1.03
Closing Date.................................................... Section 1.03
Code............................................................ Preamble
Confidentiality Agreement....................................... Section 6.01(a)
Continuing Employee............................................. Section 6.15(a)
Costs........................................................... Section 6.12(a)
DGCL............................................................ Section 1.01
Effective Time.................................................. Section 1.02
Environmental Law............................................... Section 3.12(b)
ERISA........................................................... Section 3.13(a)
ERISA Affiliate................................................. Section 3.13(a)
Exchange Act.................................................... Section 3.03(c)
Exchange Agent.................................................. Section 2.02(a)
Exchange Fund................................................... Section 2.02(a)
Exchange Ratio.................................................. Section 2.01(b)
Governmental Entity............................................. Section 3.03(c)
Hazardous Substance............................................. Section 3.12(c)
HSR Act......................................................... Section 3.03(c)
Indemnified Parties............................................. Section 6.12(a)
IRS............................................................. Section 3.07(b)
Joint Proxy Statement........................................... Section 3.16
Matching Transaction............................................ Section 6.01(a)
Material Adverse Change......................................... Section 3.06
Material Leases................................................. Section 3.08
Merger.......................................................... Preamble
NYSE............................................................ Section 2.02(e)
Order........................................................... Section 6.06(b)
Outside Date.................................................... Section 8.01(b)
Registration Statement.......................................... Section 3.16
Rule 145........................................................ Section 6.08
SEC............................................................. Section 3.03(c)
Securities Act.................................................. Section 3.04(a)
Stock Option Agreements......................................... Preamble
Subsidiary...................................................... Section 3.01
Superior Proposal............................................... Section 6.01(a)
Surviving Corporation........................................... Section 1.01
Tax............................................................. Section 3.07(a)

                                                                 Cross Reference
Terms                                                             in Agreement
-----                                                            ---------------

Taxes........................................................... Section 3.07(a)
Third Party..................................................... Section 8.03(g)
Tuboscope....................................................... Preamble
Tuboscope Balance Sheet......................................... Section 4.04(b)
Tuboscope Common Stock.......................................... Section 2.01(a)
Tuboscope Disclosure Schedule................................... Article IV
Tuboscope Employee Plans........................................ Section 4.13(a)
Tuboscope Material Adverse Effect............................... Section 4.01
Tuboscope Material Contracts.................................... Section 4.10
Tuboscope Preferred Stock....................................... Section 4.02(a)
Tuboscope SEC Reports........................................... Section 4.04(a)
Tuboscope Stockholders' Meeting................................. Section 3.16
Tuboscope Stock Option Agreement................................ Preamble
Tuboscope Stock Plans........................................... Section 4.02(a)
Tuboscope Voting Proposal....................................... Section 6.05(a)
Varco Disclosure Schedule....................................... Article III
Varco Employee Plans............................................ Section 3.13(a)
Varco Material Adverse Effect................................... Section 3.01
Varco Material Contracts........................................ Section 3.10
Varco 1999 Annual Report........................................ Section 3.04(a)
Varco Preferred Stock........................................... Section 3.02(a)
Varco Rights.................................................... Section 3.02(b)
Varco Rights Plan............................................... Section 3.02(b)
Varco SEC Reports............................................... Section 3.04(a)
Varco Stock Option.............................................. Section 6.10(a)
Varco Stock Option Agreement.................................... Preamble
Varco Stock Plans............................................... Section 3.02(a)
Varco Shareholders' Meeting..................................... Section 3.16

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 22, 2000, by and between Varco International, Inc., a California corporation ("Varco"), and Tuboscope Inc., a Delaware corporation ("Tuboscope").

   WHEREAS, the board of directors of Varco deems it advisable and in the best interests of Varco and its shareholders, and the board of directors of Tuboscope deems it advisable and in the best interests of Tuboscope and its stockholders, that Tuboscope and Varco combine their respective businesses in a "merger of equals" transaction to be effected as set forth in this Agreement;

   WHEREAS, the combination of Varco and Tuboscope shall be effected by the terms of this Agreement through a merger in which the shareholders of Varco will become stockholders of Tuboscope (the "Merger");

   WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Varco's and Tuboscope's willingness to enter into this Agreement, Varco and Tuboscope have entered into (i) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit A (the "Tuboscope Stock Option Agreement"), pursuant to which Tuboscope granted Varco an option to purchase shares of Common Stock of Tuboscope under certain circumstances and (ii) a Stock Option Agreement dated as of the date of this Agreement and attached hereto as Exhibit B (the "Varco Stock Option Agreement" and together with the Tuboscope Stock Option Agreement, the "Stock Option Agreements") pursuant to which Varco granted Tuboscope an option to purchase shares of Common Stock of Varco under certain circumstances; and

   WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

   Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in
Section 1.02 hereof), Varco shall merge with and into Tuboscope, the separate corporate existence of Varco shall cease and Tuboscope shall continue as the surviving corporation. Tuboscope, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

   Section 1.02 Effective Time of the Merger. As early as practicable on the Closing Date, the parties shall cause the Merger to be consummated by (i) filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") in such form as is required by, and executed and, as applicable, acknowledged in accordance with, the provisions of Section 252 of the DGCL,
(ii) filing with the Secretary of State of the State of California a merger agreement or other appropriate documents (in any such case, the "Agreement of Merger") in such form as is required by, and executed in accordance with, the provisions of Sections 1101, 1102 and 1103 of the CGCL and (iii) making all other filings, recordings or publications required under the DGCL and the CGCL in connection with the Merger. The Merger shall become effective at 4:00 p.m., Houston time, on the later of the date of (i) the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL and
(ii) the filing of the Agreement of Merger with the California Secretary of State in accordance with the CGCL, or at such other time as the parties may agree and specify in such filings in accordance with applicable law (the time the Merger becomes effective being the "Effective Time").

   Section 1.03 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., Houston time, on a date to be specified by Varco and Tuboscope, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 7.01, 7.02(b) (other than the delivery of the officers' certificate referred to therein) and 7.03(b) (other than the delivery of the officers' certificate referred to therein) (provided that the other closing conditions set forth in
Article VII have been met or waived as provided in Article VII at or prior to the Closing) (the "Closing Date"), at the corporate offices of Tuboscope at the address indicated in Section 9.02 unless another date, place or time is agreed to in writing by Varco and Tuboscope.

   Section 1.04 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided by applicable law, including the DGCL and the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Varco and Tuboscope will vest in the Surviving Corporation, and all of the debts, liabilities and duties of Varco and Tuboscope will become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.05 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of Tuboscope, as amended and restated, shall be further amended to provide that Article FIRST thereof shall read as follows:
"FIRST: The name of this corporation is Varco International, Inc. (hereinafter referred to as the "Company").", and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Tuboscope, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   Section 1.06 Directors and Officers. Prior to the filing of the Joint Proxy Statement with the SEC, each of Varco and Tuboscope shall designate five (5) individuals who shall be initial directors of the Surviving Corporation effective as of the Effective Time. The individuals listed on Schedule I hereto shall, from and after the Effective Time, be initial officers of the Surviving Corporation and shall serve in the positions set forth next to their names until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

                                  ARTICLE II.

                            CONVERSION OF SECURITIES

   Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of Tuboscope or Varco:

   (a) Cancellation of Treasury Stock and Tuboscope-Owned Stock. All shares of Common Stock of Varco ("Varco Common Stock") that are owned by Varco as treasury stock and any shares of Varco Common Stock owned by Tuboscope or any Subsidiary (as defined in Section 3.01) of Tuboscope shall be canceled and retired and shall cease to exist and no stock of Tuboscope or other consideration shall be delivered in exchange therefor. All shares of Common Stock of Tuboscope, par value $.01 per share ("Tuboscope Common Stock"), owned by Varco shall be canceled and retired and shall cease to exist and no stock of Tuboscope or other consideration shall be delivered in exchange therefor.

   (b) Capital Stock of Tuboscope. Except as provided in Section 2.01(a), each issued and outstanding share of Tuboscope Common Stock shall be unaffected by the Merger and shall remain outstanding.

   (c) Exchange Ratio for Varco Common Stock. Subject to Section 2.02, each issued and outstanding share of Varco Common Stock (other than dissenting shares referred to in Section 2.01(d) and shares to be canceled in accordance with Section 2.01(a)) shall be converted into .7125 shares (the "Exchange Ratio") of Tuboscope Common Stock. All such shares of Varco Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive certificates representing the shares of Tuboscope Common Stock and any cash in lieu of fractional shares of Tuboscope Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Varco Common Stock or Tuboscope Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Exchange Ratio contemplated shall be correspondingly adjusted to provide to the holders of Varco Common Stock the same economic effect as contemplated by this Agreement prior to such event.

   (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Varco Common Stock which are dissenting shares (as defined in Section 1300(b) of the CGCL), if any, shall not be converted into or represent a right to receive any shares of Tuboscope Common Stock, but the holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of dissenting shares who becomes entitled to payment therefor pursuant to the CGCL shall receive payment from the Surviving Corporation in accordance with the CGCL; provided, however, that (i) if any such holder of dissenting shares shall have failed to establish his entitlement to appraisal rights as provided in the CGCL, (ii) if any such holder of dissenting shares shall have effectively withdrawn his demand for appraisal thereof or lost his right to appraisal and payment therefor under the CGCL or (iii) if neither any holder of dissenting shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all dissenting shares within the time provided in the CGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Varco Common Stock and such shares of Varco Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent shares of Tuboscope Common Stock, without interest thereon, as provided in Section 2.01(c) hereof.

   Section 2.02 Exchange of Certificates. The procedures for exchanging certificates which immediately prior to the Effective Time represented outstanding shares of Varco Common Stock for certificates representing shares of Tuboscope Common Stock pursuant to the Merger are as follows:

   (a) Exchange Agent. At the Effective Time, Tuboscope shall make available to a bank or trust company designated by Tuboscope and Varco (the "Exchange Agent"), in trust for the benefit of the holders of certificates which immediately prior to the Effective Time represented outstanding shares of Varco Common Stock, for exchange in accordance with this Section 2.02, through the Exchange Agent, certificates representing the shares of Tuboscope Common Stock and an estimated amount of cash in lieu of fractional shares (such certificates representing shares of Tuboscope Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section
2.01 upon conversion of outstanding shares of Varco Common Stock.

   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Tuboscope shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Varco Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.01 into the right to receive certificates representing shares of Tuboscope Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Tuboscope and Varco may reasonably specify and
(ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Tuboscope Common Stock (plus cash in lieu of fractional shares, if any, of Tuboscope Common Stock as provided below). Upon surrender of a Certificate to the Exchange Agent or to such other agent or agents as may be appointed by Tuboscope, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Tuboscope Common Stock into which the holder's shares of Varco Common Stock were converted pursuant to
Section 2.01(c) and a check representing cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(e), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Varco Common Stock which is not registered in the transfer records of Varco, a certificate representing the proper number of shares of Tuboscope Common Stock determined in accordance with Section 2.01(c) and a check representing cash in lieu of fractional shares which the holder is entitled to receive pursuant to Section 2.02(e) may be issued to a transferee if the Certificate representing such Varco Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, a certificate representing shares of Tuboscope Common Stock into which the holders of shares of Varco Common Stock were converted pursuant to Section 2.01(c) and a check representing cash in lieu of any fractional shares of Tuboscope Common Stock as contemplated by Section 2.02(e).

   (c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Tuboscope Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the certificates representing shares of Tuboscope Common Stock represented thereby that the holder would be entitled to upon surrender of such Certificate and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below, until the holder of such Certificate shall surrender such Certificate in accordance with this Section 2.02. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Tuboscope Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Tuboscope Common Stock to which such holder is entitled pursuant to subsection (e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Tuboscope Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Tuboscope Common Stock. For purposes of determining quorums at meetings of stockholders of the Surviving Corporation and the stockholders of the Surviving Corporation entitled to notice of, and to vote at, meetings of stockholders, holders of unsurrendered Certificates shall be considered record holders of the shares of Tuboscope Common Stock represented thereby.

   (d) No Further Ownership Rights in Varco Common Stock. All shares of Tuboscope Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof and any cash paid pursuant to subsection
(c) or (e) of this Section 2.02 shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Varco Common Stock represented thereby. Notwithstanding the foregoing, Tuboscope is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Varco on shares of Varco Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 5.01) prior to the date hereof and which remain unpaid at the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Varco of the shares of Varco Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.02.

   (e) No Fractional Shares. No certificate or script representing fractional shares of Tuboscope Common Stock shall be issued in the Merger or upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Tuboscope.

Notwithstanding any other provision of this Agreement, each holder of shares of Varco Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Tuboscope Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the last reported sales prices of Tuboscope Common Stock, as reported on the New York Stock Exchange ("NYSE"), on each of the ten trading days immediately preceding the date of the Effective Time.

   (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not previously complied with this Section 2.02 shall thereafter look only to the Surviving Corporation for the certificates representing shares of Tuboscope Common Stock, any cash in lieu of fractional shares of Tuboscope Common Stock and any dividends or distributions with respect to Tuboscope Common Stock to which such holders are entitled pursuant to Sections 2.01 and
2.02. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for five years after the Effective Time (or such earlier date immediately prior to such time as the Exchange Fund would otherwise escheat or become the property of any public official or government) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any holders of Certificates previously entitled thereto.

   (g) No Liability. None of the Surviving Corporation, the Exchange Agent or any party hereto shall be liable to any former holder of shares of Varco Common Stock for any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   (h) Withholding Rights. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Varco Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Varco Common Stock in respect of which such deduction and withholding was made by the Exchange Agent or the Surviving Corporation.

   (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the certificate representing the shares of Tuboscope Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on the certificate deliverable in respect thereof pursuant to this Agreement.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF VARCO

   Varco represents and warrants to Tuboscope that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Varco to Tuboscope on or before the date of this Agreement (the "Varco Disclosure Schedule"). The Varco Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 3.01 Organization of Varco. Each of Varco and its Subsidiaries (as defined below) is a corporation or unincorporated entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or entity power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition, or results of operations of Varco and its Subsidiaries, taken as a whole (a "Varco Material Adverse Effect"). Except as set forth in the Varco SEC Reports (as defined in
Section 3.04) filed prior to the date hereof, neither Varco nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Varco or its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such compa ny. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

   Section 3.02 Varco Capital Structure.

   (a) The authorized capital stock of Varco consists of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock ("Varco Preferred Stock"), of which 80,000 shares have been designated as "Series A Participating Preferred Stock". As of March 15, 2000, (i) 65,447,165 shares of Varco Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Varco Preferred Stock were issued and outstanding, and (iii) no shares of Varco Common Stock or Varco Preferred Stock were held in the treasury of Varco or by Subsidiaries of Varco. The Varco Disclosure Schedule shows the number of shares of Varco Common Stock reserved for future issuance pursuant to warrants, stock options and restricted stock awards granted and outstanding as of March 15, 2000 and the plans under which such options or shares of restricted stock were granted or issued (collectively, the "Varco Stock Plans"). Except for the issuance of shares of Varco Common Stock in connection with the Varco Stock Plans (including the exercise of options thereunder) or pursuant to the Varco 1980 Employee Stock Purchase Plan and except as set forth in the Varco Disclosure Schedule, no change in such capitalization has occurred between March 15, 2000 and the date of this Agreement. All shares of Varco Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Varco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Varco Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Varco's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Varco or another Subsidiary of Varco free and clear of all security interests, liens, claims, pledges, agreements, limitations on Varco's voting rights, charges or other encumbrances of any nature.

   (b) Except as set forth in this Section 3.02 or as reserved for future grants of securities under the Varco Stock Plans or the Varco Stock Option Agreement, and except for the rights (the "Varco Rights") issued and issuable under the Rights Agreement dated as of November 6, 1997 between Varco and Harris Trust Company of California (the "Varco Rights Plan") and 80,000 shares of Series A Participating Preferred Stock of Varco reserved for issuance upon the exercise of the Varco Rights, there are no equity securities of any class of Varco or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this
Section 3.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Varco or any of its Subsidiaries is a party or by which it is bound obligating Varco or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Varco or any of its Subsidiaries or obligating Varco or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Varco, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Varco.

   Section 3.03 Authority; No Conflict; Required Filings and Consents.

   (a) Varco has all requisite corporate power and authority to enter into this Agreement and the Varco Stock Option Agreement and to consummate the transactions contemplated by this Agreement and the Varco Stock Option Agreement. The execution and delivery of this Agreement and the Varco Stock Option Agreement and the consummation of the transactions contemplated by this Agreement and the Varco Stock Option Agreement by Varco have been duly authorized by all necessary corporate action on the part of Varco, subject only to the approval of this Agreement and the Merger by Varco's shareholders under the CGCL. This Agreement and the Varco Stock Option Agreement have been duly executed and delivered by Varco and constitute the valid and binding obligations of Varco, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

   (b) The execution and delivery of this Agreement and the Varco Stock Option Agreement by Varco do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws of Varco, (ii) except as set forth in the Varco Disclosure Schedule, result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Varco or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Varco or any of its Subsidiaries or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Varco Material Adverse Effect.

   (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Varco or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Varco Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (ii) the filing of the Agreement of Merger with the California Secretary of State and the Certificate of Merger with the Delaware Secretary of State,
(iii) the filing of the Joint Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and the European Union, and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Varco Material Adverse Effect.

   Section 3.04 SEC Filings; Financial Statements.

   (a) Varco has filed and made available to Tuboscope all forms, reports and documents required to be filed by Varco with the SEC since January 1, 1997 other than registration statements on Form S-8 (collectively, the "Varco SEC Reports") and has furnished to Tuboscope and attached to the Varco Disclosure Schedule a substantially final draft of its Annual Report on Form 10-K for the year ended December 31, 1999 (the "Varco 1999 Annual Report"), which for the purposes of this Agreement shall be deemed to have been filed with the SEC immediately prior to the execution and delivery of this Agreement and, accordingly, any reference in this Agreement to "the Varco SEC Reports, as filed prior to the date hereof" shall include the Varco 1999 Annual Report. The Varco SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Varco SEC Reports or necessary in order to make the statements in such Varco SEC Reports, in the light of the circumstances under which they were made, not misleading. The Varco 1999 Annual Report does not as of the date hereof contain any untrue statement of a material fact or omit to state a material fact which would be required to be stated in such Annual Report if such Annual Report were filed as of the date hereof or necessary in order to make the statements in such Annual Report, in the light of the circumstances under which they were made, not misleading. None of Varco's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Varco SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Varco and its Subsidiaries as of the dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Varco as of December 31, 1999 is referred to herein as the "Varco Balance Sheet."

   Section 3.05 No Undisclosed Liabilities. Except as disclosed in the Varco SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practices, Varco and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Varco Material Adverse Effect.

   Section 3.06 Absence of Certain Changes or Events. Except as disclosed in the Varco SEC Reports filed prior to the date hereof, since the date of the Varco Balance Sheet, Varco and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any material adverse change in the financial condition, results of operations, business or properties (a "Material Adverse Change") of Varco and its Subsidiaries, taken as a whole, or any development or combination of developments of which the management of Varco is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Varco Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Varco or any of its Subsidiaries having a Varco Material Adverse Effect; (iii) any material change by Varco in its accounting methods, principles or practices to which Tuboscope has not previously consented in writing; (iv) any revaluation by Varco of any of its assets having a Varco Material Adverse Effect; or (v) any other action or event that would have required the consent of Tuboscope pursuant to Section
5.01 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Varco Material Adverse Effect.

   Section 3.07 Taxes.

   (a) For the purposes of this Agreement, a (i) "Tax" or, collectively, "Taxes," means any and all federal, state, local or foreign gross receipts, income, profits, sales, use, value added, ad valorem, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, unemployment, social security, license, occupation, business organization, stamp, environmental, property, severance, premium, custom duties, capital stock, disability, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and any obligations under any agreements or arrangements with any other person with respect to such amounts and any liability for such amounts of a predecessor entity, and (ii) "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement, including any schedule or attachment thereto, and including any amendment thereof, filed or to be filed with any tax authority.

   (b) Varco and each of its Subsidiaries have timely filed all Tax Returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), except for any such returns which are not likely, individually or in the aggregate, to have a Varco Material Adverse Effect. All such Tax Returns are complete and correct in all respects, except for any such omissions or errors which are not reasonably likely, individually or in the aggregate, to have a Varco Material Adverse Effect. Varco and each of its Subsidiaries have paid (or Varco has paid on its Subsidiaries' behalf) all Taxes shown as due on such Tax Returns. Varco's most recent consolidated financial statements reflect an adequate reserve for all Taxes payable by Varco and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except to the extent that any such Taxes are not reasonably likely, individually or in the aggregate, to have a Varco Material Adverse Effect. Except as set forth in the Varco Disclosure Schedule, neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Varco, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Varco Material Adverse Effect. Except as set forth in the Varco Disclosure Schedule, no deficiencies for any Taxes (other than those which are not reasonably likely, individually or in the aggregate, to have a Varco Material Adverse Effect) have been proposed, asserted or assessed against Varco or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Varco and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and none of Varco or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Varco and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Varco nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Varco or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Varco Material Adverse Effect.

   Section 3.08 Properties.

   (a) Varco has provided to Tuboscope a true and complete list of all real property leased by Varco or its Subsidiaries pursuant to leases providing for the occupancy of facilities in excess of 10,000 square feet (collectively "Material Leases"). Varco is not in default under any such Material Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Varco Material Adverse Effect.

   (b) Varco has provided to Tuboscope a true and complete list of all real property that Varco or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Varco Material Adverse Effect:
(a) Varco or the identified Subsidiary has good and clear record and marketable title to such property, free and clear of any security interest, easement, covenant or other restriction, except for security interests, easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

   Section 3.09 Intellectual Property. Varco owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Varco as currently conducted, subject to such exceptions that would not be reasonably likely to have a Varco Material Adverse Effect.

   Section 3.10 Agreements, Contracts and Commitments. Varco has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Varco SEC Reports ("Varco Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Varco Material Adverse Effect. Each Varco Material Contract that has not expired by its terms is in full force and effect.

   Section 3.11 Litigation. Except as described in the Varco SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Varco pending or as to which Varco has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Varco Material Adverse Effect or a material adverse effect on the ability of Varco to consummate the transactions contemplated by this Agreement.

   Section 3.12 Environmental Matters.

   (a) Except for matters that are specifically disclosed in the Varco SEC Reports filed prior to the date hereof (with reference to a specifically named site or claim) and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Varco Material Adverse Effect:
(i) Varco and its Subsidiaries comply, and within all applicable statutes of limitations periods have complied, with all applicable Environmental Laws (as defined in Section 3.12(b)); (ii) neither Varco nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Varco nor any of its Subsidiaries are subject to liability for any release of, or any exposure of any person or property to, any Hazardous Substance; (iv) neither Varco nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Varco or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (v) neither Varco nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vi) there are no circumstances or conditions involving Varco or any of its Subsidiaries that could reasonably be expected to cause Varco or any of its Subsidiaries to become subject to any claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of Varco or any of its Subsidiaries, pursuant to any Environmental Law.

   (b) As used herein, the term "Environmental Law" means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, preservation, investigation, remediation or restoration of environmental quality, health and safety, or natural resources, or (B) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

   (c) As used herein, the term "Hazardous Substance" means: (A) any substance that is listed, classified or regulated pursuant to or that could result in liability under any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

   Section 3.13 Employee Benefit Plans.

   (a) Varco has listed in Section 3.13 of the Varco Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Varco or any trade or business (whether or not incorporated) which is a member or which is under common control with Varco (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of Varco (together, the "Varco Employee Plans").

   (b) With respect to each Varco Employee Plan, Varco has made available to Tuboscope, a true and correct copy of (i) the most recent annual report (Form
5500) filed with the IRS, (ii) such Varco Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Varco Employee Plan and (iv) the most recent actuarial report or valuation relating to a Varco Employee Plan subject to Title IV of ERISA.

   (c) With respect to the Varco Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Varco, there exists no condition or set of circumstances in connection with which Varco could be subject to any liability that is reasonably likely to have a Varco Material Adverse Effect under ERISA, the Code or any other applicable law.

   (d) With respect to the Varco Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Varco, which obligations are reasonably likely to have a Varco Material Adverse Effect.

   (e) Except as disclosed in Varco SEC Reports filed prior to the date of this Agreement, and except as set forth in the Varco Disclosure Schedule or as provided for in this Agreement, neither Varco nor any of its Subsidiaries is a party to any oral or written (i) agreement with any officer or other key employee of Varco or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Varco of the nature contemplated by this Agreement,
(ii) agreement with any officer of Varco providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof and for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   Section 3.14 Compliance With Laws. Varco has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Varco Material Adverse Effect.

   Section 3.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Varco nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Varco from accounting for the business combination to be effected by the Merger as a pooling of interests of (ii) prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

   Section 3.16 Registration Statement; Proxy Statement/Prospectus. The information to be supplied by Varco for inclusion in the registration statement on Form S-4 pursuant to which shares of Tuboscope Common Stock issued in the Merger will be registered under the Securities Act (the "Registration Statement"), shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Varco for inclusion in the joint proxy statement/prospectus to be sent to Varco's shareholders and Tuboscope's stockholders in connection with the meeting of Varco's shareholders to consider this Agreement and the Merger (the "Varco Shareholders' Meeting") and in connection with the meeting of Tuboscope's stockholders (the "Tuboscope Stockholders' Meeting") to consider this Agreement, the Merger and an amendment to Tuboscope's certificate of incorporation to increase the number of authorized shares of Tuboscope Common Stock from 60,000,000 to 200,000,000 shares (the "Joint Proxy Statement") shall not, on the date the Joint Proxy Statement is first mailed to Varco's shareholders and Tuboscope's stockholders, at the time of the Varco Shareholders' Meeting and the Tuboscope Stockholders' Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Varco Shareholders' Meeting or the Tuboscope Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Varco or any of its Affiliates, officers or directors should be discovered by Varco which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Varco shall promptly inform Tuboscope.

   Section 3.17 Labor Matters. Neither Varco nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Varco or its Subsidiaries, and, to the best knowledge of the executive officers of Varco, there are no campaigns being conducted to solicit cards from employees of Varco or its Subsidiaries to authorize representation by any labor organization, nor is Varco or its Subsidiaries a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices. Nor, as of the date hereof, is Varco or any of its Subsidiaries the subject of any material proceeding asserting that Varco or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Varco, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Varco or any of its Subsidiaries.

   Section 3.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Varco or any of its Subsidiaries are with reputable insurance carriers and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Varco Material Adverse Effect.

   Section 3.19 No Existing Discussions. As of the date hereof, Varco is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

   Section 3.20 Opinion of Financial Advisor. The financial advisor of Varco, J.P. Morgan Securities Inc., has delivered to Varco its opinion dated the date of this Agreement to the effect that the Exchange Ratio is fair to the holders of Varco Common Stock from a financial point of view.

   Section 3.21 Anti-Takeover Laws. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation is applicable to Varco or (solely by reason of Varco's participation therein) the Merger or the other transactions contemplated by this Agreement.

   Section 3.22 Rights Plan. The Varco Rights Plan has been amended so that (i) Tuboscope is exempt from the definition of "Acquiring Person" contained in the Varco Rights Plan, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Varco Rights Plan) will occur as a result of the execution of this Agreement or the Tuboscope Stock Option Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement or the Tuboscope Stock Option Agreement and (ii) the Varco Rights Plan will terminate and the Varco Rights will expire immediately prior to the Effective Time. The Varco Rights Plan, as so amended, has not been further amended or modified, and a true and complete copy of such amendment has been delivered to Tuboscope. The entering into of this Agreement and the Varco Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the Varco Rights Plan or enable or require the Varco Rights to be exercised or distributed.

                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF TUBOSCOPE

   Tuboscope represents and warrants to Varco that the statements contained in this Article IV are true and correct, except as set forth herein and in the disclosure schedule delivered by Tuboscope to Varco on or before the date of this Agreement (the "Tuboscope Disclosure Schedule"). The Tuboscope Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this Article IV only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

   Section 4.01 Organization of Tuboscope. Each of Tuboscope and its Subsidiaries is a corporation or unincorporated entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or entity power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, properties, financial condition, or results of operations of Tuboscope and its Subsidiaries, taken as a whole (a "Tuboscope Material Adverse Effect"). Except as set forth in the Tuboscope SEC Reports (as defined in Section 4.04) filed prior to the date hereof, neither Tuboscope nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by Tuboscope or its Subsidiaries and comprising less than five percent (5%) of the outstanding stock of such company.

   Section 4.02 Tuboscope Capital Structure.

   (a) The authorized capital stock of Tuboscope consists of 60,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value ("Tuboscope Preferred Stock"). As of March 15, 2000, (i) 44,767,104 shares of Tuboscope Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,424,700 shares of Tuboscope Common Stock were held in the treasury of Tuboscope or by Subsidiaries of Tuboscope and (iii) no shares of Tuboscope Preferred Stock were issued and outstanding. The Tuboscope Disclosure Schedule shows the number of shares of Tuboscope Common Stock reserved for future issuance pursuant to warrants, stock options and restricted stock awards granted and outstanding as of March 15, 2000 and the plans under which such options and restricted stock awards were granted (collectively, the "Tuboscope Stock Plans"). Except for the issuance of shares of Tuboscope Common Stock in connection with the Tuboscope Stock Plans (including the exercise of options thereunder) or pursuant to the Tuboscope Employee Qualified Stock Purchase Plan, the Tuboscope Deferred Compensation Plan and the Tuboscope 401(K) Thrift Savings Plan and except as set forth in the Tuboscope Disclosure Schedule, no change in such capitalization has occurred between March 15, 2000 and the date of this Agreement. As of the date of this Agreement, no shares of Tuboscope Preferred Stock are issued and outstanding. All shares of Tuboscope Common Stock subject to issuance as specified above are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Tuboscope or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Tuboscope Common Stock or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of obligations of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of Tuboscope's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares in the case of foreign Subsidiaries) are owned by Tuboscope or another Subsidiary of Tuboscope free and clear of all security interests, liens, claims, pledges, agreements, limitations on Tuboscope's voting rights, charges or other encumbrances of any nature.

   (b) Except as set forth in this Section 4.02 or as reserved for future grants of securities under the Tuboscope Stock Plans or the Tuboscope Stock Option Agreement, there are no equity securities of any class of Tuboscope or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this
Section 4.02, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Tuboscope or any of its Subsidiaries is a party or by which it is bound obligating Tuboscope or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Tuboscope or any of its Subsidiaries or obligating Tuboscope or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Tuboscope, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Tuboscope.

   Section 4.03 Authority; No Conflict; Required Filings and Consents.

   (a) Tuboscope has all requisite corporate power and authority to enter into this Agreement and the Tuboscope Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Tuboscope Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Tuboscope, subject only to the approval of the Tuboscope Voting Proposal by Tuboscope's stockholders. This Agreement and the Tuboscope Stock Option Agreement have been duly executed and delivered by Tuboscope and constitute the valid and binding obligation of Tuboscope, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

   (b) The execution and delivery of this Agreement and the Tuboscope Stock Option Agreement by Tuboscope do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Tuboscope, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Tuboscope or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Tuboscope or any of its Subsidiaries or any of its or their properties or assets, except in the case of
(ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which are not, individually or in the aggregate, reasonably likely to have a Tuboscope Material Adverse Effect.

   (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Tuboscope or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Tuboscope Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act, (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act,
(iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the Agreement of Merger with the California Secretary of State, (iv) the filing of the Joint Proxy Statement with the SEC in accordance with the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the laws of any foreign country and the European Union, and (vi) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.04 SEC Filings; Financial Statements.

   (a) Tuboscope has filed and made available to Varco all forms, reports and documents required to be filed by Tuboscope with the SEC since January 1, 1997 other than registration statements on Form S-8 (collectively, the "Tuboscope SEC Reports"). The Tuboscope SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Tuboscope SEC Reports or necessary in order to make the statements in such Tuboscope SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Tuboscope's Subsidiaries is required to file any forms, reports or other documents with the SEC.

   (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Tuboscope SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of Tuboscope and its Subsidiaries as of the dates and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The audited balance sheet of Tuboscope as of December 31, 1999 is referred to herein as the "Tuboscope Balance Sheet."

   Section 4.05 No Undisclosed Liabilities. Except as disclosed in the Tuboscope SEC Reports filed prior to the date hereof, and except for normal or recurring liabilities incurred since December 31, 1999 in the ordinary course of business consistent with past practices, Tuboscope and its Subsidiaries do not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate are reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.06 Absence of Certain Changes or Events. Except as disclosed in the Tuboscope SEC Reports filed prior to the date hereof, since the date of the Tuboscope Balance Sheet, Tuboscope and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any Material Adverse Change in Tuboscope and its Subsidiaries, taken as a whole, or any development or combination of developments of which the management of Tuboscope is aware that, individually or in the aggregate, has had, or is reasonably likely to have, a Tuboscope Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Tuboscope or any of its Subsidiaries having a Tuboscope Material Adverse Effect; (iii) any material change by Tuboscope in its accounting methods, principles or practices to which Varco has not previously consented in writing; (iv) any revaluation by Tuboscope of any of its assets having a Tuboscope Material Adverse Effect; or
(v) any other action or event that would have required the consent of Varco pursuant to Section 5.02 of this Agreement had such action or event occurred after the date of this Agreement and that, individually or in the aggregate, has had or is reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.07 Taxes. Tuboscope and each of its Subsidiaries have timely filed all Tax Returns and reports required to be filed by them prior to the date of this Agreement (taking into account extensions), except for any such returns which are not likely, individually or in the aggregate, to have a Tuboscope Material Adverse Effect. All such Tax Returns are complete and correct in all respects, except for any such omissions or errors which are not reasonably likely, individually or in the aggregate, to have a Tuboscope Material Adverse Effect. Tuboscope and each of its Subsidiaries have paid (or Tuboscope has paid on its Subsidiaries' behalf) all Taxes shown as due on such Tax Returns. Tuboscope's most recent consolidated financial statements reflect an adequate reserve for all Taxes payable by Tuboscope and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, except to the extent that any such Taxes are not reasonably likely, individually or in the aggregate, to have a Tuboscope Material Adverse Effect. Neither the IRS nor any other taxing authority has asserted any claim for Taxes, or to the actual knowledge of the executive officers of Tuboscope, is threatening to assert any claims for Taxes, which claims, individually or in the aggregate, are reasonably likely to have a Tuboscope Material Adverse Effect. No deficiencies for any Taxes (other than those which are not reasonably likely, individually or in the aggregate, to have a Tuboscope Material Adverse Effect) have been proposed, asserted or assessed against Tuboscope or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Tuboscope and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and none of Tuboscope or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Tuboscope and each of its Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected. Neither Tuboscope nor any of its Subsidiaries has made an election under Section 341(f) of the Code. There are no liens for Taxes upon the assets of Tuboscope or any of its Subsidiaries (other than liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings), except for liens which are not reasonably likely, individually or in the aggregate, to have a Tuboscope Material Adverse Effect.

   Section 4.08 Properties.

   (a) Tuboscope has provided to Varco a true and complete list of all real property leased by Tuboscope or its Subsidiaries pursuant to Material Leases. Tuboscope is not in default under such Material Leases, except where the existence of such defaults, individually or in the aggregate, is not reasonably likely to have a Tuboscope Material Adverse Effect.

   (b) Tuboscope has provided to Varco a true and complete list of all real property that Tuboscope or any of its Subsidiaries owns. With respect to each such item of real property, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Tuboscope Material Adverse
Effect: (a) Tuboscope or the identified Subsidiary has good and clear record and marketable title to such property free and clear of any security interest, easement, covenant or other restriction, except for security interests, easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property; and (b) the improvements constructed on such property are in good condition, and all mechanical and utility systems servicing such improvements are in good condition, free in each case of material defects.

   Section 4.09 Intellectual Property. Tuboscope owns, or is licensed or otherwise possesses legally enforceable rights to use, all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, know-how, computer software programs or applications, and tangible or intangible proprietary information or material that are necessary to conduct the business of Tuboscope as currently conducted, subject to such exceptions that would not be reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.10 Agreements, Contracts and Commitments. Tuboscope has not breached, or received in writing any claim or notice that it has breached, any of the terms or conditions of any material agreement, contract or commitment filed as an exhibit to the Tuboscope SEC Reports ("Tuboscope Material Contracts") in such a manner as, individually or in the aggregate, are reasonably likely to have a Tuboscope Material Adverse Effect. Each Tuboscope Material Contract that has not expired by its terms is in full force and effect.

   Section 4.11 Litigation. Except as described in the Tuboscope SEC Reports filed prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation against Tuboscope pending or as to which Tuboscope has received any written notice of assertion, which, individually or in the aggregate, is reasonably likely to have a Tuboscope Material Adverse Effect or a material adverse effect on the ability of Tuboscope to consummate the transactions contemplated by this Agreement.

   Section 4.12 Environmental Matters. Except for matters that are specifically disclosed in the Tuboscope SEC Reports filed prior to the date hereof (with reference to a specifically named site or claim) and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Tuboscope Material Adverse Effect: (i) Tuboscope and its Subsidiaries comply, and within all applicable statute of limitation periods have complied, with all applicable Environmental Laws; (ii) neither Tuboscope nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither Tuboscope nor any of its Subsidiaries are subject to liability for any release of, or any exposure of any person or property to, any Hazardous Substance; (iv) neither Tuboscope nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Tuboscope or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (v) neither Tuboscope nor any of its Subsidiaries is subject to any orders, decrees or injunctions issued by, or other arrangements with, any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (vi) there are no circumstances or conditions involving Tuboscope or any of its Subsidiaries that could reasonably be expected to cause Tuboscope or any of its Subsidiaries to become subject to any claims, liability, investigations or costs, or to restrictions on the ownership, use or transfer of any property of Tuboscope or any of its Subsidiaries, pursuant to any Environmental Law.

   Section 4.13 Employee Benefit Plans.

   (a) Tuboscope has listed in Section 4.13 of the Tuboscope Disclosure Schedule all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans, and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Tuboscope or any ERISA Affiliate of Tuboscope, or any Subsidiary of Tuboscope (together, the "Tuboscope Employee Plans").

   (b) With respect to each Tuboscope Employee Plan, Tuboscope has made available to Varco, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Tuboscope Employee Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Tuboscope Employee Plan and (iv) the most recent actuarial report or valuation relating to a Tuboscope Employee Plan subject to Title IV of ERISA.

   (c) With respect to the Tuboscope Employee Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Tuboscope, there exists no condition or set of circumstances in connection with which Tuboscope could be subject to any liability that is reasonably likely to have a Tuboscope Material Adverse Effect under ERISA, the Code or any other applicable law.

   (d) With respect to the Tuboscope Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the financial statements of Tuboscope, which obligations are reasonably likely to have a Tuboscope Material Adverse Effect.

   (e) Except as disclosed in Tuboscope SEC Reports filed prior to the date of this Agreement, and except as provided for in this Agreement, neither Tuboscope nor any of its Subsidiaries is a party to any oral or written

(i) agreement with any officer or other key employee of Tuboscope or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Tuboscope of the nature contemplated by this Agreement, (ii) agreement with any officer of Tuboscope providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $100,000 per annum, or (iii) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   Section 4.14 Compliance With Laws. Tuboscope has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.15 Accounting and Tax Matters. To its knowledge, after consulting with its independent auditors, neither Tuboscope nor any of its Affiliates (as defined in Section 6.10) has taken or agreed to take any action which would (i) prevent Tuboscope from accounting for the business combination to be effected by the Merger as a pooling of interests of (ii) prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

   Section 4.16 Registration Statement; Proxy Statement/Prospectus. The information in the Registration Statement (except for information supplied by Varco for inclusion in the Registration Statement, as to which Tuboscope makes no representation) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Tuboscope for inclusion in the Joint Proxy Statement shall not, on the date the Joint Proxy Statement is first mailed to Tuboscope's stockholders or Varco's shareholders, at the time of the Tuboscope Stockholders' Meeting and the Varco Shareholder's Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Tuboscope Stockholders' Meeting or the Varco Shareholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Tuboscope or any of its Affiliates, officers or directors should be discovered by Tuboscope which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement, Tuboscope shall promptly inform Varco.

   Section 4.17 Labor Matters. Neither Tuboscope nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor is there, nor has there been in the last five years, a representation question respecting any of the employees of Tuboscope or its Subsidiaries, and, to the best knowledge of the executive officers of Tuboscope, there are no campaigns being conducted to solicit cards from employees of Tuboscope or its Subsidiaries to authorize representation by any labor organization, nor is Tuboscope or its Subsidiaries a party to, or bound by, any consent decree with, or citation by, any governmental agency relating to employees or employment practices. Nor, as of the date hereof, is Tuboscope or any of its Subsidiaries the subject of any material proceeding asserting that Tuboscope or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the knowledge of the executive officers of Tuboscope, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving Tuboscope or any of its Subsidiaries.

   Section 4.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Tuboscope or any of its Subsidiaries are with reputable insurance carriers and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Tuboscope Material Adverse Effect.

   Section 4.19 No Existing Discussions. As of the date hereof, Tuboscope is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.01(a)).

   Section 4.20 Opinion of Financial Advisor. The financial advisor of Tuboscope, Credit Suisse First Boston Corporation, has delivered to Tuboscope an opinion, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to Tuboscope from a financial point of view.

   Section 4.21 Anti-Takeover Laws. The restrictions contained in Section 203 of the DGCL with respect to a "business combination" (as defined in DGCL
Section 203) have been rendered inapplicable to the authorization, execution, delivery and performance of the Agreement by Tuboscope or the consummation of the Merger by Tuboscope. No other "fair price," "moratorium," "control share acquisition" or other similar anti- takeover statute or regulation is applicable to Tuboscope or (solely by reason of Tuboscope's participation therein) the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE V.

                              CONDUCT OF BUSINESS

   Section 5.01 Covenants of Varco. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Varco agrees as to itself and its Subsidiaries (except to the extent that Tuboscope shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Varco shall promptly notify the other party of any material event or occurrence not in the ordinary course of business of Varco. Except as expressly contemplated by this Agreement, Varco shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of Tuboscope:

   (a) Accelerate, amend or change the period of exercisability or vesting of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

   (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

   (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Varco Common Stock pursuant to the exercise of options, warrants and convertible securities outstanding on the date of this Agreement or pursuant to Varco's 1980 Employee Stock Purchase Plan and (ii) the issuance of Varco Rights in respect of shares of Varco Common Stock issued not in contravention of this Agreement pursuant to Section 3(c) of the Varco Rights Plan;

   (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for all such acquisitions involving aggregate consideration of not more than $3 million;

   (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business;

   (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices (including bonuses), (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, other than payments or agreements paid to or entered into with employees (other than officers) in the ordinary course of business in accordance with past practices or the performance of agreements in effect on the date of this Agreement, (iii) enter into any collective bargaining agreement (other than as required by law), or
(iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

   (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

   (h) Incur any indebtedness for borrowed money other than up to $2 million (which may be denominated in foreign currency) in borrowings pursuant to credit facilities in effect as of the date hereof and up to $1 million under loan agreements entered into hereafter;

   (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

   (j) Except in the ordinary course of business, modify, amend or terminate any Varco Material Contract or waive, release or assign any material rights or claims;

   (k) Make or commit to make any capital expenditures that would cause the aggregate capital budget furnished by Varco to Tuboscope to be exceeded; or

   (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

   Section 5.02 Covenants of Tuboscope. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Tuboscope agrees as to itself and its respective Subsidiaries (except to the extent that Varco shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Tuboscope shall promptly notify the other party of any material event or occurrence not in the ordinary course of business of Tuboscope. Except as expressly contemplated by this Agreement, Tuboscope shall not (and shall not permit any of its respective Subsidiaries to), without the written consent of
Varco:

   (a) Accelerate, amend or change the period of exercisability or vesting of options or restricted stock granted under any employee stock plan of such party or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

   (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

   (c) Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock (including Tuboscope Common Stock held in treasury) or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Tuboscope Common Stock pursuant to the exercise of options, warrants or convertible securities outstanding on the date of this Agreement or pursuant to the Tuboscope Employee Qualified Stock Purchase Plan, the Tuboscope Deferred Compensation Plan and the Tuboscope 401(K) Thrift Savings Plan;

   (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets (other than inventory and other items in the ordinary course of business), except for all such acquisitions involving aggregate consideration of not more than $3 million;

   (e) Sell, lease, license or otherwise dispose of any of its material properties or assets, except for transactions in the ordinary course of business;

   (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices (including bonuses), (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any employees or officers, other than payments or agreements paid to or entered into with employees (other than officers) in the ordinary course of business in accordance with past practices or the performance of agreements in effect on the date of this Agreement, (iii) enter into any collective bargaining agreement (other than as required by law), or
(iv) establish, adopt, enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

   (g) Amend or propose to amend its charter or bylaws, except as contemplated by this Agreement;

   (h) Incur any indebtedness for borrowed money other than pursuant to credit agreements in effect as of the date hereof or up to $1 million (which may be denominated in foreign currency) in borrowings under loan agreements entered into hereafter;

   (i) Initiate, compromise, or settle any material litigation or arbitration proceeding;

   (j) Except in the ordinary course of business, modify, amend or terminate any Tuboscope Material Contract or waive, release or assign any material rights or claims;

   (k) Make or commit to make any capital expenditures that would cause the aggregate capital budget furnished by Tuboscope to Varco to be exceeded; or

   (l) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (k) above.

   Section 5.03 Reorganization. Varco and Tuboscope shall each use its best efforts to cause the Merger to qualify as, and will not take or agree to take any action that would prevent the Merger from qualifying as, a reorganization within the meaning of Section 368(a) of the Code.

   Section 5.04 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Varco and Tuboscope shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby.

   Section 5.05 Tuboscope Board Resolutions. The board of directors of Tuboscope shall adopt such resolutions as shall be necessary for the acquisition of equity securities (including options and other derivative securities) of Tuboscope by officers or directors of Varco who are to become officers or directors of Tuboscope in the Merger to be deemed an acquisition from Tuboscope eligible for Rule 16b-3(d) under the Exchange Act.

   Section 5.06 Pooling Accounting. From and after the date hereof and until the Effective Time, neither Varco nor Tuboscope, nor any of their respective Subsidiaries or other Affiliates shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a pooling of interests for accounting purposes.

                                  ARTICLE VI.

                             ADDITIONAL AGREEMENTS

   Section 6.01 No Solicitation.

   (a) Varco and Tuboscope each shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an Alternative Transaction (as defined below) involving such party or any of its Subsidiaries (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Varco or Tuboscope, or their respective Boards of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders/stockholders of such party, if and only to the extent that (1) the board of directors of such party believes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to its shareholders/stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the board of directors of such party determines in good faith after consultation with outside legal counsel that failure to take such action would be reasonably likely to constitute a breach of the fiduciary duties of such board of directors to such party and its shareholders/stockholders under applicable law, (2) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such board of directors receives from such person or entity an executed confidentiality agreement with terms no less favorable to such party than those contained in the Agreement dated January 14, 2000 between Varco and Tuboscope (the "Confidentiality Agreement"), and (3) prior to furnishing such non-public information or providing access to the properties, books or records of such party, such party has complied with the provisions of
Section 6.01(b); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Each party agrees that, in the event that it receives a Superior Proposal, for the five business day period commencing on the date on which it delivers notice of such Superior Proposal to the other party in accordance with Section 6.01(b), it shall offer to negotiate with, and cause its respective financial and legal advisors to negotiate with, the other party to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as would enable such party to proceed with the transactions contemplated herein.

   (b) Varco and Tuboscope shall each notify the other party immediately after receipt by Varco or Tuboscope (or their advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Such party shall, to the extent permitted by law, continue to keep the other party hereto informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated.

   Section 6.02 Proxy Statement/Prospectus; Registration Statement.

   (a) As promptly as practical after the execution of this Agreement, Varco and Tuboscope shall prepare and file with the SEC the Joint Proxy Statement, and Tuboscope shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus, provided that Tuboscope may delay the filing of the Registration Statement until approval of the Joint Proxy Statement by the SEC. Varco and Tuboscope shall use all reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practical. The Joint Proxy Statement, and any amendment or supplement thereto, shall include (i) the recommendation of the board of directors of Tuboscope in favor of this Agreement, the Merger (including a declaration that the Merger is advisable in accordance with Section 251 of the DGCL), an amendment to Tuboscope's Second Restated Certificate of Incorporation to increase the number of authorized shares of Tuboscope Common Stock from 60,000,000 to 200,000,000 and (ii) the recommendation of the board of directors of Varco in favor of this Agreement and the Merger; provided that the board of directors of Tuboscope may withdraw such recommendation if (but only if) (i) the board of directors of Tuboscope has received a Superior Proposal, and (ii) such board of directors after consultation with its outside legal counsel determines that it is reasonably likely that a failure to recommend such Superior Proposal would constitute a breach of its fiduciary duties under applicable law, and the board of directors of Varco may withdraw such recommendation if (but only if) (i) the board of directors of Varco has received a Superior Proposal, and (ii) such board of directors after consultation with its outside legal counsel determines that it is reasonably likely that a failure to recommend such Superior Proposal would constitute a breach of its fiduciary duties under applicable law. Nothing is this Section 6.02(a) shall release the obligations of Varco or Tuboscope to hold the Varco Shareholders' Meeting and the Tuboscope Stockholders' Meeting, respectively, in accordance with Section 6.05.

   (b) Varco and Tuboscope shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

   Section 6.03 NYSE Listings. Tuboscope agrees to continue the listing of Tuboscope Common Stock on the NYSE during the term of this Agreement. Varco agrees to continue the listing of Varco Common Stock on the NYSE during the term of this Agreement.

   Section 6.04 Access to Information. Upon reasonable notice, Tuboscope and Varco shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Tuboscope and Varco shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

   Section 6.05 Shareholders/Stockholders Meetings.

   (a) Varco shall call a meeting of its shareholders, and Tuboscope shall call a meeting of its stockholders, to be held as promptly as practicable for the purpose of voting, in the case of Varco, upon this Agreement and the Merger and, in the case of Tuboscope, upon this Agreement, the Merger and an amendment to Tuboscope's Second Restated Certificate of Incorporation to increase the number of authorized shares of Tuboscope Common stock from 60,000,000 to 200,000,000 (the "Tuboscope Voting Proposal"). Subject to Section 6.01(a) and
Section 6.02(a), Varco and Tuboscope shall use all reasonable efforts to solicit proxies in favor of such matters. Varco and Tuboscope shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof. The Varco shareholder vote required for the approval of this Agreement and the Merger shall be a majority of the shares of Varco Common Stock outstanding on the record date for the Varco Shareholders' Meeting. The Tuboscope stockholder vote required for approval of the Tuboscope Voting Proposal shall be a majority of the shares of Tuboscope Common Stock outstanding on the record date for the Tuboscope Stockholders' Meeting.

   (b) Tuboscope may also submit additional routine proposals to its stockholders at the Tuboscope Stockholders' Meeting, separate from the proposal referred to in Section 6.05(a), provided that Tuboscope shall consult with Varco as to the submission of such proposals. The approval by Tuboscope's stockholders of such additional proposals shall not be a condition to the closing of the Merger under this Agreement.

   Section 6.06 Legal Conditions to Merger.

   (a) Tuboscope and Varco shall each use their best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary and proper under applicable law to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by Tuboscope or Varco or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby including, without limitation, the Merger, and
(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stock Option Agreements and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Tuboscope and Varco shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Tuboscope and Varco shall use their best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

   (b) Varco and Tuboscope agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective best efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign law or, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding anything to the contrary in this Section 6.06, neither Varco nor Tuboscope nor any of their Subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation, that could reasonably be expected to have a material adverse effect on Tuboscope or on Tuboscope combined with Varco after the Effective Time.

   (c) Each of Tuboscope and Varco shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their best efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Tuboscope Disclosure Schedule or the Varco Disclosure Schedule, as the case may be, or (C) required to prevent a Tuboscope Material Adverse Effect or a Varco Material Adverse Effect from occurring prior to or after the Effective Time.

   Section 6.07 Public Disclosure. Varco and Tuboscope shall agree on the form and content of the initial joint press release regarding the transactions contemplated hereby, and thereafter shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

   Section 6.08 Affiliate Legends. Prior to the filing of the Joint Proxy Statement with the SEC, Varco and Tuboscope will provide each other with a list of those persons who are, in Varco's or Tuboscope's respective reasonable judgment, "affiliates" of Varco or Tuboscope, respectively, within the meaning of Rule 145 (each such person who is an "affiliate" of Varco or Tuboscope within the meaning of Rule 145 is referred to as an "Affiliate") promulgated under the Securities Act ("Rule 145"). Varco and Tuboscope shall provide each other such information and documents as Tuboscope or Varco shall reasonably request for purposes of reviewing such list and shall notify the other party in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Varco and Tuboscope shall each use its best efforts to deliver or cause to be delivered to each other by April 30, 2000 (and in any case prior to the Effective Time) from each of its Affiliates, an executed Affiliate Agreement, in form and substance satisfactory to Varco and Tuboscope, by which each Affiliate of Varco agrees to comply with the applicable requirements of Rule 145 and such requirements as may be necessary for the Merger to be treated as a pooling of interests for accounting purposes and each Affiliate of Tuboscope agrees to comply with such requirements as may be necessary for the merger to be treated as a pooling of interests for accounting purposes (an "Affiliate Agreement"). Tuboscope shall be entitled to place appropriate legends on the certificates evidencing any Tuboscope Common Stock to be received by such Affiliates of Varco pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Tuboscope Common Stock, consistent with the terms of the Affiliate Agreements (provided that such legends or stop transfer instructions shall be removed, two years after the Effective Date, upon the request of any stockholder that is not then an Affiliate of Tuboscope).

   Section 6.09 NYSE Listing. Tuboscope shall use its best efforts to cause the shares of Tuboscope Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

   Section 6.10 Stock Plans.

   (a) At the Effective Time, each outstanding option to purchase shares of Varco Common Stock (a "Varco Stock Option") under the Varco Stock Plans, whether vested or unvested, shall constitute an option to acquire, on the same terms and conditions as were applicable under such Varco Stock Option, the same number of shares of Tuboscope Common Stock as the holder of such Varco Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded downward to the nearest whole number), at a price per share (rounded upward to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Varco Common Stock purchasable pursuant to such Varco Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Tuboscope Common Stock deemed purchasable pursuant to such Varco Stock Option in accordance with the foregoing. It is intended that Varco Stock Options converted into options to acquire Tuboscope Common Stock in accordance with the foregoing shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Varco Stock Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 6.10 shall be applied consistent with such intent.

   (b) As soon as practicable after the Effective Time, Tuboscope shall deliver to the participants in Varco Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Varco Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.10 after giving effect to the Merger).

   (c) Tuboscope shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Tuboscope Common Stock for delivery under Varco Stock Plans assumed in accordance with this Section 6.10. As soon as practicable after the Effective Time, Tuboscope shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Tuboscope Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

   (d) The board of directors of Varco shall, prior to or as of the Effective Time, take all necessary actions, if any, pursuant to and in accordance with the terms of the Varco Stock Plans and the instruments evidencing the Varco Stock Options, to provide for the conversion of the Varco Stock Options into options to acquire Tuboscope Common Stock in accordance with this Section 6.10 without the consent of the holders of the Varco Stock Options.

   (e) Prior to the Effective Time, Varco's board of directors (or, if appropriate, any committee thereof) and Tuboscope's board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that, effective at the Effective Time, each right to purchase shares of Varco Common Stock outstanding at the Effective Time (a "Varco Stock Purchase Right") under the Varco 1980 Employee Stock Purchase Plan shall be assumed by Tuboscope and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section), and each such Varco Stock Purchase Right shall be converted automatically into a right to purchase shares of Tuboscope Common Stock (a "New Stock Purchase Right"). Each New Stock Purchase Right shall entitle the holder thereof to purchase the number of shares of Tuboscope Common Stock determined under the terms and conditions of the Varco Stock Purchase Plan, as amended as provided for herein, at the exercise price determined as provided below. Effective at the Effective Time, Tuboscope shall assume the Varco Stock Purchase Plan, shall amend the Varco Stock Purchase Plan to substitute references to Tuboscope Common Stock for references to Varco Common Stock therein and shall continue the Varco Stock Purchase Plan with respect to the New Stock Purchase Rights; provided, however, that Tuboscope shall reserve the right to terminate the Varco Stock Purchase Plan upon the exercise or other termination of all New Stock Purchase Rights in accordance with the terms of the Varco Stock Purchase Plan. The exercise price for a New Stock Purchase Right shall be determined under the terms of the Varco Stock Purchase Plan, provided that the fair market value of the "Stock" (as defined in the Varco Stock Purchase Plan) on any day prior to the Closing Date shall equal the per share fair market value of Varco Common Stock on such date, divided by the Exchange Ratio; and, provided, further, that the fair market value of the "Stock" (as defined in the Varco Stock Purchase Plan) on any date on or after the Closing Date shall mean the fair market value of Tuboscope Common Stock on such date. The adjustment provided herein with respect to any Varco Stock Purchase Right shall be, and is intended to be, effective in a manner which is consistent with Section 424(a) of the Code and the treasury registration thereunder, and shall provide that the excess (if any) of the aggregate fair market value of the shares of Tuboscope Common Stock over the aggregate exercise price for a New Stock Purchase Right shall be no greater than the excess (if any) of the aggregate fair market value of the shares of Varco Common Stock over the aggregate exercise price for such Varco Stock Purchase Right, and shall provide that the New Stock Purchase Right shall not give the holder more favorable benefits than such holder had with respect to the Varco Stock Purchase Right. Except as provided in this Section, after the Effective Time, each New Stock Purchase Right shall be exercisable upon the same terms and conditions as were applicable to the related Varco Stock Purchase Right immediately prior to the Effective Time (except that with regard to such New Stock Purchase Right, any references to Varco shall be deemed, as appropriate, to mean Tuboscope). Tuboscope shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Tuboscope Common Stock sufficient for issuance upon the exercise of New Stock Purchase Rights as contemplated by this Section.

   Section 6.11 Brokers or Finders. Each of Varco and Tuboscope represents, as to itself, its Subsidiaries and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except J.P. Morgan Securities Inc. whose fees and expenses will be paid by Varco in accordance with Varco's agreements with such firm, and Credit Suisse First Boston Corporation, whose fees and expenses will be paid by Tuboscope in accordance with Tuboscope's agreement with such firm. Each of Varco and Tuboscope agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or any of its Affiliates.

   Section 6.12 Indemnification.

   (a) From and after the Effective Time, Tuboscope agrees that it will indemnify and hold harmless each present and former director and officer of Varco and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any act or omission in their capacity as a director or officer occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware law (and Tuboscope shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification).

   (b) The provisions of this Section 6.12 are intended to be an addition to the rights otherwise available to the current and former officers and directors of Varco by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

   Section 6.13 Letter of Varco's Accountants. Varco shall use reasonable best efforts to cause to be delivered to Tuboscope and Varco a letter of Ernst & Young LLP, Varco's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to

Tuboscope, in form reasonably satisfactory to Tuboscope and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Tuboscope's efforts to obtain such letter, if requested by Ernst & Young LLP, Varco shall provide a representation letter to Ernst & Young LLP complying with SAS 72, if then required.

   Section 6.14 Letter of Tuboscope's Accountants. Tuboscope shall use reasonable best efforts to cause to be delivered to Varco and Tuboscope a letter of Ernst & Young LLP, Tuboscope's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Varco, in form reasonably satisfactory to Varco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. In connection with Varco's efforts to obtain such letter, if requested by Ernst & Young LLP, Tuboscope shall provide a representation letter to Ernst & Young LLP complying with the SAS 72, if then required.

   Section 6.15 Benefit Plans. Tuboscope agrees that, during the period commencing at the Effective Time and ending December 31, 2000, the employees of Varco and its Subsidiaries who remain in the employ of Tuboscope or any of its Subsidiaries (a "Continuing Employee") will continue to be provided with benefits under health insurance, vision care, life insurance, employee assistance programs, flexible spending accounts, disability, vacation, holiday, profit-sharing, section 401(k), dental and sick pay plans and stock option plans which are not materially less favorable in the aggregate than those currently provided by Varco and its Subsidiaries to such employees.

   Section 6.16 Rights Plan. The board of directors of Varco has amended the Varco Rights Plan, and shall take all further action (in addition to that referred to in Section 3.22) reasonably requested in writing by Tuboscope, in order to render the Varco Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreements. Varco will not without the consent of Tuboscope further amend the Varco Rights Plan, redeem the Varco Rights issued under the Varco Rights Plan or terminate the Varco Rights Plan prior to the Effective Date (except as contemplated by Section 3.22) unless required to do so by a court of competent jurisdiction; provided, however, that Varco may take any of the foregoing actions if the board of directors of Varco shall have determined to recommend an Acquisition Proposal to the shareholders of Varco after determining that such Acquisition Proposal constitutes a Superior Proposal in accordance with Section 6.02(a).

   Section 6.17 Stock Option Agreements. Tuboscope and Varco each agrees to fully perform their respective obligations under the Stock Option Agreements.

                                  ARTICLE VII.

                              CONDITIONS TO MERGER

   Section 7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

   (a) Stockholder/Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Varco Common Stock outstanding on the record date for the Varco Shareholders' Meeting and the Tuboscope Voting Proposal shall have been approved by the affirmative vote of the holders of a majority of the shares of Tuboscope Common Stock outstanding on the record date for the Tuboscope Stockholders' Meeting.

   (b) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and approvals and/or clearances shall have been obtained from (or decisions indicating no objections to the Merger or other indications to that effect satisfactory to Tuboscope shall have been made by) the European Commission (if applicable) and under any other antitrust or competition law applicable to any significant operations.

   (c) Approvals. Other than the filings provided for by Section 1.02, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to file, obtain or occur is reasonably likely to have a Varco Material Adverse Effect or a Tuboscope Material Adverse Effect shall have been filed, been obtained or occurred.

   (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   (e) No Injunctions. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

   (f) NYSE. The shares of Tuboscope Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   (g) Pooling Letters. Varco and Tuboscope shall have received a letter from Ernst & Young LLP, addressed to Tuboscope regarding Ernst & Young LLP's concurrence with Tuboscope's management conclusions, as to the appropriateness of the pooling of interests accounting, under Accounting Principles Board Opinion No. 16 for the Merger, as contemplated to be effected as of the date of the letter, it being agreed that Varco and Tuboscope shall each provide reasonable best cooperation to Ernst & Young LLP to enable it to issue such a letter.

   Section 7.02 Additional Conditions to Obligations of Varco. The obligation of Varco to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by
Varco:

   (a) Representations and Warranties. The representations and warranties of Tuboscope set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and
(ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Tuboscope Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Varco shall have received a certificate signed on behalf of Tuboscope by the chief executive officer and the chief financial officer of Tuboscope to such effect.

   (b) Performance of Obligations of Tuboscope. Tuboscope shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Varco shall have received a certificate signed on behalf of Tuboscope by the chief executive officer and the chief financial officer of Tuboscope to such effect.

   (c) Tax Opinion. Varco shall have received a written opinion from Pircher, Nichols & Meeks, counsel to Varco, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Pircher, Nichols & Meeks shall receive and may rely upon representations contained in certificates of Tuboscope and Varco substantially in the forms of Exhibits C and D attached hereto.

   (d) Dissenting Shares. Effective demands for payment under Chapter 13 of the CGCL shall not have been received by Varco with respect to more than 10.0% of the outstanding shares of Varco Common Stock.

   Section 7.03 Additional Conditions to Obligations of Tuboscope. The obligation of Tuboscope to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Tuboscope:

   (a) Representations and Warranties. The representations and warranties of Varco set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for (i) changes contemplated by this Agreement and
(ii) where the failures to be true and correct, individually or in the aggregate, have not had and are not reasonably likely to have a Varco Material Adverse Effect or a material adverse effect upon the consummation of the transactions contemplated hereby; and Tuboscope shall have received a certificate signed on behalf of Varco by the chief executive officer and the chief financial officer of Varco to such effect.

   (b) Performance of Obligations of Varco. Varco shall have performed in al material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Tuboscope shall have received a certificate signed on behalf of Varco by the chief executive officer and the chief financial officer of Varco to such effect.

   (c) Tax Opinion. Tuboscope shall have received a written opinion from Latham & Watkins, counsel to Tuboscope, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code. In rendering such opinion, Latham & Watkins shall receive and may rely upon representations contained in certificates of Tuboscope and Varco substantially in the forms of Exhibits E and F attached hereto.

   (d) Dissenting Shares. Effective demands for payment under Chapter 13 of the CGCL shall not have been received by Varco with respect to more than 5.0% of the outstanding shares of Varco Common Stock.

                                 ARTICLE VIII.

                           TERMINATION AND AMENDMENT

   Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Varco or the stockholders of Tuboscope:

   (a) by mutual written consent of Varco and Tuboscope; or

   (b) by either Varco or Tuboscope if the Merger shall not have been consummated by September 30, 2000 (provided that either Varco or Tuboscope may extend such date to December 31, 2000 by providing written notice thereof to the other party on or prior to September 30, 2000; September 30, 2000, as it may be so extended, shall be referred to herein as the "Outside Date"); provided that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

   (c) by either Varco or Tuboscope if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

   (d) by Tuboscope, if, at the Varco Shareholders' Meeting (including any adjournment or postponement), the requisite vote of the shareholders of Varco in favor of this Agreement and the Merger shall not have been obtained; or by Varco if, at the Tuboscope Stockholders' Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Tuboscope in favor of the Tuboscope Voting Proposal shall not have been obtained; or

   (e) by Varco, if (i) the board of directors of Tuboscope shall have withdrawn or modified its recommendation of the Tuboscope Voting Proposal or such board of directors shall have resolved to do so; (ii) after the receipt by Tuboscope of an Acquisition Proposal, Varco requests in writing that the board of directors of Tuboscope reconfirm its recommendation of the Tuboscope Voting Proposal and the board of directors of Tuboscope fails to do so within 10 business days after its receipt of Varco's request; (iii) the board of directors of Tuboscope shall have recommended to the stockholders of Tuboscope an Alternative Transaction (as defined in Section 8.03(g)) or such board of directors shall have resolved to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Tuboscope Common Stock is commenced (other than by Varco or an Affiliate of Varco) and the board of directors of Tuboscope recommends that the stockholders of Tuboscope tender their shares in such tender or exchange offer or the board of directors fails to recommend that stockholders reject such tender or exchange offer within 10 business days after receipt of Varco's request to do so; or (v) for any reason Tuboscope fails to call and hold the Tuboscope Stockholders' Meeting by the Outside Date (provided that Varco's right to terminate this Agreement under such clause (v) shall not be available if at such time Tuboscope would be entitled to terminate this Agreement under Section 8.01(g)); or

   (f) by Tuboscope, if (i) the board of directors of Varco shall have withdrawn or modified its recommendation of this Agreement or the Merger or such board of directors shall have resolved to do so; (ii) after the receipt by Varco of an Acquisition Proposal, Tuboscope requests in writing that the board of directors of Varco reconfirm its recommendation of this Agreement or the Merger and the board of directors of Varco fails to do so within 10 business days after its receipt of Tuboscope's request; (iii) the board of directors of Varco shall have recommended to the shareholders of Varco an Alternative Transaction (as defined in Section 8.03(g)) or such board of directors shall have resolved to do so; (iv) a tender offer or exchange offer for 25% or more of the outstanding shares of Varco Common Stock is commenced (other than by Tuboscope or an Affiliate of Tuboscope) and the board of directors of Varco recommends that the shareholders of Varco tender their shares in such tender or exchange offer or the board of directors fails to recommend that shareholders reject such tender or exchange offer within 10 business days after receipt of Tuboscope's request to do so; or (v) for any reason Varco fails to call and hold the Varco Shareholders' Meeting by the Outside Date (provided that Tuboscope's right to terminate this Agreement under such clause (v) shall not be available if at such time Varco would be entitled to terminate this Agreement under Section 8.01(g)); or

   (g) by Varco or Tuboscope, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.02(a) or (b) (in the case of termination by Varco) or 7.03(a) or (b) (in the case of termination by Tuboscope) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party.

   Section 8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Varco or Tuboscope or their respective officers, directors, shareholders/stockholders or Affiliates, except as set forth in Sections 6.11 and 8.03; provided that the provisions of the Confidentiality Agreement, the Stock Option Agreements and Sections 6.11 and 8.03 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

   Section 8.03 Fees and Expenses.

   (a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that each of Varco and Tuboscope will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement (including SEC filing fees).

(b) Tuboscope shall pay Varco up to $5,000,000 as reimbursement for expenses of Varco actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Varco's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Varco pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of the Tuboscope Voting Proposal by the stockholders of Tuboscope at the Tuboscope Stockholders' Meeting (other than in the circumstances set forth in Section 8.03(c)(i)) or
(ii) Section 8.01(b) or Section 8.01(g), in each case as a result of the failure to satisfy the conditions set forth in Section 7.02(a) and Section 7.02(b).

(c) Upon the earliest to occur of the following events:

  (i) the termination of this Agreement by Varco pursuant to Section 8.01(d), if, prior to the Tuboscope Stockholders' Meeting, a proposal for an Alternative Transaction (as defined below) reasonably capable of being performed involving Tuboscope or which is a Superior Proposal shall have been made and the board of directors of Tuboscope shall have withdrawn or modified its recommendation or failed to reconfirm its recommendation of this Agreement or the Merger;

  (ii) the termination of this Agreement by Varco pursuant to Section 8.01(e);
  or

  (iii) the consummation of an Alternative Transaction involving Tuboscope within 12 months after the termination of this Agreement,

Tuboscope shall pay to Varco a fee of $30,000,000 (the "Tuboscope Termination Fee").

Tuboscope's payment of the Tuboscope Termination Fee pursuant to this subsection shall be the sole and exclusive remedy of Varco against Tuboscope and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Tuboscope Stock Option Agreement).

(d) Varco shall pay Tuboscope up to $5,000,000 as reimbursement for expenses of Tuboscope actually incurred relating to the transactions contemplated by this Agreement prior to termination (including, but not limited to, fees and expenses of Tuboscope's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the termination of this Agreement by Tuboscope pursuant to (i) Section 8.01(d) as a result of the failure to receive the requisite vote for approval of this Agreement and the Merger by the shareholders of Varco at the Varco Shareholders' Meeting (other than in the circumstances set forth in Section 8.03(e)(i)) or (ii) Section 8.01(b) or Section 8.01(g), in each case as a result of the failure to satisfy the conditions set forth in Section 7.03(a) and Section 7.03(b).

(e) Upon the earliest to occur of the following events:

  (i) the termination of this Agreement by Tuboscope pursuant to Section 8.01(d), if, prior to the Varco Shareholders' Meeting, a proposal for an Alternative Transaction (as defined below) reasonably capable of being performed involving Varco or which is a Superior Proposal shall have been made and the board of directors of Varco shall have withdrawn or modified its recommendation or failed to reconfirm its recommendation of this Agreement or the Merger;

  (ii) the termination of this Agreement by Tuboscope pursuant to Section 8.01(f); or

  (iii) the consummation of an Alternative Transaction involving Varco within 12 months after the termination of this Agreement,

Varco shall pay to Tuboscope a fee of $30,000,000 (the "Varco Termination
Fee").

   Varco's payment of the Varco Termination Fee pursuant to this subsection shall be the sole and exclusive remedy of Tuboscope against Varco and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment (other than as set forth in the Varco Stock Option Agreement).

   (f) The expenses and fees, if applicable, payable pursuant to Section 8.03(b), 8.03(c), 8.03(d) or 8.03(e) shall be paid within one business day after the first to occur of the events described in Section 8.03(b), 8.03(c)(i), (ii) or (iii), 8.03(d) or 8.03(e)(i), (ii) or (iii).

   (g) As used in this Agreement, "Alternative Transaction" means either (i) a transaction pursuant to which any individual, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act) other than Varco or Tuboscope or their respective affiliates (a "Third Party"), acquires more than 25% of the outstanding shares of Tuboscope Common Stock or Varco Common Stock, as the case may be, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Varco or Tuboscope pursuant to which any Third Party acquires more than 25% of the outstanding shares of Tuboscope Common Stock or Varco Common Stock, as the case may be, or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Varco or Tuboscope, and the entity surviving any merger or business combination including any of them) of Varco or Tuboscope having a fair market value (as determined by the board of directors of Varco or Tuboscope, as the case may be, in good faith) equal to more than 25% of the fair market value of all the assets of Varco or Tuboscope, as the case may be, and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

   Section 8.04 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Varco or the stockholders of Tuboscope, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders/stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS

   Section 9.01 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.04, 1.05, 1.06, 2.01, 2.02, 6.08, 6.10, 6.12, 6.15 and Article IX.

   Section 9.02 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail

(return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

   (a) if to Tuboscope, to

     2835 Holmes Road
     Houston, Texas 77051
     Attn: Chief Executive Officer
     Telecopy: (713) 799-5183

     with a copy to:

     Latham & Watkins
     650 Town Center Drive
     Costa Mesa, CA 92626-1925
     Attn: Patrick T. Seaver, Esq.
     Telecopy: (714) 755-8290

   (b) if to Varco, to

     743 North Eckhoff Street
     Orange, California 92668
     Attn: Chief Executive Officer
     Telecopy: (714) 937-5029

     with a copy to:

     Pircher, Nichols & Meeks
     1999 Avenue of the Stars
     Los Angeles, CA 90067
     Attn: Larry M. Meeks, Esq.
     Telecopy: (310) 201-8922

   Section 9.03 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 22, 2000.

   Section 9.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

   Section 9.05 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 6.12 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Tuboscope nor Varco makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the transactions contemplated hereby or thereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing.

   Section 9.06 Governing Law. Except to the extent that the CGCL shall govern the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the laws that might be applicable under conflicts of laws principles.

   Section 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 9.08 Waiver of Jury Trial. Each party hereto hereby waives any right to a trial by jury in connection with any action, suit or proceeding brought in connection with this Agreement.

   IN WITNESS WHEREOF, Varco and Tuboscope have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          VARCO INTERNATIONAL, INC.

                                                 /s/ George Boyadjieff
                                          By: _________________________________
                                             Name: George Boyadjieff
                                             Title: Chief Executive Officer

                                          TUBOSCOPE INC.

                                                  /s/ John F. Lauletta
                                          By: _________________________________
                                             Name: John Lauletta
                                             Title: Chief Executive Officer

                                   SCHEDULE I

                                    Officers

George Boyadjieff    Chairman and Chief Executive Officer

John Lauletta    President and Chief Operating Officer

Joseph Winkler    Chief Financial Officer

                                                                        ANNEX II

                          [LETTERHEAD OF J.P. MORGAN]

March 22, 2000

The Board of Directors
Varco International, Inc.
743 N. Eckoff Street
Orange, CA 92868

Attention: Mr. George Boyadjieff
           Chairman and Chief Executive Officer

Ladies and Gentlemen:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Varco International, Inc. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with Tuboscope Inc. (the "Issuer"). Pursuant to the Agreement and Plan of Merger, dated as of March 22, 2000 (the "Agreement"), among the Company and the Issuer, the Company will merge with and into Issuer, and each share of the common stock of the Company issued and outstanding immediately prior to the effective time of the Merger shall be converted into the right to receive 0.7125 shares of common stock, par value $0.01 per share, of Issuer (the "Exchange Ratio"), subject to adjustment as set forth in the Agreement.

   In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the businesses of the Company and the Issuer and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company and the Issuer; (v) the audited financial statements of the Company and the Issuer for the fiscal years ended December 31, 1995 through 1999, and the unaudited quarterly financial statements of the Company and the Issuer for the periods ended March 31, June 30, and September 30 for each of the years 1995 through 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Issuer; (vii) certain internal financial analyses and forecasts prepared by the Company and the Issuer and their respective managements, including the amount and timing of cost savings expected to result from the Merger; and (viii) the terms of other business combinations that we deemed relevant.

   In addition, we have held discussions with certain members of the management of the Company and the Issuer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Issuer, the financial condition and future prospects and operations of the Company and the Issuer, the effects of the Merger on the financial condition and future prospects of the Company and the Issuer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Issuer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations, synergies and financial condition of the Company and the Issuer to which such analyses or forecasts relate, and we have assumed that such expected future results of operations and synergies will be realized as described by management. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Issuer's common stock will trade at any future time.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the past we have performed various investment and commercial banking services for the Company and have received customary compensation for such services. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or the Issuer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of common stock of the Company.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any filing made by the Company or the Issuer in respect of the Merger with the Securities and Exchange Commission; or in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ James R. Elliott, III
  ___________________________________
  Name: James R. Elliott, III
  Title: Managing Director

                                                                       ANNEX III

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

March 22, 2000

Board of Directors
Tuboscope Inc.
2835 Holmes Road
Houston, Texas 77051

Members of the Board:

   You have asked us to advise you with respect to the fairness, from a financial point of view, to Tuboscope Inc. ("Tuboscope") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of March 22, 2000 (the "Merger Agreement"), by and between Tuboscope and Varco International, Inc. ("Varco"). The Merger Agreement provides for, among other things, the merger of Varco with and into Tuboscope (the "Merger") pursuant to which each outstanding share of the common stock, no par value, of Varco ("Varco Common Stock") will be converted into the right to receive 0.7125 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Tuboscope (the "Tuboscope Common Stock").

   In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, and certain publicly available business and financial information relating to Tuboscope and Varco. We have also reviewed certain other information relating to Tuboscope and Varco, including financial forecasts, provided to or discussed with us by Tuboscope and Varco, and have met with the managements of Tuboscope and Varco to discuss the businesses and prospects of Tuboscope and Varco. We have also considered certain financial and stock market data of Tuboscope and Varco, and we have compared those data with similar data for other publicly held companies in businesses similar to Tuboscope and Varco, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tuboscope and Varco as to the future financial performance of Tuboscope and Varco and the potential synergies and strategic benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Tuboscope of Varco, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Tuboscope Common Stock actually will be when issued pursuant to the Merger or the prices at which the Tuboscope Common Stock will trade subsequent to the Merger.

                                     III-1

Board of Directors
Tuboscope Inc.
March 22, 2000
Page 2


We have acted as financial advisor to Tuboscope in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon delivery of this opinion. We have in the past provided services to Tuboscope and Varco unrelated to the proposed Merger, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston Corporation and its affiliates may actively trade the securities of Tuboscope and Varco for our and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of Tuboscope in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Tuboscope.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                     III-2

                                                                        ANNEX IV

                            DISSENTERS' RIGHTS UNDER
                        THE CALIFORNIA CORPORATIONS CODE

   Set forth below is an excerpt from the California Corporations Code regarding dissenter's rights

                       CALIFORNIA GENERAL CORPORATION LAW
                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

1300. Reorganization of short-form merger; dissenting shares; corporate purchase at fair market value; definitions

   (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

   (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

     (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
  (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

     (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

     (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

     (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

   (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

   (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

   (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

   (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302. Submission of share certificates for endorsement; uncertificated securities

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

   (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

   (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

   (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

   (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

   (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

   (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

   (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

   (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

   (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

   (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

1306. Prevention of immediate payment; status as creditors; interest

   To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307. Dividends on dissenting shares

   Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

   Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309. Termination of dissenting share and shareholder status

   Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

   (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

   (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

   (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

   (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

   If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311. Exempt shares

   This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

   (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

   (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

   (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short- form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                         ANNEX V

                        TUBOSCOPE STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of March 22, 2000 (this "Agreement"), by and between Varco, a California corporation (the "Grantee"), and Tuboscope, a Delaware corporation (the "Grantor").

   WHEREAS, the Grantee and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Grantee with and into the Grantor;

   WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase certain shares of the authorized and unissued Common Stock of the Grantor (the "Common Stock") upon the terms and subject to the conditions hereof; and

   WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

   NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and in the Merger Agreement, the parties hereto agree as follows:

   1. The Option; Exercise; Adjustments; Payment of Spread; Termination.

     (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 8,908,653 shares (representing approximately 19.9% of the outstanding shares of Common Stock as of the date hereof) of Common Stock (the "Option Shares") at a cash purchase price equal to $17.00 per Option Share (the "Purchase Price"). Subject to the conditions set forth in Section 2, the Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of any event as a result of which the Grantee is unconditionally entitled to receive the Tuboscope Termination Fee (as defined in the Merger Agreement) pursuant to Section 8.03(c) of the Merger Agreement and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) Without limiting any restriction on the Grantor contained in this Agreement or the Merger Agreement, in the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number and type of Option Shares subject to the Option and the purchase price per Option Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Option Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 8,908,653.

     (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying the total number of Option Shares that the Grantee wishes to purchase and a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase.

     (d) After the occurrence of any event as a result of which the Grantee is unconditionally entitled to receive the Tuboscope Termination Fee pursuant to Section 8.03(c) of the Merger Agreement, the Grantee may (i) at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof elect, in lieu of exercising the Option to purchase Option Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Option as Grantee shall specify, or (ii) at any time prior to 30 days after the first anniversary of the Merger Termination Date (as defined in Section 1(e)), if the Grantee has exercised the Option and purchased the Option Shares hereunder, Grantee may send a written notice to the Grantor (the "Put Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantee may sell to the Grantor Option Shares purchased hereunder and the Grantor shall pay to the Grantee an amount in cash equal to the higher of (m) the Alternative Purchase Price (as hereinafter defined) or (n) the average of the closing sales prices of the shares of Common Stock on the New York Stock Exchange (the "NYSE") for the five trading days ending five days prior to the date the Put Notice is given, multiplied by the number of such Option Shares to be sold by the Grantee to the Grantor on such date (such purchase and sale to be closed in a manner substantially consistent with the procedures outlined in Section 3 hereof). As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in Section 8.03(g) of the Merger Agreement) (the "Alternative Purchase Price") or (y) the average of the closing sales prices of the shares of Common Stock on the NYSE for the five trading days ending five days prior to the date of the Cash Exercise Notice is given. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (A) the fixed cash amount, if any, included in the Alternative Purchase Price plus (B) the fair market value of such other property determined in accordance with the procedures set forth in Section 7(b) (but using the date of the Cash Exercise Notice or the Put Notice, as the case may be, is given). Upon exercise of the Grantee's right to receive cash pursuant to Section 1(d)(i) and the payment of such cash to the Grantee, the obligations of the Grantor to deliver Option Shares pursuant to Section 3 shall be terminated with respect to such number of Option Shares for which the Grantee shall have elected to be paid the Spread.

     (e) The right to exercise the Option shall terminate at the earliest of
  (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the Tuboscope Termination Fee pursuant to Section 8.03(c) of the Merger Agreement, (iii) the date on which the Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 10) and (iv) 180 days after the date (the "Merger Termination Date") on which the Merger Agreement is terminated pursuant to circumstances under which the Grantee is entitled to receive the Varco Termination Fee pursuant to Section 8.03(c) of the Merger Agreement (the date referred to in clause (iv) being hereinafter referred to as the "Option Expiration Date"); provided that if the Option cannot be exercised or the Option Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Expiration Date shall be extended until 30 days after such impediment to exercise has been removed.

   2. Conditions to Delivery of Option Shares. The Grantor's obligation to deliver Option Shares upon exercise of the Option is subject to the following conditions:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares shall be in effect;

     (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated; and

     (c) The Grantee shall have become entitled to terminate the Merger Agreement under circumstances that would entitle the Grantee to receive the Tuboscope Termination Fee pursuant to Section 8.03(c) of the Merger Agreement.

   3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Latham & Watkins, 650 Town Center Drive, Costa Mesa, California, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates representing the Option Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Option Shares from the Grantor at the price per Option Share equal to the Purchase Price. Unless otherwise specified in this Agreement, any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available funds to a bank designated by the party receiving such funds.

     (b) Certificates for the Option Shares delivered on the Closing Date will have typed or printed thereon a restrictive legend which will read substantially as follows:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE TUBOSCOPE STOCK OPTION AGREEMENT DATED AS OF MARCH 22, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF TUBOSCOPE AT ITS PRINCIPAL EXECUTIVE OFFICES."

It is understood and agreed that (i) the reference to restrictions arising under the Securities Act of 1933, as amended (the "Securities Act"), in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Grantor a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Grantor and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

   4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that: (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles and to the California General Corporation Law; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Option Shares issuable upon exercise of the Option and the Option Shares, when issued and delivered by the Grantor upon the exercise of the Option in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, security interest or other adverse claim and free of any preemptive rights; (d) except as otherwise required by the HSR Act and, except for routine filings under the Securities Exchange Act of 1934, as amended, and the listing of the Option Shares in accordance with Section 6, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, require a consent or waiver under, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, stock market rule, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; and
(e) no "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation is or shall be applicable to the acquisition of Option Shares pursuant to this Agreement.

   5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that: (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of the Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

   6. Listing of Option Shares; HSR Act Filings; Governmental Consents. The Grantor shall use its best efforts to cause the Option Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Option Shares upon the Closing Date. The Grantor shall as promptly as practicable make all necessary filings with respect to this Agreement and the Option required under the HSR Act and use its best efforts to obtain all necessary approvals thereunder as promptly as practicable. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated herein.

   7. Right of First Refusal. If the Grantee exercises the Option in whole or in part and at any time thereafter and prior to the earlier of (a) the occurrence of a Change in Control Event (as defined herein) or (b) 30 days after the first anniversary of the Merger Termination Date, seeks to sell all or any part of the Option Shares purchased (i) in a transaction registered under the Securities Act (other than in a registered public offering in which the underwriters are instructed to achieve a broad public distribution) or (ii) in a transaction not required to be registered under the Securities Act (other than in a transfer by operation of law upon consummation of a merger), it shall give the Grantor (or a designee of the Grantor) the opportunity, in the following manner, to purchase such Option Shares:

     (a) The Grantee shall give notice to the Grantor in writing of its intent to sell Option Shares (a "Disposition Notice"), specifying the number of Option Shares to be sold, the price and, if applicable, the identity of the proposed transferee and the material terms of any agreement relating thereto. For purposes of this Section 7, if the Disposition Notice is given with respect to the sale of the Option Shares pursuant to a tender or exchange officer, it shall be assumed that all Option Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Exercise Notice.

     (b) The Grantor or its designee shall have the right, exercisable by written notice given to the Grantee within five business days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two business days prior to the then announced expiration date of such tender or exchange offer (the "Expiration Date") if such Disposition Notice was given at least four business days prior to such Expiration Date), to purchase all, but not less than all, of the Option Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Grantor shall be an amount of cash equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average closing price (or the average closing bid and asked price if closing prices are unavailable) for such securities on their principal public trading market for the five trading days ending five days prior to the date of the Disposition Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the higher of (i) the cash included in the purchase price and (ii) the average closing price of the Common Stock on the NYSE for the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price; provided, however, that promptly after the closing, the Grantee and the Grantor or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Grantor and approved by the Grantee within 30 days of the closing. Such determination shall be final and binding on all parties hereto. If, at the time of the purchase of any Option Shares by the Grantor (or its designee) pursuant to this Section 7, a tender or exchange offer is outstanding, then the Grantor (or its designee) shall agree at the time of such purchase to promptly pay to Grantee from time to time such additional amounts, if any, so that the consideration received by Grantee with respect to each Option Share shall be equal to the highest price paid for a share of Common Stock pursuant to such tender or exchange, or pursuant to any other tender or exchange offer outstanding at any time such tender or exchange offer is outstanding.

     (c) If the Grantor exercises its right of first refusal hereunder, the closing of the purchase of the Option Shares with respect to which such right has been exercised shall take place within five business days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one business day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above); provided, however, that at any time prior to the closing of the purchase of Option Shares hereunder, the Grantee may determine not to sell the Option Shares and revoke the Disposition Notice and, by so doing, cancel the Grantor's right of first refusal with respect to the disposition in question. The Grantor (or its designee) shall pay for the Option Shares by wire transfer of immediately available funds to a bank designated by the Grantee.

     (d) If the Grantor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for 90 days following the expiration of such time for exercise to sell the Option Shares (or enter into an agreement to sell the Option Shares) specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided that if such sale is not consummated within such 90-day period (or the agreement to sell entered into in such 90-day period is not thereafter performed in accordance with its terms), then the provisions of this
  Section 7 will again apply to the sale of such Option Shares.

     (e) For purposes of the Agreement, a "Change in Control Event" shall be deemed to have occurred if (i) any person has acquired beneficial ownership of more than 50% (excluding the Option Shares) of the outstanding shares of Common Stock or (ii) the Grantor shall have entered into an agreement, including without limitation an agreement in principle, providing for a merger or other business combination involving the Grantor or the acquisition of 30% or more of the assets of the Grantor and its subsidiaries, taken as a whole.

   8. Repurchase of Option Shares. If a Change in Control Event has not occurred prior to the first anniversary date of the Merger Termination Date, then beginning on such anniversary date, the Grantor shall have the right to purchase (the "Repurchase Right") all, but not less than all, of the Option Shares at the greater of (i) the Purchase Price, or (ii) the average closing price of the Common Stock on the NYSE for the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within 30 days following the first anniversary of the Merger Termination Date, the Repurchase Right shall terminate. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 business days and not earlier than two business days following the date such notice is given) for the closing of such purchase.

   9. Registration Rights.

      (a) In the event that the Grantee shall desire to sell any of the Option Shares within two years after the purchase of such Option Shares pursuant to the exercise of the Option, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Option Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters registering such Option Shares for resale, including, without limitation, promptly filing and using its best efforts to cause to be declared effective a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days in the aggregate if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
  Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Option Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and
  (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Option Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

   10. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $35,000,000 (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Option Shares previously purchased by Grantee (valued at the average closing price of the Common Stock on the NYSE for the five trading days ending on the trading date immediately preceding the date of delivery, (ii) pay cash or deliver other consideration to the Grantor, or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit and, if exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.03(c) of the Merger Agreement, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Option Shares pursuant to Sections 1(d), 7 or 8 hereof, less (y) the Grantee's aggregate purchase price for such Option Shares, (iii) the amount received by Grantee in respect of a Cash Exercise Notice pursuant to Section 1(d) hereof, and (iv) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's aggregate purchase price for such Option Shares.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   11. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

   12. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such equitable relief.

   13. Notice. All notices, requests, demands and other communications hereunder shall be sent in the manner and to the addresses set forth in the Merger Agreement.

   14. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

   15. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. The terms of this Agreement may be amended, modified or waived only by an agreement in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

   16. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Grantee (provided that such assignment shall not relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations). Any Option Shares sold or transferred by the Grantee to any other person or entity in compliance with the terms hereof (other than a direct or indirect wholly-owned subsidiary of the Grantee) shall no longer have the benefit of the rights provided for herein with respect to such Option Shares (including without limitation those set forth in Sections 1(d) and 9) and shall no longer be subject to the restrictions or rights in favor of the Grantor provided for herein with respect to such Option Shares (including without limitation those set forth in Sections 7 and 8).

   17. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

   18. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

   20. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Option Shares.

   21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          TUBOSCOPE INC.


                                                  /s/ John F. Lauletta
                                          By: _________________________________
                                                       John Lauletta
                                                  Chief Executive Officer

                                          VARCO INTERNATIONAL, INC.

                                                 /s/ George Boyadjieff
                                          By: _________________________________
                                                     George Boyadjieff
                                                  Chief Executive Officer

                                                                        ANNEX VI
                          VARCO STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of March 22, 2000 (this "Agreement"), by and between Tuboscope, a Delaware corporation (the "Grantee"), and Varco, a California corporation (the "Grantor").

   WHEREAS, the Grantee and the Grantor are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Grantor with and into the Grantee;

   WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Grantee has requested that the Grantor grant to the Grantee an option to purchase certain shares of the authorized and unissued Common Stock of the Grantor, together with any associated rights under the Rights Agreement, dated as of November 6, 1997 (the "Varco Rights Agreement"), between Grantor and Harris Trust Company of California, as amended (the "Common Stock") , upon the terms and subject to the conditions hereof; and

   WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor is willing to grant the Grantee the requested option.

   NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and in the Merger Agreement, the parties hereto agree as follows:

   1. The Option; Exercise; Adjustments; Payment of Spread; Termination.

     (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement, and Grantor has amended the Varco Rights Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 13,023,985 shares (representing approximately 19.9% of the outstanding shares of Common Stock as of the date hereof) of Common Stock (the "Option Shares") at a cash purchase price equal to $14.56 per Option Share (the "Purchase Price"). Subject to the conditions set forth in
  Section 2, the Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following the occurrence of any event as a result of which the Grantee is unconditionally entitled to receive the Varco Termination Fee (as defined in the Merger Agreement) pursuant to
  Section 8.03(e) of the Merger Agreement and prior to the termination of the Option in accordance with the terms of this Agreement.

     (b) Without limiting any restriction on the Grantor contained in this Agreement or the Merger Agreement, in the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number and type of Option Shares subject to the Option and the purchase price per Option Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Option Shares representing 19.9% of the capital stock of the Grantor entitled to vote generally for the election of the directors of the Grantor which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price equal to the Purchase Price multiplied by 13,023,985.

     (c) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Exercise Notice") specifying the total number of Option Shares that the Grantee wishes to purchase and a date (subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) not later than 10 business days and not earlier than the next business day following the date such notice is given for the closing of such purchase.

     (d) After the occurrence of any event as a result of which the Grantee is unconditionally entitled to receive the Varco Termination Fee pursuant to Section 8.03(e) of the Merger Agreement, the Grantee may

  (i) at any time the Option is then exercisable pursuant to the terms of
  Section 1(a) hereof elect, in lieu of exercising the Option to purchase Option Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Option as Grantee shall specify, or (ii) at any time prior to 30 days after the first anniversary of the Merger Termination Date (as defined in Section 1(e)), if the Grantee has exercised the Option and purchased the Option Shares hereunder, Grantee may send a written notice to the Grantor (the "Put Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantee may sell to the Grantor Option Shares purchased hereunder and the Grantor shall pay to the Grantee an amount in cash equal to the higher of (m) the Alternative Purchase Price (as hereinafter defined) or (n) the average of the closing sales prices of the shares of Common Stock on the New York Stock Exchange (the "NYSE") for the five trading days ending five days prior to the date the Put Notice is given, multiplied by the number of such Option Shares to be sold by the Grantee to the Grantor on such date (such purchase and sale to be closed in a manner substantially consistent with the procedures outlined in Section 3 hereof). As used herein "Spread" shall mean the excess, if any, over the Purchase Price of the higher of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any person in an Alternative Transaction (as defined in Section 8.03(g) of the Merger Agreement) (the "Alternative Purchase Price") or (y) the average of the closing sales prices of the shares of Common Stock on the NYSE for the five trading days ending five days prior to the date of the Cash Exercise Notice is given. If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (A) the fixed cash amount, if any, included in the Alternative Purchase Price plus (B) the fair market value of such other property determined in accordance with the procedures set forth in Section 7(b) (but using the date of the Cash Exercise Notice or the Put Notice, as the case may be, is given). Upon exercise of the Grantee's right to receive cash pursuant to
  Section 1(d)(i) and the payment of such cash to the Grantee, the obligations of the Grantor to deliver Option Shares pursuant to Section 3 shall be terminated with respect to such number of Option Shares for which the Grantee shall have elected to be paid the Spread.

     (e) The right to exercise the Option shall terminate at the earliest of
  (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement pursuant to circumstances under which the Grantee is not entitled to receive the Varco Termination Fee pursuant to Section 8.03(e) of the Merger Agreement, (iii) the date on which the Grantee realizes a Total Profit equal to the Profit Limit (as such terms are defined in Section 10) and (iv) 180 days after the date (the "Merger Termination Date") on which the Merger Agreement is terminated pursuant to circumstances under which the Grantee is entitled to receive the Varco Termination Fee pursuant to Section 8.03(e) of the Merger Agreement (the date referred to in clause (iv) being hereinafter referred to as the "Option Expiration Date"); provided that if the Option cannot be exercised or the Option Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 2(a) or Section 2(b) hereof have not yet been satisfied, the Option Expiration Date shall be extended until 30 days after such impediment to exercise has been removed.

   2. Conditions to Delivery of Option Shares. The Grantor's obligation to deliver Option Shares upon exercise of the Option is subject to the following conditions:

     (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Option Shares shall be in effect;

     (b) Any applicable waiting periods under the HSR Act shall have expired or been terminated; and

     (c) The Grantee shall have become entitled to terminate the Merger Agreement under circumstances that would entitle the Grantee to receive the Varco Termination Fee pursuant to Section 8.03(e) of the Merger Agreement.

   3. The Closing.

     (a) Any closing hereunder shall take place on the date specified by the Grantee in its Exercise Notice at 9:00 A.M., local time, at the offices of Pircher, Nichols & Meeks, 1999 Avenue of the Stars, Los Angeles, California, or, if the conditions set forth in Section 2(a) or 2(b) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Grantor will deliver to the Grantee a certificate or certificates representing the Option Shares in the denominations designated by the Grantee in its Exercise Notice and the Grantee will purchase such Option Shares from the Grantor at the price per Option Share equal to the Purchase Price. Unless otherwise specified in this Agreement, any payment made by the Grantee to the Grantor, or by the Grantor to the Grantee, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of immediately available funds to a bank designated by the party receiving such funds.

     (b) Certificates for the Option Shares delivered on the Closing Date will have typed or printed thereon a restrictive legend which will read substantially as follows:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE VARCO STOCK OPTION AGREEMENT DATED AS OF MARCH 22, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF VARCO AT ITS PRINCIPAL EXECUTIVE OFFICES."

   It is understood and agreed that (i) the reference to restrictions arising under the Securities Act of 1933, as amended (the "Securities Act"), in the above legend will be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Grantee has delivered to Grantor a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Grantor and its counsel, to the effect that such legend is not required for purposes of the Securities Act and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference.

   4. Representations and Warranties of the Grantor. The Grantor represents and warrants to the Grantee that: (a) the Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Grantor and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantor and constitutes a valid and binding obligation of the Grantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles and to the California General Corporation Law; (c) the Grantor has taken all necessary corporate action to authorize and reserve the Option Shares issuable upon exercise of the Option and the Option Shares, when issued and delivered by the Grantor upon the exercise of the Option in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of any lien, security interest or other adverse claim and free of any preemptive rights; (d) except as otherwise required by the HSR Act and, except for routine filings under the Securities Exchange Act of 1934, as amended, and the listing of the Option Shares in accordance with Section 6, the execution and delivery of this Agreement by the Grantor and the consummation by it of the transactions contemplated hereby do not require the consent, waiver, approval or authorization of or any filing with any person or public authority and will not violate, require a consent or waiver under, result in a breach of or the acceleration of any obligation under, or constitute a default under, any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, law, rule, regulation, stock market rule, judgment, ordinance, decree or restriction by which the Grantor or any of its subsidiaries or any of their respective properties or assets is bound; (e) no "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation is or shall be applicable to the acquisition of Option Shares pursuant to this Agreement; and (f) the Varco Rights Agreement has been amended so that the Grantee is exempt from the definition of "Acquiring Person" contained in the Varco Rights Agreement, and no "Shares Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Varco Rights Agreement) will occur as a result of the execution of this Agreement by the Grantor or the exercise of the Option by the Grantee.

   5. Representations and Warranties of the Grantee. The Grantee represents and warrants to the Grantor that: (a) the execution and delivery of this Agreement by the Grantee and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Grantee and this Agreement has been duly executed and delivered by a duly authorized officer of the Grantee and constitutes a valid and binding obligation of the Grantee; and (b) the Grantee is acquiring the Option and, if and when it exercises the Option, will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

   6. Listing of Option Shares; HSR Act Filings; Governmental Consents. The Grantor shall use its best efforts to cause the Option Shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date; provided, however, that if the Grantor is unable to effect such listing on the NYSE by the Closing Date, the Grantor will nevertheless be obligated to deliver the Option Shares upon the Closing Date. The Grantor shall as promptly as practicable, make all necessary filings with respect to this Agreement and the Option required under the HSR Act and use its best efforts to obtain all necessary approvals thereunder as promptly as practicable. Each of the parties hereto will use its best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated herein.

   7. Right of First Refusal. If the Grantee exercises the Option in whole or in part and at any time thereafter and prior to the earlier of (a) the occurrence of a Change in Control Event (as defined herein) or (b) 30 days after the first anniversary of the Merger Termination Date, seeks to sell all or any part of the Option Shares purchased (i) in a transaction registered under the Securities Act (other than in a registered public offering in which the underwriters are instructed to achieve a broad public distribution) or (ii) in a transaction not required to be registered under the Securities Act (other than in a transfer by operation of law upon consummation of a merger), it shall give the Grantor (or a designee of the Grantor) the opportunity, in the following manner, to purchase such Option Shares:

     (a) The Grantee shall give notice to the Grantor in writing of its intent to sell Option Shares (a "Disposition Notice"), specifying the number of Option Shares to be sold, the price and, if applicable, the identity of the proposed transferee and the material terms of any agreement relating thereto. For purposes of this Section 7, if the Disposition Notice is given with respect to the sale of the Option Shares pursuant to a tender or exchange officer, it shall be assumed that all Option Shares tendered will be accepted for payment. The Disposition Notice may be given at any time, including prior to the giving of any Exercise Notice.

     (b) The Grantor or its designee shall have the right, exercisable by written notice given to the Grantee within five business days after receipt of a Disposition Notice (or, if applicable, in the case of a proposed sale pursuant to a tender or exchange offer for shares of Common Stock, by written notice given to the Grantee at least two business days prior to the then announced expiration date of such tender or exchange offer (the "Expiration Date") if such Disposition Notice was given at least four business days prior to such Expiration Date), to purchase all, but not less than all, of the Option Shares specified in the Disposition Notice at the price set forth in the Disposition Notice. If the purchase price specified in the Disposition Notice includes any property other than cash, the purchase price to be paid by the Grantor shall be an amount of cash equal to the sum of (i) the cash included in the purchase price plus (ii) the fair market value of such other property at the date of the Disposition Notice. If such other property consists of securities with an existing public trading market, the average closing price (or the average closing bid and asked price if closing prices are unavailable) for such securities on their principal public trading market for the five trading days ending five days prior to the date of the Disposition Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, at the time of the closing referred to in paragraph (c) below, agreement on the value of such other property has not been reached, the higher of (i) the cash included in the purchase price and (ii) the average closing price of the Common Stock on the NYSE for the five trading days ending five days prior to the date of the Disposition Notice shall be used as the per share purchase price; provided, however, that promptly after the closing, the Grantee and the Grantor or its designee, as the case may be, shall settle any additional amounts to be paid or returned as a result of the determination of fair market value of such other property made by a nationally recognized investment banking firm selected by the Grantor and approved by the Grantee within 30 days of the closing. Such determination shall be final and binding on all parties hereto. If, at the time of the purchase of any Option Shares by the Grantor (or its designee) pursuant to this Section 7, a tender or exchange offer is outstanding, then the Grantor (or its designee) shall agree at the time of such purchase to promptly pay to Grantee from time to time such additional amounts, if any, so that the consideration received by Grantee with respect to each Option Share shall be equal to the highest price paid for a share of Common Stock pursuant to such tender or exchange, or pursuant to any other tender or exchange offer outstanding at any time such tender or exchange offer is outstanding.

     (c) If the Grantor exercises its right of first refusal hereunder, the closing of the purchase of the Option Shares with respect to which such right has been exercised shall take place within five business days after the notice of such exercise (or, if applicable, in the case of a tender or exchange offer, no later than one business day prior to the expiration date of the offer if written notice was given within the time set forth in the parenthetical in the first sentence of paragraph (b) above); provided, however, that at any time prior to the closing of the purchase of Option Shares hereunder, the Grantee may determine not to sell the Option Shares and revoke the Disposition Notice and, by so doing, cancel the Grantor's right of first refusal with respect to the disposition in question. The Grantor (or its designee) shall pay for the Option Shares by wire transfer of immediately available funds to a bank designated by the Grantee.

     (d) If the Grantor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Grantee shall be free for 90 days following the expiration of such time for exercise to sell the Option Shares (or enter into an agreement to sell the Option Shares) specified in the Disposition Notice, at the price specified in the Disposition Notice or any price in excess thereof and otherwise on substantially the same terms set forth in the Disposition Notice; provided that if such sale is not consummated within such 90-day period (or the agreement to sell entered into in such 90-day period is not thereafter performed in accordance with its terms), then the provisions of this
  Section 7 will again apply to the sale of such Option Shares.

     (e) For purposes of the Agreement, a "Change in Control Event" shall be deemed to have occurred if (i) any person has acquired beneficial ownership of more than 50% (excluding the Option Shares) of the outstanding shares of Common Stock or (ii) the Grantor shall have entered into an agreement, including without limitation an agreement in principle, providing for a merger or other business combination involving the Grantor or the acquisition of 30% or more of the assets of the Grantor and its subsidiaries, taken as a whole.

   8. Repurchase of Option Shares. If a Change in Control Event has not occurred prior to the first anniversary date of the Merger Termination Date, then beginning on such anniversary date, the Grantor shall have the right to purchase (the "Repurchase Right") all, but not less than all, of the Option Shares at the greater of (i) the Purchase Price, or (ii) the average closing price of the Common Stock on the NYSE for the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within 30 days following the first anniversary of the Merger Termination Date, the Repurchase Right shall terminate. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 10 business days and not earlier than two business days following the date such notice is given) for the closing of such purchase.

   9. Registration Rights.

     (a) In the event that the Grantee shall desire to sell any of the Option Shares within two years after the purchase of such Option Shares pursuant to the exercise of the Option, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Option Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters registering such Option Shares for resale, including, without limitation, promptly filing and using its best efforts to cause to be declared effective a registration statement which complies with the requirements of applicable federal and state securities laws and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Grantor shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 120 days in the aggregate if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Grantor or any other material transaction involving the Grantor.

     (b) If the Common Stock is registered pursuant to the provisions of this
  Section 9, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Option Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and
  (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish to the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel and the underwriting fees and selling commissions applicable to the Option Shares sold by the Grantee. The Grantor shall indemnify and hold harmless Grantee, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee, its affiliates or its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Grantor shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained in, omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any statement or omission made in reliance upon and in conformity with written information furnished to the Grantor by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

   10. Profit Limitation.

     (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $35,000,000 (the "Profit Limit") and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) deliver to the Grantor for cancellation Option Shares previously purchased by Grantee (valued at the average closing price of the Common Stock on the NYSE for the five trading days ending on the trading date immediately preceding the date of delivery), (ii) pay cash or deliver other consideration to the Grantor, or (iii) undertake any combination thereof, so that Grantee's Total Profit shall not exceed the Profit Limit after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, the Option may not be exercised for a number of Option Shares as would, as of the date of the Exercise Notice, result in a Notional Total Profit (as defined below) of more than the Profit Limit and, if exercise of the Option otherwise would exceed the Profit Limit, the Grantee, at its discretion, may increase the Purchase Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Limit; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Grantee pursuant to Section 8.03(e) of the Merger Agreement, (ii) (x) the amount received by Grantee pursuant to the Grantor's repurchase of Option Shares pursuant to Sections 1(d), 7 or 8 hereof, less (y) the Grantee's aggregate purchase price for such Option Shares, (iii) the amount received by Grantee in respect of a Cash Exercise Notice pursuant to Section 1(d) hereof, and (iv) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's aggregate purchase price for such Option Shares.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   11. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

   12. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement, immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirement for the securing or posting of any bond in connection with obtaining any such equitable relief.

   13. Notice. All notices, requests, demands and other communications hereunder shall be sent in the manner and to the addresses set forth in the Merger Agreement.

   14. Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

   15. Entire Agreement; Amendments. This Agreement, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. The terms of this Agreement may be amended, modified or waived only by an agreement in writing signed by the party against whom such amendment, modification or waiver is sought to be enforced.

   16. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of the Grantee (provided that such assignment shall not relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations). Any Option Shares sold or transferred by the Grantee to any other person or entity in compliance with the terms hereof (other than a direct or indirect wholly-owned subsidiary of the Grantee) shall no longer have the benefit of the rights provided for herein with respect to such Option Shares (including without limitation those set forth in Sections 1(d) and 9) and shall no longer be subject to the restrictions or rights in favor of the Grantor provided for herein with respect to such Option Shares (including without limitation those set forth in Sections 7 and 8).

   17. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

   18. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

   19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

   20. Survival. All representations and warranties contained in this Agreement shall survive delivery of and payment for the Option Shares.

   21. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

   IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.

                                          TUBOSCOPE INC.


                                                  /s/ John F. Lauletta
                                          By: _________________________________
                                                       John Lauletta
                                                  Chief Executive Officer

                                          VARCO INTERNATIONAL, INC.

                                                 /s/ George Boyadjieff
                                          By: _________________________________
                                                     George Boyadjieff
                                                  Chief Executive Officer

                                                                       ANNEX VII

                            THE AMENDED AND RESTATED
                         1996 EQUITY PARTICIPATION PLAN
                                       OF
                           VARCO INTERNATIONAL, INC.

   VARCO INTERNATIONAL, INC., a Delaware corporation and successor by merger to Tuboscope Inc., has adopted this Amended and Restated 1996 Equity Participation Plan of Varco International, Inc., as amended and restated (the "Plan"), which amends and restates the Amended 1996 Equity Participation Plan of Tuboscope Inc., for the benefit of its eligible employees, consultants and directors.

   The purposes of this Plan are as follows:

      (1) To provide an additional incentive for Directors, key Employees and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

      (2) To enable the Company to obtain and retain the services of Directors, key Employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I.
                                  Definitions

   1.1 General. Wherever the following terms are used in this Plan they shall have the meaning specified below, unless the context clearly indicates otherwise.

   1.2 Administrator. "Administrator" shall mean the entity that conducts the administration of the Plan (including the grant of Awards) as provided herein. With reference to the administration of the Plan with respect to an Award granted or to be granted to Independent Directors, the term "Administrator" shall refer to the Board. With reference to the administration of the Plan with respect to an Award granted or to be granted to Employees or consultants, the term "Administrator" shall refer to the Committee, unless and to the extent (a) the Board has assumed the authority for administration of all or any part of the Plan as permitted in Section 9.2 or (b) the Committee has delegated the authority for administration of all or part of the Plan as permitted by Section 9.5.

   1.3 Award Limit. "Award Limit" shall mean four hundred thousand (400,000) shares of Common Stock, the method of counting such Shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code or the rules and regulations promulgated thereunder.

   1.4 Award. "Award" shall mean an Option, Restricted Stock award, Performance Award, Stock Appreciation Right, Dividend Equivalent award, Deferred Stock award or Stock Payment which may be awarded or granted under the Plan (collectively, "Awards").

   1.5 Board. "Board" shall mean the Board of Directors of the Company.

   1.6 Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   1.7 Committee. "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 9.1.

   1.8 Common Stock. "Common Stock" shall mean the common stock of the Company, par value $0.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

                                     VII-1

   1.9 Company. "Company" shall mean Varco International, Inc., a Delaware corporation and successor through merger with Tuboscope Inc., or any successor entity.

   1.10 Corporate Transaction. "Corporate Transaction" shall mean any of the following stockholder-approved transactions to which the Company is a party:

     (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Company is incorporated, form a holding company or effect a similar reorganization as to form whereupon this Plan and all Awards are assumed by the successor entity;

     (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company in a transaction not covered by the exceptions to clause (a), above; or

     (c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

   1.11 Deferred Stock. "Deferred Stock" shall mean Common Stock awarded under
Article VII of this Plan.

   1.12 Director. "Director" shall mean a member of the Board.

   1.13 Dividend Equivalent. "Dividend Equivalent" shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Article VII of this Plan.

   1.14 Employee. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

   1.15 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   1.16 Fair Market Value. "Fair Market Value" of a share of Common Stock as of a given date shall be (i) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (ii) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (iii) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith.

   1.17 Grantee. "Grantee" shall mean an Employee, consultant or Independent Director granted a Performance Award, Dividend Equivalent, Stock Payment or Stock Appreciation Right, or an award of Deferred Stock, under this Plan.

   1.18 Incentive Stock Option. "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

   1.19 Independent Director. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

                                     VII-2

   1.20 Non-Qualified Stock Option. "Non-Qualified Stock Option" shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

   1.21 Option. "Option" shall mean a stock option granted under Article III of this Plan. An Option granted under this Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and consultants shall be Non-Qualified Stock Options.

   1.22 Optionee. "Optionee" shall mean an Employee, consultant or Independent Director granted an Option under this Plan.

   1.23 Performance Award. "Performance Award" shall mean a cash bonus, stock bonus or other performance or incentive award that is paid in cash, Common Stock or a combination of both, awarded under Article VII of this Plan.

   1.24 Plan. "Plan" shall mean the Amended and Restated 1996 Equity Participation Plan of Varco International Inc., as amended and/or restated from time to time.

   1.25 QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

   1.26 Restricted Stock. "Restricted Stock" shall mean Common Stock awarded under Article VI of this Plan.

   1.27 Restricted Stockholder. "Restricted Stockholder" shall mean an Employee, consultant or Independent Director granted an award of Restricted Stock under Article VI of this Plan.

   1.28 Rule 16b-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

   1.29 Stock Appreciation Right. "Stock Appreciation Right" shall mean a stock appreciation right granted under Article VIII of this Plan.

   1.30 Stock Payment. "Stock Payment" shall mean (i) a payment in the form of shares of Common Stock, or (ii) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses, commissions or fees, that would otherwise become payable to a Grantee in cash, awarded under Article VII of this Plan.

   1.31 Subsidiary. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

   1.32 Termination of Consultancy. "Termination of Consultancy" shall mean the time when the engagement of Optionee, Grantee or Restricted Stockholder as a consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including without limitation, by resignation, discharge, death or retirement; but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Consultancy. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

                                     VII-3

   1.33 Termination of Directorship. "Termination of Directorship" shall mean the time when an Optionee, Grantee or Restricted Stockholders who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

   1.34 Termination of Employment. "Termination of Employment" shall mean the time when the employee-employer relationship between the Optionee, Grantee or Restricted Stockholder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of an Optionee, Grantee or Restricted Stockholder by the Company or any Subsidiary, (ii) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (iii) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether particular leaves of absence constitute Terminations of Employment; provided, however, that, with respect to Incentive Stock Options, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of this Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

                                  ARTICLE II.
                             Shares Subject to Plan

   2.1 Shares Subject to Plan.

     (a) The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company's Common Stock, par value $0.01 per share. The aggregate number of such shares which may be issued upon exercise of such options or rights or upon any such awards under the Plan shall not exceed Seven Million Four Hundred Fifty Thousand (7,450,000). The shares of Common Stock issuable upon exercise of such options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

     (b) The maximum number of shares which may be subject to options, rights or other awards granted under the Plan to any individual in any calendar year shall not exceed the Award Limit.

   2.2 Add-back of Options and Other Rights. If any Option, or other right to acquire shares of Common Stock under any other award under this Plan, expires or is canceled without having been fully exercised or is exercised in whole or in part for cash as permitted by this Plan, the number of shares subject to such Option or other right but as to which such Option or other right was not exercised prior to its expiration, cancellation or exercise may again be optioned, granted or awarded hereunder, subject to the limitations of Section
2.1. Shares of Common Stock which are delivered by the Optionee or Grantee or withheld by the Company upon the exercise of any Option or other award under this Plan in payment of the exercise price thereof or tax withholding thereon may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. If any share of Restricted Stock is forfeited by the Grantee or repurchased by the Company pursuant to Section 6.6 hereof, such share may again be optioned, granted or awarded hereunder, subject to the limitations of
Section 2.1.

                                     VII-4

                                  ARTICLE III.
                              Granting of Options

   3.1 Eligibility. Any Employee or consultant selected by the Administrator pursuant to Section 3.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 3.4(c) and at the discretion of the Board, pursuant to Section 3.4(d).

   3.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under this Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

   3.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted unless such Option, when granted, qualifies as an "Incentive stock option" under Section 422 of the Code. No Incentive Stock Option shall be granted to any person who is not an Employee.

   3.4 Granting of Options.

     (a) The Administrator shall from time to time, in its absolute discretion, and subject to applicable limitations of this Plan:

       (i) Determine which Employees are key Employees and select from among the key Employees or consultants (including Employees or consultants who have previously received Options or other awards under this Plan) such of them as in its opinion should be granted Options;

       (ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or consultants;

       (iii) Determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

       (iv) Determine the terms and conditions of such Options, consistent with this Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

     (b) Any Incentive Stock Option granted under this Plan may be modified by the Administrator, with the consent of the Optionee, to disqualify such option from treatment as an "Incentive stock option" under Section 422 of the Code.

     (c) During the term of the Plan, (i) a person who is an Independent Director as of the effective date of this Plan automatically shall be granted an option to purchase four thousand (4,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders at which the Independent Director is reelected to the Board, and (ii) a person who is initially elected or appointed to the Board and is at the time of election or appointment an Independent Director automatically shall be granted (A) an option to purchase four thousand (4,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of such initial election or appointment and (B) an option to purchase four thousand (4,000) shares of Common Stock (subject to adjustment as provided in Section 10.3) on the date of each annual meeting of stockholders after such initial election or appointment at which the Independent Director is reelected to the Board. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Option grant pursuant to clause (ii)(A) of the preceding sentence, but to the extent that

                                     VII-5
  they are otherwise eligible, will receive, after retirement from the Company, Options as described in the clause (ii)(B) of the preceding sentence. All of the foregoing Option grants authorized by this Section 3.4(c) are subject to stockholder approval of the Plan.

     (d) The Administrator shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

       (i) Select from among the Independent Directors (including
    Independent Directors who have previously received Options under the
    Plan) such of them as in its opinion should be granted Options;

       (ii) Determine the number of shares to be subject to such Options granted to the selected Independent Directors; and

       (iii) Subject to the provisions of Article V, determine the terms and conditions of such Options, consistent with the Plan.

                                  ARTICLE IV.
                                Terms of Options

   4.1 Option Agreement. Each Option shall be evidenced by a written Stock Option Agreement, which shall be executed by the Optionee and an authorized officer of the Company and which shall contain such terms and conditions as the Administrator shall determine, consistent with this Plan. Stock Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Stock Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

   4.2 Option Price. The price per share of the shares subject to each Option shall be set by the Administrator; provided, however, that such price shall be no less than the par value of a share of Common Stock and (i) in the case of Incentive Stock Options and Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(c) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (ii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted; and (iii) in the case of Options granted to Independent Directors pursuant to Section 3.4(c), such price shall equal 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

   4.3 Option Term. The term of an Option shall be set by the Administrator in its discretion; provided, however, that, (i) in the case of Options granted to Independent Directors, the term shall be (10) years from the date the Option is granted, and (ii) in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary. Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Administrator may extend the term of any outstanding Option in connection with any Termination of Employment, Termination of Consultancy, or Termination of Directorship of the Optionee, or amend any other term or condition of such Option relating to such a termination.

   4.4 Option Vesting.

     (a) The period during which the right to exercise an Option in whole or in part vests in the Optionee shall be set by the Administrator who may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Administrator may,

                                     VII-6
  in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

     (b) No portion of an Option which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Stock Option Agreement or by action following the grant of the Option.

     (c) To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this
  Section 4.4(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

   4.5 Consideration. In consideration of the granting of an Option, the Optionee shall agree, in the written Stock Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Stock Option Agreement or by action of the Administrator following grant of the Option) after the Option is granted (or until the next annual meeting of stockholders of the Company, in the case of an Independent Director). Nothing in this Plan or in any Stock Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without good cause.

                                   ARTICLE V.
                              Exercise of Options

   5.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

   5.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

     (a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion;

     (b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal or state securities laws or regulations. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

     (c) In the event that the Option shall be exercised pursuant to Section
  10.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

     (d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator, may in its discretion (i) allow a delay

                                     VII-7
  in payment up to thirty (30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Optionee, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Administrator, (vi) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Administrator may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

   5.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

     (a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

     (b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

     (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

     (d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

     (e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares pursuant to 5.2(d).

   5.4 Rights as Stockholders. The holders of Options shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such holders.

   5.5 Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Stock Option Agreement and may be referred to on the certificates evidencing such shares. The Administrator may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two years from the date of granting such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Administrator may direct that the certificates evidencing shares acquired by exercise of an Option refer to such requirement to give prompt notice of disposition.

                                     VII-8

                                  ARTICLE VI.
                           Award of Restricted Stock

   6.1 Award of Restricted Stock.

     (a) The Administrator shall from time to time, in its absolute discretion:

       (i) Select from among the key Employees, consultants or Independent Directors (including those who have previously received other Awards under this Plan) such of them as in its opinion should be awarded Restricted Stock; and

       (ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with this Plan.

     (b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

     (c) Upon the selection of a key Employee, consultant or Independent Director to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

   6.2 Restricted Stock Agreement. Restricted Stock shall be issued only pursuant to a written Restricted Stock Agreement, which shall be executed by the selected key Employee, consultant or Independent Director and an authorized officer of the Company and which shall contain such terms and conditions as the Administrator shall determine, consistent with this Plan.

   6.3 Consideration. As consideration for the issuance of Restricted Stock, in addition to payment of any purchase price, the Employee or consultant shall agree, in the written Restricted Stock Agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after the Restricted Stock is issued (or such shorter period as may be fixed in the Restricted Stock Agreement or by action of the Administrator following grant of the Restricted Stock). Nothing in this Plan or in any Restricted Stock Agreement hereunder shall confer on any Restricted Stockholder any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Restricted Stockholder at any time for any reason whatsoever, with or without good cause.

   6.4 Rights as Stockholders. Upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 6.7, the Restricted Stockholder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in his Restricted Stock Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that in the discretion of the Administrator, any extraordinary distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 6.5.

   6.5 Restriction. All shares of Restricted Stock issued under this Plan (including any shares received by holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Restricted Stock Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that, unless the Administrator otherwise provides in the terms of the Restricted Stock Agreement, no share of Restricted Stock granted to a person subject to Section 16 of the Exchange Act shall be sold, assigned or otherwise transferred until at least six months have elapsed from (but excluding) the date on which the Restricted Stock was issued, and provided, further, that by action taken after the Restricted Stock is issued, the Administrator may, on such

                                     VII-9
terms and conditions as it may determine to be appropriate, remove any or all of the restrictions imposed by the terms of the Restricted Stock Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Unless provided otherwise by the Administrator, if no consideration was paid by the Restricted Stockholder upon issuance, a Restricted Stockholder's rights in unvested Restricted Stock shall lapse upon Termination of Employment or, if applicable, upon Termination of Consultancy with the Company.

   6.6 Repurchase of Restricted Stock. The Administrator shall provide in the terms of each individual Restricted Stock Agreement that the Company shall have the right to repurchase from the Restricted Stockholder the Restricted Stock then subject to restrictions under the Restricted Stock Agreement immediately upon a Termination of Employment or, if applicable, upon a Termination of Consultancy between the Restricted Stockholder and the Company, at a cash price per share equal to the price paid by the Restricted Stockholder for such Restricted Stock; provided, however, that provision may be made that no such right of repurchase shall exist in the event of a Termination of Employment or Termination of Consultancy without cause, or following a change in control of the Company or because of the Restricted Stockholder's retirement, death or disability, or otherwise.

   6.7 Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Restricted Stock Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

   6.8 Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Restricted Stock Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

                                  ARTICLE VII.
                   Performance Awards, Dividend Equivalents,
                         Deferred Stock, Stock Payments

   7.1 Performance Awards. Any key Employee or consultant selected by the Administrator may be granted one or more Performance Awards. The value of such Performance Awards may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator, or may be based upon the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of Common Stock over a fixed period or periods determined by the Administrator. In making such determinations, the Administrator shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular key Employee or consultant.

   7.2 Dividend Equivalents. Any key Employee, consultant or Independent Director selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on Common Stock, to be credited as of dividend payment dates, during the period between the date an Option, Stock Appreciation Right, Deferred Stock or Performance Award is granted, and the date such Option, Stock Appreciation Right, Deferred Stock or Performance Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

   7.3 Stock Payments. Any key Employee, consultant or Independent Director selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Fair Market Value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria

                                     VII-10
determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

   7.4 Deferred Stock. Any key Employee, consultant or Independent Director selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be linked to the market value, book value, net profits or other measure of the value of Common Stock or other specific performance criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award will not be issued until the Deferred Stock award has vested, pursuant to a vesting schedule or performance criteria set by the Administrator. Unless otherwise provided by the Administrator, a Grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the award has vested and the Common Stock underlying the award has been issued.

   7.5 Performance Award Agreement, Dividend Equivalent Agreement, Deferred Stock Agreement, Stock Payment Agreement. Each Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be evidenced by a written agreement, which shall be executed by the Grantee and an authorized Officer of the Company and which shall contain such terms and conditions as the Administrator shall determine, consistent with this Plan.

   7.6 Term. The term of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment shall be set by the Administrator in its discretion.

   7.7 Exercise Upon Termination of Employment. A Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is exercisable or payable only while the Grantee is an Employee or consultant; provided that the Administrator may determine that the Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment may be exercised or paid subsequent to Termination of Employment or Termination of Consultancy without cause, or following a change in control of the Company, or because of the Grantee's retirement, death or disability, or otherwise.

   7.8 Payment on Exercise. Payment of the amount determined under Section 7.1 or 7.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator.

   7.9 Consideration. In consideration of the granting of a Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment, the Grantee shall agree, in a written agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after such Performance Award, Dividend Equivalent, award of Deferred Stock and/or Stock Payment is granted (or such shorter period as may be fixed in such agreement or by action of the Administrator following such grant). Nothing in this Plan or in any agreement hereunder shall confer on any Grantee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

                                 ARTICLE VIII.
                           Stock Appreciation Rights

   8.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any key Employee, consultant or Independent Director selected by the Administrator. A Stock Appreciation Right may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with this Plan as the Administrator shall impose and shall be evidenced by a written Stock Appreciation Right Agreement, which shall be executed by the Grantee and an authorized officer

                                     VII-11
of the Company. The Administrator, in its discretion, may determine whether a Stock Appreciation Right is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code and Stock Appreciation Right Agreements evidencing Stock Appreciation Rights intended to so qualify shall contain such terms and conditions as may be necessary to meet the applicable provisions of section 162(m) of the Code. Without limiting the generality of the foregoing, the Administrator may, in its discretion and on such terms as it deems appropriate, require as a condition of the grant of a Stock Appreciation Right to an Employee, consultant or Independent Director that the he or she surrender for cancellation some or all of the unexercised Options, awards of Restricted Stock or Deferred Stock, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments, or other rights which have been previously granted to him under this Plan or otherwise. A Stock Appreciation Right, the grant of which is conditioned upon such surrender, may have an exercise price lower (or higher) than the exercise price of the surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Administrator deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

   8.2 Coupled Stock Appreciation Rights.

     (a) A Coupled Stock Appreciation Right ("CSAR") shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

     (b) A CSAR may be granted to the Grantee for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

     (c) A CSAR shall entitle the Grantee (or other person entitled to exercise the Option pursuant to this Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

   8.3 Independent Stock Appreciation Rights.

     (a) An Independent Stock Appreciation Right ("ISAR") shall be unrelated to any Option and shall have a term set by the Administrator. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine; provided, however, that unless the Administrator otherwise provides in the terms of the ISAR, no ISAR granted to a person subject to
  Section 16 of the Exchange Act shall be exercisable until at least six months have elapsed from (but excluding) the date on which the Option was granted. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator. An ISAR is exercisable only while the Grantee is an Employee or consultant; provided that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Employment or Termination of Consultancy without cause, or following a change in control of the Company, or because of the Grantee's retirement, death or disability, or otherwise.

     (b) An ISAR shall entitle the Grantee (or other person entitled to exercise the ISAR pursuant to this Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

                                     VII-12

   8.4 Payment and Limitations on Exercise.

     (a) Payment of the amount determined under Section 8.2(c) and 8.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 5.3 hereinabove pertaining to Options.

     (b) Grantees of Stock Appreciation Rights who are subject to Section 16 of the Exchange Act may, in the discretion of the Administrator, be required to comply with any timing or other restrictions under Rule 16b-3 applicable to the settlement or exercise of a Stock Appreciation Right.

   8.5 Consideration. In consideration of the granting of a Stock Appreciation Right, the Grantee shall agree, in the written Stock Appreciation Right Agreement, to remain in the employ of, or to consult for, the Company or any Subsidiary for a period of at least one year after the Stock Appreciation Right is granted (or such shorter period as may be fixed in the Stock Appreciation Right Agreement or by action of the Administrator following grant of the Restricted Stock.) Nothing in this Plan or in any Stock Appreciation Right Agreement hereunder shall confer on any Grantee any right to continue in the employ of, or as a consultant for, the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Grantee at any time for any reason whatsoever, with or without good cause.

                                  ARTICLE IX.
                                 Administration

   9.1 Committee. The Compensation Committee of the Board (or another committee or a subcommittee of the Board assuming the functions of the Administrator under this Plan) shall serves as the Committee and shall consist of two or more Directors appointed by and holding office at the pleasure of the Board, provided, however, that grants to Employees who are considered reporting persons under Section 16 of the Exchange Act are to be administered by a committee or subcommittee consisting of two or more Directors each of whom satisfies the applicable requirements of Rule 16b-3 and Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

   9.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of this Plan in accordance with its provisions. The Administrator shall have the power to interpret this Plan and the agreements pursuant to which Awards are granted or awarded, and to adopt such rules for the administration, interpretation, and application of this Plan as are consistent therewith and to interpret, amend or revoke any such rules. Any such grant or award under this Plan need not be the same with respect to each Optionee, Grantee or Restricted Stockholder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

   9.3 Majority Rule; Unanimous Written Consent. The Administrator shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Administrator.

   9.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee or Board incur in connection with the administration of this Plan

                                     VII-13
shall be borne by the Company. The Committee (with the approval of the Board) and the Board may employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Administrator, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Optionees, Grantees, Restricted Stockholders, the Company and all other interested persons. No members of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

   9.5 Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant (and administer the terms of) Awards under the Plan to a committee consisting solely of one or more members of the Committee or consisting solely of one or more officers of the Company; provided, however, that the Committee may not delegate its authority to grant or administer any such Awards to individuals (i) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (ii) who are Section 162(m) Participants or (iii) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 9.5 shall serve in such capacity at the pleasure of the Committee.

                                   ARTICLE X.
                            Miscellaneous Provisions

   10.1 Not Transferable. Awards under this Plan may not be sold, pledged, assigned, or transferred in any manner other than by will or the laws of descent and distribution or pursuant to a QDRO or pursuant to the succeeding paragraph, unless and until such Awards have been exercised, or the shares underlying such Awards have been issued, and all restrictions applicable to such shares have lapsed. No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee, Grantee or Restricted Stockholder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

   Notwithstanding the foregoing provisions of this Section 10.1, the Administrator, in its sole discretion, may determine to grant an Award, which, by its terms or by resolution of the Administrator after its grant, may be transferred by the Optionee, Grantee or Restricted Stockholder, in writing and with prior written notice to the Administrator, by gift or contribution, to a family member of the Optionee, Grantee or Restricted Stockholder (as defined under the instructions to use of Form S-8), provided, that an Award that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Optionee, Grantee or Restricted Stockholder, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

   During the lifetime of the Optionee or Grantee, only he may exercise an Award (or any portion thereof) granted to him under the Plan unless it has been disposed of pursuant to a QDRO or transferred pursuant to the foregoing paragraph. After the death of the Optionee or Grantee, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's or Grantee's will or under the then applicable laws of descent and distribution.

                                     VII-14

   10.2 Amendment, Suspension or Termination of this Plan. This Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company's stockholders given within twelve months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 10.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under this Plan or modify the Award Limit, and no action of the Administrator may be taken that would otherwise require stockholder approval as a matter of applicable law, regulation or rule. No amendment, suspension or termination of this Plan shall, without the consent of the holder of an Award, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the award itself otherwise expressly so provides. No Award may be granted or awarded during any period of suspension or after termination of this Plan, and in no
event may any Incentive Stock Option be granted under this Plan after May     ,
2010.

   10.3 Changes in Common Stock or Assets of the Company; Acquisition or Liquidation of the Company and Other Corporate Events.

     (a) Subject to Section 10.3(e), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's sole discretion affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of

       (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted under the Plan including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit),

       (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of shares of outstanding Restricted Stock or Deferred Stock, and

       (iii) the grant or exercise price with respect to any Option, Performance Award, Stock Appreciation Right, Dividend Equivalent or Stock Payment.

     (b) Subject to Section 10.3(e), in the event of any corporate transaction or other event described in Section 10.3(a) which results in shares of Common Stock being exchanged for or converted into cash, securities (including securities of another corporation) or other property, the Administrator will have the right to terminate this Plan as of the date of the event or transaction, in which case all options, rights and other awards granted under this Plan shall become the right to receive such cash, securities or other property, net of any applicable exercise price.

     (c) Subject to Sections 10.3(c)(vii) and 10.3(e), in the event of any corporate transaction or other event described in Section 10.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator in its discretion is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any option, right or other award

                                     VII-15
  under this Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

       (i) In its discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide, either automatically or upon the Optionee's request, for either the purchase of any such Option, Performance Award, Stock Appreciation Right, Dividend Equivalent, or Stock Payment, or any Restricted Stock or Deferred Stock for an amount of cash equal to the amount that could have been attained upon the exercise of such option, right or award or realization of the Optionee's rights had such option, right or award been currently exercisable or payable or the replacement of such option, right or award with other rights or property selected by the Administrator in its sole discretion;

       (ii) In its sole and absolute discretion, the Administrator may provide, either by the terms of such Award or by action taken prior to the occurrence of such transaction or event that it cannot be exercised after such event;

       (iii) In its sole and absolute discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide, either by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that, for a specified period of time prior to such transaction or event, such option, right or award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 4.4 or (ii) the provisions of such Award;

       (iv) In its discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide, either by the terms of such Award or by action taken prior to the occurrence of such transaction or event, that upon such event, such option, right or award be assumed by the successor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

       (v) In its discretion, and on such terms and conditions as it deems appropriate, the Administrator may make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents, or Stock Payments, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

       (vi) In its discretion, and on such terms and conditions as it deems appropriate, the Administrator may provide either by the terms of a Restricted Stock award or Deferred Stock award or by action taken prior to the occurrence of such event that, for a specified period of time prior to such event, the restrictions imposed under a Restricted Stock Agreement or a Deferred Stock Agreement upon some or all shares of Restricted Stock or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 6.6 after such event; and

       (vii) In the event of a Corporate Transaction, to the extent that the Board does not have the ability under Rule 16b-3 to take or to refrain from taking the discretionary actions set forth above, each Option granted to an Independent Director shall be exercisable as to all shares covered thereby during the five days immediately preceding the consummation of such Corporation Transaction.

     (d) Subject to Section 10.3(e) and 10.8, the Administrator may, in its discretion, include such further provisions and limitations in any Award agreement or certificate, as it may deem equitable and in the best interests of the Company.

     (e) With respect to Incentive Stock Options and Options and Stock Appreciation Rights intended to qualify as performance-based compensation under Section 162(m), no adjustment or action described in

                                     VII-16
  this Section 10.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code or would cause such option or stock appreciation right to fail to so qualify under Section 162(m), as the case may be, or any successor provisions thereto. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would violate Section 16 or the exemptive conditions of Rule 16b-3. The number of shares of Common Stock subject to any option, right or award shall always be rounded to the next whole number.

     (f) Notwithstanding the foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of this Plan or any award Agreement would so qualify, then this Plan and any award Agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan or any award Agreement would disqualify the transaction from pooling of interests accounting treatment (including, if applicable, an entire award Agreement), then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction.

   10.4 Approval of Plan by Stockholders. This Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of this Plan. Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments may be granted and Restricted Stock or Deferred Stock may be awarded prior to such stockholder approval, provided that such Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments shall not be exercisable and such Restricted Stock or Deferred Stock shall not vest prior to the time when this Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments previously granted and all Restricted Stock or Deferred Stock previously awarded under this Plan shall thereupon be canceled and become null and void.

   10.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee, Grantee or Restricted Stockholder of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting or exercise of any Award. The Administrator may in its discretion and in whole or partial satisfaction of the foregoing requirement allow such Optionee, Grantee or Restricted Stockholder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option or afterward (or allow the return of shares of Common Stock) having a Fair Market Value in an amount not to exceed the sums necessary to pay the tax withholding based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income.

   10.6 Loans. The Administrator may, in its discretion, extend one or more loans to key Employees in connection with the exercise or receipt of an Award under this Plan. The terms and conditions of any such loan shall be set by the Administrator.

   10.7 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Plan, the Administrator shall have the right (to the extent consistent with the requirements of Rule 16b-3) to provide, in the terms of Options or other awards made under the Plan, or to require the recipient to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the recipient upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying such Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of such award (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the award, or (b) the recipient at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator.

                                     VII-17

   10.8 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of this Plan, this Plan, and any Award granted or awarded, to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan, the Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of this Plan, any Option or Stock Appreciation Right intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and this Plan shall be deemed amended to the extent necessary to conform to such requirements.

   10.9 Effect of Plan Upon Options and Compensation Plans. The adoption of this Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in this Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights otherwise than under this Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, firm or association.

   10.10 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of shares of Common Stock and the payment of money under this Plan or under Options, Performance Awards, Stock Appreciation Rights, Dividend Equivalents or Stock Payments granted or Restricted Stock or Deferred Stock awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and the Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

   10.11 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

   10.12 Governing Law. This Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Texas without regard to conflicts of laws thereof.

                                     * * *

   I hereby certify that the foregoing Plan, as amended and restated, was duly
adopted by the Board of Directors of Tuboscope Inc. on April   , 2000 and was
approved by the requisite number of votes by the stockholders of Tuboscope Inc.
on May   , 2000.

   Executed on this            day of           , 2000.

                                          _____________________________________
                                          James F. Maroney, III
                                          Vice President, Secretary
                                          and General Counsel

                                     VII-18

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Provisions of Delaware Law

   Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its stockholders for monetary damages for violations of a director's fiduciary duty of care. Such a provision would have no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

   Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in any action, suit or proceeding or in defense of any claim, issue or matter therein.

   Indemnification can be made by the corporation only upon a determination that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Delaware General Corporation Law. The indemnification provided by the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   Tuboscope's Certificate of Incorporation and Bylaws

   The Tuboscope's Certificate of Incorporation limits the directors' liability for monetary damages to Tuboscope and its stockholders for breaches of fiduciary duty, except under the circumstances outlined in Section 102(b)(7) of the Delaware General Corporation Law as described above under "--Provisions of Delaware Law."

   Tuboscope's bylaws extend indemnification rights to the fullest extent authorized by the Delaware General Corporation Law to directors and officers involved in any action, suit or proceeding where the basis of such involvement is such persons' alleged action in an official capacity or in another capacity while serving as a director or officer of Tuboscope. Tuboscope's bylaws also permit Tuboscope to maintain insurance to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss incurred as a result of any action, suit or proceeding whether or not Tuboscope would have the power to indemnify such person under the Delaware General Corporation Law.

Item 21. Exhibits and Financial Statement Schedules.

  (a) See Exhibit Index.

  (b) All financial statement schedules of Tuboscope and Varco which are required to be included herein are included in each of Tuboscope's and Varco's annual report on Form 10-K for the fiscal year ended December 31, 1998, which are incorporated herein by reference.

  (c) See Exhibit Index.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters in addition to the information called for by the other items of the applicable form.

   (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 11th day of April, 2000.

                                        TUBOSCOPE INC.

                                        By: /s/ James F. Maroney, III
                                           ------------------------------------
                                           James F. Maroney, III
                                           Vice President, Secretary and
                                           General Counsel

                               POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints James F. Maroney, III and Joseph C. Winkler, or any one of them, his attorneys-in-fact and agents, each with full powers of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of Tuboscope common stock under the Securities and Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                            Title                       Date
        ----------                            -----                       ----
    /s/ L.E. Simmons         Chairman of the Board                   April 11, 2000
 __________________________
        L.E. Simmons
  /s/ John F. Lauletta       Director, President and Chief Executive April 11, 2000
 __________________________  Officer (Principal Executive Officer)
      John F. Lauletta
 /s/ Joseph C. Winkler       Executive Vice President, Chief         April 11, 2000
 __________________________  Financial Officer and Treasurer
     Joseph C. Winkler       (Principal Financial and Accounting
                             Officer)
  /s/ Jerome R. Baier        Director                                April 11, 2000
 __________________________
      Jerome R. Baier
  /s/ Eric L. Mattson        Director                                April 11, 2000
 __________________________
      Eric L. Mattson
 /s/ Jeffery A. Smisek       Director                                April 11, 2000
 __________________________
     Jeffery A. Smisek
 /s/ Douglas E. Swanson      Director                                April 11, 2000
 __________________________
     Douglas E. Swanson

                                 EXHIBIT INDEX

 Exhibit
   No.   Description                                                  Note No.
 ------- -----------                                                  ---------
 2.1     Agreement and Plan of Merger dated as of March 22, 2000,     (Note 25)
         by and among Varco International, Inc., a California
         corporation, and Tuboscope Inc., a Delaware corporation
 3.1     Second Amended and Restated bylaws.                          (Note 24)
 3.2     Second Restated Certificate of Incorporation, dated May      (Note 24)
         13, 1999.
 4.1     Registration Rights Agreement dated May 13, 1988 among the   (Note 1)
         Tuboscope, Brentwood Associates, Hub Associates IV, L.P.
         and the investors listed therein.
 4.2     Purchase Agreement dated as of October 1, 1991 between the   (Note 3)
         Tuboscope and Baker Hughes Incorporated regarding certain
         registration rights.
 4.3     Exchange Agreement, dated as of January 3, 1996, among the   (Note 11)
         Tuboscope and Baker Hughes Incorporated.
 4.4     Registration Rights Agreement dated April 24, 1996 among     (Note 15)
         the Tuboscope, SCF III, L.P., D.O.S. Partners L.P.,
         Panmell (Holdings), Ltd. and Zink Industries Limited.
 4.5     Registration Rights Agreement dated March 7, 1997 among      (Note 16)
         the Tuboscope and certain stockholders of Fiber Glass
         Systems, Inc.
 4.6     Warrant for the Purchase of Shares of Common Stock           (Note 15)
         Expiring December 31, 2000 between the Tuboscope and SCF
         III, L.P. regarding 2,533,000 shares, dated
         January 3, 1996
 4.7     Warrant for the Purchase of Shares of Common stock           (Note 11)
         expiring December 31, 2000 between the Tuboscope and Baker
         Hughes Incorporated regarding 1,250,000 shares, dated
         January 3, 1996.
 4.8     Indenture, dated as February 25, 1998, between the           (Note 19)
         Tuboscope, the Guarantors named therein and The Bank of
         New York Trust Tuboscope of Florida as trustee, relating
         to $100,000,000 aggregate principal amount of 7 1/2%
         Senior Notes due 2008 Specimen Certificate of 7 1/2%
         Senior Notes due 2008 (the "Private Notes"); and Specimen
         Certificate at 7 1/2% Senior Notes due 2008 (the "Exchange
         Notes").
 5.1     Opinion of Latham & Watkins as to the legality of the
         securities to be issued.
 8.1     Opinion of Pircher, Nichols & Meeks as to certain United
         Stated federal income tax consequences of the merger.
 10.1    Amended and Restated Secured Credit Agreement, dated as of   (Note 19)
         February 9, 1998, between Tuboscope Inc., and Chase Bank
         of Texas, National Association, ABN Amro Bank N.V.,
         Houston Agency, and the other Lenders Party Thereto, and
         ABN Amro Bank N.V., Houston Agency as Administrative Agent
         (includes form of Guarantee).
 10.1.1  Form of Amendment No. 1 to Amended and Restated Secured      (Note 21)
         Credit Agreement dated as of March 29, 1999.
 10.1.2  Form of Reaffirmation of Guarantee relating to Amended and   (Note 21)
         Restated Secured Credit Agreement dated as of March 29,
         1999.
 10.2    Deferred Compensation Plan dated November 14, 1994;          (Note 20)
         Amendment thereto dated May 11, 1998.
 10.3    Employee Qualified Stock Purchase Plan; and First            (Note 6)
         Amendment to Employee Qualified Stock Purchase Plan dated
         March 10, 1994.
 10.4.   Amended 1996 Equity Participation Plan                       (Note 23)
 10.4.1  Form of Non-qualified Stock Option Agreement for Employees   (Note 13)
         and Consultants; Form of Non-qualified Stock Option
         Agreement for Independent Directors.

 Exhibit
   No.   Description                                                  Note No.
 ------- -----------                                                  ---------
 10.5    DOS Ltd. 1993 Stock Option Plan; Form of D.O.S. Ltd. Non     (Note 14)
         Statutory Stock Option Agreement.
 10.6    Amended and Restated Stock Option Plan for Key Employees     (Note 4)
         of Tuboscope Vetco International Corporation; Form of
         Revised Incentive Stock Option Agreement; and Form of
         Revised Non-Qualified Stock Option Agreement.
 10.7    Stock Option Plan for Non-Employee Directors; Amendment to   (Note 5)
         Stock Option Plan for Non-Employee Directors; and Form of
         Stock Option Agreement.
 10.8    Master Leasing Agreement, dated December 18, 1995 between    (Note 11)
         the Tuboscope and Heller Financial Leasing, Inc.
 10.9    Tuboscope Stock Option Agreement dated as of March 22,       (Note 25)
         2000, by and between Tuboscope Inc., a Delaware
         corporation, and Varco International, Inc., a California
         corporation.
 10.10   Varco Stock Option Agreement dated as of March 22, 2000,     (Note 25)
         by and between Varco International, Inc., a California
         corporation, and Tuboscope Inc., a Delaware corporation
 10.11   Form of Executive Agreement of certain members of senior
         management
 10.11.1 Form of First Amendment to Execute Agreements
 10.12   Executive Agreement of John F. Lauletta
 10.13   Executive Agreement of Joseph C. Winkler
 10.14   Form of Indemnity Agreement
 23.1    Consent of Latham & Watkins (included as part of Exhibit
         5.1)
 23.2    Consent of Pircher, Nichols & Meeks (included as part of
         Exhibit 8.1)
 23.3    Consent of Ernst & Young LLP
 23.4    Consent of Ernst & Young LLP
 24.1    Power of Attorney (included on signature page)
 99.1    Form of Proxy to be mailed to Tuboscope stockholders
 99.2    Form of Proxy to be mailed to Varco shareholders
 99.3    Consent of Credit Suisse First Boston Corporation
 99.4    Consent of J.P. Morgan Securities Inc. (included in Annex
         II to the proxy statement/prospectus which forms a part of this Registration Statement)
--------
 Note 1  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-1 (No.33-31102).
 Note 2  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-1 (No.33-33248).
 Note 3  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-1 (No.33-43525).
 Note 4  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-8 (No.33-72150).
 Note 5  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-8 (No.33-72072).
 Note 6  Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-8 (No.33-54337).
 Note 7  Incorporated by reference to the Tuboscope's Annual Report on Form 10-K for the fiscal year ended December 31, 1990.
 Note 8  Incorporated by reference to the Tuboscope's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.
 Note 9  Incorporated by reference to the Tuboscope's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.
 Note 10 Incorporated by reference to the Tuboscope's Proxy
         Statement for the 1994 Annual Meeting of Stockholders.

 Note 11 Incorporated by reference to the Tuboscope's Annual Report on
         Form 10-K for the fiscal year ended December 31, 1995.
 Note 12 Incorporated by reference to the Tuboscope's Annual Report on
         Form 10-K for the fiscal year Ended December 31, 1997.
 Note 13 Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-8 (No. 333-05233).
 Note 14 Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-8 (No. 333-05237).
 Note 15 Incorporated by reference to the Tuboscope's Current Report on
         Form 8-K filed on January 16, 1996.
 Note 16 Incorporated by reference to the Tuboscope's Current Report on
         8-K Filed on
         March 19, 1997, as amended by Amendment No. 1 filed on May 7,
         1997.
 Note 17 Incorporated by reference to Appendix E in the Tuboscope's
         Registration Statement on Form S-4 (No. 333-01869).
 Note 18 Incorporated by reference to the Tuboscope's Proxy Statement for the 1997 Annual Meeting of Stockholders.
 Note 19 Incorporated by reference to the Tuboscope's Registration
         Statement on Form S-4 (No. 333-51115).
 Note 20 Incorporated by reference to the Tuboscope's Quarterly Report on
         Form 10-Q for the quarter ended June 30, 1998.
 Note 21 Incorporated by reference to the Tuboscope's Annual Report on
         Form 10-K for the fiscal year ended December 31, 1998.
 Note 22 Incorporated by reference to the Tuboscope's Current Report on
         Form 8-K filed on June 29, 1999.
 Note 23 Incorporated by reference to the Tuboscope's Proxy Statement for the 1999 Annual Meeting of Stockholders.
 Note 24 Incorporated by reference to the Tuboscope's Annual Report on
         Form 10-K for the fiscal year December 31, 1999
 Note 25 Incorporated by reference to the Tuboscope's Current Report on
         Form 8-K filed on March 23, 2000.